                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement                         [ ] Confidential, for
                                                            Use of the
                                                            Commission Only (as
                                                            permitted by Rule
                                                            14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $414,810,000
         *

          * The filing fee is calculated by multiplying 1/50 of 1% by the book value, as of September 30, 2000 (the latest practicable date before the date of this filing), of the business being acquired plus the net amount of debt, as of September 30, 2000, of the business being acquired that will be eliminated as of the time of the acquisition.

     (4) Proposed maximum aggregate value of transaction: $414,810,000 *

     (5) Total fee paid: $82,962 *

[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                          [Universal Compression logo]

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                              4440 Brittmoore Road
                              Houston, Texas 77041
                                                                     ,

Dear Shareholder:

     We cordially invite you to attend an important special meeting of the shareholders of Universal Compression Holdings, Inc., to be held on
          ,           at           a.m., local time, at           .

     Attached is the Notice of Meeting and the Proxy Statement, which describes in detail the matters that you will be asked to vote on. At the special meeting, you will be asked to vote on a proposal to issue 13,750,000 shares of our common stock to WEUS Holding, Inc., a wholly owned subsidiary of Weatherford International, Inc., in connection with our acquisition of Weatherford Global Compression Services, L.P., a joint venture formed by Weatherford and General Electric Capital Corporation, and certain related entities. Immediately prior to the merger, Enterra Compression Company, a wholly owned subsidiary of WEUS and the owner of Weatherford's interest in the joint venture, will acquire GE Capital's interest in the joint venture. Enterra will then merge with and into Universal Compression, Inc., a wholly owned subsidiary of Universal Compression Holdings, Inc. As a result of the merger, we will acquire, through Universal Compression, Inc., our operating subsidiary, 100% of Weatherford Global, and WEUS will own approximately 48% of our common stock, subject to a voting agreement described in the Proxy Statement.

     You will also be asked to approve an amendment to Universal's Incentive Stock Option Plan to increase the number of shares of common stock authorized for issuance under the Plan, which will include a sufficient amount of shares to cover options to be issued to new Universal employees as a result of the merger.

     Our board of directors has carefully considered the terms and conditions of the proposed merger and has unanimously determined that the merger is fair to and in the best interest of our shareholders. Our board has unanimously approved the issuance of the 13,750,000 additional shares to WEUS and the amendment to increase the shares available for issuance under our Incentive Stock Option Plan. The merger is subject to a number of conditions, including regulatory approvals and approval by our shareholders of the share issuance.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED ISSUANCE OF 13,750,000 SHARES OF OUR COMMON STOCK IN THE MERGER AND FOR THE PROPOSED AMENDMENT TO OUR INCENTIVE STOCK OPTION PLAN.

     The Proxy Statement contains additional information regarding the proposed merger and related issuance of shares and their effects on Universal. I encourage you to read this document carefully.

     It is important that your shares be represented at the special meeting, either in person or by proxy. Please take the time to vote and complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope or follow the telephone or Internet voting instructions set forth on the proxy card. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. We appreciate your cooperation.

                                            Stephen A. Snider
                                            President and Chief Executive
                                            Officer

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                              4440 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON                     ,

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Universal
Compression Holdings, Inc. will be held on                     ,           , at
          a.m., at           , for the following purposes:

          (1) To approve the issuance of 13,750,000 shares of our common stock to WEUS Holding, Inc. in connection with our acquisition of Weatherford Global Compression Services, L.P. and certain related entities by way of a merger of Enterra Compression Company, a wholly owned subsidiary of WEUS, with and into Universal Compression, Inc., our wholly owned subsidiary;

          (2) To approve an amendment to our Incentive Stock Option Plan to increase the number of shares of our common stock authorized for issuance under the Plan from 1,912,421 shares to 3,012,421 shares which will include a sufficient number to cover new employees of Universal as a result of the merger; and

          (3) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The merger cannot be consummated unless the issuance of shares in the merger is approved by our shareholders. The approval of the issuance of shares to WEUS in the merger and the approval of the amendment to our Incentive Stock Option Plan require the affirmative vote of a majority of the votes cast, provided that at least a majority of the shares entitled to vote at the special meeting cast a vote.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSED ISSUANCE OF OUR SHARES IN THE MERGER AND THE PROPOSED AMENDMENT TO OUR INCENTIVE STOCK OPTION PLAN. FOR A DETAILED DESCRIPTION OF THE PROPOSALS, PLEASE READ THE ACCOMPANYING PROXY STATEMENT.

     Only holders of record of our common stock as of the close of business on
          ,        are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be available at the Special Meeting for examination by any shareholder, or his or her agent or attorney.

     Your attention is directed to the proxy statement and the other documents submitted with this Notice.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Stephen A. Snider
                                            President and Chief Executive
                                            Officer

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE SUCH PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ACCOMPANYING DOCUMENT. YOU MAY ALSO VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

     This notice and the proxy statement are dated                     ,
          . We are first mailing these documents to our shareholders on
                    ,           .

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers about the Merger......................     1
Summary.....................................................     3
  The Companies.............................................     3
  The Universal Special Meeting.............................     4
     Record Date; Voting Power..............................     4
     Vote Required..........................................     4
     Proxies................................................     5
     Castle Harlan Stockholders' Agreement..................     5
     Share Ownership of Management and Directors............     5
     Reasons for the Merger.................................     5
     Recommendation of Universal's Board of Directors.......     5
     Opinion of Universal's Financial Advisor...............     5
The Merger..................................................     6
  Conditions to the Merger..................................     6
  Our Board of Directors and Management Following the
     Merger.................................................     6
  Interests of Certain Persons in the Merger................     6
  Required Regulatory Filings and Approvals.................     7
  Certain U.S. Federal Income Tax Consequences of the
     Merger.................................................     7
  No Appraisal Rights.......................................     7
  Accounting Treatment......................................     7
  Termination of the Merger Agreement.......................     7
  Related Agreements........................................     8
     Stockholders' Agreement................................     8
     Registration Rights Agreement..........................     8
     Voting Agreement.......................................     8
     Transitional Services Agreement........................     8
  Per Share Market Price Information........................     8
Selected Historical Consolidated Financial Data of Universal
  Compression Holdings, Inc. and Subsidiaries...............    10
Selected Historical Combined and Consolidated Financial Data
  of Enterra Compression Company............................    14
Selected Unaudited Pro Forma Combined Condensed Financial
  Information of Universal Compression Holdings, Inc........    16
Risk Factors................................................    17
Cautionary Statement Concerning Forward-Looking
  Information...............................................    21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Universal....................    23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Enterra......................    32
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................    42
The Special Meeting.........................................    50
The Merger..................................................    53
  Background of the Merger..................................    53
  Universal's Reasons for the Merger; Recommendation of
     Universal's Board of Directors.........................    54
  Opinion of Universal's Financial Advisor..................    56
  Analysis of Merrill Lynch.................................    57
  Merrill Lynch Financial Advisor Fee.......................    60
  Certain U.S. Federal Income Tax Consequences of the
     Merger.................................................    60
  Required Regulatory Filings and Approvals.................    60
  Restricted Shares.........................................    61
  Our Board of Directors and Management Following the
     Merger.................................................    61
  Interests of Certain Persons in the Merger................    61
  Option Grants to Weatherford Global Employees.............    62
  No Appraisal Rights.......................................    62

                                                              PAGE
                                                              ----
  Accounting Treatment......................................    62
The Merger Agreement........................................    63
  Structure of the Merger...................................    63
  Consideration for the Merger..............................    63
  Representations and Warranties............................    63
  Conduct of Business Prior to the Merger...................    65
  Certain Pre-Closing Transfers.............................    65
  Related Agreements........................................    65
  Restricted Shares of Universal Common Stock...............    66
  Conditions to the Merger..................................    66
  Termination Rights........................................    67
  Termination Fee...........................................    68
  Indemnification Rights....................................    68
  Amendment and Waiver......................................    68
Related Agreements..........................................    70
  Stockholders' Agreement...................................    70
  Registration Rights Agreement.............................    70
  Voting Agreement..........................................    71
  Transitional Services Agreement...........................    71
Market Price and Dividend Information.......................    72
  Historical Market Price Data..............................    72
  Dividend Information......................................    72
Business of Universal.......................................    73
  Background................................................    73
  Overview..................................................    73
  Our Growth Strategy.......................................    74
  Industry..................................................    76
  Operations................................................    78
  Backlog...................................................    82
  Geographic Segments.......................................    82
  Employees.................................................    82
  Competition...............................................    82
  Governmental Regulation...................................    83
  Markets and Customers.....................................    84
  Legal Proceedings.........................................    84
Business of Weatherford Global..............................    85
  Background................................................    85
  Overview..................................................    85
  Operations................................................    86
  Facilities................................................    86
  Capital Expenditures......................................    86
  Markets and Customers.....................................    87
  Backlog...................................................    87
  Competition...............................................    87
  Employees.................................................    87
  Federal Regulation and Environmental Matters..............    88
  Legal Proceedings.........................................    88
Amendment to Universal's Incentive Stock Option Plan........    89
  Proposed Amendment........................................    89
  Description of Amendment..................................    89
  Board Recommendation......................................    89
Executive Compensation......................................    90
  Employment Agreements.....................................    92
  Change of Control Agreements..............................    92

                                                              PAGE
                                                              ----
  Incentive Stock Option Plan...............................    92
  Employee Stock Ownership..................................    95
  Compensation of Directors.................................    95
  Indemnification of Officers and Directors.................    95
  Compensation Committee Interlocks and Insider
     Participation..........................................    95
Security Ownership of Management and Certain Beneficial
  Owners....................................................    96
Shareholder Proposals.......................................    98
Where You Can Find More Information.........................    98
Index to Financial Statements...............................   100

ANNEXES:

Agreement and Plan of Merger dated October 23, 2000.........   A-1
Opinion of Merrill Lynch & Company dated October 23, 2000...   B-1
Stockholders' Agreement dated October 23, 2000..............   C-1
Form of Registration Rights Agreement.......................   D-1
Form of Voting Agreement....................................   E-1
Form of Amendment No. 3 to Universal's Incentive Stock
  Option Plan...............................................   F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT IS THE MERGER?

A: We have entered into an agreement to acquire Weatherford Global Compression Services, L.P., a joint venture between Weatherford International, Inc. and General Electric Capital Corporation, and certain related entities, which currently comprise the second largest compression services company in terms of horsepower. To complete the acquisition, Enterra Compression Company, a wholly owned subsidiary of Weatherford International, Inc., will merge with and into Universal Compression, Inc., our wholly owned subsidiary. As a result of the merger, 13,750,000 shares of our common stock will be issued to WEUS, the sole shareholder of Enterra, and we will become the owner of Weatherford Global and certain related entities. For a more complete description of the merger, see "The Merger Agreement -- Structure of the Merger" on page 63.

Q:    WHY IS UNIVERSAL PROPOSING THE MERGER?

A: The acquisition of Weatherford Global will significantly increase our size, providing us with a stronger asset base to better serve customers. We believe this will give us a competitive advantage and increase our opportunities to grow.

Q:    WHAT WILL UNIVERSAL RECEIVE IN THE MERGER?

A: In the merger, Enterra will merge into Universal Compression, Inc., our operating subsidiary, and thereby give us ownership of Weatherford Global and certain related entities. Immediately prior to the merger, Weatherford, through Enterra, will purchase all of GE Capital's interest in Weatherford Global so that, upon consummation of the merger, we will receive 100% ownership of Weatherford Global and the related entities. Prior to the merger, Enterra will transfer to other Weatherford entities approximately $40 million of assets consisting of $30 million of compression assets relating to its recently acquired Singapore-based operations and $10 million in accounts receivable.

Q:    WHAT WILL UNIVERSAL'S BUSINESS LOOK LIKE AFTER THE MERGER?

A: Following the merger, we will be the second largest provider of gas compression services in terms of horsepower. The combined company will have a fleet of approximately 7,000 units comprising approximately 1.8 million horsepower, and will operate in a number of key international regions, including Canada, Asia, Australia, Mexico and elsewhere in Latin America. We expect that the combined company will be stronger and better positioned to meet the increasing compression needs of our customers.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible, and hope to complete the merger by the end of December 2000 or in the first quarter of 2001.

Q:    WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to approve the issuance of 13,750,000 shares of our common stock to WEUS in the merger and to approve an increase in the number of shares of our common stock authorized for issuance under our Incentive Stock Option Plan, which will include a sufficient amount of shares to cover options to be issued to the new employees we will receive in the merger. Approval of the share issuance to WEUS and the amendment to our Incentive Stock Option Plan each require the affirmative vote of a majority of the votes cast, provided that at least a majority of the shares entitled to vote at the special meeting cast a vote.

Q:    WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting. If you are a shareholder of record,
      you may also vote via telephone by calling toll-free (   )    -     or via
      the Internet by logging on http://www.               . If you hold your
      shares through a bank, broker or other holder of record, there may be different telephone and Internet voting instructions on your proxy card that you must follow.

      If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposals. If you do not sign and send in your proxy or if you abstain, your proxy will not be voted and it will have no effect on the results of the vote, provided that holders of at least a majority of the shares entitled to vote at the special meeting cast votes.

      The special meeting will take place on                     ,           at
                a.m. at           . You may attend the special meeting and vote
      your shares in person, rather than voting by proxy, telephone or the Internet. In addition, you may withdraw your proxy up to and including the day of the special meeting by following the directions on page 52 and either changing your vote or attending the special meeting and voting in person.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY
      BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of common stock on the proposals only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the proposals, and will have no effect on the result of the vote, provided that holders of at least a majority of the shares entitled to vote at the special meeting cast votes.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY
      SIGNED PROXY CARD?

A: Yes. There are four ways that you may revoke your proxy and change your vote. First, you may send a written notice to our Secretary at our principal executive offices prior to the special meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card to our Secretary prior to the special meeting, at our principal executive offices. Third, you may use the telephone or Internet voting procedures described in the enclosed proxy card. Fourth, you may attend the special meeting and vote in person. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    WHOM SHOULD I CALL WITH MY QUESTIONS?

A: If you would like additional copies of this proxy statement, or if you have questions about the procedures for voting your shares, please contact:

                             Morrow & Company, Inc.
                                 (800) 566-9061

      If you have questions about the merger or the proposals described in this proxy statement, please contact:

                              Mr. Mark L. Carlton
                           Senior Vice President and
                               Co-General Counsel
                      Universal Compression Holdings, Inc.
                                 (713) 335-7000

                                    SUMMARY

     This summary highlights selected information from this proxy statement. This summary may not contain all of the information that is important to you. You should carefully read the entire proxy statement, as well as the additional documents to which we refer you, including the merger agreement and the related agreements, for a more complete understanding of the acquisition of Weatherford Global and the matters that you are being requested to vote on at the special meeting. See "Where You Can Find More Information" (page 98). The terms "Universal," "our company," "we," "us" and "our" when used in this proxy statement refer to Universal Compression Holdings, Inc. and its subsidiaries, including Universal Compression, Inc., as a combined entity, except where it is made clear that such term means only the parent company, and includes its predecessors, including Tidewater Compression Service, Inc. For purposes of this proxy statement, references to the Weatherford Global entities as wholly owned subsidiaries presume that the pre-merger share transfers described in "The Merger Agreement -- Certain Pre-Closing Transfers" (page 65) have been completed.

THE COMPANIES

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                              4440 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041
                                 (713) 335-7000

     Universal is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services and products to the natural gas industry. These services and products are essential to the production, transportation and processing of natural gas by producers, gatherers and pipeline companies. Universal acquired its business in 1998 through the acquisition of Tidewater Compression Service, Inc., which has been in the gas compression services business since 1954. Today, Universal owns one of the largest gas compressor fleets in the United States in terms of horsepower, and has a growing presence in key international markets.

                          UNIVERSAL COMPRESSION, INC.
                              4440 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041
                                 (713) 335-7000

     Universal Compression, Inc. is a wholly owned subsidiary of Universal Compression Holdings, Inc. through which Universal operates its gas compression business.

                        WEATHERFORD INTERNATIONAL, INC.
                          515 POST OAK PARK, SUITE 600
                           HOUSTON, TEXAS 77027-3415
                                 (713) 693-4000

     Weatherford International, Inc. is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

                               WEUS HOLDING, INC.
                          515 POST OAK PARK, SUITE 600
                           HOUSTON, TEXAS 77027-3415
                                 (713) 693-4000

     WEUS Holding, Inc. is a wholly owned subsidiary of Weatherford through which Weatherford owns its interest in Weatherford Global, the compression business that it owns jointly with GE Capital.

                          ENTERRA COMPRESSION COMPANY
                          515 POST OAK PARK, SUITE 600
                           HOUSTON, TEXAS 77027-3415
                                 (713) 693-4000

     Enterra Compression Company is a wholly owned subsidiary of WEUS Holding. Weatherford's compression business is operated through Weatherford Global Compression Services, L.P., a joint venture of Weatherford and GE Capital, and certain related entities. Currently, Enterra indirectly owns 64% of this joint venture, and GE Capital owns the remaining 36%. Immediately prior to the merger, Enterra will purchase GE Capital's 36% interest in Weatherford Global so that, at the time of the merger, Weatherford, through Enterra, will own 100% of Weatherford Global. Weatherford Global is one of the largest providers of natural gas compression products and services in terms of horsepower. The products and services offered by Weatherford Global include:

     - the rental of natural gas compressors;

     - packaging and sales of natural gas compressors;

     - custom-designed compression systems;

     - full service turnkey compression management;

     - maintenance and reconditioning services; and

     - select services such as repair services, offshore platform installation, and management of compression equipment.

     Enterra does not have any assets other than its ownership interests in Weatherford Global, certain related entities and compression assets and certain deferred taxes.

THE UNIVERSAL SPECIAL MEETING (PAGE 50)

     The special meeting will be held at           , at           a.m., local
time, on                     ,           . At the special meeting, our
shareholders will be asked to consider and vote upon a proposal to approve the issuance of 13,750,000 shares of our common stock to WEUS in connection with the merger, and to consider and vote upon a proposal to approve an amendment to our Incentive Stock Option Plan to increase the number of shares of our common stock authorized for issuance under the Plan, which will include a sufficient amount of shares to cover options to be issued to the new employees that we will receive as a result of the merger.

  Record Date; Voting Power (page 50)

     Holders of record of our common stock at the close of business on
                    ,           , the record date, are entitled to notice of and
to vote at the special meeting and any adjournment or postponement thereof. As
of such date, there were           shares of our common stock issued and
outstanding held by approximately holders of record. Holders of record of our common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting.

  Vote Required (page 51)

     Approval by our shareholders of the proposal to approve the issuance of shares to WEUS in the merger and the proposal to amend our Incentive Stock Option Plan to increase the number of shares available under the Plan require the affirmative vote of a majority of the votes cast, provided that at least a majority of the shares entitled to vote at the special meeting cast a vote.

  Proxies (page 51)

     You may use the accompanying proxy or vote via telephone or the Internet if you are unable to attend the Universal special meeting in person, or if you wish to have your shares voted by proxy even if you do attend our special meeting. All shares of our common stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. Proxies received that do not contain voting instructions will be voted in favor of the issuance of shares of our common stock in the merger and in favor of the related amendment to our Incentive Stock Option Plan.

  Castle Harlan Stockholders' Agreement (page 51)

     Concurrently with our execution of the merger agreement, Castle Harlan Partners III, L.P. and its affiliates entered into a Stockholders' Agreement with WEUS and Universal pursuant to which Castle Harlan and its affiliates agreed to vote, subject to certain conditions, all of their shares of our common stock, including shares over which they have voting control and any additional shares that they may acquire, in favor of the issuance of the shares in the merger and related matters. As of the record date, Castle Harlan and its affiliates owned or had the right to vote a total of 5,494,874 shares of our common stock, or approximately 38% of our outstanding shares.

  Share Ownership of Management and Directors (page 51)

     As of the record date, our executive officers and directors, including their affiliates, owned an aggregate of 5,599,974 shares of our common stock, or approximately 38% of our common shares then outstanding. This number includes the 5,494,874 shares that Castle Harlan and its affiliates own or have the right to vote.

     It is currently expected that our directors and executive officers will vote the shares of common stock owned by them FOR the proposal to approve the issuance of common stock in the merger and FOR the related amendment to our Incentive Stock Option Plan.

  Reasons for the Merger (page 54)

     We believe that the merger offers an excellent opportunity to create value for our shareholders by creating a larger company with:

     - the opportunity to realize significant cost savings;

     - increased opportunities for growth, particularly through our complementary domestic operations and Weatherford Global's strong international presence and international operating experience; and

     - lower capital costs as a result of our increased access to capital markets.

  Recommendations of Universal's Board of Directors (pages 51 and 54)

     Our board of directors has unanimously approved and adopted the merger agreement and the related share issuance, as well as the amendment to our Incentive Stock Option Plan. Accordingly, our board unanimously recommends that our shareholders vote FOR the issuance of our common stock in the merger and FOR the proposed amendment to our Incentive Stock Option Plan.

  Opinion of Universal's Financial Advisor (page 56)

     In making the determination to approve the merger, the merger agreement and the related share issuance, our board considered the opinion of Merrill Lynch, our financial advisor, which is attached to this proxy statement as Annex B, that as of October 23, 2000, the merger consideration was fair from a financial point of view to Universal.

THE MERGER

     If all conditions to the merger are satisfied, Enterra will merge with and into Universal Compression, Inc., and Universal Compression, Inc. will be the surviving corporation. As a result of the merger, Universal will acquire the operations of Weatherford Global and certain related entities and assets.

     The merger agreement is attached to this document as Annex A. You are encouraged to read the merger agreement in its entirety. It is the legal document that governs our acquisition of Weatherford Global.

  Conditions to the Merger (page 66)

     The respective obligations of Universal, Weatherford, and the other parties to the merger agreement to complete the merger are subject to the satisfaction of a number of conditions on or before the closing date, including the following:

     - the approval of our shareholders of the issuance of 13,750,000 shares of our common stock to WEUS;

     - the approval for listing of the shares on the NYSE;

     - the average closing price of our common stock for the 20 trading days prior to the date of the merger not being less than $25;

     - the receipt of all necessary governmental consents, including expiration or termination of applicable waiting periods under U.S. and Canadian antitrust laws;

     - the consummation of financing by Universal sufficient to refinance our outstanding indebtedness and that of Weatherford Global;

     - the conditions to Weatherford's acquisition of GE Capital's interest in the joint venture having been satisfied or waived;

     - the truth and correctness of all representations and warranties of, and performance of covenants by, the other party, except to the extent the failure to be true or to be performed would not reasonably be expected to have a material adverse effect on such other party, taken as a whole; and

     - the receipt of opinions of counsel that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

     Either Universal or Weatherford may choose to waive certain conditions to their respective obligations to complete the merger if those conditions have not been satisfied.

  Our Board of Directors and Management Following the Merger (page 61)

     Following the merger, WEUS will have the right to designate three members of our board of directors for so long as WEUS and its affiliates own at least 20% of our outstanding shares of common stock. If such ownership falls below 20%, WEUS may designate only two directors. If WEUS's ownership falls to below 10%, WEUS may no longer designate directors.

     WEUS will become a significant shareholder of Universal as a result of the merger, owning approximately 48% of our outstanding shares of common stock, subject to the restrictions in the voting agreement.

  Interests of Certain Persons in the Merger (page 62)

     Our directors and executive officers do not have any interests in the merger that are different from, or in addition to, the interests of our shareholders generally. As a result of various voting arrangements, Castle Harlan has the right to vote the shares owned by some of our directors and their affiliates. Castle

Harlan has agreed to vote these shares in favor of the issuance of shares in the merger pursuant to the Stockholders' Agreement.

  Required Regulatory Filings and Approvals (page 60)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires Universal and Weatherford to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires a specified waiting period to expire or be terminated before the acquisition can be completed. Even after the waiting period expires or terminates, the Antitrust Division will have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Universal and WEUS filed the antitrust notification and report forms on November 14, 2000. We will have to make similar filings with Canadian authorities.

     We may be required to make additional filings with or obtain additional approvals from regulatory authorities in connection with the acquisition. We cannot predict whether or when we will obtain all required regulatory approvals, the timing of these approvals, or whether any approvals will include adverse conditions that would cause the parties to abandon the merger.

  Certain U.S. Federal Income Tax Consequences of the Merger (page 60)

     The merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. No gain or loss will be recognized by Universal, Enterra, WEUS or our shareholders as a result of the merger if it so qualifies.

  No Appraisal Rights (page 62)

     Under Delaware law, you are not entitled to appraisal rights with respect to the share issuance in connection with the merger.

  Accounting Treatment (page 62)

     The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles, which means that the assets and liabilities of Weatherford Global will be recorded on our books at their fair value, with the excess allocated to goodwill.

  Termination of the Merger Agreement (page 67)

     Universal and WEUS may agree in writing to terminate the merger agreement and abandon the merger at any time prior to completion of the merger. In addition, the merger agreement may be terminated under the circumstances summarized below:

     - by WEUS, if we have materially breached our representations and warranties or materially failed to perform our covenants or agreements and such breach or failure to perform has not been cured within certain time periods prior to the closing;

     - by us, if the Weatherford entities have materially breached their representations and warranties or materially failed to perform their covenants or agreements and such breach or failure to perform has not been cured within certain time periods prior to the closing;

     - by either Universal or WEUS, if our special meeting shall have been held and the required approval of our shareholders shall not have been obtained;

     - by either Universal or WEUS, if all of the conditions to the merger agreement have not been satisfied or waived on or before March 31, 2001, other than as a result of a breach by the terminating party;

     - by either Universal or WEUS, if an order by a federal or state court that would make illegal or otherwise prohibit the consummation of the merger has become final and nonappealable; or

     - by Universal or WEUS, if the conditions relating to the acquisition of GE Capital's interest in Weatherford Global are not satisfied or waived; provided that WEUS may not terminate the merger agreement if WEUS is responsible for the failure to satisfy such conditions.

  Related Agreements:

     Stockholders' Agreement (page 70)

     In order to induce Weatherford to enter into the merger agreement, Castle Harlan and its affiliates have entered into a Stockholders' Agreement with WEUS and us which provides, among other things, that they will, subject to certain limitations, vote their shares, including shares over which they have voting control and any additional shares they may acquire, in favor of the issuance of shares of Universal common stock to WEUS in the merger and against any action or agreement that would interfere with the merger or the related share issuance. As of the record date, Castle Harlan and its affiliates beneficially owned or had the right to vote 5,494,874 shares of our common stock, constituting approximately 38% of our total shares outstanding. The stockholders' agreement is attached to this proxy statement as Annex C.

     Registration Rights Agreement (page 70)

     As a condition to the closing of the merger, Universal and WEUS will enter into a registration rights agreement, a form of which is attached to this proxy statement as Annex D, covering the shares of our stock received by WEUS in the merger. Under the registration rights agreement, WEUS will have the right, on up to three occasions, to cause us to register at our expense its shares of our common stock under the Securities Act of 1933 at any time following the merger by providing a written demand to us, subject to certain minimum dollar values. The registration rights agreement also provides that WEUS will have certain "piggyback" registration rights, or rights to cause us, subject to certain limitations, to include its shares in other registration statements that we may file.

     Voting Agreement (page 71)

     As a condition to the closing of the merger, Universal, Weatherford and WEUS will enter into a voting agreement, a form of which is attached to this proxy statement as Annex E. The voting agreement restricts the ability of WEUS and its affiliates to vote shares of common stock in excess of 33 1/3% of our total outstanding shares until the earlier of two years following the merger or the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock. The excess shares owned by WEUS and its affiliates will be voted in the same proportion as the vote of our shareholders other than WEUS, Castle Harlan and their affiliates.

     Transitional Services Agreement (page 71)

     Concurrently with the closing of the merger, Weatherford and Weatherford Global will enter into a transitional services agreement pursuant to which Weatherford will continue to provide certain administrative services, such as shared corporate office space and general communication and information services, to Weatherford Global for a period of time following the merger. Weatherford Global will pay Weatherford a negotiated fee for the services provided based on the cost of the services.

  Per Share Market Price Information (page 72)

     Our common stock is listed on the New York Stock Exchange under the ticker symbol "UCO." The following table sets forth the closing price per share of our common stock on the NYSE on October 23, 2000, the last trading day before the public announcement of the proposed merger, and

,           , the last trading day for which closing prices were available at the time of printing this proxy statement.

                                                          UNIVERSAL
                                                         COMMON STOCK
                                                         ------------
October 23, 2000.......................................     $26.19
               ,     ..................................     $

     The market price of our common stock will fluctuate prior to the merger. As a result, the value of the shares to be issued to WEUS in the merger will also fluctuate. No assurance can be given as to the future prices or markets for our common stock. You should obtain a current quotation for our common stock.

     Each of Weatherford and Universal has the right to terminate the merger agreement if the average closing price of our common stock for the 20 trading days prior to the date of the merger is less than $25 per share. For information with respect to the high and low sales prices of our common stock, see "Market Price and Dividend Information" on page 72.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
             UNIVERSAL COMPRESSION HOLDINGS, INC. AND SUBSIDIARIES

     The following selected consolidated financial data of Universal should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Universal" and the consolidated financial statements and related notes included elsewhere in this proxy statement. The summary historical financial and operating data for Tidewater Compression as of and for each of the years in the two-year period ended March 31, 1997 and for the period from April 1, 1997 through February 20, 1998 and the summary historical financial data for Universal as of and for the 39-day period ending March 31, 1998 and for the years ended March 31, 1999 and March 31, 2000 have been derived from the respective audited financial statements. Such historical consolidated financial statements, and the reports thereon, are included elsewhere in this proxy statement. The financial information for the six-month period ended September 30, 2000 presented below has been derived from the unaudited consolidated financial statements of Universal. The unaudited six-month data reflects, in our judgment, all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary for a fair presentation of the results for such interim periods. Results of operations for the unaudited six-month period may not be indicative of results to be expected for an entire year of operations.

                                         TIDEWATER COMPRESSION
                                         (PREDECESSOR COMPANY)                        UNIVERSAL
                                  -----------------------------------   -------------------------------------
                                                                        PERIOD FROM
                                                         PERIOD FROM    DECEMBER 12,
                                      YEARS ENDED       APRIL 1, 1997       1997       PRO FORMA
                                       MARCH 31,           THROUGH        THROUGH       THROUGH    YEAR ENDED
                                  -------------------   FEBRUARY 20,    FEBRUARY 20,   MARCH 31,   MARCH 31,
                                    1996       1997         1998          1998(6)       1998(7)       1999
                                  --------   --------   -------------   ------------   ---------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues......................  $110,464   $113,886     $ 95,686       $  13,119     $108,805     $129,498
  Gross margin(1)...............    51,685     48,332       47,752           6,891       58,443       61,887
  Selling, general and
    administrative expenses.....    10,508     11,004        8,669           1,305       13,037       16,863
  Depreciation and
    amortization................    26,997     26,163       23,310           1,560       19,307       19,314
  Operating income(2)...........    14,180     11,165       15,773           4,026       26,099       25,710
  Interest expense..............     3,706         --           --           3,203       32,474       29,313
  Income tax expense
    (benefit)...................     3,745      4,724        6,271             409       (1,888)      (1,031)
  Income (loss) before
    extraordinary items.........     5,972      7,842       10,759             430       (3,214)      (2,361)
  Net income (loss).............     5,972      7,842       10,759             430       (3,214)      (2,361)
  Weighted average common and
    common equivalent shares
    outstanding:
    Basic.......................        --         --           --           2,413        2,413        2,446
    Diluted.....................        --         --           --           2,413        2,413        2,446
  Earnings per share:
    Basic.......................        --         --           --       $    0.18     $  (1.33)    $  (0.97)
    Diluted.....................        --         --           --       $    0.18     $  (1.33)    $  (0.97)
OTHER FINANCIAL DATA:
  EBITDA(3).....................  $ 40,420   $ 38,729     $ 40,340       $   5,930     $ 49,742     $ 48,435
  Acquisitions(4)(5)............        --         --           --         351,872           --           --
  Capital expenditures:
    Expansion...................  $ (2,423)  $(12,464)    $(11,902)      $  (1,820)    $(13,722)    $(63,408)
    Maintenance.................    (3,971)    (4,056)      (5,698)           (218)      (9,716)      (7,626)
    Other.......................     5,124      7,684        3,803        (351,107)    (347,304)       8,038
  Cash flows from (used in):
    Operating activities........  $ 50,810   $ 41,923     $ 33,491       $  (1,005)    $ 22,076     $ 22,793
    Investing activities........    (1,270)    (8,836)     (13,797)       (353,145)    (370,742)     (62,996)
    Financing activities........    49,506    (33,121)     (17,870)        356,532      352,872       40,748

                                                                         UNIVERSAL
                                                              --------------------------------
                                                                                 SIX MONTHS
                                                               YEAR ENDED           ENDED
                                                               MARCH 31,        SEPTEMBER 30,
                                                                  2000              2000
                                                              ------------     ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
INCOME STATEMENT DATA:
  Revenues..................................................    $136,449           $ 73,613
  Gross margin(1)...........................................      68,961             39,481
  Selling, general and administrative expenses..............      16,797              7,224
  Depreciation and amortization.............................      26,006             14,177
  Operating income(2).......................................      26,158             18,080
  Interest expense..........................................      34,327             13,225
  Income tax expense (benefit)..............................      (1,994)            (1,746)
  Income (loss) before extraordinary items..................      (5,982)            (2,911)
  Net income (loss).........................................      (5,982)            (9,175)
  Weighted average common and common equivalent shares
     outstanding:
     Basic..................................................       2,476             11,173
     Diluted................................................       2,476             11,173
  Earnings per share:
     Basic..................................................    $  (2.42)          $  (0.82)
     Diluted................................................    $  (2.42)          $  (0.82)
OTHER FINANCIAL DATA:
  EBITDA(3).................................................    $ 55,557           $ 32,488
  Acquisitions(4)(5)........................................          --            124,852
  Capital expenditures:
     Expansion..............................................    $(49,871)          $(23,258)
     Maintenance............................................      (9,920)            (6,955)
     Other..................................................      (1,312)            13,516
  Cash flows from (used in):
     Operating activities...................................    $ 47,144           $  8,783
     Investing activities...................................     (61,103)           (16,697)
     Financing activities...................................      12,435              8,046

                             TIDEWATER COMPRESSION
                             (PREDECESSOR COMPANY)                     UNIVERSAL
                             ---------------------   ----------------------------------------------
                                AS OF MARCH 31,             AS OF MARCH 31,               AS OF
                             ---------------------   ------------------------------   SEPTEMBER 30,
                               1996        1997        1998       1999       2000         2000
                             ---------   ---------   --------   --------   --------   -------------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital(8).......  $ 16,192    $ 13,953    $ 13,882   $ 23,742   $  7,209     $ 11,324
  Total assets.............   274,312     257,090     380,226    437,991    469,942      539,460
  Total debt(9)............   229,657     194,371     286,862    344,677    377,485      344,019(10)
  Stockholders' equity.....    49,705      57,547      81,680     80,774     74,677      261,678

---------------

 (1) Gross margin is defined as total revenue less (i) rental expense, (ii) cost of sales (exclusive of depreciation and amortization), (iii) gain on asset sales and (iv) interest income.

 (2) Operating income is defined as income before income taxes less gain on asset sales and interest income plus interest expense and operating lease expense.

 (3) EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization. EBITDA represents a measure upon which management assesses financial performance, and certain covenants in our current borrowing arrangements are tied to similar measures. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Additionally, the EBITDA computation used herein may not be comparable to other similarly titled measures of other companies, including Enterra.

 (4) On February 20, 1998, we acquired 100% of the voting securities of Tidewater Compression for approximately $350.0 million. The results of Tidewater Compression's operations have been included in our operations from the date of the acquisition.

 (5) On September 15, 2000, we completed the merger of Gas Compression Services, Inc. into Universal for a combination of approximately $12 million in cash and 1,400,726 shares of our common stock valued at approximately $39 million, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI's customer equipment financing and associated customer notes receivable. The results of GCSI's operations have been included in our operations from the date of the acquisition.

 (6) Represents our historical consolidated financial statements for the period from December 12, 1997 (inception) through March 31, 1998. However, we had no operations until the acquisition of Tidewater Compression on February 20, 1998.

 (7) The pro forma selected financial data for the year ended March 31, 1998 were derived from the unaudited pro forma consolidated financial statements and give effect to the acquisition of Tidewater Compression as if it had occurred on April 1, 1997. The unaudited pro forma consolidated financial statements and other data have been prepared under the purchase method of accounting. Under this method of accounting, based on an allocation of the purchase price of Universal, its identifiable assets and liabilities have been adjusted to their estimated fair values. The unaudited pro forma consolidated financial statements and other data have been prepared based on the foregoing and on certain assumptions described in the notes below:

                                         TIDEWATER                       ACQUISITION     UNIVERSAL PRO
                                       COMPRESSION(A)    UNIVERSAL(B)    ADJUSTMENTS         FORMA
                                       --------------   --------------   -----------     -------------
                                                               (IN THOUSANDS)
Revenues:
  Rentals............................     $71,644          $ 9,060        $     --          $ 80,704
  Sales..............................      19,924            4,037              --            23,961
  Other..............................       3,024               22              --             3,046
  Gain on asset sales................       1,094               --              --             1,094
                                          -------          -------        --------          --------
          Total revenues.............      95,686           13,119              --           108,805
Costs and expenses:
  Rentals............................      31,924            2,804          (3,800)(c)        30,928
  Cost of sales......................      14,753            3,408              --            18,161
  Depreciation and amortization......      23,310            1,560          (5,563)(d)        19,307
  General and administrative.........       8,669            1,305           3,063(e)         13,037
  Interest expense...................          --            3,203          29,271(f)         32,474
                                          -------          -------        --------          --------
                                           78,656           12,280          22,971           113,907
Income (loss) before income taxes....      17,030              839         (22,971)           (5,102)
Income tax expense (benefit).........       6,271              409          (8,568)(g)        (1,888)
                                          -------          -------        --------          --------
          Net income (loss)..........     $10,759          $   430        $(14,403)         $ (3,214)
                                          =======          =======        ========          ========

---------------

(a)  Represents the historical financial statements of Tidewater
     Compression, our predecessor, for the period from April 1, 1997 through February 20, 1998.
(b) Represents our historical consolidated financial statements for the period from December 12, 1997 (inception) through March 31, 1998. However, we had no operations until the acquisition of Tidewater Compression on February 20, 1998.
(c) Reflects the effect of a change in accounting policy for capitalization of major overhauls.

(d) Reflects an adjustment to depreciation expense resulting from the allocation of purchase price and the change in accounting policy referred to in note (c). Depreciation and amortization expense for rental equipment is calculated using a 20% salvage value and an estimated useful life of 15 years. All remaining depreciation for property and equipment is calculated on the straight-line basis with estimated useful lives ranging from two to 25 years. Depreciation for capitalization of overhauls is calculated using a three-year estimated useful life. Goodwill amortization is calculated over an estimated 40-year life.
(e) Reflects the management fee paid to Castle Harlan of $3.0 million and estimated incremental costs associated with being a stand-alone public company. Such stand-alone costs include legal, accounting and personnel costs.
(f) Interest expense adjustments are as follows based on the assumptions described below:

                                                                  FISCAL YEAR 1998
                                                                  ----------------
                                                                   (IN THOUSANDS)
   Revolving credit facility, $35.0 million at 9.75%...........       $ 3,427
   Senior discount notes, $25.0 million at 11.375%, due 2009...         3,313
   Senior discount notes, $152.0 million at 9.875%, due 2008...        16,886
   Term loan credit facility, $75.0 million at 10%.............         7,481
   Commitment fee, $48.0 million at 0.5%.......................           239
                                                                      -------
                                                                       31,346
   Amortization of deferred financing costs....................         1,128
                                                                      -------
             Total interest expense............................       $32,474
                                                                      =======

        Interest on the revolving credit facility and the term loan credit facility is based on LIBOR plus 2.25% and LIBOR plus 2.50%, respectively. The interest rates on the revolving credit facility and the term loan credit facility at March 31, 1998 under an available prime rate option were 9.75% and 10.0%, respectively. Interest on each of the senior discount notes due 2009 (which we redeemed in May 2000) and the senior discount notes due 2008 has been calculated based on the fixed rate of 11.375% and 9.875%, respectively, compounded semiannually on principal plus accumulated interest. A fluctuation of .125% of actual rates related to the revolving credit facility and the term loan credit facility would result in an approximate change of $137,000 in interest expense.

(g) Reflects an adjustment to income tax expense to reflect a tax rate of 37%.

 (8) Working capital is defined as current assets minus current liabilities.

 (9) Includes capital lease obligations.

(10) Includes $139.6 million outstanding under our operating lease facility.

        SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA OF
                          ENTERRA COMPRESSION COMPANY

     The following selected combined and consolidated financial data of Enterra should be read in conjunction with the combined and consolidated financial statements and related notes included elsewhere in this proxy statement. Gas Services International Limited is included in the balance sheet data and results of operations from January 12, 2000, the date it was acquired. The following data also includes other assets that, like GSI, will be excluded from the merger as discussed under "Merger Agreement -- Certain Pre-Closing Transfers" (page
65). The selected historical combined financial information presented below for, and as of the end of, each of the years in the two-year period ended December 31, 1998, and the selected historical consolidated financial information for, and as of the end of, the one-year period ended December 31, 1999, have been derived from the historical combined and consolidated financial statements of Enterra, which have been audited by Arthur Andersen LLP, independent public accountants. Such historical combined and consolidated financial statements, and the report thereon, are included elsewhere in this proxy statement. The selected historical combined financial information for, and as of the end of, each of the years in the two years ended December 31, 1996 are unaudited. The historical financial statements for Weatherford's compression businesses prior to the formation of the joint venture are presented herein on a combined basis because the predecessor Weatherford business was operated as a single entity. The financial statements for, and as of the end of, the one-year period ended December 31, 1999 present the consolidated results of Enterra Compression Company.

     The selected historical consolidated financial information as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and September 30, 2000 presented below has been derived from the unaudited consolidated financial statements of Enterra. The unaudited historical consolidated financial statements as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and September 30, 2000 reflect, in the judgment of Enterra's management, all adjustments necessary for a fair presentation of the results for such interim periods. Results of operations for the unaudited nine-month period ended September 30, 2000 may not be indicative of results to be expected for an entire year of operations.

                                                                                  ENTERRA COMPRESSION COMPANY
                                           WEATHERFORD COMPRESSION            ------------------------------------
                                            (PREDECESSOR COMPANY)
                                   ----------------------------------------
                                           YEAR ENDED DECEMBER 31,              YEAR ENDED        SEPTEMBER 30,
                                   ----------------------------------------    DECEMBER 31,    -------------------
                                    1995       1996       1997       1998        1999(A)       1999(A)      2000
                                   -------   --------   --------   --------   --------------   --------   --------
                                                                   (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues.........................  $94,386   $154,503   $178,896   $181,326      $225,917      $166,464   $193,290
Operating Income.................    7,788      7,833     12,188     17,975        21,574        16,794      3,970
Net Income (Loss)................   (3,176)    (3,127)       752      1,584         4,539         3,070     (1,965)

                                               AS OF DECEMBER 31,                   AS OF           AS OF
                                    -----------------------------------------    DECEMBER 31,   SEPTEMBER 30,
                                      1995       1996       1997       1998        1999(A)          2000
                                    --------   --------   --------   --------    ------------   -------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Total Assets......................  $267,458   $413,071   $441,027   $389,162(b)   $666,030       $704,146
Long-Term Debt....................     5,091      5,061      2,216      1,831         2,157          1,945
Long-Term Payable due to
  Weatherford(c)..................   174,606    180,091    208,594    105,765(b)     99,033        100,751
Minority Interest Liability(d)....        --         --         --         --       197,111        198,508
Equity............................    58,044    185,061    185,010    192,980       217,624        215,472

---------------

(a) On February 2, 1999, Weatherford entered into a joint venture with General Electric Capital Corporation. The contribution of GE Capital's assets was accounted for under the "purchase method" of accounting, and therefore the results of operations are included since the date of formation.

(b) In December, 1998, Enterra entered into a sale and leaseback arrangement in which they sold $119.6 million of compressor units and received cash of $100.0 million and a receivable of $19.6 million. The $100.0 million cash was used to pay down the Long-Term Payable due to Weatherford.

(c) The Long-Term Payable due to Weatherford will be forgiven in connection with the merger.

(d) The Minority Interest Liability to GE Capital will be eliminated as a result of the purchase of GE Capital's interest by Enterra in connection with the merger.

           SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
              INFORMATION OF UNIVERSAL COMPRESSION HOLDINGS, INC.

     The data presented in this table is derived from the Unaudited Pro Forma Combined Condensed Financial Statements and the notes thereto which are included elsewhere in this proxy statement. You should read those sections for a further description of the financial data summarized here. The selected unaudited pro forma statements of operations data for the six months ended September 30, 2000 and the year ended March 31, 2000 is derived from the application of pro forma adjustments to the historical financial statements of Universal to reflect Universal's initial public offering, the merger with Enterra and related transactions as if the transactions had occurred on April 1, 2000 and 1999, respectively. The unaudited pro forma balance sheet data reflects Universal's initial public offering, the merger with Enterra and related transactions as if the transactions had occurred on September 30, 2000. Because the fiscal years of Universal and Enterra differ, Enterra's historical operating results for the year ended March 31, 2000 include its first quarter results of 2000, combined with its results for the nine months ended December 31, 1999. These pro forma adjustments are described in detail in "Unaudited Pro Forma Combined Condensed Financial Information" later in this proxy statement. The pro forma operating results and financial position shown in this table are not necessarily indicative of what Universal's results or financial position would have been had the merger been completed as of the dates reflected or that may be achieved in the future. You should also read Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended, Universal's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and Universal's Current Reports on Form 8-K.

                                                               SIX MONTHS ENDED        YEAR ENDED
                                                              SEPTEMBER 30, 2000     MARCH 31, 2000
                                                              ------------------     --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Data:
  Revenues..................................................       $187,585             $374,212
  Total operating expenses..................................        174,581              332,446
  Income (loss) before income taxes and minority interest...         13,004               41,766
  Income (loss) before extraordinary items..................       $  8,373             $ 24,065
Per Share Data:
  Basic income (loss) before extraordinary items per
     share..................................................       $   0.31             $   0.90
  Shares used in computing basic income (loss) before
     extraordinary items per share..........................         27,089               26,721
  Diluted income (loss) before extraordinary items per
     share..................................................       $   0.31             $   0.88
  Shares used in computing diluted net income (loss) before
     extraordinary items per share..........................         27,254               27,407
                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
Balance Sheet Data at Period End:
  Cash and equivalents......................................       $  5,369
  Total current assets......................................        196,847
  Total current liabilities.................................         80,288
  Total noncurrent liabilities..............................        282,231
  Total stockholders' equity................................       $647,864

     Please see "Unaudited Pro Forma Combined Condensed Financial Information" on pages 42 through 49 for a description of the pro forma adjustments to the historical financial statements of Universal and Enterra showing the effect of the merger.

                                  RISK FACTORS

     In addition to the other information included in this document (including the matters addressed in "Cautionary Statement Regarding Forward-Looking Information" on page 21), you should carefully consider the risk factors described below in determining whether or not to approve the issuance of shares in connection with the merger and the related amendment to our Incentive Stock Option Plan.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE WEATHERFORD GLOBAL INTO OUR BUSINESS FOLLOWING THE MERGER.

     Integration of Weatherford Global's business into ours following the merger will involve a number of potential challenges, including people, systems, processes, administrative functions and corporate cultures. Management issues facing the combined company are likely to be more complex and challenging than those faced by Universal to date. In addition, Weatherford Global has significant foreign operations in areas where we have little or no operating experience. The integration process could divert the attention of our management to the assimilation of the operations and personnel of the acquired business and could have adverse effects on our operating results. Furthermore, if the integration is not successful, we may lose personnel, not be able to retain our customer base to the extent expected and experience increased costs and reduced revenues.

WE MAY NOT ACHIEVE THE COST SAVINGS AND OTHER SYNERGIES WE EXPECT TO RESULT FROM THE MERGER.

     We expect the integration of Weatherford Global into our business following the merger to result in significant cost savings. However, our success in realizing these cost savings, and the timing of this realization, depends on the quality and speed of the integration of our two companies. We may not realize the cost savings that we anticipate from integrating our operations following completion of the merger as quickly or as fully as we expect, if at all, for a number of reasons, including:

     - the large size and broad geographic presence and the resulting complexity of the combined company;

     - our lack of operating experience in several international areas in which Weatherford Global operates;

     - errors in our planning or integration;

     - loss of key personnel;

     - information technology systems failure;

     - unexpected events such as major changes in the markets in which we operate; and

     - costs associated with the merger may exceed our current expectations.

THE VALUE OF OUR SHARES TO BE ISSUED IN THE MERGER WILL FLUCTUATE -- IF OUR STOCK PRICE INCREASES PRIOR TO THE CLOSING OF THE MERGER, THE VALUE OF THE MERGER SHARES WILL INCREASE CORRESPONDINGLY.

     Because the number of shares of our common stock that WEUS will receive in the merger is fixed at 13,750,000, the market value of these shares will depend on the market price of our common stock on the date of the merger. If our stock price increases, the value of the shares we are issuing to WEUS in the merger will correspondingly increase. Since our initial public offering in May 2000, our stock price has been volatile. As a result, the value of the merger shares may be substantially higher at the time of the merger than the value at the time our board of directors approved the merger or the date that we received the fairness opinion from Merrill Lynch.

SUBJECT TO CERTAIN LIMITATIONS, WEUS MAY SELL OUR STOCK AT ANY TIME FOLLOWING THE MERGER. IF WEUS SELLS A SUBSTANTIAL NUMBER OF OUR SHARES WITHIN A SHORT TIME PERIOD, IT COULD CAUSE OUR STOCK PRICE TO DECREASE.

     The shares of our common stock that WEUS will receive upon consummation of the merger are restricted, but WEUS may sell these shares following the merger by registering the shares under the Securities Act or in accordance with Rule 144 under the Securities Act. Concurrently with the closing of the merger, we will enter into a Registration Rights Agreement with WEUS, which will give WEUS the right to require us to register all or a portion of its shares at any time following the merger. The sale of a substantial number of our shares by WEUS or our other shareholders within a short period of time could cause our stock price to decrease, or make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our stock as consideration.

PRIOR TO THE MERGER, CASTLE HARLAN HAS PRACTICAL CONTROL OVER MOST MATTERS REQUIRING APPROVAL OF OUR SHAREHOLDERS.

     Castle Harlan Partners III and its affiliates currently own approximately 22% of our common stock (11% if the proposed merger is consummated). In addition, Castle Harlan is a party to various voting agreements and voting trusts with other shareholders that currently give Castle Harlan control of up to approximately 38% of our voting stock (20% if the merger is consummated). Further, we have agreed to nominate a total of three persons designated by Castle Harlan for election to our board of directors, so long as Castle Harlan and its affiliates beneficially own at least 15% of our outstanding stock (including shares over which it has voting control pursuant to voting agreements and trusts). Currently, John K. Castle and William M. Pruellage are serving as Castle Harlan designees to our board of directors, and Castle Harlan has not designated its third designee. In addition, shares held by Samuel Urcis, one of our directors who is not considered a director designee of Castle Harlan, are subject to a voting trust agreement with Castle Harlan.

     Castle Harlan's significant ownership and control of our stock and board representation give it the ability to exercise substantial influence over our policies, management and affairs, and significant control over corporate actions requiring approval of our shareholders, including the approval of transactions involving a change in control. The interests of Castle Harlan could conflict with the interests of our other shareholders.

     Concurrently with our execution of the merger agreement, Castle Harlan and its affiliates entered into a Stockholders' Agreement pursuant to which they agreed to vote their shares of common stock, including shares over which they have voting control and any additional shares they may acquire, in favor of the issuance of shares to WEUS in the merger, subject to certain limitations. As a result, Castle Harlan's vote will significantly influence the outcome of the proposals described in this proxy statement.

FOLLOWING THE MERGER, WEATHERFORD WILL HAVE SIGNIFICANT CONTROL OVER MATTERS REQUIRING APPROVAL OF OUR SHAREHOLDERS.

     If the merger is consummated, WEUS will own 13,750,000 shares of our common stock, or approximately 48% of our total outstanding shares. Pursuant to the voting agreement to be entered into concurrently with the completion of the merger, WEUS has agreed to limit its voting power to 33 1/3% of our common stock until the earlier of two years from the closing of the merger or the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock. In addition, we have agreed that for so long as WEUS and its affiliates own at least 20% of our outstanding common stock, they will be entitled to designate three persons to serve on our board of directors. If WEUS's ownership falls below 20%, WEUS may designate only two directors. If WEUS's ownership falls below 10%, WEUS will no longer have the right to designate directors to our board. This significant ownership of our stock and board representation will give Weatherford the ability to exercise substantial influence over our policies, management and affairs and significant control over future actions requiring shareholder approval. The interests of WEUS and its affiliates could conflict with the interests of our other shareholders.

     In addition, our board of directors has taken action to approve the issuance of our shares of common stock to WEUS in the merger and certain related matters under Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder," which is any beneficial owner of 15% or more of a corporation's outstanding voting stock, for a period of three years after the interested stockholder achieved that level of ownership, unless (subject to certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. By approving the merger and related transactions for purposes of Section 203, our board has removed a barrier to WEUS or its affiliates engaging in certain transactions with Universal.

WE ARE DEPENDENT ON OUR KEY PERSONNEL.

     We depend on the continuing efforts of our executive officers and senior management. That dependence may be intensified following the merger. We are particularly dependent on Stephen A. Snider, our President and Chief Executive Officer. The departure of any of our key personnel, including Weatherford Global employees who join us as a result of the merger, could have a material adverse effect on our business, operating results and financial condition. In addition, we believe that our success depends on our ability to attract and retain additional qualified employees. If we fail to recruit other skilled personnel, we could be unable to compete effectively.

THE MERGER AGREEMENT MAY BE TERMINATED IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK PRIOR TO THE CONSUMMATION OF THE MERGER IS LESS THAN $25 PER SHARE.

     Weatherford and Universal each have the right to seek to terminate the merger agreement if the average closing price of our common stock on the New York Stock Exchange for the 20 consecutive trading days prior to consummation of the merger is less than $25 per share. Thus, even if all of the other conditions to the merger are satisfied, there can be no assurance that the merger will be consummated. If the average price is below $25 but the parties elect to proceed with the merger, we are not obligated to adjust the number of shares to be issued to WEUS in the merger.

THE COMBINED COMPANY WILL CONTINUE TO HAVE SIGNIFICANT LEVERAGE AND BE VULNERABLE TO INTEREST RATE INCREASES.

     As of September 30, 2000, we had approximately $344.0 million in outstanding indebtedness, and Weatherford Global had approximately $311.0 million in outstanding indebtedness, including, in each case, operating lease obligations. Concurrently with the merger, we will amend or refinance substantially all of this indebtedness. Certain of our outstanding indebtedness and that of Weatherford Global bears interest at floating rates, and we expect that the refinanced indebtedness will also. Changes in economic conditions could result in higher interest and lease payment rates, thereby increasing our interest expense and lease payments and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service our debt, which may affect our ability to make future acquisitions or capital expenditures.

     Substantially all of our assets have been pledged as collateral under our current operating lease facility and our revolving credit facility. We expect that our assets, as well as the assets of Weatherford Global, will continue to be pledged as collateral under our new facility or facilities. In addition, our debt agreements and operating lease facility currently contain, and our new facilities will also contain, covenants that restrict our operations. These covenants place limitations on, among other things, our ability to enter into acquisitions and sales and operating lease transactions, to incur additional indebtedness, to create liens and to pay dividends, and could hinder our flexibility and restrict our ability to take advantage of market opportunities or respond to changing market conditions.

OUR INTERNATIONAL OPERATIONS, WHICH WILL INCREASE AS A RESULT OF THE MERGER, SUBJECT US TO RISKS THAT ARE DIFFICULT TO PREDICT.

     Approximately 10.8% of our revenues during the fiscal year ended March 31, 2000 and 11.0% of our revenues during the six months ended September 30, 2000 were derived from international operations. Excluding certain of its Singapore-based operations, which will not be included in the merger, approximately 25.0% of Weatherford Global's revenues during the fiscal year ended December 31, 1999 and 34.8% of its revenues for the nine months ended September 30, 2000 came from international operations. The merger will significantly increase our international operations and, correspondingly, our exposure to risks from international operations. Further, we have little or no operating experience in certain of the international regions in which Weatherford Global operates, including Canada and Thailand. We intend to continue to expand our business in Latin America and Southeast Asia and, ultimately, other international markets.

     Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which Universal or Weatherford Global operates could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. In addition, the financial condition of foreign customers may not be as strong as that of our current domestic customers.

     Our operations may also be adversely affected by significant fluctuations in the value of the U.S. dollar. This risk may be heightened following the merger as our revenues from international operations increase. Although we attempt to match costs and revenues in terms of local currencies, we anticipate that as we continue our expansion on a global basis, there may be many instances in which costs and revenues will not be matched with respect to currency denomination. As a result, we anticipate that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. While we may use foreign currency forward contracts or other currency hedging mechanisms to minimize our exposure to currency fluctuation, there can be no assurance that hedges will be implemented, or if implemented, will achieve the desired effect. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we conduct business could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

WEATHERFORD WILL CONTINUE TO COMPETE WITH US FOLLOWING THE MERGER.

     Immediately following the merger, Weatherford will continue to compete with us in certain geographic regions, such as the Middle East and Asia-Pacific, including Australia and Thailand. In addition, Weatherford will not be contractually restricted from competing with us in other areas.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS.

     With the exception of historical information, the matters in this proxy statement and those matters incorporated into this document by reference to our SEC filings may include forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found throughout this document and specifically in the material under "Summary," "Risk Factors," "The Merger -- Universal's Reasons for the Merger; Recommendation of Universal's Board of Directors," "Business of Universal," "Business of Weatherford Global," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (of both our company and Enterra). Forward-looking statements represent management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations, and thus from the results discussed in the forward-looking statements. Factors that may cause such differences include those described in "Cautionary Statement Concerning Forward-Looking Information," as well as "Risk Factors," "Business of Universal," "Business of Weatherford Global," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (of both us and Enterra), and in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K on file with the SEC.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Certain matters discussed in this proxy statement are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this proxy statement or incorporated by reference to other documents filed with the SEC by Universal are forward-looking statements. You can identify many of these statements by looking for words such as "believes," "expects," "will," "intends," "projects," "anticipates," "estimates" or similar expressions. Such forward-looking statements include, without limitation, statements regarding:

     - anticipated cost savings and other synergies resulting from the merger;

     - the sufficiency of available cash flows to fund continuing operations;

     - the terms of the new financing arrangements we will enter into in connection with the merger;

     - capital improvements;

     - the expected amount of capital expenditures;

     - our future financial position;

     - growth strategy and projected costs; and

     - plans and objectives of management for future operations.

Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this proxy statement. The risks related to the business of Universal and Weatherford and the risks relating to the merger transaction discussed under "Risk Factors," among others, could cause actual results to differ from those described in, or otherwise projected or implied by, the forward-looking statements.

     Although our management believes the expectations for Universal reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

     - inability to successfully consummate the proposed merger and integrate the business of Weatherford Global and other businesses we have acquired or may acquire in the future;

     - conditions in the oil and gas industry, including the demand for natural gas and impacts from the price of natural gas;

     - competition among the various providers of contract compression services;

     - changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

     - changes in economic or political conditions in the markets in which we operate;

     - introduction of competing technologies by other companies;

     - ability to retain and grow our customer base;

     - regulatory delays or conditions imposed by regulatory bodies in approving the merger;

     - employment workforce factors, including loss of key employees; and

     - liability claims related to the use of our products and services.

     See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of Enterra -- Forward-Looking Statements by Enterra" for additional factors that may affect forward-looking statements made by Enterra.

     All subsequent written and oral forward-looking statements attributable to Universal or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The forward-looking statements included herein are only made as of the date of this proxy statement and we undertake no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF UNIVERSAL

GENERAL

     We were formed in December 1997 to acquire all of the outstanding stock of Tidewater Compression. Upon completion of the acquisition in February 1998, Tidewater Compression became our wholly owned operating subsidiary and changed its name to Universal Compression, Inc. Through this subsidiary, our gas compression service operations date back to 1954.

     During the quarter ended June 30, 2000, we completed an initial public offering of 7,275,000 shares of our common stock (including 275,000 shares of common stock issued pursuant to the underwriters' over-allotment option), which provided us with net proceeds, after deducting underwriting discounts and commissions, of approximately $149.2 million. Concurrently with our initial public offering, we implemented a recapitalization pursuant to which all of our then existing classes of preferred and common stock were converted and split into common stock. Also concurrently with our initial public offering, we entered into a $50 million revolving credit facility and $200 million operating lease facility. We used the proceeds of the offering and the $62.6 million in initial proceeds from the operating lease facility to repay $192.7 million of indebtedness, and the remaining proceeds for working capital and to pay expenses associated with our offering and concurrent financing transactions.

     We are a leading provider of natural gas compressor rental, sales, operations, maintenance and fabrication services to the natural gas industry, with one of the largest gas compressor fleets in the United States, and have a growing presence in key international markets. As of September 30, 2000, we had a broad base of over 750 customers and maintained a fleet of over 3,400 compression rental units. In addition, we own or service under contract a total of approximately 977,000 horsepower. We operate in every significant natural gas producing region in the United States through our 38 compression sales and service locations. As a complement to our rental operations, we design and fabricate compression units for our own fleet as well as for our global customer base.

THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Our total revenues for the three months ended September 30, 2000 increased $3.9 million, or 11%, to $38.9 million compared to $35.0 million for the three months ended September 30, 1999. Rental revenue increased by $5.0 million, or 21%, to $28.7 million during the three months ended September 30, 2000 from $23.7 million during the three months ended September 30, 1999.

     Domestic rental revenue increased by $4.0 million, or 20%, to $24.4 million during the three months ended September 30, 2000 from $20.4 million during the three months ended September 30, 1999. International rental revenue increased by $1.0 million, or 30%, to $4.3 million during the three months ended September 30, 2000 from $3.3 million during the three months ended September 30, 1999. The increase in both domestic and international rental revenue primarily resulted from expansion of our rental fleet. Domestic average rented horsepower for the three months ended September 30, 2000 increased by 24% to approximately 535,000 horsepower from approximately 433,000 horsepower for the three months ended September 30, 1999. In addition, international average rented horsepower for the three months ended September 30, 2000 increased by 31% to approximately 55,000 horsepower from approximately 42,000 horsepower for the three months ended September 30, 1999, primarily through additional service in South America. Our average horsepower utilization rate for the quarter ended September 30, 2000, was approximately 86.2%, up from 79.3% in the same quarter a year ago. At the end of the quarter, we had approximately 810,000 horsepower with another 167,000 horsepower operated and maintained for customers. The horsepower utilization rate at September 30, 2000 was approximately 87.5%. The preceding horsepower and utilization amounts include Gas Compression Services, Inc. for the 15 days from September 15, 2000, the date of the GCSI merger.

     Revenue from fabrication and sales decreased to $10.1 million from $11.3 million, a decrease of 11%. The decline in sales revenue, consisting mostly of equipment fabrication and parts sales, for the second fiscal quarter was due primarily to a slightly lower level of fabrication activity and the sale of a small air compression distributorship. The backlog of fabrication projects at the end of the second fiscal quarter was approximately $26.8 million, compared with a backlog of $5.2 million at the same time a year earlier. From June 30, 2000 to September 30, 2000, backlog has increased $8.4 million.

     Gross Margin. Gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the three months ended September 30, 2000 increased $3.6 million, or 21%, to $20.4 million from gross margin of $16.8 million for the three months ended September 30, 1999. The rental gross margin for the three months ended September 30, 2000 increased $3.6 million, or 24%, to $18.8 million compared to gross margin of $15.2 million for the three months ended September 30, 1999. Gross margin increased primarily as the result of the rental revenue growth discussed above and operating cost improvements realized by rental operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended September 30, 2000 decreased $0.3 million compared to the three months ended September 30, 1999. As a percentage of revenue, selling, general and administrative expenses represented 10% of revenues for the three months ended September 30, 2000 compared to 12% of revenues for the three months ended September 30, 1999. The decrease is primarily due to the elimination of management fees paid as a result of termination of such fees in connection with our initial public offering consummated May 30, 2000. In addition, we have been able to reduce other costs as compared to the same period in the prior year. These reductions have been offset partially by increases in certain expenses related to our operating as a publicly traded company.

     EBITDA for the three months ended September 30, 2000 increased 24% to $16.7 million from $13.5 million for the three months ended September 30, 1999, primarily due to increases in horsepower and utilization of the compression rental fleet in addition to operating cost improvements realized by rental operations and decreased selling, general and administrative expenses, as discussed above. EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of its liquidity. Additionally, the EBITDA computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA represents a measure upon which management assesses financial performance, and certain covenants in our borrowing arrangements will be tied to similar measures. We believe that EBITDA is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the bulk of which are long-lived assets in the compression industry), or what their tax attributes may be.

     Depreciation and Amortization. Depreciation and amortization increased by $0.6 million to $6.7 million during the three months ended September 30, 2000, compared to $6.1 million during the three months ended September 30, 1999. The increase resulted primarily from the expansion of our rental fleet offset partially by the compressor equipment sold and leased back under the new operating lease facility.

     Operating Lease. We incurred leasing expense of $2.0 million during the three months ended September 30, 2000 resulting from the new operating lease facility entered into in May 2000. The outstanding balance under the operating lease facility at September 30, 2000 was $139.6 million.

     Interest Expense. Interest expense decreased $3.3 million to $5.2 million for the three months ended September 30, 2000 from $8.5 million for the three months ended September 30, 1999, primarily as a result of the reduction of debt resulting from our initial public offering and related debt restructuring. The decrease in interest expense was offset partially by increased accretion of discount notes and the assumption of debt related to the GCSI acquisition.

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

     Net Income. We had net income of $1.8 million for the three months ended September 30, 2000 compared to a net loss of $1.6 million for the three months ended September 30, 1999, primarily as a result of an increase in gross margins and interest expense decreasing from $8.5 million to $5.2 million, offset partially by increased depreciation and amortization related to the continued expansion of our assets and leasing expense of $2.0 million resulting from the new operating lease facility.

SIX MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Our total revenues for the six months ended September 30, 2000 increased $4.8 million, or 7%, to $73.6 million compared to $68.8 million for the six months ended September 30, 1999. Rental revenue increased by $8.1 million, or 17%, to $55.0 million during the six months ended September 30, 2000 from $46.9 million during the six months ended September 30, 1999. Domestic rental revenue increased by $6.5 million, or 16%, to $46.6 million during the six months ended September 30, 2000 from $40.1 million during the six months ended September 30, 1999. International rental revenue increased by $1.6 million, or 24%, to $8.4 million during the six months ended September 30, 2000 from $6.8 million during the six months ended September 30, 1999. The increase in both domestic and international rental revenue primarily resulted from expansion of our rental fleet.

     Domestic average rented horsepower for the six months ended September 30, 2000 increased by 22% to approximately 514,000 horsepower from approximately 420,000 horsepower for the six months ended September 30, 1999. In addition, international average rented horsepower for the six months ended September 30, 2000 increased by 32% to approximately 54,000 horsepower from approximately 41,000 horsepower for the six months ended September 30, 1999, primarily through additional service in South America. Our average horsepower utilization rate for the six months ended September 30, 2000, was approximately 85.3%, up from 78.9% in the same period a year ago. At the end of the quarter, we had approximately 810,000 available horsepower with another 167,000 horsepower operated and maintained for customers. The horsepower utilization rate at September 30, 2000 was approximately 87.5%. The preceding horsepower and utilization amounts include GCSI for the 15 days from September 15, 2000, the date of the merger.

     Revenue from fabrication and sales decreased to $18.4 million for the six months ended September 30, 2000 from $21.9 million for the same period a year ago, a decrease of 16%. The decline in sales revenue, consisting mostly of equipment fabrication and parts sales was due primarily to the impact in the prior-year period of an equipment purchase option exercised by a rental customer and the sale of a small air compression distributorship. The backlog of fabrication projects at the end of the second fiscal quarter was approximately $26.8 million, compared with a backlog of $5.2 million at the same time a year earlier. From June 30, 2000 to September 30, 2000, backlog has increased $8.4 million.

     Gross Margin. Gross margin (defined as total revenue less rental expense, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income) for the six months ended September 30, 2000 increased $6.6 million, or 20%, to $39.5 million from gross margin of $32.9 million for the six months ended September 30, 1999. The rental gross margin for the six months ended September 30, 2000 increased $6.3 million, or 21%, to $36.1 million compared to gross margin of $29.8 million for the six months ended September 30,1999. Gross margin increased primarily as the result of the rental revenue growth discussed above and operating cost improvements realized by rental operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended September 30, 2000 decreased $1.4 million compared to the six months ended September 30, 1999. As a percentage of revenue, selling, general and administrative expenses represented 10% of revenues for the six months ended September 30, 2000 compared to 13% of revenues for the six months ended September 30, 1999. The decrease is primarily due to the elimination of management fees as a result of termination of such fees in connection with our initial public offering consummated May 30, 2000. In addition, we have been able to reduce other costs as compared to the same period in the prior

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

year. These reductions have been offset partially by increases in certain expenses related to our operating as a publicly traded company.

     EBITDA for the six months ended September 30, 2000 increased 25% to $32.4 million from $25.9 million for the six months ended September 30, 1999, primarily due to increases in horsepower and utilization of the compression rental fleet in addition to operating cost improvements realized by rental operations and decreased selling, general and administrative expenses, as discussed above. EBITDA is defined as net income plus income taxes, interest expense, leasing expense, management fees, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of its liquidity. Additionally, the EBITDA computation used herein may not be comparable to other similarly titled measures of other companies. EBITDA represents a measure upon which management assesses financial performance, and certain covenants in our borrowing arrangements will be tied to similar measures. We believe that EBITDA is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the bulk of which are long-lived assets in the compression industry), or what their tax attributes may be.

     Non-Recurring Charges. During the quarter ended June 30, 2000, we incurred non-recurring charges of $4.4 million, net of income taxes of $2.7 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with our initial public offering and concurrent financing transactions.

     Depreciation and Amortization. Depreciation and amortization increased by $2.5 million to $14.2 million during the six months ended September 30, 2000, compared to $11.7 million during the six months ended September 30, 1999. The increase resulted primarily from the expansion of our rental fleet offset partially by the compressor equipment sold and leased back under the new operating lease facility.

     Operating Lease. We incurred leasing expense of $2.7 million during the six months ended September 30, 2000 resulting from the new operating lease facility entered into in May 2000. The outstanding balance under the operating lease facility at September 30, 2000 was $139.6 million.

     Interest Expense. Interest expense decreased $3.2 million to $13.2 million for the six months ended September 30, 2000 from $16.4 million for the six months ended September 30, 1999, primarily as a result of the reduction of debt resulting from our initial public offering and related debt restructuring. The decrease in interest expense was offset partially by increased accretion of discount notes and the assumption of debt related to the GCSI acquisition.

     Extraordinary Losses. During the quarter ended June 30, 2000, we incurred extraordinary losses of $6.3 million, net of income taxes of $3.7 million, related to our debt restructuring.

     Net Loss. We had a net loss of $9.2 million for the six months ended September 30, 2000 compared to a net loss of $2.8 million for the six months ended September 30, 1999, primarily as a result of extraordinary losses of $6.3 million, net of income taxes, non-recurring charges of $4.4 million, net of income taxes, increased depreciation and amortization related to the continued expansion of our assets and the factors discussed above. The increase in the net loss was partially offset by increased gross margins, decreased selling, general and administrative expenses and decreased interest expense. Excluding the effect of the non-recurring and extraordinary after-tax charges, we had net income of $1.5 million for the six months ended September 30, 2000.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

     Revenues. Our total revenues for the fiscal year ended March 31, 2000 increased $6.9 million, or 5.3%, to $136.4 million compared to $129.5 million for the fiscal year ended March 31, 1999 due to an increase in rental revenues. Rental revenues increased by $12.7 million, or 14.8%, to $98.3 million during

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

the fiscal year ended March 31, 2000 from $85.6 million during the fiscal year ended March 31, 1999. Domestic rental revenues increased by $4.8 million, or 6.0%, to $83.6 million during the fiscal year ended March 31, 2000 from $78.8 million during the fiscal year ended March 31, 1999. International rental revenues increased by $7.9 million, or 116%, to $14.7 million during the fiscal year ended March 31, 2000 from $6.8 million during the fiscal year ended March 31, 1999. The increase in both domestic and international rental revenues primarily resulted from expansion of our rental fleet. Domestic average rented horsepower for the fiscal year ended March 31, 2000 increased by 11.3% to approximately 444,000 horsepower from approximately 399,000 horsepower for the fiscal year ended March 31, 1999. In addition, international average rented horsepower more than doubled to approximately 45,000 horsepower for the fiscal year ended March 31, 2000 from approximately 20,000 horsepower for the fiscal year ended March 31, 1999, primarily through additional service in Argentina and Colombia. Revenues from fabrication and sales decreased to $38.1 million from $43.6 million, a decrease of 12.6%, due to a lower level of equipment and parts activity.

     Gross Margin. Gross margin before depreciation and amortization for the fiscal year ended March 31, 2000 increased $7.1 million, or 11.5%, to $69.0 million from gross margin of $61.9 million for the fiscal year ended March 31, 1999. The rental gross margin for the fiscal year ended March 31, 2000 increased $8.3 million, or 15.2%, to $62.9 million compared to gross margin of $54.6 million for the fiscal year ended March 31, 1999. Gross margin increased primarily as the result of the revenue growth discussed above while rental margins remained constant at 64% for the fiscal years ended March 31, 2000 and 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the fiscal year ended March 31, 2000 decreased $0.1 million, or 0.5%, to $16.8 million compared to $16.9 million for the fiscal year ended March 31, 1999. As a percentage of revenue, selling, general and administrative expenses represented 12.3% of revenues for the fiscal year ended March 31, 2000 compared to 13.0% of revenues for the fiscal year ended March 31, 1999.

     Interest Expense. Interest expense increased $5.0 million to $34.3 million for the fiscal year ended March 31, 2000 from $29.3 million for the fiscal year ended March 31, 1999, primarily as the result of increased borrowings under the revolving credit facility, increased accretion of discount notes, the financing lease and increased interest rates.

     Net Loss. We had a net loss of $6.0 million for the fiscal year ended March 31, 2000 compared to a net loss of $2.4 million for the fiscal year ended March 31, 1999. This increase in net loss was primarily due to interest expense increasing from $29.3 million to $34.3 million and deprecation and amortization related to the continued expansion of our assets increasing from $19.3 million to $26.0 million, which was offset by an increased income tax benefit and the factors discussed above.

FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO PRO FORMA FISCAL YEAR ENDED MARCH 31, 1998

     The Tidewater Compression acquisition closed on February 20, 1998 and was accounted for under purchase accounting. To provide for a comparison of the two twelve-month periods, actual results for the twelve months ended March 31, 1999 are compared to pro forma results for the Tidewater Compression acquisition for the twelve months ended March 31, 1998.

     Revenues. Revenues for fiscal year 1999 increased $20.7 million, or 19.0%, to $129.5 million compared to revenues of $108.8 million for pro forma fiscal 1998, due to increases in both rental revenues and revenues from fabrication and equipment sales. Rental revenues increased 6.1% to $85.6 million. The increase in rental revenues was principally due to a 10.6% expansion of the rental fleet, which was partially offset by a slight reduction in utilized horsepower and rental pricing. Additionally, we increased the amount of our horsepower rented in international markets by 15.0% through additional service in Latin America. Revenue from fabrication and other sales increased to $43.6 million from $24.0 million, an increase of 81.7%, due to a higher level of fabrication activity and the sale of equipment from the rental fleet to customers who exercised purchase options on equipment previously rented.

     Gross Margin. Gross margin before depreciation and amortization for fiscal 1999 increased $3.5 million, or 6.0%, to $61.9 million from $58.4 million for pro forma fiscal 1998. The rental gross margin for fiscal 1999 increased $4.8 million, or 9.6%, to $54.6 million compared to gross margin of $49.8 million for fiscal 1998. Gross margin increased primarily as the result of revenue growth which was offset by reduced fabrication margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1999 increased $3.8 million, or 29.3%, compared to selling, general and administrative expenses for pro forma fiscal 1998. As a percentage of revenues, selling, general and administrative expenses for fiscal 1999 represented 13.0% of revenues compared to 12.0% of revenues from pro forma fiscal 1998. The increase was primarily due to increased sales and engineering expense in fiscal 1999 as we added the additional personnel necessary to manage and rent a larger rental fleet, and the increase in expense necessary to operate as a stand alone company.

     Net Loss. Primarily as a result of interest expense of $29.3 million related to the indebtedness incurred in the Tidewater Compression acquisition, increased income taxes and the factors discussed above, we generated a net loss for fiscal 1999 of $2.4 million, as compared to net loss of $3.2 million for pro forma fiscal 1998.

EFFECTS OF INFLATION

     In recent years, inflation has been modest and has not had a material impact upon the results of our operations.

LIQUIDITY AND CAPITAL RESOURCES

     In May 2000, concurrently with our initial public offering and together with our operating subsidiary, we entered into a $200 million, five-year operating lease facility arranged by Deutsche Bank Securities Inc. The transaction involves a sale and leaseback of compression equipment to a trust formed by Deutsche Bank AG. Under the operating lease facility, through September 30, 2000, we have sold some of our compression equipment to the trust for approximately $140 million and leased the equipment back for a five-year period. Under the terms of the operating lease facility, we may sell up to an additional $60 million of equipment to the trust from September 30, 2000 through November 2001. The compression equipment sold under the operating lease facility is deployed by us under our normal operating procedures. Additionally, we have the option to repurchase the equipment from the trust at any time. The equipment sold had a book value of approximately $97 million and the equipment sale resulted in a gain of approximately $43 million, which is being deferred until the end of the lease. As of September 30, 2000, the rate for the rental payments under the operating lease facility was approximately 9.5%. Under the operating lease facility, our operating subsidiary is the lessee and we guarantee certain of its obligations thereunder.

     In May 2000, we repaid and terminated our term loan and revolving credit facility and entered into a new $50.0 million secured revolving credit facility which has a five-year term. The revolver bears interest at our option at a base rate or LIBOR plus, in each case, a variable amount depending on our operating results. The revolver is secured by a lien on all of our personal property that is not subject to the operating lease facility. The revolver contains limitations on our ability to enter into acquisition and sales transactions, incur additional indebtedness and place additional liens on our assets. Although we are able to borrow the full amount of the commitment under the revolver, as of September 30, 2000, no amounts were outstanding. Our operating subsidiary, Universal Compression, Inc., is the borrower, and four of its subsidiaries, together with us, are guarantors under the revolver.

     As of September 30, 2000, we had $191.4 million aggregate principal amount outstanding under our 9 7/8% senior discount notes. Pursuant to the indenture governing these notes, consummation of the proposed merger with Weatherford Global gives the holders of these notes the right to require that we redeem those notes at a price equal to 101% of the accreted value (which equals the aggregate principal amount outstanding), plus accrued and unpaid interest to date.

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

     Our cash and cash equivalents balance at September 30, 2000 was $1.5 million, compared to $1.4 million at March 31, 2000. For the six months ended September 30, 2000, we generated cash flow from operations of $8.8 million, received $139.6 million from the sale of compression equipment under the operating lease facility and received $149.2 million from our initial public offering. We primarily used this cash flow to purchase $32.9 million of equipment and inventory for our rental operations and to make net principal payments of $192.7 million on our outstanding debt balances, which included termination of our term loan and credit facility, redemption of all of our 11 3/8% Senior Discount Notes and retirement of a finance lease arrangement, and approximately $77 million for the cash portion and refinancing of assumed debt and other obligations in connection with our acquisition of GCSI.

     We expect to expend approximately $89 million on capital projects during fiscal 2001, excluding acquisitions. We have spent approximately $33 million during the six months ended September 30, 2000. We continue to emphasize our investment in larger horsepower compression rental units and the purchase and leaseback of customer owned equipment. Our other principal uses of cash will be to meet interest and lease payments as well as support changes in our working capital.

     In April 2000, we acquired all of the outstanding stock of Spectrum Rotary Compression Inc. from Energy Spectrum Partners LP in exchange for 287,723 shares of our common stock. Spectrum added approximately 10,700 horsepower to our fleet and provided us with an increased presence in the screw compressor market.

     On September 15, 2000, we completed the merger of Gas Compression Services, Inc., a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into our operating subsidiary for a combination of approximately $12 million in cash, 1,400,726 shares of our common stock and the assumption of approximately $57 million in debt and operating leases of GCSI, as well as $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. The GCSI acquisition has added approximately 138,000 aggregate horsepower to our fleet and provides us with an increased customer base, additional market segments and additional fabrication capabilities. Certain information included in this proxy statement as of September 30, 2000 includes GCSI's operations for 15 days. We expect to add $35 million to $38 million in revenues and approximately $14.5 million per year in EBITDA as a result of the GCSI acquisition.

     We expect to add approximately 40,000 horsepower to our fleet in the current fiscal 2001 third quarter. Such increase includes the 10,000 horsepower to be added for our first compression service project in Mexico, which project will contribute an approximately $4.7 million one time turn key installation payment to us at a modest margin. We also expect to invoice in the current quarter approximately $12 million of our $26.8 million backlog at September 30, 2000.

     The successful completion of our initial public offering of our common stock and financing and operating lease arrangements during the first fiscal quarter improved our financial resources. We anticipate that absent the Weatherford Global acquisition, our internally generated cash flow, including improvement in our working capital position and availability under our revolving credit facility, operating lease facility and permitted international borrowings would be sufficient to fund domestic and international operations, capital projects, and our obligations for fiscal year 2001, excluding acquisitions. However, if the proposed Weatherford Global acquisition is consummated, we expect to refinance our existing indebtedness and operating lease arrangements as well as those of Weatherford Global, as described below.

     On October 24, 2000, we announced the signing of a definitive merger agreement to acquire Weatherford Global as described in this proxy statement. If the merger is consummated, the combined company will be the second largest provider of gas compression services in terms of horsepower. The combined company will have a fleet of approximately 7,000 units comprising approximately
1.8 million horsepower. We expect that the merger will result in pre-tax cost savings of approximately $20 million in our fiscal 2002 through consolidation and streamlining of operations. We may not realize these cost savings as quickly or as fully as we expect, if at all.

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

     If our proposed acquisition of Weatherford Global is consummated, we will refinance our existing indebtedness and operating lease arrangements as well as Weatherford Global's financing arrangements. We are presently negotiating a new $75-$100 million revolving bank credit facility. We are also negotiating a new operating lease facility which, either separately or aggregated with an asset-backed securitization, will provide $500-$600 million of financing for us. It is anticipated that under the new operating lease facility and the asset-backed securitization, we will sell some of our currently owned and hereafter acquired compression equipment to a newly formed business trust, and lease it back from the trust for a specified term. In addition, pursuant to the terms of our indenture, the holders of our 9 7/8% senior notes can require us to redeem their notes as a result of the consummation of the proposed merger. We plan to issue debt securities to finance this redemption.

     There can be no assurance that any or all of the new indebtedness or operating lease arrangements will be obtained or, if obtained, will be on favorable terms.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. We are currently determining the impact of SFAS 133 on our consolidated results of operations and financial position. This statement should have no impact on consolidated cash flows.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After reviewing SAB 101 and its amendment, our management believes that our revenue recognition policy is appropriate and that any possible effects of SAB 101 and its amendment will be immaterial to our results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to some market risk due to the floating interest rate under our revolving credit facility and operating lease facility. The revolving credit facility and operating lease facility have interest and lease payments based on a floating rate (a base rate or LIBOR, at our option, in the case of our revolving credit facility, and LIBOR, in the case of our operating lease facility) plus a variable amount based on operating results. The revolving credit facility and the operating lease facility run through May 2005 and have outstanding principal balances at September 30, 2000 of $0 and $139.6 million, respectively. The LIBOR rate at September 30, 2000 was 6.62%. A 1.0% increase in interest rates could result in a $1.4 million annual increase in interest expense on the existing principal balances.

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

     In order to minimize any significant foreign currency credit risk, we generally contractually require that payment by customers be made in U.S. dollars. If payment is not made in U.S. dollars, we generally utilize the exchange rate into U.S. dollars on the payment date or balance payments in local currency against local expenses.

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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF ENTERRA

GENERAL

     Prior to February 1999, Weatherford conducted its compression services operations through Enterra Compression Company and several domestic and foreign entities. In February 1999, Weatherford and GE Capital formed a joint venture. In connection with the formation, Weatherford and GE Capital each contributed their respective gas compression services businesses to the joint venture, which is operated through Weatherford Global Compression Services, L.P., its direct and indirect subsidiaries, and two Canadian subsidiaries of Enterra. In exchange for the contributions to Weatherford Global, Weatherford received a 64% ownership interest and GE Capital received a 36% interest.

     Enterra Compression Company is a wholly owned subsidiary of WEUS Holding, Inc., which is a wholly owned subsidiary of Weatherford. Through Weatherford Global and its other direct and indirect subsidiaries, Enterra is engaged in the business of renting, selling and servicing natural gas compressor packages used in the oil and gas industry. Factors influencing Enterra's compressor rental operations include the number and age of gas producing wells, the ownership of these properties and natural gas prices and demand.

     On October 24, 2000, Weatherford announced the proposed acquisition of 13,750,000 newly issued shares of common stock (approximately 48%) of Universal in exchange for the merger of Enterra into a subsidiary of Universal. Weatherford will retain approximately $40 million of Enterra's assets, including Singapore-based Gas Services International Limited (including GSI's subsidiaries and their respective branches), Weatherford's Asia-Pacific compressor rental operations (other than operations in Thailand and Australia, which will be included in the merger) and $10 million in accounts receivable, as described in "The Merger Agreement -- Certain Pre-Closing Transfers" (page 65). Weatherford will value the merger based on the price of Universal common stock as of the closing date of the merger. Closing of the merger is conditioned upon the average closing price of Universal's common stock during the 20 consecutive trading days prior to the merger being not less than $25 per share.

     In connection with the merger, Weatherford has entered into an agreement to purchase GE Capital's 36% interest in the Weatherford Global joint venture, as well as GE Capital's interests in related entities, for $206.5 million, subject to the concurrent closing of the merger. The transactions are subject to various conditions. See "The Merger Agreement -- Conditions to the Merger."

RESULTS OF OPERATIONS

     The historical financial statements for Weatherford's compression businesses prior to the formation of the joint venture are presented herein on a combined basis because the predecessor Weatherford business was operated as a single entity. The financial statements for, and as of the end of, the one-year period ended December 31, 1999 present the consolidated results of Enterra Compression Company. The contribution of GE Capital's assets were accounted for under the "purchase" method of accounting and accordingly, the results of operations were included since the date of the formation of the joint venture.

     The following is a discussion of Enterra's results of operations for the nine months ended September 30, 2000 and 1999 and the three years ended December 31, 1999, 1998 and 1997. This discussion should be read in conjunction with Enterra's financial statements and the financial statements of Global Compression Holdings, Inc. and subsidiaries for the period January 1, 1999 through February 2, 1999 and for the two years ended December 31, 1998 and 1997, that are included in this proxy statement. Both this discussion and Enterra's financial statements include the results of operations of Gas Services International, as well as other assets that will not be acquired by Universal in the merger, as more fully described in "The Merger Agreement -- Certain Pre-Closing Transfers" (page 65). These assets and GSI were acquired by Enterra in January 2000. The discussion of Enterra's results and financial condition includes various forward-looking statements about markets, the demand for its products and services and its future results. These statements are based on certain assumptions that Enterra's management considers

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

reasonable. For information about these assumptions, you should refer to the subsection entitled "Forward-Looking Statements by Enterra" on page 40.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     Enterra reported revenues of $193.3 million for the first nine months of 2000 compared to $166.5 million for the same period of 1999. Operating income declined to $4.0 million in the first nine months of 2000 from $16.8 million in the same period of 1999. The decline in operating income for the period was primarily attributable to lower margins on rentals, higher costs related to its reorganization during the first nine months of 2000, higher selling, general and administrative expenses and start-up costs associated with international expansion, including the purchase of Gas Services International Limited, its Singapore-based operations.

     Enterra experienced a decline in profitability during the first nine months of 2000 as it implemented a reorganization of its operations and incurred some start-up costs with the expansion of its operations outside of North America, particularly in Asia-Pacific and the Middle East. With the reorganization substantially complete, Enterra believes it is now positioned for renewed growth in the fourth calendar quarter and into next year. Some benefits from this reorganization and Enterra's international operations were realized during the third quarter of 2000. Enterra management currently expects that the results will continue to improve for the remainder of the year and it will be well positioned for growth next year, as its operations are consolidated with those of Universal.

     The following chart sets forth data regarding Enterra's results for the nine months ended September 30, 2000 and 1999:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PERCENTAGES)
Revenues:
  Rentals...................................................  $ 98,591    $ 87,116
  Equipment Sales...........................................    52,544      45,274
  Parts and Services........................................    42,155      34,074
                                                              --------    --------
          Total Revenues....................................  $193,290    $166,464
Gross Profit: (a)
  Rental....................................................  $ 22,421    $ 31,109
  Equipment Sales...........................................     3,431       2,295
  Parts and Services........................................    10,920      10,094
                                                              --------    --------
          Total Gross Profit................................  $ 36,772    $ 43,498
  Gross Profit %............................................      19.0%       26.1%
  Selling, General and Administrative.......................  $ 32,802    $ 26,704
  Operating Income..........................................     3,970      16,794
  EBITDAR(b)................................................    48,234      49,191
  Minority Interest, Net of Tax.............................      (848)     (3,557)

---------------

(a) Gross profit is defined as revenues less cost of sales, including depreciation expense and lease expense.

(b) EBITDAR is calculated by taking operating income and adding back depreciation, amortization and lease expenses from compressor leases that are subject to sale and leaseback arrangements. EBITDAR is included for informational purposes because this is a financial measure under which the investment community analyzes other publicly traded compression companies. Calculations of EBITDAR should not be viewed as a substitute for calculations under generally accepted accounting principles, in particular cash flows from operations, operating income, income from continuing operations and net income. In addition, EBITDAR calculations by one company may not be comparable to those of another company, including Universal.

  Sales by Geographic Region

     The following chart sets forth information regarding Enterra's sales by geographic region for the nine months ended September 30, 2000 and 1999:

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
REGION:
U.S. .......................................................    57%     77%
Canada......................................................    18      18
Latin America...............................................     9       5
Asia-Pacific and Other......................................    16      --
                                                               ---     ---
          Total.............................................   100%    100%
                                                               ===     ===

     Other material items reflected in Enterra's results for the nine months ended September 30, 2000 as compared to the nine months ended September 30, 1999 were:

     - The increase in revenues reflects $10.5 million in revenues from Enterra's rental contracts with YPF Sociedad Anonima in Argentina and $24.9 million of incremental revenues from its January 2000 acquisition of GSI. All of Enterra's product lines showed improvements in revenues.

     - Gross profit as a percentage of revenues decreased 27.2% due to:

      - lower margins on rental contracts due to pricing pressures, primarily in the United States;

      - higher lease expenses due to an increased number of compressors having been sold and subject to the sale and leaseback arrangements referred to in "Liquidity and Capital Resources" below; and

      - lower parts and services margins due in part to product mix and higher overall parts and service sales as a percentage of total sales.

     - Gross margins, excluding depreciation and compressor lease expenses, for Enterra's U.S. rental fleet were 56.5% for the nine months ended September 30, 2000, compared to 61.6% in the same period of 1999.

     - Horsepower utilization was 80.2% in the nine months ended September 30, 2000, compared to 79.6% in the same period of 1999. The average size of compressors in Enterra's fleet during the first nine months of 2000 was 237 horsepower, with an average rental rate of $14.06 per horsepower, compared to 210 horsepower and $14.19 per horsepower in the comparable period of 1999.

     - Parts and service margins were 25.9% for the nine months ended September 30, 2000 compared to 29.6% in the same period of 1999.

     - The increase in selling, general and administrative expenses reflects costs associated with increased market activity, costs related to the reorganization of Enterra that commenced in the first quarter of 2000 and $1.2 million in additional goodwill amortization and costs associated with new foreign operations, including Latin America and Asia.

     - During the first quarter of 2000, Weatherford Global acquired Singapore-based Gas Services International Limited and began start-up operations in the Middle East. The selling, general and administrative costs associated with GSI for the first nine months of 2000 were approximately $3.5 million, with little profit attributable to that unit due to the start-up nature of operations. GSI, however, commenced operations in Oman in the second quarter of 2000 and has recently commenced a large construction contract. The operations of GSI (excluding those operations in Australia and Thailand) will be retained by Weatherford following the merger.

     - In July 2000, Weatherford Global Compression Services, Ltd., a Canadian subsidiary of Enterra, acquired the Canadian compression parts and services division of Cooper Cameron Limited for approximately $10.8 million in cash.

     - Enterra's effective tax rate for the nine months ended September 30, 2000 was 36.1%, as compared to 45.1% for the same period of 1999, due to the change in the mix between foreign and U.S. tax attributes.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues, margins and operating income in 1999 improved from the prior year primarily due to a better revenue mix and the impact of the Weatherford Global joint venture entered into with GE Capital in February 1999. This joint venture combined Weatherford's compression business with GE Capital's Global Compression Services business to create the second largest natural gas compression fleet in the industry. This joint venture has allowed expansion of Enterra's compression operations into the higher margin, higher horsepower market as well as the growing international markets.

     However, Enterra was affected during the year ended December 31, 1999 with respect to pricing on the lower margin, lower horsepower compressors. Enterra was also affected by costs associated with the integration of the Global Compression business into its business.

     The following chart sets forth additional data regarding Enterra's results for 1999 and 1998:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Revenues....................................................   $225,917     $181,326
Gross Profit................................................     57,515       41,683
Gross Profit %..............................................       25.5%        23.0%
Selling, General and Administrative.........................   $ 35,941     $ 22,208
Operating Income............................................     21,574       17,975(a)
Net Income..................................................      4,539        1,584
EBITDAR.....................................................     66,141       41,231(a)

---------------

(a) Includes non-recurring charges of $1.5 million that relate primarily to the write-down of assets.

  Sales by Geographic Region

     The following chart sets forth information regarding Enterra's sales by geographic region for the year ended December 31, 1999 and 1998.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
REGION:(a)
U.S. .......................................................    75%     73%
Canada......................................................    18      26
Latin America...............................................     7       1
                                                               ---     ---
          Total.............................................   100%    100%
                                                               ===     ===

---------------

(a) Sales are based on the region of origination and do not reflect sales by ultimate destination.

     Material items affecting Enterra's results for 1999 compared to 1998 were as follows:

     - Revenues in 1999 increased 24.6% from 1998 levels due to the formation of the Weatherford Global joint venture in February 1999 and the execution of a compression contract with YPF in Argentina.

     - Gross profit as a percentage of revenues increased from 23.0% in 1998 to 25.5% in 1999. This increase reflected a more favorable product mix following the creation of the Weatherford Global joint venture.

     - Selling, general and administrative costs as a percentage of revenues increased to 15.9% in 1999 from 12.2% in 1998 primarily as a result of costs associated with the integration of the businesses acquired in the Weatherford Global joint venture and the costs associated with Enterra's international expansion.

     - Operating income as a percentage of revenues remained flat year over year as improvements in operating margins were offset by higher administrative costs associated with the integration of the GE Capital businesses.

     - The effective tax rate for 1999 was approximately 45.1%, as compared to 59.1% for 1998. The decrease in the 1999 effective tax rate as compared to 1998 is due in part to lower non-deductible goodwill as a percentage of earnings before tax.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     The following chart sets forth certain data regarding Enterra's results for 1998 and 1997 as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Revenues....................................................   $181,326     $178,896
Gross Profit................................................     41,683       39,009
Gross Profit %..............................................       23.0%        21.8%
Selling, General and Administrative.........................   $ 22,208     $ 26,351
Operating Income............................................     17,975(a)    12,188(b)
Net Income..................................................      1,584          752
EBITDAR.....................................................     41,231(a)    33,854(b)

---------------

(a) Includes non-recurring charges of $1.5 million that relate primarily to the write-down of assets.

(b) Includes $0.5 million of asset impairment charges.

  Sales by Geographic Region

     The following chart sets forth information regarding Enterra's sales by geographic region for the year ended December 31, 1998 and 1997:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
REGION:(a)
U.S. .......................................................    73%     77%
Canada......................................................    26      23
Latin America...............................................     1      --
                                                               ---     ---
          Total.............................................   100%    100%
                                                               ===     ===

---------------

(a) Sales are based on the region of origination and do not reflect sales by ultimate destination.

     Material items affecting the results for 1998 compared to 1997 were:

     - Revenues in 1998 remained constant as compared to 1997.

     - Gross profit as a percentage of revenues increased from 21.8% in 1997 to 23.0% in 1998. This increase reflected an improvement in the design of the compressor packages sold and operational efficiencies.

     - The decrease in selling, general and administrative expenses for 1998 compared to 1997 primarily reflects lower costs of services provided by Enterra's parent.

     - Operating income before charges was $19.5 million in 1998, benefiting from improved margins.

     - The effective tax rate on income for 1998 was approximately 59.1% as compared to 75.8% for 1997. The 1998 and 1997 effective tax rates are high due to non-deductible goodwill as a percentage of earnings before tax.

LIQUIDITY AND CAPITAL RESOURCES

     Enterra's current sources of capital are reserves of cash, cash generated from operations, funds under a sale and leaseback arrangement at the Weatherford Global level, borrowings from Weatherford and borrowings under bank lines of credit. Enterra believes that the current reserves of cash and short-term investments, access to its existing credit lines (which will be refinanced if the proposed merger with Universal is consummated) and internally generated cash from operations are sufficient to finance the projected cash requirements of its current and future operations.

     The following chart contains information regarding Enterra's capital resources and borrowings as of September 30, 2000 and as of December 31, 1999:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                     (IN THOUSANDS)
Cash and Cash Equivalents...................................     $ 8,559        $29,189
Short-Term Borrowings and Current Portion of Long-Term
  Debt......................................................      14,170            982

     The net decrease in its cash and cash equivalents since December 31, 1999 was primarily attributable to the following:

     - Borrowings, net, on long-term debt and short-term facilities of $11.7 million;

     - Borrowings, net, from Weatherford of $2.3 million;

     - Proceeds from the sale and leaseback of compression units of $55.1 million;

     - Capital expenditures of property, plant and equipment of $61.4 million funded in part by sale and leaseback arrangements;

     - Acquisition of new businesses of approximately $33.4 million that were partially funded with the proceeds of the sale and leaseback arrangements noted above; and

     - Cash inflows from operating activities of $1.2 million.

  Financing Arrangements

     Weatherford Global has entered into various sale and leaseback arrangements under which legal title to the compression units are sold to third parties and leased back to Weatherford Global under a five-year operating lease with a market-based repurchase option. These obligations and leases are expected to be refinanced as part of the proposed merger with Universal.

     As of December 31, 1999, Weatherford Global had sold compressors under these arrangements having appraised values, and received cash of, $239.8 million. As of December 31, 1999, the sales resulted in a pre-tax deferred gain of $77.3 million, which may be deferred until the end of the lease term. During the nine months ended September 30, 2000, Weatherford Global sold additional compressors for which it received cash equal to the appraised value of $55.1 million. The sales resulted in an additional pre-tax deferred gain of approximately $15.5 million. Weatherford Global has a right to sell up to an additional $55.1 million of compression units under its existing lease facility.

     Of the proceeds received by Weatherford Global from the sale and leaseback of the compressor units, $100.0 million was distributed to Weatherford in 1998 and $65.4 million was distributed to GE Capital in 1999 as part of the creation of the Weatherford Global joint venture. The remaining proceeds of these sales were utilized by the joint venture for internal corporate purposes and growth. Weatherford has guaranteed certain of the obligations of Weatherford Global with respect to the sale of $200.0 million of the compression units. The remaining sales by Weatherford Global were made on a non-recourse basis to Weatherford with recourse limited solely to the assets of Weatherford Global.

     In July 2000, Weatherford Global put in place a $25.0 million uncommitted line of credit. The interest rate under this line of credit is LIBOR plus 1.75% or another rate of interest mutually agreed upon by Weatherford Global and the lender. As of September 30, 2000, $12.0 million was available under this line of credit.

  Capital Expenditures

     Compression operations are, by their nature, capital intensive and, in order to grow, require substantial investments in compressor units. Enterra's capital expenditures for the nine months ended September 30, 2000 were $61.4 million and primarily related to compressors and related assets for U.S. operations. Depreciation expense during the first nine months of 2000 was $23.2 million. Depreciation expense for the current year is expected to be approximately $30.8 million.

  Acquisitions

     On July 17, 2000, Weatherford Global Compression Services, Ltd., a Canadian subsidiary of Enterra, acquired the Canadian compression parts and services division of Cooper Cameron Limited for approximately $10.8 million in cash. The acquisition expands Enterra's range of capabilities to provide field gas production solutions to the Canadian marketplace.

     On January 12, 2000, Weatherford Global acquired Singapore-based GSI for a total of approximately $20.2 million in cash. The acquisition expanded Enterra's capabilities in the Asia-Pacific and Middle Eastern markets. GSI's main business units include compressor packaging, rental, maintenance and service, and floating production storage and offloading platforms. In addition to Singapore, GSI has service locations in Indonesia and the United Arab Emirates. Weatherford will retain the GSI operations (other than operations in Australia and Thailand) following the proposed merger with Universal.

     In February 1999, Weatherford completed the formation of the Weatherford Global joint venture with GE Capital which combined Weatherford's compression services operations with GE Capital's Global Compression Services operations. The Weatherford Global joint venture is the world's second largest provider of natural gas contract compression services and owns or manages over 4,000 compression units worldwide having more than one million horsepower. Enterra owns 64% of the joint venture and GE Capital owns 36%. In connection with the proposed merger with Universal, Weatherford has entered into an agreement to purchase GE Capital's 36% interest in the joint venture for $206.5 million so that, immediately following the merger, Universal will own 100% of Weatherford Global.

     During the nine months ended September 30, 2000, Enterra also completed several small acquisitions of compression service, packaging and parts distribution companies for total consideration of $7.4 million.

     Enterra's acquisitions during 1999 and 2000 were accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in Enterra's consolidated financial statements since the dates of acquisition. The purchase price is allocated to the net assets acquired based upon the estimated fair market values at the date of acquisition. The balances included in Enterra's Consolidated Balance Sheets related to its current year acquisitions are based upon preliminary information and are subject to change when final asset and liability valuations are obtained.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC released SAB 101, "Revenue Recognition in Financial Statements," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. In March 2000, the SEC issued SAB 101A, which delayed the implementation date of SAB 101 until the second quarter after December 15, 1999 for companies with fiscal years beginning between December 16, 1999 and March 15, 2000. The SEC's issuance of SAB 101B on June 26, 2000 further extends the compliance requirement until the fourth quarter of fiscal years beginning after December 15, 1999, with an effective date of January 1, 2000. Enterra has reviewed its revenue recognition policies and believes that they are in compliance with GAAP and the related interpretive guidance set forth in SAB 101 with the exception of Enterra's classification in the statements of operations of certain pass-through costs. The anticipated restatements caused by the application of this bulletin are not expected to have a material impact on Enterra's financial position or results of operations.

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," amending the effective date of SFAS 133 to years beginning after June 15, 2000. In June 2000, the FASB issued SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," amending accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities. Enterra is evaluating the impact of SFAS 133 on its consolidated financial statements and does not anticipate that application of this statement will have a material impact on Enterra's financial position or results of operations.

EXPOSURES

  Industry Exposure

     Substantially all of Enterra's customers are engaged in the energy industry. This concentration of customers may impact its overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic and industry conditions. Enterra performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables extensions of credit. It maintains reserves for potential credit losses, and historically, actual losses have been within its management's expectations.

  Litigation and Environmental Exposure

     In the ordinary course of business, Enterra becomes the subject of various claims and litigation. It maintains insurance to cover many of its potential losses and is subject to various self-retentions and deductibles with respect to its insurance. Although it is subject to various ongoing items of litigation, Enterra does not believe that any of the items of litigation that Enterra is currently subject to will result in any material uninsured losses to Enterra. It is possible, however, that an unexpected judgment could be rendered against Enterra in cases in which it may be uninsured and beyond the amounts that it currently has reserved or anticipates incurring for that matter.

     Enterra is also subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While Enterra is not currently aware of any situation involving an environmental claim which would be likely to have a material adverse effect on its business, it is always possible that an environmental claim with respect to one or more of its current businesses or a business or property that one of its predecessors owned or used could arise that could involve the expenditure of a material amount of funds.

  International Exposure

     Like most multinational oilfield service companies, Enterra has operations in certain international areas, including parts of the Middle East, Latin America and the Asia-Pacific region that are inherently subject to risks of war, political disruption, civil disturbance and policies that may:

     - disrupt oil and gas exploration and production activities;

     - restrict the movement of funds;

     - lead to U.S. government or international sanctions; or

     - limit access to markets for periods of time.

     Historically, the economic impact of such disruptions has been temporary, and oil and gas exploration and production activities have resumed eventually and became subject to more normal market forces. Certain areas, including the Asia-Pacific region and Latin America, have been subjected to political disruption that has negatively impacted Enterra's results of operations following such events.

  Currency Exposure

     Approximately 57.6% of Enterra's net assets attributable to continuing operations are located outside the United States and are carried on its books in local currencies. Changes in those currencies in relation to the U.S. dollar result in translation adjustments and are reflected as accumulated other comprehensive loss in the equity section on the balance sheets. Enterra recognizes remeasurement and transactional gains and losses on currencies in its statements of operations.

FORWARD-LOOKING STATEMENTS BY ENTERRA

     This proxy statement contains statements relating to Enterra's future results, including its projections and business trends. Enterra believes these statements constitute "Forward-Looking Statements" as defined in the Private Securities Litigation Reform Act of 1995.

     Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this proxy statement. These risks and uncertainties include, but are not limited to, the following:

          A Downturn in Market Conditions Could Affect Enterra's Results. Any unexpected material changes in drilling activity or oil and gas prices or other market trends would likely affect the forward-looking information provided by Enterra. Any unexpected material changes in oil and gas prices or other market trends that would impact drilling activity would likely affect the forward-looking information contained in this proxy statement. The oil and gas industry is extremely volatile and subject to change based on political and economic factors outside Enterra's control.

          Enterra's estimates as to future results and industry trends are based on assumptions regarding the future prices of oil and gas, the North American and international rig counts and their effect on the demand and pricing of its products and services. These assumptions are based on various macroeconomic factors, and actual market conditions could vary materially from those assumed.

          In analyzing the market and its impact on Enterra for the remainder of 2000 and for 2001, Enterra's management has made the following assumptions regarding gas prices, demand and pricing:

        - there will not be any material decline in world demand for natural gas;

        - average natural gas prices will exceed $4.00 per thousand cubic feet; and

        - pricing will continue to be subject to market conditions and competitive pricing pressures in certain markets and with respect to certain product lines.

          Projected Cost Savings Could Be Insufficient. During the last two years, Enterra implemented a number of programs intended to reduce costs and align our cost structure with the current market environment. Enterra's forward-looking statements regarding cost savings and their impact on its business assume these measures will generate the savings expected.

          Integration of Acquisitions. During 1999 and 2000, Enterra consummated various acquisitions of businesses. The success of these acquisitions will be dependent on Enterra's ability to integrate these businesses with its existing businesses and to eliminate duplicative costs. Enterra has, or will have, incurred various duplicative costs with respect to the operations of companies and businesses acquired by it during 1999 and 2000 pending the integration of the acquired businesses with its businesses. Enterra's forward-looking statements assume the successful integration of the acquired businesses and their contribution to its income during 2001. Integration of acquisitions is something that cannot occur in the short term and is something that requires constant effort at the local level to be successful. Accordingly, there can be no assurance as to the ultimate success of these integration efforts.

          An Economic Downturn Could Adversely Affect Demand for Products and Services. The economic downturn that began in Asia in 1997 affected the economies of other regions of the world, including South America and the former Soviet Union, and contributed to the decline in the price of oil and the level of drilling activity worldwide. Although the economy in the United States has experienced one of its longest periods of growth in recent history, the continued strength of the United States economy cannot be assured. If the United States or European economies were to begin to decline or if the economies of South America or Asia were to decline again, the demand for and prices of oil and gas and Enterra's products and services could again adversely affect its revenues and income. Enterra has assumed that a worldwide recession, or significant recession in any major region of the world, or a material downturn in the United States economy, will not occur.

          Currency Fluctuations Could Have a Material Adverse Financial
     Impact. A material decline in foreign currency values (compared to the United States dollar) in Enterra's foreign markets could affect its future results as well as affect the carrying values of its assets. World currencies have been subject to much volatility in recent years. The United States dollar has been strong against most currencies over the past year. Enterra's forward-looking statements assume no material impact from future changes in currency values.

          Unexpected Litigation and Legal Disputes Could Have a Material Adverse Financial Impact. If Enterra experiences unexpected litigation or unexpected results in its existing litigation having a material effect on results, the accuracy of its forward-looking statements contained in this proxy statement would be affected. Enterra's forward-looking statements assume that there will be no such unexpected litigation or results.

QUANTITATIVE AND QUALITATIVE MARKET RISK DISCLOSURES

     Enterra is currently exposed to market risk from changes in foreign currency and changes in interest rates. A discussion of its market risk exposure in financial instruments follows under "Interest Rates."

INTEREST RATES

     Enterra is subject to interest rate risk on its variable interest rate borrowings under its sale and leaseback arrangements and uncommitted line of credit. These facilities have lease and interest payments based on LIBOR. As of September 30, 2000, the aggregate principal balance was $307.9 million. A one percent increase in interest rates would result in $3.1 million of additional expense annually.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information is based on the historical consolidated financial statements and the notes thereto of Universal and Enterra and has been prepared to illustrate the effect of the merger and other transactions. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and accompanying disclosures contained in this proxy statement. You should also read Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and its Current Reports on Form 8-K.

     The unaudited pro forma combined condensed balance sheet as of September 30, 2000 and the unaudited pro forma combined condensed statements of operations for the six months ended September 30, 2000 and the fiscal year ended March 31, 2000 have been prepared to give effect to the transactions set forth below as if those transactions had occurred at the balance sheet date and at the beginning of the income statement periods. Because the fiscal years of Universal and Enterra differ, Enterra's historical operating results for the fiscal year ended March 31, 2000 include its first quarter results of 2000, combined with its results for the nine months ended December 31, 1999.

     The unaudited pro forma combined condensed financial statements presented herewith give effect to:

     - our initial public offering of our common stock and concurrent debt restructuring and operating lease facility, which occurred in May 2000, as well as our common stock split and conversion of our preferred stock and non-voting common stock that occurred concurrently with our initial public offering;

     - the transfer of GSI and related assets to Weatherford entities other than Enterra and its subsidiaries prior to the merger as described more fully in "The Merger Agreement -- Certain Pre-Closing Transfers" (page 65);

     - the restructuring of Universal's and Enterra's debt and operating lease arrangements; and

     - the merger.

     We have not included in the unaudited pro forma combined condensed financial statements the expected benefits from operational savings and other synergies of an estimated $20 million. While Universal believes these savings and synergies will occur, we cannot assure you they will be realized either as quickly or as fully as expected, if at all. We also have not made a pro forma adjustment to our historical results from operations for our acquisition of Gas Compression Services, Inc. on September 15, 2000. The unaudited pro forma condensed combined financial statements presented below do not reflect future events that may occur after the merger.

     At this time, Universal's management is currently in negotiations with several financial institutions to determine the appropriate debt structure of the combined company. For purposes of the accompanying unaudited pro forma combined condensed financial information the assumptions are (a) a $75 million revolver, (b) a $600 million operating lease facility and/or asset-backed securitization, and (c) refinancing of current senior notes. We have assumed that all current holders of senior notes will exercise their right to require Universal to redeem the outstanding bonds at 101% of the accreted value pursuant to the terms of the indenture. At this time, Universal cannot determine the final terms of the new indebtedness and operating lease arrangements, or the ultimate amount of its existing senior notes that the holders of such notes will require us to redeem following the closing of the acquisition, which amount could vary significantly.

     The proposed merger is reflected in the unaudited pro forma combined condensed financial statements using the purchase method of accounting. Enterra's property, plant and equipment balances have been adjusted to their estimated fair values. In addition, Enterra's reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma combined condensed financial statements. The final allocation of the purchase price of the merger will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

     The accompanying unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of Universal and Enterra and the notes thereto, which are included elsewhere in this proxy statement. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the acquisition of Enterra occurred on such dates or to project our results of operations or financial position for any future period.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                             AS OF SEPTEMBER 30, 2000
                                                ---------------------------------------------------
                                                             ENTERRA      ENTERRA
                                                UNIVERSAL   ADJUSTED      MERGER         PRO FORMA
                                                 ACTUAL     ACTUAL(1)   ADJUSTMENTS     AS ADJUSTED
                                                ---------   ---------   -----------     -----------
                                                                  (IN THOUSANDS)
                                              ASSETS

Current assets:
  Cash and equivalents........................  $  1,535    $   3,834    $      --      $    5,369
  Accounts receivable, net....................    26,847       43,957           --          70,804
  Inventories.................................    14,722       95,965           --         110,687
  Current deferred tax asset..................       227        2,414           --           2,641
  Other.......................................     1,396        5,950           --           7,346
                                                --------    ---------    ---------      ----------
          Total current assets................    44,727      152,120           --         196,847
Property, plant and equipment
  Rental equipment............................   359,993      279,083      (91,110)(2)     547,966
  Other.......................................    26,525       64,817      (39,817)(2)      51,525
  Less: accumulated depreciation..............   (44,391)     (71,064)      71,064(2)      (44,391)
                                                --------    ---------    ---------      ----------
     Net property, plant, and equipment.......   342,127      272,836      (59,863)        555,100
Goodwill and intangibles, net of
  amortization................................   131,557      224,724     (141,229)(3)     215,052
Notes receivable..............................     4,929        1,719           --           6,648
Other assets, net.............................     8,611        8,925       11,691(4)       29,227
Long-term deferred tax asset..................     7,509           --           --           7,509
                                                --------    ---------    ---------      ----------
          Total assets........................  $539,460    $ 660,324    $(189,401)     $1,010,383
                                                ========    =========    =========      ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities....  $ 31,412    $  42,889    $   3,996(5)   $   78,297
  Current portion of long-term debt...........     1,991       14,170      (14,170)(6)       1,991
                                                --------    ---------    ---------      ----------
          Total current liabilities...........    33,403       57,059      (10,174)         80,288
Capital lease obligation......................     5,952        1,260       (1,260)(6)       5,952
Long-term deferred tax liabilities............     2,806       32,248       (3,908)(7)      31,146
Long-term debt................................   196,429          685         (685)(6)     196,429
Minority interest liability...................        --      198,508     (198,508)(8)          --
Long-term payable due to Weatherford..........        --       59,946      (59,946)(9)          --
Other.........................................    39,192       94,316      (84,804)(10)     48,704
                                                --------    ---------    ---------      ----------
          Total liabilities...................   277,782      444,022     (359,285)        362,519
          Total stockholders' equity..........   261,678      216,302      169,884(11)     647,864
                                                --------    ---------    ---------      ----------
          Total liabilities and stockholders'
            equity............................  $539,460    $ 660,324    $(189,401)     $1,010,383
                                                ========    =========    =========      ==========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                            SIX MONTHS ENDED SEPTEMBER 30, 2000
                                            -------------------------------------------------------------------
                                                         UNIVERSAL
                                                         IPO/DEBT        ENTERRA      ENTERRA
                                            UNIVERSAL   RESTRUCTURE     ADJUSTED      MERGER         PRO FORMA
                                             ACTUAL     ADJUSTMENTS     ACTUAL(1)   ADJUSTMENTS     AS ADJUSTED
                                            ---------   -----------     ---------   -----------     -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................   $73,613     $     --       $113,972     $     --        $187,585
Rentals and cost of sales.................    33,901           --         66,311           --         100,212
                                             -------     --------       --------     --------        --------
  Gross margin............................    39,712           --         47,661           --          87,373
Selling, general and administrative.......     7,224           --         15,688           --          22,912
                                             -------     --------       --------     --------        --------
  Operating profit........................    32,488           --         31,973           --          64,461
Depreciation and amortization.............    14,177         (382)(24)    18,829      (10,238)(12)     22,386
Operating lease...........................     2,684          924(22)     10,860        3,319(13)      17,787
Interest expense..........................    13,225       (2,793)(25)     5,860       (5,125)(14)     11,167
Non-recurring charges.....................     7,059       (7,059)(26)        --           --              --
Other, net................................        --           --            117           --             117
                                             -------     --------       --------     --------        --------
  Income (loss) before income taxes and
    minority interest.....................    (4,657)       9,310         (3,693)      12,044          13,004
Income taxes (benefit)....................    (1,746)       3,491(15)     (1,631)       4,517(15)       4,631
Minority interest expense, net of taxes...        --           --            306         (306)(16)         --
                                             -------     --------       --------     --------        --------
  Income (loss) before extraordinary
    items.................................   $(2,911)    $  5,819       $ (2,368)    $  7,833        $  8,373
                                             =======     ========       ========     ========        ========
Weighted average common and common
  equivalent shares outstanding:
    Basic.................................    11,173        2,166             --       13,750          27,089(27)
                                             -------     --------       --------     --------        --------
    Diluted...............................    11,173        2,331             --       13,750          27,254(27)
                                             -------     --------       --------     --------        --------
Earnings (loss) per share:
    Basic.................................   $ (0.26)                   $     --                     $   0.31
                                             =======                    ========                     ========
    Diluted...............................   $ (0.26)                   $     --                     $   0.31
                                             =======                    ========                     ========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                YEAR ENDED MARCH 31, 2000
                                          ---------------------------------------------------------------------
                                                       UNIVERSAL
                                                       IPO/DEBT         ENTERRA      ENTERRA
                                          UNIVERSAL   RESTRUCTURE      ADJUSTED      MERGER          PRO FORMA
                                           ACTUAL     ADJUSTMENTS      ACTUAL(1)   ADJUSTMENTS      AS ADJUSTED
                                          ---------   -----------      ---------   -----------      -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................................  $136,449     $     --        $237,763     $     --         $374,212
Rental and cost of sales................    67,295           --         139,346           --          206,641
                                          --------     --------        --------     --------         --------
  Gross margin..........................    69,154           --          98,417           --          167,571
Selling, general and administrative.....    16,797       (3,200)(20)     30,272           --           43,869
                                          --------     --------        --------     --------         --------
  Operating profit......................    52,357        3,200          68,145           --          123,702
Depreciation and amortization...........    26,006       (3,559)(21)     34,739      (15,677)(17)      41,509
Operating lease.........................        --        5,702(22)      14,344        3,048(18)       23,094
Interest expense........................    34,327      (15,727)(23)      5,293       (4,182)(19)      19,711
Other, net..............................        --           --          (2,378)          --           (2,378)
                                          --------     --------        --------     --------         --------
  Income (loss) before income taxes and
    minority interest...................    (7,976)      16,784          16,147       16,811           41,766
Income taxes (benefit)..................    (1,994)       6,378(15)       7,013        6,304(15)       17,701
Minority interest expense, net of
  taxes.................................        --           --           4,194       (4,194)(16)          --
                                          --------     --------        --------     --------         --------
  Income (loss) before extraordinary
    items...............................  $ (5,982)    $ 10,406        $  4,940     $ 14,701         $ 24,065
                                          ========     ========        ========     ========         ========
Weighted average common and common
  equivalent shares outstanding:
    Basic...............................     2,476       10,495              --       13,750           26,721(28)
                                          --------     --------        --------     --------         --------
    Diluted.............................     2,476       11,181              --       13,750           27,407(28)
                                          --------     --------        --------     --------         --------
Earnings (loss) per share:
    Basic...............................  $  (2.42)                    $     --                      $   0.90
                                          ========                     ========                      ========
    Diluted.............................  $  (2.42)                    $     --                      $   0.88
                                          ========                     ========                      ========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

 (1) Reflects Enterra's historical balances adjusted to exclude its Singapore-based operations (other than Australia and Thailand) and $10 million of accounts receivable, which are not a part of the merger transaction.

 (2) Reflects (a) the preliminary revaluation of Enterra's property, plant and equipment historical balances to estimated fair value ($63.2 million), (b) the repurchase of compression equipment previously sold and leased back under the operating lease arrangements for both Universal and Enterra ($302.5 million) and (c) the estimated initial sale and leaseback of compression equipment pursuant to a proposed new operating lease facility assumed to be consummated concurrently with the merger ($425.6 million). The appraised value of the compression equipment covered by the proposed operating lease facility is assumed to exceed the net book value of the equipment by approximately 10%.

 (3) Represents the elimination of Enterra Adjusted Actual goodwill ($224.7 million) offset by Universal's preliminary estimate of the excess of the total purchase price over the allocated fair value of the net assets of Enterra ($83.5 million). The purchase price includes advisory fees but not all merger related costs. The final allocation of the purchase price in the merger will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

 (4) Represents adjustment for (a) the elimination of prepaid financing costs associated with Universal's existing senior notes, operating lease facility and revolving credit facility ($8.5 million), which for purposes of these pro forma adjustments are assumed to be entirely refinanced concurrently with the merger, and (b) the recording of prepaid finance costs associated with the expected refinancing of the senior notes and the proposed new operating lease facility and revolving credit facility ($20.2 million).

 (5) Represents accrued advisory fees included in the purchase price as discussed in note 3 above.

 (6) Represents the retirement of Enterra's debt using proceeds from the proposed new operating lease facility.

 (7) Represents the estimated deferred income taxes related to expense items associated with the elimination of prepaid financing costs associated with Universal's existing senior notes, its existing operating lease facility and existing revolving credit facility.

 (8) Reflects the elimination of Enterra's minority interest liability as a result of the purchase of GE Capital's interest by Enterra concurrent with the merger.

 (9) Reflects the forgiveness of Enterra's payable to Weatherford concurrent with the merger.

(10) Represents the elimination of the deferred gain associated with the retirement of the existing operating lease facilities of both Universal and Enterra ($132.1 million). Also reflects the estimated deferred gain associated with the sale of compression equipment pursuant to the proposed new operating lease facility ($47.3 million). Deferred gain is assumed to equal 10% of the proceeds from the sale of compression equipment pursuant to the proposed new operating lease facility.

 (11) Reflects the elimination of Enterra's stockholders' equity ($216.3 million) and the valuation of Universal's common stock issued to Enterra related to the merger ($392.7 million). Valuation assumes 13,750,000 shares of common stock valued at $28.56 per share, which is a five-day average closing price surrounding the announcement date of October 24, 2000. Also reflects the write-off of prepaid finance costs ($5.3 million, net of taxes) and the redemption premium on the senior notes ($1.2 million, net of taxes) associated with the proposed restructuring of the existing operating lease facility and revolving credit facility and the proposed refinancing of the senior notes.

(12) Reflects (a) an adjustment to depreciation expense and goodwill amortization resulting from the preliminary allocation of the purchase price in the merger ($1.3 million), (b) and the reduction of depreciation expense associated with the sale of compression equipment pursuant to the proposed new operating lease facility ($8.9 million), with assumed funding under the proposed operating lease of $397.3 million by the end of the period. Depreciation and amortization for rental equipment is calculated using an estimated useful life of 15 years with a 20% salvage value, while goodwill is amortized over 40 years.

(13) Reflects the net rental payments associated with the proposed new operating lease facility ($15.6 million) and the elimination of the existing facilities ($13.5 million), including the expected related commitment fee, with assumed funding of $397.3 million by the end of the period, which facility is currently being negotiated. The proposed operating lease facility will replace Universal's and Enterra's existing facilities. The rental payments under the lease are assumed to include an amount based on LIBOR plus a variable amount depending on Universal's operating results, applied to the funded amount of the lease. The operating lease calculations assume an interest rate of 8.81% (LIBOR + 2.25%) and a five-year lease term. Also reflects amortization of the lease structuring and arrangement fee ($1.2 million) estimated to be approximately $12.0 million on the closing of the facility.

(14) Reflects the adjustment of interest expense ($5.9 million) related to the retirement of Enterra's indebtedness at the beginning of the period and the assumed net interest adjustment related to the refinancing of Universal's senior notes ($1.1 million). An interest rate of 10% on the refinanced senior notes is assumed. Also includes the net adjustment for the amortization of up-front financing costs and commitment fees associated with the proposed revolving credit facility and refinanced senior notes ($0.3 million).

(15) An estimated statutory tax rate of 37.5% is assumed for pro forma adjustments. The effective tax rate may differ.

(16) Reflects the elimination of Enterra's minority interest expense as a result of the purchase of GE Capital's interest by Enterra concurrent with the merger.

(17) Reflects (a) an adjustment to depreciation expense and goodwill amortization resulting from the preliminary allocation of the purchase price in the merger ($2.8 million) and (b) the reduction of depreciation expense associated with the sale of compression equipment pursuant to the proposed new operating lease facility ($12.9 million), with assumed funding under the proposed operating lease of $278.7 million by the end of the period. Depreciation and amortization for rental equipment is calculated using an estimated useful life of 15 years with a 20% salvage value, while goodwill is amortized over 40 years.

(18) Reflects the net rental payments associated with the proposed new operating lease facility ($20.6 million) and the elimination of the existing facilities ($20.0 million), including the expected related commitment fee, with assumed funding of $278.7 million by the end of the period, which facility is currently being negotiated. The proposed operating lease facility will replace Universal's and Enterra's existing facilities. The rental payments under the proposed new lease are assumed to include an amount based on LIBOR plus a variable amount depending on Universal's operating results, applied to the funded amount of the lease. The operating lease calculations assume and interest rate of 7.72% (LIBOR + 2.25%) and a five-year lease term. Also reflects amortization ($2.4 million) of the lease structuring and arrangement fee, estimated to be approximately $12 million on the closing of the facility.

(19) Reflects the adjustment of interest expense ($6.9 million) related to the retirement of Enterra's indebtedness at the beginning of the period and the assumed net interest adjustment related to the refinancing of Universal's senior notes ($1.8 million). An interest rate of 10% on the refinanced senior notes is assumed. Also includes the net adjustment for the amortization of up-front financing costs and commitment fees associated with the proposed revolving credit facility and refinanced senior notes ($0.7 million).

(20) Represents elimination of Castle Harlan management fees ($3.0 million) and Mr. Urcis' consulting fees ($0.2 million) which were terminated at the time of Universal's initial public offering and related debt restructuring.

(21) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to the existing operating lease facility, with initial funding under the existing operating lease of $61.3 million.

(22) Reflects the expenses associated with the existing operating lease facility, including the related commitment fee.

(23) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period totaling $177.8 million and $12.8 million of incremental borrowing during the period from the proceeds of Universal's initial public offering and its existing operating lease facility. Also includes the commitment fees associated with Universal's existing revolving credit facility.

(24) Reflects the elimination of depreciation expense associated with the sale of compression equipment, pursuant to the existing operating lease facility, with initial funding under the existing operating lease of $343.1 million.

(25) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period and incremental borrowing during the period from the proceeds of Universal's initial public offering and its existing operating lease facility. Also includes the commitment fees associated with the new revolving credit facility.

(26) Represents the non-recurring charges related to the elimination of a management agreement and a consulting agreement and other related fees in connection with Universal's initial public offering and concurrent financing transactions.

(27) Includes the effect of the 7,275,000 shares of common stock offered in, and the outstanding common stock split and the conversion of the outstanding preferred stock and non-voting Class A common stock concurrent with, Universal's initial public offering and the 13,750,000 shares of Universal common stock to be issued to WEUS in the proposed merger as if these transactions had occurred at April 1, 2000. Also includes the weighted average effect of the 1,400,726 shares issued as partial consideration for the GCSI acquisition which occurred on September 15, 2000. Excludes the options to purchase up to 318,000 shares of our common stock that we are obligated to issue to certain Weatherford Global employees in connection with the merger.

(28) Includes the effect of the 7,275,000 shares offered in, and the outstanding common stock split that occurred concurrent with, Universal's initial public offering and the 13,750,000 shares of Universal stock to be issued to WEUS in the proposed merger as if these transactions had occurred at April 1, 1999. Excludes the options to purchase up to 318,000 shares of our common stock that we are obligated to issue to certain Weatherford Global employees in connection with the merger.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held on                ,      at      a.m.,
local time, at           .

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon a proposal to approve the issuance of 13,750,000 shares of our common stock to WEUS in connection with the merger of Enterra, the owner of Weatherford Global Compression Services, L.P. and certain related entities, with and into Universal Compression, Inc., our wholly owned operating subsidiary. Universal Compression, Inc. will be the surviving corporation in the merger. In addition, our shareholders will be asked to approve an amendment to our Incentive Stock Option Plan to increase the number of shares of our common stock authorized for issuance under the Plan from 1,912,421 to 3,012,421 shares, which will include shares sufficient to cover options issued to employees we receive as a result of the merger. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Universal shareholders to approve the merger agreement.

NO APPRAISAL RIGHTS

     You have no appraisal rights in connection with the proposed issuance of shares in the merger or the related amendment to our Incentive Stock Option Plan.

RECORD DATE

     Only holders of record of our common stock at the close of business on
               ,      (the "record date") are entitled to notice of and to vote
at the special meeting. As of the record date, there were      shares of our
common stock issued and outstanding held by approximately           holders of
record.

VOTING POWER

     Holders of record of our common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of common stock as nominees will not have discretionary authority to vote such shares on the issuance of shares to WEUS in connection with the merger or on the amendment to the Incentive Stock Option Plan in the absence of instructions from the beneficial owners of such shares. Any such shares of common stock as to which a broker has submitted an executed proxy, but as to which the beneficial owner thereof has not given instructions to such broker, are referred to as "broker non-votes."

QUORUM

     The presence in person or by proxy of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum for the purpose of transacting business at the special meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the special meeting. As discussed below, however, Castle Harlan and its affiliates, which hold or control the vote of approximately 38% of our shares of common stock outstanding as of the record date, have agreed with WEUS to vote their shares and the shares over which they have voting control at the special meeting and such shares will be counted for purposes of determining the presence or absence of a quorum.

VOTE REQUIRED

     Because the number of shares of our common stock to be issued in the proposed merger exceeds 20% of the number of our shares outstanding prior to the merger, New York Stock Exchange rules require shareholder approval of the share issuance. The approval of the proposals to issue the 13,750,000 additional shares of our common stock in the merger and to amend our Incentive Stock Option Plan require the affirmative vote of the majority of the votes cast, provided that the total vote cast on each proposal represents at least a majority of the shares entitled to vote at the special meeting. Broker non-votes and abstentions will have no effect on the result of the vote, provided that holders of at least a majority of the shares entitled to vote at the special meeting cast votes. Any other matter that may come before the meeting will be adopted if the votes cast for such matter exceed the votes cast against.

     In order to induce WEUS to enter into the merger agreement, Castle Harlan and its affiliates have entered into a stockholders' agreement with us and WEUS obligating them to vote their shares, including shares over which they have voting control and any additional shares they may acquire, in favor of the issuance of shares to WEUS in the merger and against any action that would interfere with the merger or the related share issuance. As of the record date, such shareholders as a group controlled the vote of 5,494,874 shares (exclusive of any shares that may be transferred pursuant to the terms of the voting arrangements) of our common stock, representing approximately 38% of our shares of common stock outstanding as of the record date.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

     As of the record date, our executive officers and directors, including their affiliates, owned an aggregate of 5,599,974 shares of our common stock that such persons are entitled to vote, or approximately 38% of our total shares of common stock then outstanding (which number includes the 5,494,874 shares that Castle Harlan and its affiliates own or have the right to vote). We expect that such directors and officers will vote all of their shares in favor of the proposals to approve the issuance of shares to WEUS in the merger and to amend our Incentive Stock Option Plan. As discussed above, these figures include the shares that Castle Harlan and its affiliates hold or have the right to vote (approximately 38% of our shares of common stock outstanding as of the record date), which they have agreed to vote in favor of the proposals at the special meeting, subject to certain conditions.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has unanimously approved the merger, the merger agreement and the related proposals to issue the 13,750,000 additional shares of our common stock in the merger and to amend our Incentive Stock Option Plan, which will include sufficient shares to cover the options to be granted to new employees we will receive in the merger. Our board believes that the transaction is fair to and in the best interests of Universal and our shareholders and unanimously recommends that you vote FOR the proposed issuance of shares in the merger and FOR the proposed amendment to our Incentive Stock Option Plan.

VOTING BY PROXY

     As a Universal shareholder, you are encouraged to use the enclosed written proxy or appoint a proxy by telephone or on the Internet if you are unable to attend our special meeting in person, or if you wish to have your shares voted even if you do attend the special meeting. All shares of common stock represented by properly executed proxies (whether through the return of the enclosed proxy card, by telephone or on the Internet) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated through such proxies. If no instructions are indicated, such shares will be voted FOR the proposed issuance of our shares to WEUS in the merger and FOR the proposed amendments to our Incentive Stock Option Plan to cover the options to be issued to new employees we will add in the merger, and in the discretion of the proxy holder as to any other matter which may properly come before the special meeting.

VOTING VIA THE TELEPHONE OR INTERNET

     If you are a shareholder of record, you may also vote by telephone by
calling toll-free (   )    -     , or via the Internet by logging on
http://www.       . The telephone and Internet voting procedures are described in greater detail on your proxy card. Telephone and Internet voting access will close at midnight, Houston time, on the day prior to the special meeting. If you hold your shares through a bank, broker or other holder of record, there may be different telephone and Internet voting instructions on your proxy card that you must follow. Each proxy is revocable and will not affect your right to vote in person in the event you attend the special meeting.

REVOCATION OF PROXIES

     Any shareholder that has previously delivered a properly executed proxy or appointed a proxy via telephone or the Internet may revoke such proxy or appointment at any time before the vote is taken at the special meeting. A proxy may be revoked either by (1) filing with our Secretary prior to the special meeting, at our principal executive offices, a written notice of revocation of such proxy, (2) filing with our Secretary, at our principal executive offices, a duly executed proxy bearing a later date, so long as it is received by us prior to the date of the special meeting, (3) using the telephone or Internet voting procedures or (4) attending the special meeting and voting in person. Presence at the special meeting alone will not revoke your proxy unless you vote in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Universal Compression Holdings, Inc., 4440 Brittmoore Road, Houston, Texas 77041, Attention: Secretary. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change your vote.

SOLICITATION OF PROXIES

     We have retained Morrow & Company, Inc. to aid in the solicitation of proxies for our special meeting. We estimate the cost of these services to be approximately $7,500, plus out-of-pocket expenses, which we will bear. Proxies may be solicited by personal interview, mail or telephone. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation materials to beneficial owners. Certain of our executive officers, directors and regular employees may also solicit proxies, personally or by telephone or facsimile transmission, without additional compensation.

OTHER MATTERS THAT MAY BE CONSIDERED AT THE MEETING

     Our board of directors presently does not intend to bring any business before the special meeting other than the specific proposals referred to in this proxy statement and the Notice of Special Meeting. We are unaware of any matter to be presented at the special meeting other than the proposals to issue 13,750,000 additional shares of our common stock to WEUS in the merger and to amend our Incentive Stock Option Plan to increase the number of shares available for issuance under the Plan. If other matters are properly presented at the special meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting.

STOCK CERTIFICATES

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. OUR SHAREHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

                                   THE MERGER

     The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion describes certain aspects of the merger, and may not contain all of the information that is important to you. The following discussion is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in this document. We encourage you to read the merger agreement carefully.

BACKGROUND OF THE MERGER

     In April 2000, representatives of Merrill Lynch and our senior management met with representatives of senior management of Weatherford to preliminarily explore whether a combination transaction with Weatherford with respect to its gas compression business would be mutually desirable. After discussion and consideration, we and Weatherford agreed that we would not pursue a transaction at that time.

     Consistent with our growth strategy, we continued to pursue acquisition opportunities of complementary businesses to expand our fleet and customer base. In June 2000, Weatherford and Universal executed a customary confidentiality agreement concerning the exchange of nonpublic information between the companies. Throughout the summer of 2000, representatives of senior management of both companies participated in informal discussions regarding the possible combination of the companies' gas compression businesses. Our board was apprised during this period of discussions with possible business acquisition candidates, including Weatherford.

     On August 17, 2000, our senior executive representative provided Weatherford's senior executive representative a preliminary term sheet for a proposed transaction, which contemplated payment to Weatherford and its joint venture partner, GE Capital, of an aggregate fixed percentage of the shares of our company for all of their gas compression business. On August 25, 2000, representatives of our senior management and our legal advisors attended an organizational meeting with Weatherford to discuss due diligence, the potential terms of a transaction and the timing of a possible acquisition. On September 7, 2000, Weatherford's legal counsel distributed a draft of a merger agreement contemplating the merger of the Weatherford and GE Capital compression entities into our operating subsidiary.

     Discussions and meetings regarding potential transaction terms, the merger agreement and other documents continued, and due diligence was conducted through the remainder of September. On September 18, 2000, representatives of Weatherford and GE Capital met with us and our advisors to conduct due diligence with regard to our business and to discuss the terms of a possible transaction. On September 26, 2000, we, with Merrill Lynch, met with the Executive Committee of our board of directors to discuss the status of the negotiations and other issues related to the transaction and to obtain approval to continue with negotiations.

     From September 26, 2000 through October 3, 2000, we had a series of meetings with Weatherford to discuss potential transaction structures and terms and to negotiate a merger agreement. Between October 3, 2000 and October 5, 2000, we attended meetings at Weatherford's headquarters with senior management as well as management and other employees of its compression business. During these discussions, the parties determined that the most viable proposal was an all stock transaction, and that the transaction would have to be structured to address the interests of Universal, Weatherford and GE Capital, Weatherford's joint venture partner.

     We advised Weatherford that it was our desire to minimize the dilutive effect of an all stock transaction to our existing shareholders and to minimize Weatherford's control of our company. Weatherford advised us that its interests included liquidity for both GE Capital and Weatherford in respect of their interest in our company and the ability of Weatherford to account for its interest in Universal using the equity method of accounting.

     We and Weatherford discussed various transactional structures, including the use of a convertible preferred stock or debt as part of the consideration and voting agreements that might limit Weatherford's ability to control us. Ultimately, we were unable to reach an agreement on terms for a transaction. On

October 5, 2000, the legal advisors for each party delivered letters acknowledging that the negotiations regarding a transaction had been terminated.

     On October 9, 2000, we met with Merrill Lynch to explore alternative means to completing a transaction. We then proposed to acquire the gas compression business of Weatherford and GE Capital, excluding their Singapore-based GSI business and $10 million of accounts receivable, in exchange for a percentage of shares of our common stock representing 48% of the pro forma combined company. On October 12, 2000, representatives of our senior management and Merrill Lynch made a presentation to the Executive Committee of our board of directors regarding the revised terms. On October 16, 2000, Weatherford advised us that it would be willing to pursue the transaction on these terms with the understanding that the transaction would be preceded by Weatherford's purchase of GE Capital's interest in the Weatherford Global joint venture such that Weatherford would own 48% of our outstanding shares following the transaction and would retain its Singapore-based GSI business (including with GSI for this purpose, Weatherford's Indonesian, Malaysian, Vietnamese, and Middle Eastern compression businesses). On October 17, 2000, we formally engaged Merrill Lynch as our financial advisor. Each side then proceeded to negotiate, review and revise the proposed transaction documents.

     On October 18, 2000, our board of directors received a presentation on the terms of the proposed transaction from representatives of our senior management and Merrill Lynch. Following the discussion, our board authorized management to continue negotiations of the proposed transaction on substantially the terms discussed at the meeting.

     During the course of the negotiations, Weatherford required that concurrently with the execution of the merger agreement, Castle Harlan and its affiliates sign a stockholders' agreement requiring Castle Harlan to vote shares of our common stock over which it has the power to vote, or the power to direct the vote, in favor of the proposed transaction. In addition, Weatherford agreed to purchase GE Capital's interest in Weatherford Global and certain related entities as a condition prior to the closing of the merger so that, at the time of the merger, Weatherford, through its subsidiary Enterra, would own 100% of the joint venture and the related entities being acquired.

     On October 23, 2000, our board of directors met to consider the proposed transaction and review the terms pursuant to documents previously provided to them. Representatives of our senior management, Merrill Lynch and our legal advisors made presentations and reviewed the terms of the proposed transaction and of the draft merger agreement, stockholders' agreement, registration rights agreement and voting agreement. Merrill Lynch rendered an opinion that as of that date and considering the factors and assumptions set forth in such opinion, the consideration to be paid in the transaction was fair from a financial point of view to us. After discussion and consideration, including discussion of our ability to consider alternate transactions and accept a superior proposal, our board of directors unanimously approved the merger agreement and all of the related agreements on substantially the terms discussed at the meeting and delegated authority for final approval to the Executive Committee of our board. Later that evening, our senior management and legal advisors had a telephonic meeting with the Executive Committee, who approved the final terms of the proposed merger.

     The Agreement and Plan of Merger and Stockholders' Agreement were executed by the parties, and Weatherford and Universal publicly announced the merger and agreements the morning of October 24, 2000.

UNIVERSAL'S REASONS FOR THE MERGER; RECOMMENDATION OF UNIVERSAL'S BOARD OF DIRECTORS

     We believe that combining Weatherford Global's business with ours will create significant long-term value for our shareholders by providing opportunities for accelerated growth. Giving effect to the transaction (and based on current industry structure), we will be the second largest natural gas compression services company in terms of horsepower.

     We believe the acquisition of Weatherford Global will result in a stronger company with greater scope and expanded services for our customers. In addition, the merger significantly enhances our presence internationally. Weatherford Global adds sales and service infrastructure and expertise in a number of international markets, including Canada, Thailand, Argentina, Mexico and Australia.

     We also expect to generate significant opportunities for cost savings through consolidation of purchasing activities and inventory management, resulting in greater scale, improved utilization rates of the Weatherford Global fleet, streamlining of administrative functions and cost savings from combined operating activities. Management expects to realize pre-tax cost savings of approximately $20 million in our fiscal 2002.

     In approving the merger agreement and the merger and in reaching its determination to recommend approval of the share issuance in the merger, our board of directors considered a number of factors, including the following:

     - the anticipated cost savings, accelerated growth and the combined company's expanded asset base and customer base;

     - the strategic nature of the transaction, which combines Universal's and Weatherford Global's complementary businesses, and creates a broader and more diverse company with expanded global reach and greater resources and, with the depth of its resources, enhanced future operating flexibility and increased opportunities for growth;

     - the judgment, advice and analyses of our management team with respect to the strategic, financial and potential operational benefits of the merger;

     - the combined company's significantly stronger international presence;

     - the stronger financial resources and, as a result, increased flexibility and opportunity for future growth of the combined company;

     - the opinion of Merrill Lynch that, as of October 23, 2000, and subject to the matters set forth in its opinion, the consideration to be paid by Universal in the merger is fair, from a financial point of view, to Universal;

     - information concerning the business, assets, liabilities, results of operations and financial performance of Weatherford Global;

     - the expected composition of the combined company's senior management team following the merger, including the fact that Stephen A. Snider will remain as our President and Chief Executive Officer following the merger;

     - the condition to closing requiring that Universal, Weatherford and WEUS enter into a voting agreement which restricts Weatherford's voting rights with respect to shares of our common stock for a period of up to two years following the merger;

     - the long-term interests of Universal and our shareholders, as well as the effects of the proposed merger on our employees, customers, creditors and suppliers;

     - the merger is consistent with our objective to grow through acquisitions;

     - the expected accretive effect of the merger on our pro forma combined earnings per share; and

     - the ability of our board of directors under the merger agreement to modify or withdraw its recommendation of the merger and related share issuance if it receives an unsolicited proposal for a competing transaction that is superior to the proposed merger and to recommend such a competing transaction, terminate the merger agreement and enter into a competing transaction under certain circumstances (including possible payment of a $15 million termination fee).

     Our board of directors and management also identified and considered a number of countervailing factors in its deliberations concerning the merger, including:

     - the challenges and costs of combining the business of Weatherford Global into ours, including combining, reducing and relocating work forces and consolidating, relocating and eliminating facilities and offices, and the risk that we will not be able to integrate Weatherford Global's business into ours without encountering operational difficulties, or that we will fail to realize the cost savings expected from the integration of the business;

     - the possibility that the merger agreement and related share issuance to WEUS may eliminate or inhibit the ability of Universal to enter into business combinations with companies other than Weatherford and may require us to pay a termination fee to Weatherford in certain events;

     - the number of shares of our common stock to be issued to WEUS in the merger is fixed, even if our stock price increases prior to the date of the merger; and

     - Weatherford Global's significant share ownership in us following the merger and the exemption of the issuance of shares in the merger from
       Section 203 of the Delaware corporation laws, which generally prohibits beneficial owners of 15% or more of our common stock from entering into certain transactions with us that are financially beneficial to those owners.

     The discussion above addresses certain material factors considered by our board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of our board may have given different weights to different factors.

     Our board of directors has unanimously approved the merger agreement and the merger, declared that the merger agreement and the merger are advisable and determined that the consideration to be paid by Universal in the merger is fair to, and in the best interests of, Universal and its shareholders. Accordingly, our board of directors unanimously recommends that you vote FOR the approval of the issuance of shares of our common stock to WEUS in the merger and FOR the related amendment to our Incentive Stock Option Plan.

OPINION OF UNIVERSAL'S FINANCIAL ADVISOR

     We retained Merrill Lynch to act as our financial advisor in connection with the merger. On October 18, 2000, Merrill Lynch rendered its oral opinion to our board of directors, which was confirmed in writing on October 23, 2000 at a meeting of our board of directors held to evaluate the proposed merger, that, as of such date, based upon and subject to the various factors and assumptions described in such opinion, the consideration in the merger was fair, from a financial point of view, to Universal.

     The full text of the Merrill Lynch fairness opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this proxy statement and is incorporated in this document by reference. The summary of the Merrill Lynch fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety. The Merrill Lynch fairness opinion was provided to our board for its information and is directed only to the fairness from a financial point of view of the merger consideration to Universal and does not address the merits of the underlying decision by Universal to engage in the merger and does not constitute a recommendation to you as to how you should vote on the approval of the issuance of shares in the merger or any matter related to the merger. Merrill Lynch has not expressed any opinion as to the prices at which Universal common stock will trade following the announcement or consummation of the merger.

     The following is a brief summary of the material financial analyses performed by Merrill Lynch and reviewed with our board of directors in connection with Merrill's opinion, which is attached to this proxy statement as Annex B.

ANALYSIS OF MERRILL LYNCH

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch fairness opinion or the presentation made by Merrill Lynch to Universal's board. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch fairness opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Weatherford Global or Universal. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In addition, the delivery of the Merrill Lynch fairness opinion was among several factors taken into consideration by Universal's board in making its determination to approve the merger agreement and the merger and in reaching its determination to recommend approval of the share issuance in the merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of Universal's board or Universal's management with respect to the fairness of the merger consideration.

     In arriving at its opinion, Merrill Lynch, among other things:

     - Reviewed certain publicly available business and financial information relating to Weatherford Global, Weatherford and Universal that Merrill Lynch deemed relevant;

     - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Weatherford Global and Universal, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, furnished to Merrill Lynch by Weatherford, Weatherford Global and Universal;

     - Conducted discussions with members of senior management of Weatherford Global, Weatherford and Universal concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

     - Reviewed the market prices and valuation multiples for Universal common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant;

     - Reviewed the results of operations of Weatherford Global and Universal and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant;

     - Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed relevant;

     - Participated in certain discussions and negotiations among representatives of Weatherford Global, Weatherford and Universal and their financial and legal advisors;

     - Reviewed the potential pro forma impact of the merger;

     - Reviewed a draft of the merger agreement dated October 23, 2000;

     - Reviewed forms of the Voting Agreement, Registration Rights Agreement and Stockholders' Agreement, in each case related to the merger agreement; and

     - Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Weatherford Global, Weatherford and Universal, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Weatherford Global or Universal nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Weatherford Global or Universal. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Weatherford Global, Weatherford or Universal, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Weatherford Global's, Weatherford's or Universal's management as to the expected future financial performance of Weatherford Global or Universal, as the case may be, and the expected synergies from the merger. Merrill Lynch made no independent investigation of any legal matters or accounting advice given to such parties and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the merger. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the terms and provisions contained in the final form of the merger agreement and the related agreements would not differ from the last draft reviewed by Merrill Lynch in any matter material to Merrill Lynch's opinion.

     Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have a material adverse effect on the contemplated benefits of the merger.

  Financial Forecasts

     Weatherford Global and Universal provided Merrill Lynch with their respective forecasted financial performance. Revenue forecasts and associated costs were also supplied by Weatherford Global and Universal. Operating expenses and maintenance capital expenditures were based on respective management estimates. Certain adjustments were made to the forecast supplied by Weatherford Global to make the forecast more comparable with Universal's forecast. These adjustments were provided by Universal's management.

  Contribution Analysis

     Using the forecasts described above for both Weatherford Global and Universal for the projected fourth quarter 2000 results annualized by multiplying such results by four, Merrill Lynch compared the relative projected levels of earnings before interest, taxes, depreciation, amortization and rental expense ("EBITDAR") for each company during this period.

     Relative levels of EBITDAR were used to develop implied total enterprise value contributions. From these total enterprise value contributions, each of Universal's and Weatherford Global's respective estimated debt levels at December 31, 2000 were subtracted to determine implied equity market value contributions for each company. The results of this analysis are set forth below:

                                                         WEATHERFORD'S
                                                         IMPLIED EQUITY
                                                          MARKET VALUE
VALUATION BASIS                                           CONTRIBUTION
---------------                                          --------------
Pro Forma 2000 Annualized EBITDAR (projected)..........       48%

     The contribution analysis implied a Weatherford Global implied equity market value contribution of 48%.

  Comparable Company Trading Analysis

     Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples derived from the Universal and Weatherford Global projections to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the oilfield service industry:

- BJ Services Company
- Carbo Ceramics, Inc.
- Smith International, Inc.
- Hanover Compressor Company
- Cal Dive International, Inc.
- Oceaneering International, Inc.
- Weatherford International, Inc.

     The selected companies were chosen because they are publicly traded companies with financial and operating characteristics that Merrill Lynch deemed to be similar to those of Universal and Weatherford Global, including, among other things, equity market capitalization and natural gas production-focused operations. Merrill Lynch calculated various financial ratios for the selected companies and compared them to those calculated for Universal and Weatherford Global. The ratios for the selected companies were based on publicly available information, including estimates provided by Merrill Lynch research and First Call. Merrill Lynch calculated the following financial ratios:

     - equity market value multiples of:

      - 2000 estimated discretionary cash flow and

      - 2001 estimated discretionary cash flow; and

     - enterprise value (defined as market value of common equity plus book value of debt, lease facilities preferred equity and minority interest less cash) multiples of:

      - 2000 estimated EBITDAR and

      - 2001 estimated EBITDAR.

     The following table shows the mean of the results of these calculations for the selected companies.

FINANCIAL MEASURE                                              MEAN
-----------------                                              -----
2000 discretionary cash flow (projected)....................   16.4x
2001 discretionary cash flow (projected)....................   12.0x
2000 EBITDAR (projected)....................................   14.0x
2001 EBITDAR (projected)....................................    9.9x

     None of the selected companies is identical to Universal or Weatherford Global. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

MERRILL LYNCH FINANCIAL ADVISOR FEE

     Pursuant to an engagement letter dated October 17, 2000, Universal retained Merrill Lynch to act as its financial advisor in connection with the merger. Universal has agreed to pay Merrill Lynch a fee of $3,000,000 for services rendered in connection with the merger. Universal also has agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it entering into and performing services by it in connection with its engagement and to indemnify Merrill Lynch and its affiliates and their respective officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement. Universal has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel. Additionally, Universal has agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to its engagement, including liabilities under federal securities laws.

     Universal retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and/or financing services to Universal, including lead managing its initial public offering in May 2000, for which it received fees, and may render similar services in the future.

     In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Universal and Weatherford (and anticipate trading after the merger in the securities of Universal and Weatherford) for their own accounts and for the accounts of customers. Accordingly, Merrill Lynch may at any time hold a long or short position in these securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The parties have not requested and will not request a ruling from the Internal Revenue Service regarding the tax consequences of the merger. The merger agreement provides that the merger is conditioned upon our receipt as of the closing date of an opinion of King & Spalding, our legal counsel, and the receipt as of the closing date by Enterra of an opinion of Andrews & Kurth, L.L.P., its legal counsel, in each case subject to the qualifications discussed below, to the effect that, on the basis of the facts, representations and reasonable assumptions set forth in those opinions, for United States federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code.

     In rendering these tax opinions and as to the accuracy of the discussion herein of certain United States federal income tax consequences of the merger, counsel will rely upon, and will assume as accurate and correct (without any independent investigation) certain representations as to factual matters contained in certificates delivered by us, Enterra and others. If such representations are inaccurate, the opinions could be adversely affected. The tax opinions will represent tax counsels' best judgment as to the tax treatment of the merger, but will not be binding on the IRS, and we cannot assure you that the IRS will not contest the conclusions expressed therein.

     If the merger constitutes a reorganization within the meaning of the Internal Revenue Code, none of Enterra, Universal or our shareholders will recognize income, gain or loss as a result of the merger.

REQUIRED REGULATORY FILINGS AND APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, Universal and WEUS cannot complete the merger until they notify and furnish information regarding the acquisition to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and satisfy

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specified waiting period requirements. Universal and WEUS filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on November 14, 2000.

     At any time before or after completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Universal, our operating subsidiary, WEUS or Enterra. Private parties may also bring actions under the antitrust laws under certain circumstances. Although Universal and WEUS believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     We will also need to make filings with the Canadian Competition Bureau and Industry Canada under the Investment Canada Act, and comply with the applicable waiting periods under Part IX of the Competition Act (Canada).

     Neither WEUS nor Universal is aware of any other material governmental or regulatory approval required for completion of the merger.

RESTRICTED SHARES

     All shares of our common stock issued to WEUS in the merger will be restricted shares and will not be available for public resale unless such shares are registered under the Securities Act or sold pursuant to Rule 144 under the Securities Act. In general, under Rule 144, any person who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of our then outstanding shares of common stock (approximately 284,140 shares immediately following the merger), or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to requirements as to the manner of sale, notice and availability of current public information about our company.

     Pursuant to a registration rights agreement to be entered into by Universal and WEUS concurrently with the merger, WEUS will have the right, upon written demand, to cause us, on up to three separate occasions, to register its shares under the Securities Act. Each demand for registration must cover at least $20 million of shares of our common stock in an underwritten offering, or $5 million of our shares in a non-underwritten offering. WEUS may also require us to include the shares of our common stock then held by WEUS in any registration statement we propose to file, subject to certain limitations.

OUR BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

     Following the merger, WEUS will have the right to designate three members of our board of directors for so long as WEUS and its affiliates own at least 20% of our outstanding shares of common stock. If such ownership falls below 20%, WEUS may designate only two directors. One WEUS nominee will be appointed as a Class A director with a term of office expiring in 2001, one WEUS nominee will be appointed as a Class B director with a term of office expiring in 2002, and the third WEUS nominee will be appointed as a Class C director with a term of office expiring in 2003. If WEUS's ownership falls to below 10%, WEUS may no longer designate directors.

     WEUS will become a significant shareholder of Universal as a result of the merger, owning approximately 48% of our outstanding shares of common stock. This significant ownership of our common stock, coupled with WEUS's board representation, will give Weatherford (through WEUS) the ability to exercise substantial influence over our actions and in matters requiring approval of our shareholders. Its rights as a shareholder will be governed by our Restated Certificate of Incorporation and Bylaws, as well as the voting agreement to be entered into concurrently with the consummation of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Universal's directors and executive officers do not have interests in the merger that are in addition to their interests as Universal shareholders generally. As a result of various voting arrangements, Castle

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Harlan has the right to vote the shares owned by some of our directors and their affiliates. Castle Harlan has agreed to vote these shares in favor of the issuance of shares in the merger pursuant to the Stockholders' Agreement.

OPTION GRANTS TO WEATHERFORD GLOBAL EMPLOYEES

     Pursuant to the Merger Agreement, we have agreed to grant options at the then current fair market value of our common stock at the date of grant to purchase approximately 318,000 shares of our common stock to certain Weatherford Global employees following consummation of the merger. In addition to these contractual obligations, we expect to grant options covering additional shares to Weatherford Global employees to assist in the retention of these employees following the merger. As a result of such issuances and the increase in the number of employees eligible to participate in our Incentive Stock Option Plan, we are amending the Plan, a form of which is attached to this proxy statement as Annex F, to increase the number of shares available for issuance under the Plan from 1,912,421 shares to 3,012,421 shares.

NO APPRAISAL RIGHTS

     Under Delaware General Corporation Law, our shareholders are not entitled to appraisal rights with respect to the issuance of shares of our common stock in connection with the merger or any other matters addressed in this proxy statement.

ACCOUNTING TREATMENT

     The merger will be accounted for using the "purchase" method in accordance with Accounting Principles Board Opinion No. 16. Accordingly, the assets and liabilities of Weatherford Global will be recorded on our books at their respective fair values at the effective time of the merger, with the excess allocated to goodwill.

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                              THE MERGER AGREEMENT

     The detailed terms of the merger are contained in the merger agreement attached as Annex A to this proxy statement. The following discussion describes certain aspects of the merger agreement, and may not contain all of the information that is important to you. This discussion is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in this document. We encourage you to read the merger agreement carefully.

STRUCTURE OF THE MERGER

     The merger agreement provides for the merger of Enterra, a Delaware corporation and a wholly owned subsidiary of Weatherford, with and into Universal Compression, Inc., a Texas corporation and our wholly owned operating subsidiary, with Universal Compression, Inc. surviving the merger and continuing as our wholly owned subsidiary. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Texas. We expect to make these filings as soon as practicable after the last of the conditions to the merger, as set forth in the merger agreement, has been satisfied or waived.

     When the merger is completed:

     - the separate corporate existence of Enterra will terminate;

     - the surviving company will be a Texas corporation named Universal Compression, Inc.;

     - the Articles of Incorporation and Bylaws of Universal Compression, Inc. existing immediately prior to the merger will remain the articles of incorporation and bylaws of the surviving company;

     - WEUS will receive 13,750,000 shares of our common stock in the merger, representing approximately 48% of our outstanding common stock following the merger and subject to the voting restrictions contained in the voting agreement; and

     - WEUS will be entitled to designate three individuals to serve on our board of directors.

     We hope to complete the merger by the end of December 2000 or in the first quarter of 2001.

CONSIDERATION FOR THE MERGER

     The merger agreement provides that we will issue 13,750,000 shares of our common stock to WEUS at the closing. If the average closing price per share of our common stock during the 20 trading days ending on the day prior to the merger is less than $25, Weatherford and Universal will each have the option to terminate the merger agreement.

     Since our initial public offering in May 2000, the market price of our
common stock has been volatile. During the 90 days prior to             ,   ,
the last day for which a closing price for our common stock was available prior to the printing of this proxy statement, the highest closing price for our
common stock was $     per share and the lowest closing price for our common
stock was $     per share. The market price for our common stock will fluctuate prior to the merger. Consequently, the value of our shares to be issued to WEUS in the merger will also fluctuate. No assurance can be given as to the per share value of our common stock at the time of the merger or following the merger.

REPRESENTATIONS AND WARRANTIES

     Weatherford, WEUS, Enterra and Universal each made a number of customary representations and warranties in the merger agreement regarding each party's authority to enter into the merger agreement and to consummate the transactions contemplated thereby, and with regard to certain aspects of their businesses, financial condition, structure and other matters relevant to the merger. None of the representations and warranties to the merger agreement will survive consummation of the merger, except

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that the representations with respect to capitalization of the companies will survive for a period of twelve months following the merger.

     The merger agreement contains essentially reciprocal representations and warranties made by Weatherford, WEUS and Enterra, on the one hand, and Universal and its operating subsidiary, on the other hand, covering the following topics as they relate to each of the parties:

     - due organization and good standing;

     - capitalization;

     - corporate power and authority to enter into and consummate the merger agreement and related matters;

     - necessary regulatory consents and approvals;

     - absence of conflicts with organizational documents, agreements and applicable laws;

     - financial statements;

     - absence of undisclosed liabilities since the date of the most recent balance sheet;

     - absence of certain changes since the date of the most recent balance sheet;

     - absence of litigation;

     - possession of licenses and permits necessary for ownership and operation of the business;

     - certain labor issues and absence of collective bargaining agreements;

     - compliance with laws;

     - insurance policies (Enterra only);

     - material contracts;

     - compliance with environmental laws and certain other environmental matters;

     - payment of taxes and related matters;

     - employee benefits matters;

     - brokers, finders or financial advisors engaged in connection with the merger;

     - circumstances that would prevent the merger from qualifying as a tax free reorganization;

     - accuracy of information provided for use in this proxy statement;

     - absence of excess parachute payments;

     - transactions with officers, directors or other affiliated persons;

     - title to assets; and

     - the inapplicability of certain anti-takeover statutes to the merger.

     In addition, we have made additional representations in the merger agreement addressing the following topics:

     - our reports filed with the SEC;

     - the vote of our shareholders required to approve the issuance of our shares in the merger;

     - receipt of the fairness opinion from Merrill Lynch; and

     - authorization and recommendation by our board of directors.

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     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the representations and warranties in the merger agreement.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Weatherford Global. Enterra will, and WEUS has agreed to cause Enterra to, continue to conduct the business of Weatherford Global and maintain its business relationships in a manner that is consistent with the ordinary and usual course of business and not to take certain specified actions that might materially adversely affect Enterra or Weatherford Global without our written consent. Enterra has agreed to carry on and to preserve the business of Weatherford Global and its relationships with customers and suppliers in substantially the same manner as it has prior to the date of the merger agreement.

     Universal. We have agreed to continue to conduct our business and maintain our business relationships in a manner that is consistent with our ordinary and usual course of business and not to take certain specified actions that might materially adversely affect us without Enterra's written consent. Consistent with this covenant, we have agreed to carry on and to preserve our business and our relationships with customers and suppliers in substantially the same manner as we had prior to the date of the merger agreement.

CERTAIN PRE-CLOSING TRANSFERS

     The merger agreement provides that, prior to the closing of the merger, Weatherford will transfer or distribute to one or more Weatherford entities other than Enterra and its subsidiaries the assets and liabilities associated with its gas compression sales and rental operations in Malaysia, Vietnam, Oman, Dubai, Ivory Coast and Indonesia, including the assets, business and related employees associated with the compression sales and rental operations of GSI, its subsidiaries and their respective branches acquired by Weatherford in January 2000. Weatherford will also transfer to another Weatherford entity all intercompany or other debt owed by the GSI related entities or by any of the GSI related entities to Enterra or its subsidiaries that is an amount less than $15.9 million, as well as $10 million in accounts receivable. Thus, these assets and liabilities will not be included in the merger. However, Weatherford will transfer to one or more entities designated by Universal the following relating to the compression sales and rental operations of GSI, its subsidiaries and their respective branches in Australia and Thailand:

     - the assets physically located in those countries;

     - the contracts related specifically to work performed in those countries;

     - the accounts receivables related to those contracts; and

     - the employees who are located in those countries and whose dedicated job is for performance of the contracts being transferred.

Thus, these assets will be included in the merger.

     In addition, immediately prior to the merger, Weatherford, through Enterra, will purchase GE Capital's 36% interest in Weatherford Global and certain related entities. As a result, we will acquire in the merger 100% of the outstanding interests in the joint venture and those related entities.

     A nominal number of shares of several foreign subsidiaries of Enterra are currently held by Weatherford, its nominees, and several of its subsidiaries. Prior to the merger, all of such shares will be transferred to Enterra and its subsidiaries so that we will acquire 100% ownership of these foreign subsidiaries as a result of the merger.

RELATED AGREEMENTS

     Stockholders' Agreement. Concurrently with the execution of the merger agreement, we entered into a Stockholders' Agreement with WEUS and Castle Harlan and its affiliates. The Stockholders' Agreement provides that, subject to certain conditions, Castle Harlan and its affiliates will vote their shares of our

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common stock, including shares over which they have voting control and any additional shares that they may acquire, in favor of the issuance of the shares in the merger.

     Registration Rights Agreement. Concurrently with the closing of the merger, we will enter into a registration rights agreement with WEUS, pursuant to which WEUS will receive certain demand and piggyback registration rights covering the shares of our common stock received in the merger.

     Voting Agreement. As a condition to the closing of the merger, WEUS and Universal will enter into a voting agreement pursuant to which, among other things, WEUS and its affiliates will agree to certain restrictions on the voting of shares of our common stock in excess of 33 1/3% of our total outstanding common stock until the earlier of (1) two years after consummation of the merger and (2) that date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock. Such excess will not be voted directly by WEUS, but instead will be voted in proportion to the votes of our other shareholders, excluding WEUS, Castle Harlan and their respective affiliates.

     Transitional Services Agreement. Concurrently with the closing of the merger, Weatherford and Weatherford Global will enter into a transitional services agreement pursuant to which Weatherford will continue to provide certain administrative and support services, such as shared corporate office space and general communication and information services, to Weatherford Global for a period of time following the merger. Weatherford Global will pay Weatherford negotiated service fees for the services provided based on the cost of the services.

RESTRICTED SHARES OF UNIVERSAL COMMON STOCK

     All shares of our common stock issued to WEUS in the merger will be restricted shares and will not be available for public resale unless they are registered under the Securities Act (which WEUS will have the right to demand pursuant to the registration rights agreement) or sold pursuant to Rule 144 under the Securities Act.

CONDITIONS TO THE MERGER

     The obligations of Weatherford, WEUS and Enterra and of Universal under the merger agreement are subject to the satisfaction or waiver of certain conditions described in the merger agreement. These conditions include, but are not limited to, conditions relating to:

     - the accuracy of representations and warranties and performance of covenants in all material respects (unless the failure of all of such representations and warranties to be true or the failure of such covenants to be performed would not have, or reasonably be expected to have, a material adverse effect on the entity making such representation, warranty or covenant, taken as a whole);

     - the performance of and compliance with covenants in all material respects;

     - the absence of any judgment, injunction, order or decree or any applicable statute or regulation which would prohibit the merger;

     - the receipt of all necessary governmental consents, including expiration or termination of the applicable waiting periods under U.S. antitrust laws and similar Canadian competition laws;

     - the receipt of all consents or assignments required under material contracts of Universal and Enterra;

     - approval by our shareholders of the issuance of shares of our common stock to WEUS in the merger;

     - the receipt by each of WEUS and Universal of opinions of their respective tax counsel that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

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     - the shares of our common stock to be issued in the merger being approved for listing on the New York Stock Exchange;

     - WEUS and Universal entering into the registration rights and voting agreements contemplated by the merger agreement;

     - WEUS and Universal entering into the transitional services agreement contemplated by the merger agreement;

     - the average closing price of our common stock for the 20 trading days prior to the date of the merger not being less than $25;

     - the consummation of financing by Universal sufficient to refinance our outstanding indebtedness and that of Weatherford Global;

     - the acquisition by Enterra of GE Capital's interest in Weatherford Global being satisfied or waived;

     - the release of Enterra from certain obligations in connection with the formation of Weatherford Global; and

     - the exemption of the newly issued shares of our common stock in the merger from the registration requirements of the Securities Act of 1933.

TERMINATION RIGHTS

     The merger agreement may be terminated by mutual consent of WEUS and Universal or, under certain circumstances, at any time prior to the merger (whether before or after approval of the share issuance by our shareholders), as summarized below:

     - by WEUS, if we have materially breached our representations and warranties or materially failed to perform our covenants and such breach or failure to perform has not been cured prior to the closing;

     - by us, if WEUS has materially breached its representations and warranties or materially failed to perform its covenants and such breach or failure to perform has not been cured prior to the closing;

     - by either WEUS or us, if the special meeting shall have been held and the approval of our shareholders of the issuance of shares of our common stock to WEUS in the merger shall not have been obtained;

     - by either WEUS or us, if all the conditions to the merger have not been satisfied or waived on or before March 31, 2000, other than as a result of a breach by the terminating party;

     - by either WEUS or us, if an order by a federal or state court that would make illegal or otherwise prohibit the consummation of the merger is issued and becomes final and nonappealable;

     - by WEUS, if our board of directors or any committee of the board fails to give its approval or recommendation regarding the issuance of shares in the merger;

     - by WEUS, if we enter into or publicly announce our intention to enter into an agreement with respect to a takeover proposal;

     - by us, in certain circumstances if we receive a superior proposal with respect to certain significant transactions involving our company; or

     - by Universal or WEUS, if the conditions relating to the acquisition of GE Capital's interest in Weatherford Global are not satisfied or waived; provided that WEUS may not terminate the merger agreement if WEUS is responsible for the failure to satisfy such conditions.

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TERMINATION FEE

     If the merger agreement is terminated by us and an offer or inquiry from another person to acquire 15% or more of our assets is outstanding at the time of termination, we must pay WEUS a termination fee of $15 million. If the merger agreement is terminated by Enterra because we have materially breached our representations and warranties or materially failed to perform our covenants and such breach or failure has not been cured within specified time periods, or if we announce our intention to enter into a merger or similar agreement with others, then we may have to pay WEUS a termination fee of $15 million. If the merger agreement is terminated by us due to a material breach of representation or warranty by Weatherford or Enterra or material failure by them to perform their covenants is not cured within specified time periods, WEUS must pay us a termination fee of $15 million.

INDEMNIFICATION RIGHTS

     Weatherford and WEUS have agreed to jointly and severally indemnify us and our affiliates, officers, directors, employees and agents for all losses and expenses incurred by us that arise in the merger agreement out of any breach of certain representations or warranties made by Weatherford, WEUS or Enterra in the merger agreement, relating to the capitalization of Enterra, the breach of any covenants of Weatherford, WEUS, or Enterra in the merger agreement, certain liabilities retained by Weatherford or WEUS, or any third party claim relating to written information provided by Weatherford, WEUS or Enterra for use in this proxy statement. Similarly, we have agreed to indemnify Weatherford and WEUS and their affiliates, officers, directors, employees and agents for all losses and expenses incurred by them that arise out of a breach of any representation or warranty of Universal in the merger agreement relating to the capitalization of Universal, the breach of any covenants of Universal in the merger agreement, any agreement to which Weatherford or its affiliates is a party that relates to the Weatherford Global gas compression business, any third party claim relating to written information provided by Universal for use in this proxy statement, or the use of the name "WEUS" or "Weatherford" or the trademarks of Weatherford and its affiliates. None of the representations and warranties to the merger agreement will survive consummation of the merger, except for the representations with respect to capitalization of the companies. Claims for indemnification with respect to capitalization and the covenants and other obligations of each party to the merger agreement, must be made within 12 months after the date the merger is consummated. Indemnification obligations of the Weatherford entities with respect to certain tax matters and excluded liabilities continue indefinitely, provided that claims with respect to tax matters are made within 90 days of the expiration of any applicable statute of limitations. In addition, our indemnification obligations with respect to certain contracts of the acquired business also continue indefinitely.

     Universal, Weatherford, WEUS and Enterra have each agreed to certain limitations on the amount of losses that will be subject to an indemnification claim. Claims for indemnification with respect to breaches of representations and warranties and certain misstatements included in this proxy statement may not be made unless the aggregate amount of all losses incurred by the party entitled to indemnification exceeds $2.5 million, in which event such party shall be entitled only to the amount of losses that exceed $2.5 million. In addition, no party will be able to recover losses from the other party in excess of the aggregate market value of the Universal common stock issued in connection with the merger as of the consummation of the merger. The amount that the party entitled to indemnification may receive will be further reduced by any insurance proceeds received by such party. These rights of indemnification are the exclusive remedies of each party for the breach of any representations or warranties in the merger agreement or with respect to any other matter related to the merger agreement and its related transactions.

AMENDMENT AND WAIVER

     The merger agreement may be amended by the parties at any time before or after the special meeting of the Universal shareholders, provided that any amendment made after the special meeting that would otherwise require shareholder approval under applicable law must be submitted to the shareholders. In particular, we agreed to amend the merger agreement prior to the printing of this proxy statement for

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mailing to our shareholders to reflect the purchase by an affiliate of
Weatherford of an interest in Enterra if requested by Weatherford, with the shares of our stock to be issued in the merger to be allocated between WEUS and such affiliate, which amendment has not been requested by Weatherford. All amendments to the merger agreement must be in writing signed by each party. Any provision of the merger agreement may be waived in writing by the party against whom the waiver is to be effective.

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                               RELATED AGREEMENTS

     The following discussion is a brief summary of certain aspects of the Stockholders' Agreement entered into by Castle Harlan and its affiliates, Universal and WEUS, and the Registration Rights Agreement, Voting Agreement and Transitional Services Agreement to be entered into by Universal and WEUS concurrently with the consummation of the merger. This summary is not complete. Summaries of the Stockholders' Agreement, Registration Rights Agreement and Voting Agreement are qualified in their entirety by the complete agreements, which are attached hereto as Annexes C, D and E, respectively.

STOCKHOLDERS' AGREEMENT

     Castle Harlan and its affiliates have entered into a Stockholders' Agreement with WEUS and Universal, dated as of October 23, 2000, which provides that, until the earliest of the closing of the merger, the termination of the merger agreement, or April 1, 2001, such shareholders will vote their shares (including shares over which they have voting control or any additional shares that they may acquire) (1) in favor of the issuance of shares of our common stock to WEUS in connection with the merger and all matters requiring approval of our shareholders in connection with the merger, (2) against any action or agreement that would compete with, impede, interfere with or tend to discourage the merger or the issuance of our common stock to WEUS, and (3) against any action or agreement that would result in any material breach of any covenant, representation, warranty or obligation of Universal or WEUS under the merger agreement. These shareholders have also agreed not to transfer or dispose of, in any manner, any of their shares, except in accordance with the Stockholders' Agreement and unless the transferee agrees to be bound by the provisions of the agreement, which restriction does not apply to shares owned by third parties and subject to a voting agreement with Castle Harlan. However, Castle Harlan and its affiliates have a right to terminate the Stockholders' Agreement should any Weatherford party to the merger agreement materially breach its representations, warranties, or covenants contained in the merger agreement, which breach is not cured within 45 days of notice thereof and which breach, when aggregated with any other breaches by them, would reasonably be expected to have a material adverse effect on such entities, taken as a whole. As of the record date, Castle Harlan and its affiliates as a group controlled the voting of 5,484,874 shares of our common stock, representing approximately 38% of the shares of our common stock outstanding as of the record date. The Stockholders' Agreement is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. You should read it carefully in its entirety.

REGISTRATION RIGHTS AGREEMENT

     As a condition to the closing of the merger, Universal and WEUS will enter into a registration rights agreement, a form of which is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. You should read this agreement carefully in its entirety. Under the registration rights agreement, WEUS will have the right to cause us to register, at our expense, its shares of our common stock received in the merger under the Securities Act as follows:

     - Demand Registration Rights. At any time following the closing of the merger, WEUS may, on up to three occasions, require us to prepare and file a registration statement to register shares of our common stock held by WEUS by providing a written demand for the registration of shares with an aggregate market value of at least $20 million in an underwritten offering, or $5 million in a non-underwritten offering. The agreement provides that we must use our reasonable best efforts to register the requested shares as soon as possible after receipt of such notice.

     - Piggyback Registration Rights. At any time following the closing of the merger, WEUS may request to have its shares included in any registration statement under the Securities Act with respect to any proposed public offering by us or other holders of our common stock. Such piggyback registration rights are unlimited, but the number of shares that can be included may be eliminated entirely or reduced in certain situations at the request of the underwriters managing the offering of shares being registered.

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VOTING AGREEMENT

     As a condition to the closing of the merger, Universal and WEUS will enter into a voting agreement, a copy of which is attached to this proxy statement as Annex E and is incorporated into this proxy statement by reference. You should read the voting agreement carefully in its entirety. The voting agreement provides that until the earlier of (1) two years after the closing of the merger or (2) the date that Castle Harlan and its affiliates own less than 5% of our outstanding common stock, WEUS and its affiliates will vote any shares of our common stock that they own in excess of 33 1/3% of our total outstanding shares in the same proportion as shares of our stock owned by the public are voted. Shares owned by the public include all shares of our common stock other than shares owned by WEUS, Castle Harlan and their respective affiliates.

TRANSITIONAL SERVICES AGREEMENT

     Prior to or concurrently with the closing of the merger, Weatherford and Weatherford Global will enter into a transitional services agreement pursuant to which Weatherford will continue to provide certain administrative and operational services, such as shared corporate office space and general communication and information services, to Weatherford Global for a period of time following the merger. Weatherford Global will pay Weatherford negotiated service fees for the services provided based on the cost of the services.

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                     MARKET PRICE AND DIVIDEND INFORMATION

HISTORICAL MARKET PRICE DATA

     Our common stock is listed on the New York Stock Exchange under the symbol
"UCO." On             ,           , the last sales price of our common stock as
reported on the New York Stock Exchange was $ per share. As of November 15, 2000, there were approximately 350 holders of record of our common stock based on the records of our transfer agent. This number does not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

     The table below sets forth the high and low sales prices per share of our common stock, as reported on the New York Stock Exchange from May 23, 2000, the
date that our common stock first became publicly traded, through             ,
2000, the last practicable trading day for which information was available prior to the date of this proxy statement. There is no established public trading market for Enterra's common stock.

                                                              UNIVERSAL COMMON STOCK
                                                              ----------------------
FISCAL QUARTER ENDED                                           HIGH            LOW
--------------------                                          -------        -------
May 23 through June 30, 2000................................  $35.50         $20.63
September 30, 2000..........................................  $34.13         $22.13
October 1 through             , 2000........................  $              $

DIVIDEND INFORMATION

     Following the merger, our shareholders will be entitled to receive such dividends as may be declared by our board of directors, if any. We have never paid cash dividends on our common stock. We currently anticipate that we will retain earnings, if any, to support our operations and to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, our current bank credit facility and other financing arrangements contain restrictions on the payment of dividends, and our new financing arrangements in connection with the merger will likely contain similar restrictions. Any future determination as to the declaration and payments of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

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

                             BUSINESS OF UNIVERSAL

BACKGROUND

     We were formed in December 1997 to acquire all of the outstanding stock of Tidewater Compression. Upon completion of the Tidewater Compression acquisition in February 1998, Tidewater Compression became our wholly owned operating subsidiary and changed its name to Universal Compression, Inc. Through this subsidiary, our gas compression service operations date back to 1954. The business grew dramatically from 1993 to 1995 through the acquisition of four rental compression companies: Allison Production Services and BJC Operating Company in 1993 and Halliburton Compression Services and Brazos Gas Compressing Company in 1994. Following these acquisitions and prior to the Tidewater Compression acquisition, management focused on standardizing our compressor fleet, and also completed a number of smaller acquisitions. Since the Tidewater Compression acquisition, we have focused on our growth strategy, which has included the acquisition of Spectrum Rotary Compression Inc. in April 2000 and Gas Compression Services, Inc. in September 2000.

OVERVIEW

     We are a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services and products to the natural gas industry. These services and products are essential to the production, transportation and processing of natural gas by producers, gatherers and pipeline companies. Today, we own one of the largest gas compressor fleets in the United States, and have a growing presence in key international markets.

     Since 1998, we have increased our capital investments in our business and, as a result, have experienced significant growth. The horsepower of our fleet has increased 64.5%, from 492,417 as of March 31, 1998 to 810,000 as of September 30, 2000, with our average capacity per unit increasing from 179 horsepower to 233 horsepower. Our revenues have increased 7.0%, from $68.8 million for the six months ended September 30, 1999 to $73.6 million for the six months ended September 30, 2000. For the six months ended September 30, 2000, approximately $55.0 million of our revenues was derived from our compression rental services, with the remaining approximately $18.6 million being derived from fabrication and other compression activities.

     We distinguish ourselves by providing comprehensive, high quality natural gas compression services to over 750 customers that are involved in natural gas production, transportation and processing -- from the wellhead through the gathering system and through the pipeline. Due to our low cost, centralized operating structure, we are able to offer these high quality services to our customers at competitive prices while maintaining high margins. By outsourcing their compression needs, we believe our customers generally are able to increase their revenues by producing a higher volume of natural gas through decreased compressor downtime. In addition, outsourcing allows our customers to reduce their operating and maintenance costs and capital investments and meet their changing compression needs more efficiently. Our full service orientation enhances customer loyalty, enables us to attract new customers and allows us to grow our business with our existing customers.

     We operate in every significant natural gas producing region in the United States through our 38 compression sales and service locations. We have a highly standardized compressor fleet, with approximately 651,000 horsepower operating under contract in 27 states as of September 30, 2000. Our revenues from domestic compression rental services were $46.6 million for the six months ended September 30, 2000. We believe that our size and broad scope result in economies of scale since the addition of incremental compressors in a region does not require us to proportionately increase our investment in field personnel and administrative support.

     Since 1993, we have expanded our presence in select international markets, including Argentina, Colombia, Venezuela and Australia. As of September 30, 2000, we had 51 units aggregating approximately 54,000 horsepower operating under contract in these markets. In addition, we expect to add 10,000 horsepower to our fleet during the quarter ending December 31, 2000 from our first compression service

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

project in Mexico. We are also pursuing opportunities in other strategic international areas, including South American countries, especially Argentina, and Southeast Asia. Our revenues from international operations have increased by 23.5% from $6.8 million for the six months ended September 30, 1999 to $8.4 million for the six months ended September 30, 2000.

     Our financial performance has been generally less affected by the short-term market cycles and volatile commodity prices than the financial performance of companies operating in other sectors of the oil and gas industry because:

     - compression is an essential component of natural gas production,

     - our operations are tied primarily to natural gas consumption, which is less cyclical in nature than exploration activities,

     - compression equipment rental is often a lower cost alternative for natural gas production, gathering and transportation companies,

     - we have a broad customer base,

     - we operate in diverse geographic regions,

     - our compressors remain on-site for an average of 30 months before reassignment, and

     - our standardized compressor fleet is durable and reliable.

     Adding to this stability is the fact that while compressors often must be highly engineered or reconfigured to meet the unique demands of our customers, the fundamental technology of compression equipment has been stable and has not experienced rapid technological change.

OUR GROWTH STRATEGY

     Our growth strategy is to continue to focus on meeting the evolving needs and demands of our customers by providing consistent, superior services and dependable, high quality products. We believe that this approach strengthens our relationships with our existing customers, helps us to attract new customers and diversifies our revenue base, resulting in increased market share, revenues and earnings. The key elements of our strategy are described below:

     - Focusing on Providing a Complete Range of High Quality Services. We believe that the key to our success is providing our customers with consistent, high quality service and a full range of dependable compression equipment tailored to their needs at competitive prices. Our services and products deliver higher run-times resulting in increased production and revenues for our customers.

      - We have the equipment, personnel and logistical capabilities to provide our customers with a wide variety of compression equipment and services on a timely basis. We work with our customers to provide engineering solutions to help them design a customized compression plan and then provide them with the services and products to implement that plan. We continuously expand, upgrade and reconfigure our rental fleet to ensure our ability to meet the changing requirements of our customers in the diverse geographic markets that we serve. In addition, our rigorous preventative maintenance program and extensive field service network permits us to promptly address maintenance issues. In recent years, we have increased the overall size and average horsepower of our fleet and have increased our fabrication of upper range units (generally over 600 horsepower) to better serve the needs of our customers at wellheads, gathering systems, processing plants and pipelines. Since March 31, 1998, the horsepower of our fleet has increased by 64.5%, which includes the additional horsepower obtained through acquisitions.

      - In April 1999, we completed construction of a high bay, heavy capacity fabrication facility in Houston, Texas which allows us to increase our capacity to fabricate larger compression units. In

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

        September 2000, we acquired additional fabrication capabilities in Traverse City, Michigan and Schulenberg, Texas with our acquisition of Gas Compression Services, Inc.

      - Our operations and maintenance personnel are highly trained and, we believe, among the most experienced in the industry. We have an extensive maintenance and diagnostic program for our equipment and provide remote monitoring of large horsepower units and compression systems. As a result, we are able to provide consistent, high quality service and achieve very high run-times for our compressors, resulting in increased production and revenues for our customers.

     - Continuing a Centralized, Standardized Approach to Our Business.

      - We have centralized our management, corporate functions, training and inventory controls. Our centralized system enables us to respond quickly to market opportunities and changing conditions, and allows us to provide consistent, high quality service and standardized pricing to our customers operating in multiple locations worldwide.

      - As a complement to these centralized functions, we have positioned highly trained sales and field personnel in all of the major domestic gas producing regions in which our customers operate and, in some cases, on-site with our key customers. This local presence, experience and in-depth knowledge of our customers' operating needs and growth plans provides us with significant competitive advantages and internally driven market share growth. Our field service and sales personnel assist in identifying the needs of our customers and communicate those needs to our sales force and corporate headquarters, which allows us to participate in growth opportunities in the industry, wherever they may occur.

      - Using our automated inventory system, we are able to determine product availability, identify the most efficient solution and promptly provide the necessary parts and labor to any location worldwide.

      - We have standardized our fleet of rental compressors to three compressor platforms, Gemini, Ajax and Ariel. By standardizing, we are able to develop extensive expertise in operating and maintaining our compressors, provide consistent, high quality training of our operations and maintenance personnel, efficiently resize and reconfigure our compressors and reduce our costs by minimizing our inventory.

      - We believe that we have one of the best safety records in the industry, which enhances our customer loyalty and our ability to attract and retain quality employees.

      - In order to attract, motivate and retain our highly experienced sales force and operations personnel, we have implemented a profit sharing plan designed to link the compensation of our employees at all levels with their individual performance as well as ours. In addition, we have provided broad employee stock ownership opportunities. We have awarded shares of our stock to employees following the Tidewater Compression acquisition, have given all of our employees the opportunity to purchase shares of our stock and have granted stock options to 17% of our workforce.

     - Expanding Our Operations in Select International Markets. With approximately 54,000 horsepower operating internationally as of September 30, 2000 and an expected additional 10,000 horsepower for our Mexico project, we have a strategic presence in the rapidly growing compression markets of Argentina, Colombia, Venezuela and Australia, and are building a presence in Mexico. We plan to leverage our existing presence and customer base and strong reputation for the engineering and fabrication of high specification gas and air compressors to expand our offerings in these markets as well as others, including other South American countries and Southeast Asia.

     - Expanding Our Rental Fleet and Customer Base through the Purchase and Leaseback of Compressors. As the trend toward outsourcing of compression services continues, we are providing an increasing number of customers the opportunity to sell their existing compression equipment to us in purchase and leaseback transactions. In these transactions, we purchase a customer's in-place compression equipment at the current market value and then lease that equipment back to the customer under long-term operating and maintenance contracts. As a result, the customer is able to outsource its compression operations and reallocate capital to its core business activities while typically enjoying improved operational performance. In addition, these arrangements expand our rental fleet and provide us with the opportunity to promote our operations and maintenance services, as well as to strengthen our relationships with these customers. As of September 30, 2000, we have consummated ten purchase leaseback transactions aggregating approximately 29,000 horsepower with our customers.

     - Pursuing Industry Consolidation Opportunities. The rental compression services industry has experienced significant consolidation over the past several years but remains highly fragmented, with only a small number of companies providing comprehensive compression services. We actively participate in this consolidation trend. Since 1993, we have completed six acquisitions, including our recent acquisitions of Spectrum Rotary Compression Inc. in April 2000 and Gas Compression Services, Inc. in September 2000, which is described in more detail below. Integration of these acquired businesses allows us to expand our fleet and to offer our comprehensive range of products and services to an expanded customer base. We believe that continuing industry consolidation will present us with opportunities to acquire attractive smaller regional operators and large compression service companies and assets in the future.

         On September 15, 2000, we acquired all of the stock of Gas Compression Services, Inc. from the shareholders of GCSI in exchange for approximately $12 million in cash, 1,400,726 newly issued shares of our common stock, representing approximately 9.6% of our then outstanding shares, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. The GCSI acquisition has added approximately 138,000 aggregate horsepower to our fleet and provides us with an increased customer base, additional market segments and additional fabrication capabilities. Certain information included in this proxy statement as of September 30, 2000 includes GCSI's operations for the 15 days from the closing date of the acquisition.

INDUSTRY

  Natural Gas Compression Overview

     Natural gas compression is a mechanical process whereby a volume of gas at an existing pressure is compressed to a desired higher pressure. We offer both slow and high speed reciprocating compressors driven either by internal combustion engines or electric motors. We also offer screw compressors for applications involving low pressure natural gas. Most natural gas compression applications involve compressing gas for its delivery from one point to another. Low pressure or partially depleted natural gas wells require compression for delivery of produced gas into higher pressured gas gathering systems. Compression is required because over the life of an oil or gas well, natural reservoir pressure typically declines as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. It is at this time that compression equipment is applied in both field and gathering systems to boost the well's pressure levels and allow gas to be brought to market. Compression is also used to reinject natural gas down producing oil wells to help lift liquids to the surface, known as gas lift operations. In secondary oil recovery operations, natural gas compression is used to inject natural gas into wells to maintain reservoir pressure. Compression is also used in gas storage projects to inject gas into underground reservoirs during off-peak seasons for withdrawal later during periods of high demand. Natural gas compression services are also used for compressing feedstocks in refineries and for refrigeration applications in natural gas processing plants.

     Natural gas compression that is used prior to the "main line transmission system," which transports gas from production to storage or the end user, is considered "field" compression. We have been active in both segments of the field compression market, production and gas gathering. During the production phase,

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

compression is used to boost the pressure of natural gas from the wellhead so that natural gas can flow into the gathering system or pipeline for transmission to an end-user. Typically, these applications require portable low to mid-range horsepower compression equipment located at or near the wellhead. The continually dropping pressure levels in natural gas fields require constant modification and variation of on-site compression equipment.

     In an effort to reduce costs for wellhead operators, operators of gathering systems tend to keep the pressure of the gathering systems low. As a result, more pressure is often needed to force the gas from the low pressure gathering systems into the higher pressure pipelines. These applications generally require larger horsepower compression equipment (600 horsepower and higher). Similarly, as gas is transported through a pipeline, large compression units are applied all along the pipeline to allow the natural gas to continue to flow through the pipeline to its destination.

     Gas producers, transporters and processors have historically owned and maintained most of the compression equipment used in their operations. However, in recent years, there has been a growing trend toward outsourcing compression equipment. Customers that elect to outsource compression equipment have two options for maintaining and/or operating such equipment. Full maintenance calls for the service company to be responsible for the scheduled preventative maintenance, repair and general up-keep of the equipment, while the customer usually remains responsible for installing and handling the day-to-day operation of the equipment. The other option is contract compression, which requires the service company to maintain and operate and, in many cases, to install the equipment. Often, a service company providing contract compression will inspect the equipment daily, provide consumables such as oil and antifreeze and, if necessary, be present at the site for several hours each day.

     Rental compression units are primarily employed in the field compression segment encompassing production and natural gas gathering. Renting compression equipment offers customers:

     - the ability to efficiently meet their changing compression needs over time while limiting their capital investments in compression equipment,

     - access to the compression service provider's specialized personnel and technical skills, including engineers, field service and maintenance employees, which generally leads to improved run-times and production rates and

     - overall reduction in their compression costs through the elimination of a spare parts inventory and other expenditures associated with owning and maintaining compressor units.

  Natural Gas Industry Conditions

     A significant factor in the growth of the gas compression equipment market is the increasing consumption of natural gas, both domestically and internationally. In other words, it is the demand for natural gas, rather than the more cyclical oil and gas exploration activities, that drives the demand for compression services. As a result, our financial performance historically has been less affected by the short-term market cycles and volatile commodity prices of oil and natural gas than that of companies operating in other sectors of the energy industry.

     In the United States, natural gas is the second leading fuel in terms of total consumption and is the fuel of choice for power generation and industrial use. The closure of nuclear power plants and the current economic expansion have contributed to the increased consumption of natural gas. In recent years, natural gas has increased its market share of total domestic energy consumption. Domestic consumption of natural gas increased by 13% from 1990 through 1998 to approximately 22 trillion cubic feet, and industry sources forecast the domestic consumption of natural gas to increase approximately 25% to 27 to 30 trillion cubic feet by 2010.

     At the end of 1998, there was approximately 14.8 million horsepower of field compression equipment in the United States, of which approximately 4.1 million horsepower was outsourced. From 1993 to 1998, the compression services industry grew at a rate of approximately 15.4% per year in the United States in

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

terms of horsepower, with the percentage of outsourced horsepower increasing from 13% to 28%. We believe the domestic gas compression market will continue to grow due to the following factors:

     - higher natural gas consumption, which is increasing in the United States at an average rate of 2.0% to 2.5% per year,

     - the aging of producing natural gas fields in the United States, which will require more compression to continue producing the same volume of natural gas, and

     - increasing outsourcing by companies of compression needs in order to reduce operating costs, improve production and efficiency and reallocate capital to core business activities.

     The international gas compression services market is currently substantially smaller than the domestic market. However, we estimate significant growth opportunities for international demand for compressor products and services due to the following factors:

     - higher natural gas consumption, which is increasing internationally at an average rate of 3.0% to 4.0% per year,

     - implementation of international environmental and conservation laws preventing the prior practice of "flaring" of natural gas and recognition of natural gas as a clean alternative to carbon fuels,

     - a desire by a number of oil exporting nations to replace oil with natural gas as a fuel source in local markets to allow greater exportation of oil,

     - increasing development of pipeline infrastructure, particularly in South America, necessary to transport gas to local markets,

     - growing demand for electrical power generation, for which the fuel of choice tends to be natural gas, and

     - privatization of state-owned international energy producers, resulting in increased outsourcing due to the focus on reducing capital expenditures and enhancing cash flow and profitability.

     As contrasted to the domestic market, the current international rental compression market is substantially comprised of large horsepower compressors that are maintained and operated by compression service providers. A significant portion of this market involves comprehensive installation projects, which include the design, fabrication, delivery, installation, operation and maintenance of the compressors and the related gas treatment equipment by the rental company. In these comprehensive projects, the customer's only responsibility is to provide fuel gas within specifications. As a result of the full service nature of these projects and the fact that these compressors generally remain on-site for three to seven years, we are able to achieve higher revenues and margins on these projects.

     We believe we are well positioned to participate in a disproportionate share of the future growth in this industry as we are one of the few compression service providers with sufficient fleet size, operating infrastructure and geographic scope to meet the diverse, full service needs of our customers. Companies in our industry can achieve significant advantages through increased size and geographic scope. As the number of rental units in a rental fleet increases, the number of sales, engineering, administrative and maintenance personnel required does not increase proportionately. As a result, companies such as us with larger rental fleets have relatively lower operating costs and higher margins due to economies of scale than smaller companies.

OPERATIONS

  Rental Compressor Fleet

     In recent years, there has been substantial growth in customer demand in the over 600 horsepower category. As a result, we have focused, and will continue to focus, future growth on this segment of the market. We have increased the overall size and average horsepower of our fleet and have increased our

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

fabrication of upper range units (generally over 600 horsepower) to meet this demand and better serve the needs of our customers at wellheads, gathering systems, processing plants and pipelines. Since March 31, 1998, the total horsepower of our fleet has increased by 64.5%. For the six months ended September 30, 2000, the average horsepower utilization rate for our fleet was approximately 85.3%, which reflects average horsepower utilization based upon our total average fleet horsepower. For the quarter ended September 30, 2000, this average rate was approximately 86.2%.

     As of September 30, 2000, we owned 3,477 natural gas compressors ranging in size from 15 horsepower to 3,000 horsepower, with an average of 233 horsepower, as reflected in the following table:

HORSEPOWER RANGE                            NUMBER OF UNITS   TOTAL HORSEPOWER   % OF HORSEPOWER
----------------                            ---------------   ----------------   ---------------
  0- 99...................................       1,284             81,632              10.1%
100-299...................................       1,409            238,356              29.4%
300-599...................................         447            170,123              21.0%
600 and over..............................         337            320,268              39.5%
                                                 -----            -------             -----
          Total...........................       3,477            810,379             100.0%
                                                 =====            =======             =====

     We have standardized our rental fleet around three gas compressor platforms: Gemini for smaller horsepower applications (less than 150 horsepower), Ajax for mid-range applications (100-600 horsepower) and Ariel for larger horsepower applications (over 600 horsepower). These three compressor platforms represent over 90% of our horsepower. This high level of fleet standardization and durability:

     - enables us to minimize our fleet maintenance capital requirements,

     - enables us to minimize inventory costs,

     - facilitates low-cost compressor resizing, and

     - allows us to develop strong technical proficiency in our maintenance and overhauling operations, which enables us to achieve high run-time rates while maintaining low operating costs, a benefit both to us and our customers.

     In addition to being dependable, our smaller Gemini compressors are lightweight and highly portable. Our Ajax compressors are a strong choice for mid-range compression projects because of their high reliability and versatility. Due to their design, the Ajax compressors burn the broadest variety of fuel gas, including "sour" gas, which is produced in a number of domestic and international regions. Our larger horsepower units are generally Ariel compressors powered by Caterpillar or Waukesha engines. These compressors operate at higher speeds and, although larger than the lower horsepower compressors, are transportable. The combination of these larger horsepower units and the lower horsepower Ajax and Gemini units enable us to offer our customers gas compressors for use in most segments of the production, gathering and transportation process.

     We believe our rental fleet is in excellent condition as we provide full maintenance on virtually all of our operating units.

  Domestic Operations

     We own one of the largest domestic rental fleets of natural gas compressors, comprising approximately 755,000 horsepower and approximately 3,400 units as of September 30, 2000. We have compressor services operations in 12 states and operate out of 38 sales and service locations, eight of which were added as a result of our acquisition of GCSI. We operate in every natural gas producing region of the United States. Our geographic diversity and nationwide operations enable us to:

     - provide responsive and cost effective service to our rental customers, as well as for units owned by others,

     - increase our revenues with relatively little incremental overhead expense, and

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

     - offer our customers the ability to deal with one nationwide provider for all of their compression equipment and service needs.

     Our marketing and client service functions are performed on a coordinated basis by our sales and field service personnel. Our salespersons regularly visit their customers to ensure customer satisfaction and determine customer needs as to services currently being provided and also to ascertain potential future compressor requirements of these customers, which provides us with significant competitive advantages. Our salespersons also communicate regularly with our field service and sales employees who, in many cases, have day-to-day relationships with key customer personnel and may have advance notice of customer planning. This ongoing communication between our sales and field service personnel allows us to quickly identify and respond to customer requests in this relationship driven, service intensive industry.

     When a salesperson is advised of a new compression service opportunity, that salesperson obtains relevant information concerning the project including gas flow, pressure and gas composition. The salesperson will then search a computerized data base to determine the availability of an appropriate compressor unit in our fleet for that project. If an appropriate compressor is available, it is immediately deployed. If a unit requires maintenance or reconfiguration, our maintenance personnel will service it as quickly as possible to meet the needs of the customer. If providing the appropriate unit would entail significant overhaul cost, the salesperson will communicate with the customer, engineer and field service personnel and contact a supervisor to determine the timing of the required maintenance or overhaul to develop a competitive rental proposal.

     Rental rates generally are determined by compressor category based on our standardized rental rates with variations as necessary to secure the service contract and assure profitability of each contract. Our service contracts usually are variations of a standard service contract associated with a master service agreement. The standard rental contract covers the technical specifications, equipment selection and performance, site location and pricing for the individual project. To ensure the proper pricing and service arrangements on larger horsepower installations and new compression opportunities, our engineers and financial personnel are highly involved in the early stages of the proposal process.

     The majority of our service agreements provide for full maintenance. Optional items such as oil, antifreeze, freight, insurance and other items may be either itemized or included in the basic monthly rental rate. Initial rental terms are usually six months, with some projects committed for as long as five years. At the end of the initial term, rentals continue at the option of the lessee on a month-to-month basis. After that time, the compressor may be returned or replaced with a different compressor. This constant need for varying the size and/or configuration of compressor packages in the same location over time is a significant advantage of outsourced compressors over owned compressors. Our standardized fleet and efficient operations allow us to provide different compressors and reconfigure our units to meet these changing needs quickly and profitably.

  International Operations

     In recent years, we have expanded our presence in select international markets, including Argentina, Colombia, Venezuela and Australia. Our presence in these international markets, which dates back over five years, usually generates higher margins for us and produces longer-term contracts than our domestic business. As of September 30, 2000, we had 51 units aggregating approximately 54,000 horsepower operating under contract in these markets. In addition, we have been awarded significant contract compression service projects in Mexico and Argentina which will increase the amount of horsepower we operate internationally by at least 33% during the last six months of our current fiscal year. We are also pursuing opportunities in other strategic international areas, including other South American countries and Southeast Asia. For the six months ended September 30, 2000, approximately 15.3% of our rental revenue was generated internationally.

     Our international operations are focused on large horsepower compressor markets and frequently involve long-term comprehensive service projects. These projects require us to provide complete

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

engineering and design in the proposal process. Our extensive engineering and design capabilities and reputation of high quality fabrication give us a competitive advantage in these markets. In addition, our new high bay fabrication facility positions us to be able to meet increasing demand for these services and products in the future. Commercial negotiations proceed only after the acceptance of proposed engineering designs and concepts. International service agreements differ significantly from domestic service agreements as individual contracts are negotiated for each project.

  Operations, Maintenance and Overhaul Services

     We provide a comprehensive contract compression service, which includes rental, operation and maintenance services, for most of our larger horsepower units, including our international units, and also on units owned by our customers. When providing these full contract compression services, we work closely with a customer's field service personnel so that the compressor can be adjusted to efficiently match changing characteristics of the gas produced. We generally operate the large horsepower compressors, and include the operations fee as part of our rental rate. Large horsepower units are more complex, and by operating the equipment ourselves we reduce our maintenance and overhaul expenses. While we do not require our customers to retain us to operate smaller horsepower units, we generally train our customers' personnel in fundamental compressor operations.

     We maintain major overhaul and repackaging facilities in Mineral Wells, Houston and Schulenberg, Texas, Grand Junction, Colorado and Traverse City, Michigan. Each of these overhaul facilities is equipped with in-house engine rebuild and test equipment, full machine shops, environmentally-approved painting facilities and high capacity cranes. We also maintain 27 field service facilities. We provide maintenance services on substantially all of our rental fleet and contract compression for most of our larger horsepower units. Maintenance services include the scheduled preventative maintenance repair and general up-keep of compressor equipment. As a complement to our maintenance business, we offer, at additional cost, supplies and services such as antifreeze, lubricants, property damage insurance on the equipment, and prepaid freight to the job site. We also may provide for installation, which for our typical lower, mid-range and smaller horsepower units involves significantly less engineering and cost than the comprehensive service concept prevalent in the international markets. We also routinely repackage or reconfigure some of our existing fleet to adapt to our customers' needs.

     We have over 450 trained and equipped field service representatives and mechanics located throughout the United States and 60 such representatives in international locations. The field service representatives are responsible for preventive maintenance, repair, preparation and installation of rental units. The mechanics perform major overhaul and unit rework in the major overhaul facilities. On average, each of our units undergoes a major overhaul once every six to eight years. A major overhaul involves the rebuilding of the unit in order to materially extend its useful life or to enhance the unit's ability to fulfill broader or different rental applications. One of our overhaul facilities operates a unit test loop and also functions as a full-time training center for our personnel.

     Our field gas compressors are maintained in accordance with daily, weekly, monthly and annual maintenance schedules that have been developed and refined over our long history of maintaining and operating compressors. These procedures are constantly updated as technology changes and our operations group develops new techniques and procedures. In addition, because our field technicians provide maintenance on virtually all of our installed compression equipment, they are familiar with the condition of our equipment and can readily identify potential problems. In our experience, these rigorous procedures maximize component life and unit availability and minimize avoidable downtime.

     We also have a technical service group which is involved in our comprehensive service proposals and monitors our larger horsepower units. This group utilizes technologically advanced diagnostic equipment that permits sophisticated field and remote diagnostic analyses of engines and compressors, as well as emission analyses to insure compliance with regulatory requirements.

  Fabrication and Sales

     As a complement to our compressor rental service operations, we design, engineer, assemble and sell natural gas and air compressors for engineering and construction firms, as well as for exploration and production companies both domestically and internationally. We also fabricate compressors for our own fleet. Our fabrication facilities are located in Houston and Schulenberg, Texas and Traverse City, Michigan. In April 1999, we completed construction of a new 20,000 square foot heavy capacity fabrication shop and paint booth in Houston. This facility enhances our ability to expand our fleet of higher horsepower compressors.

     When servicing our equipment sale customers, we provide compressors that are built in accordance with specific criteria of the customer as well as compressors that are prepackaged. We act as a distributor for Ariel gas compressors and as an original equipment manufacturer for Atlas Copco air compressors. Some of the compressors manufactured by these entities are used by us in our engineered products operations. For the six months ended September 30, 2000, 22% of our total revenues were generated from our fabrication and sales operations.

BACKLOG

     As of September 30, 2000, we had a compressor unit fabrication backlog for sale to third parties of approximately $26.8 million, compared to $5.2 million as of September 30, 1999. A majority of the backlog is expected to be produced within a 180-day period. Generally, units to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis. We purchase components for such compressor units from third party suppliers.

GEOGRAPHIC SEGMENTS

     We have three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of our foreign based operations.

EMPLOYEES

     As of September 30, 2000, we had approximately 725 employees. None of our employees are covered by a collective bargaining agreement. We believe that our relationship with our employees is satisfactory.

COMPETITION

     The natural gas compressor rental, maintenance, service and fabrication business is highly competitive. We face competition from large national and multinational companies with greater financial resources and, on a regional basis, from several smaller companies.

     Other than Weatherford Global, our main competitors are Hanover Compression Company, Production Operators, Inc. (a subsidiary of Schlumberger Limited), Compressor Systems, Inc. and J-W Operating Company. Immediately following the proposed merger, Weatherford and its subsidiaries will continue to compete with us in some geographic areas such as the Middle East and Asia-Pacific, including Australia and Thailand. In addition, there are no restrictions on Weatherford's ability to compete with us in other regions. We believe that we compete effectively on the basis of customer service, including the availability of our personnel in remote locations, price, flexibility in meeting customer needs and quality and reliability of our compressors and related services.

     Our engineered products division competes with other fabricators of compressor units. The compressor fabrication business is dominated by a few major competitors, several of which also compete with us in the compressor rental business.

GOVERNMENTAL REGULATION

     We are subject to stringent and complex federal, state and local laws and regulations regarding the protection of the environment. Compliance with these laws and regulations may affect the costs of our operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil, and criminal penalties. Not all of our properties may be in full compliance with all applicable environmental requirements. However, as part of the regular evaluation of our operations, we are updating the environmental condition of our acquired properties as necessary and, overall, we believe that we are in substantial compliance with applicable environmental laws and regulations and that the phasing in of emission controls and other known regulatory requirements at the rate currently contemplated by such laws and regulations will not have a material adverse effect on our financial condition or results of operations.

     Under the Comprehensive Environmental Response, Compensation and Liability Act, referred to as "CERCLA," and related state laws and regulations, joint and several liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a contaminated site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, we may be liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. In addition, it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs.

     As part of our operations, we generate wastes, including hazardous wastes such as used paints and solvents. The management and disposal of hazardous wastes are subject to the Resource Conservation and Recovery Act, referred to as RCRA, and comparable state laws. These laws and the regulations implemented thereunder govern the generation, storage, transfer and disposal of hazardous wastes. The U.S. Environmental Protection Agency and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes.

     We currently own or lease, and have in the past owned or leased, a number of properties that have been used, some for many years by third parties over whom we have no control, in support of natural gas compression services or other industrial operations. As with any owner or operator of property, we may be subject to clean-up costs and liability under CERCLA, RCRA or other environmental laws for hazardous waste, asbestos or any other toxic or hazardous substance that may exist on or under any of our properties, including waste disposed or groundwater contaminated by prior owners or operators. In the past, we have performed certain remediation activities required under environmental laws. The cost of this remediation has not been material to date. We are currently undertaking groundwater monitoring at two of our facilities, which may further define remedial obligations. We believe that former owners and operators of many of these properties, including Tidewater, Inc., are responsible under environmental laws and contractual agreements to pay for or perform such remediation, or to indemnify us for our remedial costs. There can be no assurance that these other entities will fulfill their legal or contractual obligations, and their failure to do so could result in material costs to us.

     In most cases, our customers contractually assume all environmental compliance and permitting obligations and environmental risks related to compressor operations, even in cases where we operate and maintain the compressors on their behalf. Under most of our rental service agreements, our customers must indemnify us for any loss or liability we may suffer as a result of the failure to comply with applicable environmental laws, including requirements pertaining to necessary permits such as air permits.

     Air pollutant emissions from natural gas compressor engines are a substantial environmental concern for the natural gas transportation industry. Federal regulations are expected to require operators to impose or increase obligations to reduce emissions of nitrogen oxides from internal combustion engines in transmission service.

     Stricter standards in environmental legislation or regulations that may affect us may be imposed in the future, such as proposals to make hazardous wastes subject to more stringent and costly handling, disposal and clean-up requirements. Accordingly, new laws or regulations or amendments to existing laws or regulations (including, but not limited to, regulations concerning ambient air quality standards and global climate change) could require us to undertake significant capital expenditures and could otherwise have a material adverse effect on our business, results of operations and financial condition.

     Since 1992, there have been various proposals to impose taxes with respect to the energy industry, none of which have been enacted and all of which have received significant scrutiny from various industry lobbyists. At the present time, given the uncertainties regarding the proposed taxes, including the uncertainties regarding the terms which the proposed taxes might ultimately contain and the industries and persons who may ultimately be the subject of such taxes, it is not possible to determine whether any such tax will have a material adverse effect on us.

     Our international operations are potentially subject to similar governmental controls and restrictions relating to the environment. We believe that we are in substantial compliance with any such foreign requirements pertaining to the environment.

MARKETS AND CUSTOMERS

     Our current customer base consists of over 750 domestic and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, international state owned oil and gas companies, large and small independent producers, natural gas processors, gatherers and pipelines. We have entered into strategic alliances with some of our key customers. These alliances are essentially preferred vendor arrangements and give us preferential consideration for the compression needs of these customers. In exchange, we provide these customers with enhanced product availability, product support and favorable pricing. In fiscal year 2000, no single customer accounted for as much as 10% of our total revenues. Our top 20 customers accounted for approximately 54% of our rental revenues in fiscal year 2000.

LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this proxy statement, we are not a party to any legal proceedings which, if determined adversely to us, individually or in the aggregate, our management expects would have a material adverse effect on our results of operations or financial position.

                         BUSINESS OF WEATHERFORD GLOBAL

BACKGROUND

     Prior to February 1999, Weatherford conducted its compression services operations through Enterra Compression Company and several domestic and foreign entities. In February 1999, Weatherford and GE Capital formed a joint venture. In connection with the formation, Weatherford and GE Capital each contributed their respective gas compression services businesses to the joint venture, which is operated through Weatherford Global Compression Services, L.P., its direct and indirect subsidiaries, and two Canadian subsidiaries of Enterra. In exchange for the contributions to Weatherford Global, Weatherford received a 64% ownership interest and GE Capital received a 36% ownership interest.

     Enterra Compression Company, a wholly owned subsidiary of WEUS Holding, Inc., which is a wholly owned subsidiary of Weatherford International, Inc., currently holds Weatherford's 64% ownership interest in Weatherford Global. In connection with the merger, Enterra will purchase GE Capital's 36% ownership interest, which is currently held by Global Compression Services, Inc., a subsidiary of GE Capital.

     The following description of the business of Weatherford Global assumes that the pre-closing transfers described under "The Merger Agreement -- Certain Pre-Closing Transfers," in particular the distribution of GSI and related assets (excluding those operations in Australia and Thailand) to Weatherford and the acquisition of GE Capital's 36% ownership interest in Weatherford Global, have been completed.

OVERVIEW

     Weatherford Global is the world's second largest provider of natural gas compression products and services for the oil and gas industry. Weatherford Global offers a complete range of products and services, including:

     - rental of natural gas compression equipment;

     - packaging and sales of natural gas compression equipment;

     - custom-designed compression systems;

     - full service turnkey compression management;

     - maintenance and reconditioning services;

     - select services such as repair services, offshore platform installation and management of compression equipment; and

     - distribution of replacement parts.

     Weatherford Global's compression services are provided primarily to producers of natural gas and to pipeline companies and are used by customers to compensate for diminished pressure at the wellhead, as well as gathering gas from multiple wells in both onshore and offshore applications. Weatherford Global either sells or rents compression equipment to clients for terms that may range from a number of months to years.

     Weatherford Global also offers field management services that may be charged on both a fixed and turnkey basis. The compressors marketed by Weatherford Global were historically manufactured by Weatherford Global at its facility located in Corpus Christi, Texas or purchased from third parties. In December 1999, Weatherford Global sold its Gemini compressor manufacturing operations in Corpus Christi to GE Packaged Power. Under the terms of that sale, Weatherford Global agreed to purchase from GE Packaged Power $38.0 million of compressor components over five years and $3.0 million of parts over three years, and GE Packaged Power agreed to provide compressors to Weatherford Global during that time period at negotiated prices.

     Since its formation, Weatherford Global has grown primarily through acquisitions, including the acquisition of the Canadian compression parts and services business of Cooper Cameron Limited in July 2000.

OPERATIONS

  Compressor Fleet

     As of September 30, 2000, Weatherford Global had a fleet of approximately 4,000 compression units with horsepowers ranging from 10 to 3,400. The average horsepower of the compression fleet is approximately 243. The following table sets forth a summary of Weatherford Global's compression fleet as of September 30, 2000 based on the manufacturers' rated horsepower:

                                                                          TOTAL           % OF
HORSEPOWER RANGE                                      NUMBER OF UNITS   HORSEPOWER     HORSEPOWER
----------------                                      ---------------   ----------   ---------------
    0 - 100.........................................       1,935         119,302           12.5%
 101 - 200..........................................         864         126,703           13.3%
 201 - 500..........................................         676         202,555           21.2%
 501 - 800..........................................         189         121,692           12.8%
 801 - 1,100........................................         180         178,995           18.8%
1,101 and over......................................         134         204,257           21.4%
                                                           -----         -------          -----
          Total.....................................       3,978         953,504          100.0%
                                                           =====         =======          =====

     In addition, Weatherford Global manages approximately 220 compression units owned by its clients having an aggregate horsepower of approximately 16,000.

  Service and Repair Operations

     Weatherford Global provides its customers with comprehensive service and repair capabilities that include preventive maintenance, predictive maintenance, engine and compressor packaging reconditioning, compressor resizing, cooler maintenance, total package overhaul, compressor and engine parts and used compression equipment.

  Fabrication and Sales

     Weatherford Global also designs, fabricates and sells natural gas compression units to third parties and for use in its own rental fleet.

FACILITIES

     The following table describes the material facilities currently owned or leased by Weatherford Global:

                                    FACILITY SIZE
                                       (SQUARE       PROPERTY SIZE
LOCATION                                FEET)           (ACRES)      STATUS         UTILIZATION
--------                            --------------   -------------   ------   ------------------------
Calgary, Alberta, Canada..........     105,700            9.2        Owned    Rental, sales and
                                                                              service
Corpus Christi, Texas.............      90,000           24.3        Owned    Rental, sales, service
                                                                              and packaging
Yukon, Oklahoma...................      72,000           14.7        Owned    Rental, sales and
                                                                              service
Broussard, Louisiana..............      26,700            9.5        Leased   Rental, sales and
                                                                              service
Midland, Texas....................      24,200           22.0        Owned    Rental, sales and
                                                                              service

CAPITAL EXPENDITURES

     Weatherford Global's compression operations are capital intensive and require substantial investments in additional compressor units as the business grows. Weatherford Global's capital investments have historically been financed through debt, sale and leaseback arrangements and other similar financing structures that are repaid from the cash flows generated from the compressor units over the projected term of rental of the equipment. Where possible, Weatherford Global attempts to secure financing on a non-recourse basis. During 1999, Weatherford Global entered into lease arrangements under which a number of its compressor units were sold to a third party and were then rented back to it over a five-year period. This arrangement will be refinanced in connection with the merger. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Enterra -- Liquidity and Capital Resources."

MARKETS AND CUSTOMERS

     Weatherford Global's current customer base consists of over 2,500 domestic and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, international state-owned oil and gas companies, large and small independent producers, natural gas processors, gatherers and pipelines. Weatherford Global has entered into strategic alliances with some of its key customers. These alliances are essentially preferred vendor arrangements and give Weatherford Global preferential consideration for the compression needs of these customers. In exchange, Weatherford Global provides these customers with enhanced product availability, product support and favorable pricing.

     In May 1999, Weatherford Global entered into a total compression management contract with YPF S.A. in Argentina. The contract is expected to provide approximately $95 million in revenues to Weatherford Global over its term. Under the contract, Weatherford Global will provide YPF with a natural gas compression processing program that simplifies compression acquisition, reduces operating expenses and optimizes horsepower for YPF. The contract includes Weatherford Global's ownership of the natural gas compression and related processing equipment and complete maintenance and daily operations on compressor stations totaling approximately 78,000 horsepower.

     During 1999, no single customer accounted for as much as 10% of Weatherford Global's total revenues. Weatherford Global's top 15 customers accounted for approximately 15.7% of rental revenues in fiscal 1999.

BACKLOG

     As of September 30, 2000, Weatherford Global had a North American compressor unit fabrication backlog of units for sale and rental to third parties of approximately $14.6 million, compared to $21.1 million as of September 30, 1999. All backlog is expected to be produced within a 180-day period. Generally, units to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis. Weatherford Global purchases components for such compressor units from third party suppliers, including GE Packaged Power.

COMPETITION

     Weatherford Global's principal competitors in the compression services business are Hanover Compression Company, Production Operators Corp., a subsidiary of Schlumberger, Universal and other smaller regional compression companies. Weatherford Global also competes with the operations of its customers for the management of their own compressors who control approximately 70%-75% of the compressor services market. Weatherford Global believes that it is the second largest provider of natural gas compression services in the world. Following the merger, Weatherford will continue to compete in the compression equipment fabrication, sales, service and rental business in Asia-Pacific and the Middle East and will not be prohibited from competing in other regions around the world.

EMPLOYEES

     As of September 30, 2000, Weatherford Global and its subsidiaries had approximately 1,300 employees. Of these employees, approximately 150 will be retained by Weatherford in the merger.

Employees of Weatherford Global's Canadian operations are covered by a collective bargaining agreement. Weatherford Global and its subsidiaries believe their relationship with their employees is satisfactory.

FEDERAL REGULATION AND ENVIRONMENTAL MATTERS

     Weatherford Global's operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While Weatherford Global is not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on its business, it is always possible that an environmental claim with respect to its compression services business or a property that one of its predecessors owned or used could arise that could have a material adverse effect.

     Weatherford Global's expenditures during 1999 to comply with environmental laws and regulations were not material, and it currently expects that the cost of compliance with environmental laws and regulations for 2000 also will not be material.

LEGAL PROCEEDINGS

     From time to time, Weatherford Global may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this proxy statement, neither Weatherford Global nor any of its subsidiaries is a party to any legal proceedings that, if determined adversely to it or them, individually or in the aggregate, would be expected to have a material adverse effect on Weatherford Global's results of operations or financial position.

              AMENDMENT TO UNIVERSAL'S INCENTIVE STOCK OPTION PLAN

PROPOSED AMENDMENT

     Following the merger, we anticipate we will more than double the number of employees that we currently have. In order to permit us to have sufficient stock options available for future grants to employees and directors in connection with and following the merger, we are asking our shareholders to approve an amendment to our Incentive Stock Option Plan to increase the number of shares available for grant from 1,912,421 shares to 3,012,421 shares. A copy of our Plan has been filed as an exhibit to Amendment No. 2 to our Registration Statement on Form S-1 (Reg. No. 333-34090).

     Our Incentive Stock Option Plan authorizes us, through our board of directors or the compensation committee of our board of directors, to grant stock options to our employees, consultants and directors. Currently, our Plan permits us to issue 1,912,421 shares of our common stock under the Plan.

DESCRIPTION OF AMENDMENT

     Our reserve of shares of common stock under our Incentive Stock Option Plan has been reduced as a result of our growth. We have granted options to new employees we have gained through acquisitions, in the ordinary course of providing incentives to current employees and as inducements for the hiring of
new employees. As of the close of business on the record date,           shares
of our common stock reserved for issuance under our Incentive Stock Option Plan were available for future option grants. We are obligated under the merger agreement to issue options to purchase up to 318,000 shares of our common stock to certain Weatherford Global employees. In addition, we expect to issue options to purchase additional shares of our common stock to other employees following the merger. The retention of these employees is an important aspect of our integration process.

     If this amendment is approved by our shareholders at the special meeting, we expect to have sufficient shares of common stock available for issuance under the plan for the near term.

BOARD RECOMMENDATION

     Our board of directors unanimously recommends a vote "FOR" approval of the amendment to our Incentive Stock Option Plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for fiscal 2000, 1999 and 1998 for our Chief Executive Officer and our other four highest paid officers.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                  ANNUAL COMPENSATION    SECURITIES
                                                  -------------------    UNDERLYING     ALL OTHER
                                         FISCAL   SALARY       BONUS      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR      ($)         ($)         (#)            ($)
---------------------------              ------   -------     -------   ------------   ------------
Stephen A. Snider......................   2000    170,000      35,000      6,619           15,000(1)
  President & Chief Executive Officer     1999    170,000      43,890      6,619           41,965(1)
                                          1998    170,000     172,500      6,619        1,128,976(1)
Richard W. FitzGerald(2)...............   2000    146,049      20,000      2,206           34,132(3)
  Senior Vice President &                 1999         --          --         --               --
  Chief Financial Officer                 1998         --          --         --               --
Newton H. Schnoor......................   2000    100,000      15,000      2,206            8,191(4)
  Senior Vice President & Controller      1999     95,000      26,058      2,206            6,851(4)
                                          1998     78,354      48,600      2,206          106,245(4)
Kirk E. Townsend.......................   2000    229,521(5)   15,000      1,550           21,878(6)
  Vice President of Sales of              1999    154,436(5)       --        400            9,331(6)
  Universal Compression, Inc.             1998    235,041(5)       --        400           12,722(6)
Jack B. Hilburn, Jr. ..................   2000    110,000      15,000      2,206            4,843(7)
  Senior Vice President of Operations     1999     91,250      17,310        900            7,774(7)
  of Universal Compression, Inc.          1998     85,000      34,500        900           91,985(7)

---------------

(1) Includes (a) matching contributions made by Tidewater and Universal to Mr. Snider's 401(k) account of $5,100 during fiscal 2000 and fiscal 1999 and $2,069 during fiscal 1998, (b) $3,876 in health premiums paid by Tidewater and Universal on behalf of Mr. Snider under its executive medical plans during each of fiscal 1998, 1999 and 2000, (c) payments made by Tidewater and Universal on behalf of Mr. Snider pursuant to their Supplemental Savings Plans of $3,187 during fiscal 2000 and fiscal 1999 and $3,031 during fiscal 1998, (d) $29,800 paid by Universal to Mr. Snider for moving expenses during fiscal 1999 and (e) $1,120,000 paid to Mr. Snider in fiscal 1998 as incentive compensation pursuant to the completion of the Tidewater Compression acquisition.

(2) Mr. FitzGerald joined Universal in April 1999.

(3) Includes (a) matching contributions made to Mr. FitzGerald's 401(k) account of $3,750, (b) health care premiums paid on behalf of Mr. FitzGerald under our Executive Medical Plan of $3,553, (c) payment made on behalf of Mr. FitzGerald pursuant to our Supplemental Savings Plan of $750 and (d) $25,886 paid to Mr. FitzGerald for moving expenses.

(4) Includes (a) matching contributions made to Mr. Schnoor's 401(k) account of $3,000 during fiscal 2000, $2,850 during fiscal 1999 and $2,350 during fiscal 1998, (b) $3,876 in health care premiums paid on behalf of Mr. Schnoor under our Executive Medical Plan during each of fiscal 2000 and 1999, (c) payment made on behalf of Mr. Schnoor pursuant to our Supplemental Savings Plan of $1,000 during fiscal 2000 and $125 during fiscal 1999 and
    (d) $103,500 paid to Mr. Schnoor during fiscal 1998 as incentive compensation pursuant to the completion of the Tidewater Compression acquisition.

(5) Includes sales commissions.

(6) Includes (a) matching contributions made to Mr. Townsend's 401(k) account of $6,886 during fiscal 2000, $7,051 during fiscal 1999 and $4,449 during fiscal 1998, (b) $3,876 in health care premiums paid on behalf of Mr. Townsend under our Executive Medical Plan during fiscal 2000, (c) payment made on behalf of Mr. Townsend to our Supplemental Savings Plan of $2,543 during fiscal 2000, (d) an automobile allowance paid to Mr. Townsend of $4,281 during fiscal 2000, $4,068 during fiscal 1999 and $5,412 during fiscal 1998 and (e) $4,200 paid to Mr. Townsend for club dues during fiscal 2000.

(7) Includes (a) matching contributions made to Mr. Hilburn's 401(k) account of $2,225 during fiscal 1999 and $1,381 during fiscal 1998, (b) health care premiums paid on behalf of Mr. Hilburn of $3,876 in each of fiscal 2000 and fiscal 1999 and $162 in fiscal 1998, (c) an automobile allowance paid to Mr. Hilburn of $720 in fiscal 2000, $1,341 in fiscal 1999 and $2,631 in fiscal 1998 and (d) $87,500 paid to Mr. Hilburn during fiscal 1998 as incentive compensation pursuant to the completion of the Tidewater Compression acquisition.

     The following table sets forth grants of options to purchase shares of common stock during fiscal 2000:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                                   NUMBER OF     PERCENT OF                                    STOCK PRICE
                                   SECURITIES   TOTAL OPTIONS                                APPRECIATION FOR
                                   UNDERLYING    GRANTED TO     EXERCISE OR                   OPTION TERM(2)
                                    OPTIONS       EMPLOYEES     BASE PRICE    EXPIRATION   --------------------
                                    GRANTED        IN 2000       ($/SHARE)       DATE         5%         10%
                                   ----------   -------------   -----------   ----------   --------   ---------
Stephen A. Snider................        --           --              --           --           --          --
Richard W. FitzGerald............    16,379         30.8%          $6.73         4/09      $69,324    $175,679
Newton H. Schnoor................        --           --              --           --           --          --
Kirk E. Townsend.................     4,826          9.1            6.73        11/09       20,426      51,763
                                      3,712          7.0            6.73         4/09       15,711      39,814
Jack B. Hilburn..................     9,697         18.3            6.73         4/09       41,042     104,009

---------------

(1) All outstanding options are fully vested as a result of our initial public offering in May 2000.

(2) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the SEC, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of our common stock.

                         FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SHARES
                                                        UNDERLYING
                                                 UNEXERCISED OPTIONS AS OF         VALUE OF OPTIONS
                                                   MARCH 31, 2000(1)(2)         AS OF MARCH 31, 2000(3)
                                                ---------------------------   ---------------------------
                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------   -------------   -----------   -------------
Stephen A. Snider.............................    32,763         16,382        $500,291       $250,153
Richard W. FitzGerald.........................        --         16,379              --        250,107
Newton H. Schnoor.............................    10,919          5,460         166,733         83,374
Kirk E. Townsend..............................     2,554          8,954          39,000        136,728
Jack Hilburn..................................     4,455         11,924          68,028        182,079

---------------

(1) No options were exercised by any named executive officer during fiscal year 2000.

(2) All unexercisable options vested in full upon completion of our initial public offering in May 2000.

(3) Calculated using the initial public offering price of $22.00 per share as the assumed fair market value per share of common stock on March 31, 2000.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with the following officers:

     - Stephen Snider on February 20, 1998 pursuant to which Mr. Snider serves as our President for a current annual base salary of $220,000, plus a target bonus of up to 70% of such base salary;

     - Ernie Danner on February 20, 1998 pursuant to which Mr. Danner serves as our Executive Vice President for a current annual base salary of $24,000, plus a discretionary bonus;

     - Richard FitzGerald effective April 12, 1999 pursuant to which Mr. FitzGerald serves as Senior Vice President and Chief Financial Officer for a current annual base salary of $175,000, plus a target bonus of up to 50% of such base salary;

     - Valerie Banner effective June 1, 1998 pursuant to which Ms. Banner serves as our Senior Vice President and General Counsel for a current annual base salary of $135,000, plus a target bonus of up to 50% of such base salary; and

     - Newton Schnoor on February 20, 1998 pursuant to which Mr. Schnoor serves as our Senior Vice President and Controller for a current annual base salary of $112,500, plus a target bonus of up to 50% of such base salary.

     Each employment agreement has an initial term of three years, except for Ms. Banner's, which has a one-year term with automatic one-year renewals thereafter. If during the stated duration or any extension of duration, a "change of control" occurs, each agreement automatically extends to a date that is the second anniversary of the change of control. In addition, each employment agreement, other than Ms. Banner's, provides that if the officer is terminated without cause during the initial term, the officer will be paid for the remainder of the term, plus a bonus amount based on previously paid bonuses. Ms. Banner's employment agreement provides that if her employment is terminated without cause, she is entitled to a lump sum severance payment equal to her annual base salary in effect at the time of termination plus her average annual bonus. Pursuant to the employment agreements and our officers' incentive plan, bonuses are payable based on our safety record and financial performance, plus a discretionary component. These agreements also place restrictions on the ability of these individuals to disclose confidential information, to compete against us and to hire or solicit certain of our employees if the individual's employment with us is terminated.

CHANGE OF CONTROL AGREEMENTS

     In addition to the change of control provisions described above, we have entered into change of control agreements with Messrs. Townsend and Hilburn. Pursuant to those agreements, in the event that the executive's employment with us is terminated within one year after a "change in control" of us, then the executive is entitled to severance pay and other benefits. The severance payment is based upon the executive's annual base salary and bonus target amount at the time of termination. The agreements define a "change in control" to mean the beneficial ownership by any person or entity other than Castle Harlan of more than 50% of our outstanding capital stock or, in specified circumstances, the failure to re-elect a majority of the members of our board of directors. These agreements also restrict the ability of Messrs. Townsend and Hilburn to compete against us.

INCENTIVE STOCK OPTION PLAN

     In February 1998, we adopted our Incentive Stock Option Plan to advance the interests of our company and to improve shareholder value by providing additional incentives to motivate and retain key employees. Our Incentive Stock Option Plan was amended on April 20, 2000 and on May 15, 2000 to increase the number of shares subject to the plan, expand the eligible participants, revise the plan provisions addressing adjustment of options upon changes in our capitalization, and modify the provisions addressing exercise of options upon termination of employment, payment of option exercise price and certain other matters. Our board of directors or the compensation committee of our board of directors administers our Incentive Stock Option Plan. A copy of our Plan has been filed as an exhibit to Amendment No. 2 to our Registration Statement on Form S-1 (Reg. No. 333-34090).

     The proposed amendment would increase the number of shares issuable under the plan from 1,912,421 to 3,012,421, which includes shares sufficient to cover new employees that we will receive as a result of the merger.

  Shares Subject to the Plan: General Terms

     Under our Incentive Stock Option Plan, we can currently grant options totaling 1,912,421 shares of our common stock. The proposed amendment described in this proxy statement, which is subject to shareholder approval, would increase the number to 3,012,421 shares. That number will be adjusted automatically if there shall be any future change in our capitalization from a stock dividend or split and may be adjusted to reflect a change in our capitalization resulting from a merger, consolidation, acquisition, separation (including a spin-off or spin-out), reorganization or liquidation. As of March 31, 2000, we had options outstanding under our Incentive Stock Option Plan to acquire 273,207 shares of our common stock at an exercise price of $6.73 per share, none of which have been exercised. On April 20, 2000, we granted options to purchase an additional 339,192 shares of our common stock at an exercise price of $21.50 per share, all of which remain outstanding. These options were accelerated and became fully vested upon the closing of our initial public offering in May 2000. In connection with the initial public offering, we authorized the grant of options to purchase an aggregate of 250,600 shares of our common stock at an exercise price equal to the initial public offering price of $22.00 per share that vest over a three-year period. From May 30, 2000 through the date of this proxy statement, we have granted additional options to purchase 50,000 shares of our common stock.

     Messrs. Hilburn and Townsend each received stock options. In addition, Messrs. Snider, Danner, FitzGerald and Schnoor and Ms. Banner each received stock options and have registration rights with respect to their stock.

  Eligibility

     Our key employees, non-employee directors and consultants, including those of our subsidiaries, are eligible to be selected by our board of directors or compensation committee to receive options under our Incentive Stock Option Plan. Our board of directors or compensation committee, as administrator of our Incentive Stock Option Plan, determines, subject to the terms of the plan, the exercise prices, vesting schedules, expiration dates and other material conditions under which recipients may exercise their options.

  Types of Stock Options

     Options granted under our Incentive Stock Option Plan may be either options that are intended to qualify for treatment as "incentive stock options" under
Section 422 of the Internal Revenue Code or options that are not so intended, which are non-qualified stock options. The exercise price of options under our Incentive Stock Option Plan must be at least the fair market value of a share of our common stock on the date of grant, and not less than 110% of such fair market value in the case of an incentive stock option granted to a participant owning 10% or more of our common stock. Our Incentive Stock Option Plan limits the number of shares covered by incentive stock options exercisable by an individual for the first time in a calendar year to an aggregate fair market value of $100,000, as measured on the date of the grant. In addition, no one participant may be granted options to purchase more than 742,480 shares of our common stock in any calendar year.

     Our board of directors or compensation committee may condition the exercise of any option upon any factors the board of directors or compensation committee may determine. No option granted under our Incentive Stock Option Plan is transferable by an optionee other than by will or by the laws of descent and distribution.

  Termination of Awards

     The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to a participant owning 10% or more of our common stock). In addition, an optionee who leaves our employment will generally have no more than 30 days to exercise an option to the extent exercisable, reduced to no days if employment is terminated for cause or voluntary resignation, and increased to three months if termination is due to death, disability or retirement after age 65.

  Amendments to the Plan

     Our board of directors may amend, suspend or terminate our Incentive Stock Option Plan, as long as no amendment or termination adversely affects options previously granted. Our board of directors recommends you vote FOR the proposal to amend our Incentive Stock Option Plan to increase the number of shares available for issuance under the Plan.

  Federal Income Tax Consequences

     The following is a brief summary of federal income tax consequences of certain transactions under our Incentive Stock Option Plan, based on federal income tax laws and regulations in effect on May 1, 2000 applicable to participants who are both citizens and residents of the United States. This summary is not intended to be exhaustive and does not describe tax consequences other than federal income taxes, such as foreign, state and local taxes and estate or inheritance taxes. Additional or different federal income tax consequences to a participant or to us may result depending on individual circumstances and considerations not described below.

     Incentive stock options. In general, a participant will not recognize taxable income upon the grant or the exercise of an incentive stock option. For purposes of the alternative minimum tax, however, the participant will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment in computing the participant's alternative minimum taxable income. If the participant does not dispose of the common stock received pursuant to the exercise of the incentive stock option within either (1) two years after the date of the grant of the incentive stock option or (2) one year after the date of exercise of the incentive stock option, a subsequent disposition of the common stock will generally result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and the exercise price. We will not be entitled to any income tax deduction as a result of such disposition. We also normally will not be entitled to take an income tax deduction at either the grant or the exercise of an incentive stock option. If the participant disposes of the common stock acquired upon exercise of the incentive stock option within either of the above-mentioned time periods, then in the year of such disposition, the participant generally will recognize ordinary income, and we generally will be entitled to an income tax deduction (provided we satisfy applicable federal income tax reporting requirements), in an amount equal to the lesser of (1) the excess of the fair market value of the common stock on the date of exercise over the exercise price or (2) the amount realized upon disposition over the exercise price. Any gain in excess of such amount recognized by the participant as ordinary income would be taxed to the individual as short-term or long-term capital gain (depending on the applicable holding period).

     Non-qualified stock options. A participant will not recognize any taxable income upon the grant of a non-qualified stock option, and we will not be entitled to take an income tax deduction at the time of such grant. Upon the exercise of a non-qualified stock option, the participant generally will recognize ordinary income and we generally will be entitled to take an income tax deduction (provided we satisfy applicable federal income tax reporting requirements) in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the participant, the participant will recognize short-term or long-term capital gain or loss (depending on the applicable holding period).

     The preceding summary does not discuss special rules that will apply to a participant who exercises an option by paying the exercise price, in whole or in part, by the transfer of our common stock.

EMPLOYEE STOCK OWNERSHIP

     In connection with the Tidewater Compression acquisition, we issued to each of our employees at the time (other than management) ten shares of our non-voting common stock as a bonus, which shares converted into an aggregate of 23,754 shares of common stock upon completion of our initial public offering.

     Under our Non-Qualified Stock Purchase Plan, all of our employees and directors were offered the opportunity to purchase shares of our stock, and 44 employees and two directors purchased at $50 per share in March 1999, a total of 1,996 shares of common stock and 7,984 shares of Series A preferred stock (which shares of common stock and preferred stock converted into 33,387 shares of common stock concurrently with the closing of our initial public offering in May
2000). There will be no additional shares offered under this Stock Purchase Plan, which plan was terminated.

COMPENSATION OF DIRECTORS

     Directors who are not officers of Universal, are not affiliated with Castle Harlan and are not otherwise being paid, directly or indirectly, by us receive an annual director fee of $20,000, $750 per board of directors or committee meeting attended and reasonable out-of-pocket expenses. C. Kent May, Samuel Urcis, Thomas C. Case and Edmund P. Segner III are entitled to this compensation. Directors are not otherwise compensated for their services.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our by-laws provide that our directors and officers are indemnified to the fullest extent permitted by law. In addition, we have entered into indemnification agreements with our officers and directors that, among other things, require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance to the officers and directors all related expenses, subject to repayment if it is subsequently determined that indemnification is not permitted. We are also required to indemnify and advance all expenses incurred by our officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors pursuant to the foregoing provision, we have been informed that, in the opinion of the SEC, such indemnification of directors and officers is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John K. Castle, William M. Pruellage and Samuel Urcis are the sole members of our compensation committee. None of our executive officers serve as a member of the board of directors or the compensation committee of another entity which has an executive officer serving on our board of directors or compensation committee.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information as of November 10, 2000 regarding the beneficial ownership of our common stock by (1) any person who was known by us to own more than five percent of our voting securities, (2) all directors, (3) each of the executive officers identified in the Summary Compensation Table, and
(4) all current directors and executive officers as a group. Also set forth below is the percentage of outstanding shares beneficially owned after consummation of the merger with Enterra, and the issuance of 13,750,000 shares of our common stock to WEUS in the merger.

     Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite the stockholder's name. Except as otherwise set forth below, shares of common stock not outstanding but deemed beneficially owned by virtue of a person or group having the right to acquire them within 60 days, which include outstanding stock options, are treated as outstanding only for purposes of determining the percentage owned by such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise set forth below, each named owner has sole voting power and investment power of the shares set forth. The address for each executive officer and director set forth below is c/o Universal Compression Holdings, Inc., 4440 Brittmoore Road, Houston, Texas 77041.

                                                  NUMBER OF         PERCENTAGE BENEFICIALLY OWNED(1)
                                                  SHARES OF       ------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER             COMMON STOCK     BEFORE THE MERGER   AFTER THE MERGER
------------------------------------             ------------     -----------------   ----------------
WEUS Holding, Inc. ............................          --(2)             --              48.4%
  515 Post Oak Park, Suite 600
  Houston, Texas 77027-3415
Castle Harlan Partners III, L.P.(3)(4).........   5,594,009             37.9%              19.6%
  150 East 58th Street
  New York, New York 10155
DB Capital Partners SBIC, L.P.(5)..............     535,269              3.7%               1.9%
  130 Liberty Street, 25th Floor
  New York, New York 10006
First Union Capital Partners, Inc.(5)..........     535,269              3.7%               1.9%
  301 S. College Street, 5th Floor
  One First Union Center
  Charlotte, North Carolina 28288
Mellon Bank N.A., as Trustee for the
  Bell Atlantic Master Trust(5)................     535,269              3.7%               1.9%
  245 Park Avenue, 40th Floor
  New York, New York 10166
State Street Bank, as Trustee of
  Du Pont Pension Trust(5).....................     535,269              3.7%               1.9%
  Delaware Corporate Center
  1 Righter Parkway
  Wilmington, Delaware 19803
The Reuben James Helton Trust(6)...............   1,278,580              8.7%               4.5%
  Dated January 24, 2000
  James Overholt, Trustee
  1660 Barlow Street
  Traverse City, Michigan 49686
Thomas C. Case.................................         334                 *                  *
John K. Castle(4)(7)(8)........................   5,594,009             37.9%              19.6%
Samuel Urcis(9)................................     219,698              1.5%                  *
C. Kent May....................................         334                 *                  *
William M. Pruellage...........................         167                 *                  *
Edmund P. Segner III(10).......................          --                 *                  *
Stephen A. Snider(11)..........................     143,605              1.0%                  *

                                                  NUMBER OF         PERCENTAGE BENEFICIALLY OWNED(1)
                                                  SHARES OF       ------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER             COMMON STOCK     BEFORE THE MERGER   AFTER THE MERGER
------------------------------------             ------------     -----------------   ----------------
Ernie L. Danner(12)............................     160,092              1.1%                  *
Richard FitzGerald(13).........................      38,049                 *                  *
Newton Schnoor(14).............................      43,401                 *                  *
Jack R. Hilburn, Jr.(15).......................      36,778                 *                  *
Kirk E. Townsend(16)...........................      41,591                 *                  *
All directors and executive officers as a group
  (12 persons)(3)(4)(7)(9).....................   6,024,739             41.1%              21.2%

---------------

  *  Indicates less than 1% of the outstanding stock.

 (1) Based upon 14,664,038 shares and 28,414,038 shares of common stock outstanding before and after the merger, respectively. There are presently 13,242 treasury shares issued that are not counted as outstanding in calculating the beneficial ownership percentage.

 (2) 13,750,000 shares of our common stock will be owned by WEUS upon consummation of the merger.

 (3) Includes 2,936,718 shares of common stock directly held by Castle Harlan Partners III, L.P., 2,174,529 shares of common stock held by certain entities for which Castle Harlan Partners III, L.P. may direct the voting pursuant to a voting agreement, 90,909 shares of common stock directly held by John K. Castle, and 391,853 shares of common stock held by certain other entities and individuals (which includes 99,153 shares subject to options held by Samuel Urcis which are fully vested) for which Mr. Castle may direct the voting pursuant to unrelated voting trust agreements under which Mr. Castle acts as voting trustee. All such shares may be deemed to be beneficially owned by Castle Harlan Partners III, L.P. Castle Harlan Partners III, L.P. disclaims beneficial ownership of the shares not directly held by it.

 (4) John K. Castle and Leonard M. Harlan are the controlling stockholders of Castle Harlan Partners III, G.P., Inc., the general partner of the general partner of Castle Harlan Partners III, L.P., and as such, each of them may be deemed to be a beneficial owner of the shares owned by Castle Harlan Partners III, L.P. Both Mr. Castle and Mr. Harlan disclaim beneficial ownership of the shares in excess of their respective pro rata partnership interests in Castle Harlan Partners III, L.P. and its affiliates.

 (5) All shares subject to the voting agreement referred to in notes (3) and
     (7).

 (6) Includes 122,299 shares of common stock being held in escrow pursuant to the terms of an escrow agreement to indemnify and reimburse us against certain losses and expenses we may incur in connection with our acquisition of Gas Compression Services, Inc.

 (7) Includes 90,909 shares of common stock directly held by John K. Castle, and 391,853 shares of common stock held by certain entities and individuals (which includes 99,153 shares subject to options held by Samuel Urcis which are fully vested) for which Mr. Castle may direct the voting pursuant to unrelated voting trust agreements under which Mr. Castle acts as voting trustee. All such shares may be deemed to be beneficially owned by Mr. Castle. Mr. Castle disclaims beneficial ownership of the shares subject to the voting trust agreements, other than 19,449 shares of common stock owned by Branford Castle Holdings, Inc. subject to the voting trust.

 (8) Includes 2,936,718 shares of common stock directly held by Castle Harlan Partners III, L.P. and 2,174,529 shares of common stock held by certain entities, the voting of which Castle Harlan Partners III, L.P. may control pursuant to a voting agreement. All such shares may be deemed to be beneficially owned by Mr. Castle. Mr. Castle disclaims beneficial ownership of these shares.

 (9) Includes 99,135 shares subject to options which are fully vested. Also includes 40,145 shares of common stock owned by Castle Harlan Partners, which shares Mr. Urcis has the option to purchase. All of Mr. Urcis's shares are subject to a voting trust agreement with Castle Harlan.

(10) Mr. Segner joined our board of directors effective October 1, 2000.

(11) Includes 110,152 shares of common stock subject to options granted by Universal to Mr. Snider which are fully vested.

(12) Includes 79,548 shares of common stock subject to options granted by Universal to Mr. Danner, all of which are fully vested. Also includes 33,455 shares of common stock owned by Castle Harlan Partners, which shares Mr. Danner has an option to purchase.

(13) Includes 36,712 shares of common stock subject to options granted by Universal to Mr. FitzGerald which are fully vested.

(14) Includes 36,712 shares of common stock subject to options granted by Universal to Mr. Schnoor which are fully vested.

(15) Includes 36,712 shares of common stock subject to options granted by Universal to Mr. Hilburn which are fully vested.

(16) Includes 25,794 shares of common stock subject to options granted by Universal to Mr. Townsend which are fully vested.

                             SHAREHOLDER PROPOSALS

     We expect to hold our 2001 Annual Meeting of Shareholders on August 16, 2001. Rule 14a-8 under the Exchange Act governs the submission of proposals by shareholders to a company to be considered for inclusion in the company's proxy statement. Rule 14a-8(e)(2) provides that, if a company, such as us, did not hold an annual meeting for the previous fiscal year since we were not publicly traded, the deadline for submission of a shareholder proposal is a reasonable time before the company begins to print and mail its proxy materials. In accordance with our bylaws, any shareholder desiring to timely submit a proposal for action at our 2001 Annual Meeting of Shareholders should deliver the proposal to the attention of the Secretary of Universal at our principal place of business no later than May 18, 2001. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, rules and regulations of the SEC and other laws and regulations to which interested persons should refer.

     On May 21, 1998, the SEC adopted an amendment to Rule 14a-4 under the Exchange Act. The amendment governs our use of our discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. The amendment provides that if a proponent of a proposal fails to notify us within a reasonable time before we mail our proxy materials for our next annual meeting, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. If we do not receive any shareholder proposals for the 2001 Annual Meeting within a reasonable time before we mail our proxy materials, we will be able to use our discretionary voting authority as outlined above.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

     The SEC allows us to incorporate by reference the information that we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Universal and its operations.

     - Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended;

     - Quarterly Report on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000;

     - Current Reports on Form 8-K filed on June 2, 2000, June 8, 2000, August 9, 2000, September 29, 2000, October 26, 2000 and November 9, 2000; and

     - The description of the common stock included in our Registration Statement on Form 8-A dated April 20, 2000, as amended on May 15, 2000.

     We are also incorporating by reference additional documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 from the date of this proxy statement to the date of the special meeting. Any statement in this document or in a document incorporated or deemed to be incorporated in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

     If you are a shareholder, we may have already sent you some of the documents incorporated by reference, but you may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at Universal Compression Holdings, Inc., 4440 Brittmoore Road, Houston, Texas 77041, (713) 335-7000.

     If you would like to request documents from us, please do so at least fourteen days prior to the special meeting in order to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED AND THE APPENDICES INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE ISSUANCE OF OUR COMMON STOCK IN THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED             , 2000. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF OUR COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNIVERSAL COMPRESSION HOLDINGS, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......  102
Consolidated Financial Statements:
  Consolidated Balance Sheets at March 31, 1999 and March
     31, 2000...............................................  103
  Consolidated Statements of Operations for the period from
     December 12, 1997
     (inception) through March 31, 1998 and for the years
      ended March 31, 1999 and 2000.........................  104
  Consolidated Statements of Stockholders' Equity for the
     period December 12, 1997
     (inception) through March 31, 1998 and for the period
      April 1, 1998 through
       March 31, 2000.......................................  105
  Consolidated Statements of Cash Flows for the period from
     December 12, 1997 (inception) through March 31, 1998
     and for the years ended March 31, 1999 and 2000........  106
  Notes to Consolidated Financial Statements................  107

TIDEWATER COMPRESSION SERVICE, INC.
Independent Auditors' Report of Deloitte & Touche LLP.......  120
Financial Statements:
  Statement of Operations for the period from April 1, 1997
     through February 20, 1998..............................  121
  Statement of Stockholders' Equity for the period from
     April 1, 1997 through February 20, 1998................  122
  Statement of Cash Flows for the period from April 1, 1997
     through February 20, 1998..............................  123
  Notes to Financial Statements.............................  124

UNIVERSAL COMPRESSION HOLDINGS, INC.
Consolidated Balance Sheets at September 30, 2000
  (unaudited) and at March 31, 2000.........................  127
Unaudited Consolidated Statements of Operations for the
  three and six months ended September 30, 2000 and 1999....  128
Unaudited Consolidated Statements of Cash Flows for the six
  months ended September 30, 2000 and 1999..................  129
Notes to Unaudited Consolidated Financial Statements........  130

ENTERRA COMPRESSION COMPANY
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................  136
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1999 and
     September 30, 2000 (unaudited).........................  137
  Consolidated Statements of Operations for the year ended
     December 31, 1999 and for the nine months ended
     September 30, 2000 and 1999 (unaudited)................  138
  Consolidated Statements of Stockholders' Equity for the
     year ended December 31, 1999 and for the nine months
     ended September 30, 2000 and 1999 (unaudited)..........  139
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1999 and for the nine months ended
     September 30, 2000 and 1999 (unaudited)................  140
  Notes to Consolidated Financial Statements................  141

                                                              PAGE
                                                              ----
WEATHERFORD COMPRESSION
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................  153
Combined Financial Statements:
  Combined Balance Sheet at December 31, 1998...............  154
  Combined Statement of Operations for the year ended
     December 31, 1998......................................  155
  Combined Statement of Equity for the year ended December
     31, 1998...............................................  156
  Combined Statement of Cash Flows for the year ended
     December 31, 1998......................................  157
  Notes to Combined Financial Statements....................  158
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................  167
Combined Financial Statements:
  Combined Balance Sheet at December 31, 1997...............  168
  Combined Statement of Operations for the year ended
     December 31, 1997......................................  169
  Combined Statement of Equity..............................  170
  Combined Statement of Cash Flows for the year ended
     December 31, 1997......................................  171
  Notes to Combined Financial Statements....................  172

GLOBAL COMPRESSION HOLDINGS, INC.
Independent Auditors' Report of KPMG LLP....................  181
Consolidated Financial Statements:
  Consolidated Balance Sheets at February 2, 1999 and at
     December 31, 1998 and 1997.............................  182
  Consolidated Statements of Operations for the period from
     January 1, 1999 through February 2, 1999 and for the
     years ended December 31, 1998 and 1997.................  183
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1997 and 1998 and for the
     period from January 1, 1999 through February 2, 1999...  184
  Consolidated Statements of Cash Flows for the period from
     January 1, 1999 through February 2, 1999 and for the
     years ended December 31, 1998 and 1997.................  185
  Notes to Consolidated Financial Statements................  186

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Universal Compression Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Compression Holdings, Inc. and subsidiary (the "Company") as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1999 and 2000, and the results of its operations and its cash flows for the period from December 12, 1997 (inception) through March 31, 1998 and for the years ended March 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
April 28, 2000
(October 24, 2000 as to
Notes 1, 7, 9 and 13)

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,    MARCH 31,
                                                                 1999         2000
                                                              ----------   ----------
                                                               (IN THOUSANDS, EXCEPT
                                                              FOR SHARE AND PER SHARE
                                                                     AMOUNTS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................   $  2,927     $  1,403
  Receivables, net of allowance for bad debts of $123 and
    $227 as of March 31, 1999 and 2000, respectively........     22,469       17,267
  Inventories...............................................     10,272        8,727
  Current deferred tax asset................................        426          227
  Other.....................................................        938        1,571
                                                               --------     --------
         Total current assets...............................     37,032       29,195
                                                               --------     --------
Property and equipment:
  Rental equipment..........................................    296,049      349,198
  Other.....................................................     17,122       19,617
  Accumulated depreciation..................................    (17,647)     (38,466)
                                                               --------     --------
         Total property and equipment.......................    295,524      330,349
                                                               --------     --------
Goodwill, net of accumulated amortization of $2,564 and
  $5,202 as of March 31, 1999, and 2000, respectively.......     96,345       99,250
Other assets, net...........................................      8,632        7,570
Long-term deferred tax asset................................        458        3,578
                                                               --------     --------
         Total assets.......................................   $437,991     $469,942
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation...............   $     --     $  3,456
  Current portion of long-term debt.........................        750          750
  Accounts payable..........................................      8,591       10,911
  Accrued expenses..........................................      3,949        6,869
                                                               --------     --------
         Total current liabilities..........................     13,290       21,986
Capital lease obligation....................................         --       10,243
Long-term debt..............................................    343,927      363,036
                                                               --------     --------
         Total liabilities..................................    357,217      395,265
                                                               --------     --------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Series A preferred stock, $.01 par value, 5,000,0000
    shares authorized, 1,320,144 and 1,320,128 shares
    issued, 1,320,144 and 1,318,896 shares outstanding at
    March 31, 1999 and 2000, respectively, $50 per share
    liquidation value (which were converted as described in
    note 7).................................................         13           13
  Common stock, $.01 par value, 200,000,000 shares
    authorized, 5,551,318 and 5,550,956 shares issued,
    5,550,353 and 5,539,344 shares outstanding at March 31,
    1999 and 2000, respectively.............................          3            3
  Class A non-voting common stock, $.01 par value, 6,000
    shares authorized, 4,120 shares issued, 4,080 and 3,210
    shares outstanding at March 31, 1999 and 2000,
    respectively (which were converted as described in note
    7)......................................................         --           --
  Additional paid-in capital................................     82,698       82,697
  Retained deficit..........................................     (1,931)      (7,913)
  Treasury stock, 170 and 4,429 shares at cost at March 31,
    1999 and 2000, respectively.............................         (9)        (123)
                                                               --------     --------
         Total stockholders' equity.........................     80,774       74,677
                                                               --------     --------
         Total liabilities and stockholders' equity.........   $437,991     $469,942
                                                               ========     ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  FOR THE PERIOD FROM
                                                   DECEMBER 12, 1997         FOR THE           FOR THE
                                                  (INCEPTION) THROUGH      YEAR ENDED        YEAR ENDED
                                                     MARCH 31, 1998      MARCH 31, 1999    MARCH 31, 2000
                                                  --------------------   ---------------   ---------------
                                                   (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Revenues:
  Rentals.......................................       $    9,060          $   85,599        $   98,295
  Sales.........................................            4,037              43,588            38,000
  Other.........................................               22                 311               154
                                                       ----------          ----------        ----------
          Total revenues........................           13,119             129,498           136,449
                                                       ----------          ----------        ----------
Costs and expenses:
  Rentals, exclusive of depreciation and
     amortization...............................            2,804              31,010            35,352
  Cost of sales, exclusive of depreciation and
     amortization...............................            3,408              36,390            31,943
  Depreciation and amortization.................            1,560              19,314            26,006
  Selling, general and administrative...........            1,305              16,863            16,797
  Interest expense..............................            3,203              29,313            34,327
                                                       ----------          ----------        ----------
          Total costs and expenses..............           12,280             132,890           144,425
                                                       ----------          ----------        ----------
Income (loss) before income taxes...............              839              (3,392)           (7,976)
Income taxes (benefit)..........................              409              (1,031)           (1,994)
                                                       ----------          ----------        ----------
       Net income (loss)........................       $      430          $   (2,361)       $   (5,982)
                                                       ==========          ==========        ==========
Earnings per share:
  Basic.........................................       $     0.18          $    (0.97)       $    (2.42)
                                                       ==========          ==========        ==========
  Diluted.......................................       $     0.18          $    (0.97)       $    (2.42)
                                                       ==========          ==========        ==========
Weighted average shares outstanding (See note
  7):
  Shares of common stock........................        2,413,127           2,446,487         2,476,386
  Dilutive potential shares of common stock.....               --                  --                --
                                                       ----------          ----------        ----------
          Total weighted average shares of
            common stock outstanding............        2,413,127           2,446,487         2,476,386
                                                       ==========          ==========        ==========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE PERIOD DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998 AND
              FOR THE PERIOD APRIL 1, 1998 THROUGH MARCH 31, 2000

                                                                  ADDITIONAL   RETAINED
                                             COMMON   PREFERRED    PAID-IN     EARNINGS    TREASURY
                                             STOCK      STOCK      CAPITAL     (DEFICIT)    STOCK      TOTAL
                                             ------   ---------   ----------   ---------   --------   -------
                                                  (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
Balance, December 12, 1997 (Inception)
  Common stock issuance (2,413,127 shares,
    at $.01 per share par value)...........   $ 3        $         $16,247      $    --     $  --     $16,250
  Series A Preferred stock issuance
    (1,300,000 shares, at $.01 per share
    par value).............................    --         13        64,987           --        --      65,000
  Net income for period from December 12,
    1997 (inception) through March 31,
    1998...................................    --         --            --          430        --         430
                                              ---        ---       -------      -------     -----     -------
Balance, March 31, 1998....................   $ 3        $13       $81,234      $   430     $  --     $81,680
  Common stock issuance (68,048 shares, at
    $.01 per share par value)..............    --         --           458           --        --         458
  Series A Preferred stock issuance (20,144
    shares, at $.01 per share par value)...    --         --         1,006           --        --       1,006
  Treasury stock purchase (4,970 shares at
    $50 per share).........................    --         --            --           --      (249)       (249)
  Sale of treasury stock (4,800 shares at
    $50 per share).........................    --         --            --           --       240         240
  Net loss for the year ended March 31,
    1999...................................    --         --            --       (2,361)       --      (2,361)
                                              ---        ---       -------      -------     -----     -------
Balance, March 31, 1999....................   $ 3        $13       $82,698      $(1,931)    $  (9)    $80,774
  Common stock cancellation (30 shares, at
    $.01 per share par value)..............    --         --            --           --        --          --
  Series A Preferred stock cancellation (16
    shares, at $.01 per share par value)...    --         --            (1)          --        --          (1)
  Treasury stock purchase (5,630 shares at
    $50 per share).........................    --         --            --           --      (144)       (144)
  Sale of treasury stock (1,371 shares at
    $50 per share).........................    --         --            --           --        30          30
  Net loss for the year ended March 31,
    2000...................................    --         --            --       (5,982)       --      (5,982)
                                              ---        ---       -------      -------     -----     -------
Balance, March 31, 2000....................   $ 3        $13       $82,697      $(7,913)    $(123)    $74,677
                                              ===        ===       =======      =======     =====     =======

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE
                                                            PERIOD FROM
                                                         DECEMBER 12, 1997
                                                            (INCEPTION)         FOR THE          FOR THE
                                                              THROUGH          YEAR ENDED       YEAR ENDED
                                                          MARCH 31, 1998     MARCH 31, 1999   MARCH 31, 2000
                                                         -----------------   --------------   --------------
                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)....................................      $     430          $ (2,361)        $ (5,982)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization......................          1,560            19,314           26,006
    Gain on asset sales................................            (13)             (192)            (124)
    Deferred income taxes..............................            339            (1,223)          (2,921)
    Amortization of debt issuance costs................            121             1,162            1,162
    (Increase) Decrease in receivables.................         (1,263)          (10,807)           5,202
    (Increase) Decrease in inventories.................           (223)           (2,594)           1,545
    (Increase) Decrease in other current assets........         (2,951)            2,183             (633)
    Increase (Decrease) in accounts payable............         (1,472)            2,537            2,320
    Increase (Decrease) in accrued expenses............            587            (3,569)             411
    Deferred interest on notes payable.................          1,880            18,316           20,258
    (Increase) Decrease in non-current assets..........             --                27             (100)
                                                             ---------          --------         --------
         Net cash provided by (used in) operating
           activities..................................         (1,005)           22,793           47,144
                                                             ---------          --------         --------
Cash flows from investing activities:
  Proceeds from asset sales............................            765             8,038            4,442
  Additions to property and equipment..................         (2,038)          (68,081)         (60,002)
  Acquisition of Tidewater Compression Service, Inc....       (351,872)               --               --
  Other acquisitions...................................             --            (2,953)          (5,543)
                                                             ---------          --------         --------
         Net cash used in investing activities.........       (353,145)          (62,996)         (61,103)
                                                             ---------          --------         --------
Cash flows from financing activities:
  Net borrowings (repayments) under revolving line of
    credit.............................................        285,018            40,249             (400)
  Repayments of long-term debt.........................            (36)             (750)            (750)
  Common stock issuance................................         16,200               252               --
  Preferred stock issuance (cancellation)..............         64,800             1,006               (1)
  Debt issuance costs..................................         (9,450)               --               --
  Net proceeds from sale-leaseback of vehicles.........             --                --            3,119
  Net proceeds from financing lease....................             --                --           10,581
  Purchase of treasury stock...........................             --              (249)            (144)
  Sale of treasury stock...............................             --               240               30
                                                             ---------          --------         --------
         Net cash provided by financing activities.....        356,532            40,748           12,435
                                                             ---------          --------         --------
Net increase (decrease) in cash and cash equivalents...          2,382               545           (1,524)
                                                             ---------          --------         --------
  Cash and cash equivalents at beginning of period.....             --             2,382            2,927
                                                             ---------          --------         --------
  Cash and cash equivalents at end of period...........      $   2,382          $  2,927         $  1,403
                                                             =========          ========         ========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................      $   1,202          $  9,653         $ 10,471
                                                             =========          ========         ========
  Cash paid for income taxes...........................      $      --          $    697         $    772
                                                             =========          ========         ========
Supplemental schedule of non-cash investing and
  financing activities:
  Class A non-voting common stock (4,120 shares, given
    to employees.......................................      $      --          $    206         $     --
                                                             =========          ========         ========

          See accompanying notes to consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE PERIOD FROM DECEMBER 12, 1997 (INCEPTION) THROUGH MARCH 31, 1998
                AND FOR THE YEARS ENDED MARCH 31, 1999 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Universal Compression Holdings Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). The Company formed an acquisition subsidiary, TW Acquisition Corporation ("Acquisition Corp.") which acquired 100% of the voting securities of TCS (the "Acquisition"). See Note 2. Immediately following the Acquisition, Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc. ("Universal"). The Company is a holding company which conducts its operations through its wholly owned subsidiary, Universal. Accordingly, the Company is dependent upon the distribution of earnings from Universal whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

  Nature of Operations

     The Company operates one of the largest rental fleets of natural gas compressors in the United States and provides related maintenance services on such compressors. The compressors are rented to oil and gas producers and processors and pipeline companies and are used primarily to boost the pressure of natural gas from the wellhead into gas-gathering systems, gas-processing plants or into and through high-pressure pipelines. The Company also designs and fabricates compressor packages for its own fleet as well as for sale to customers.

  Principles of Consolidation

     The accompanying consolidated financial statements include the Company and its wholly owned subsidiary, Universal. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

  Use of Estimates

     In preparing the Company's financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

     Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to several years. Parts and service revenue is recorded as products are delivered or services are performed for the customer.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     Compressor fabrication revenue is recognized using the completed-contract method which recognizes revenue upon completion of the contract. This method is used because the typical contract is completed within two to three months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

  Concentration of Credit Risk

     Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities in the United States and in certain international locations such as South America, Southeast Asia, Europe and Canada. The Company reviews the financial condition of customers prior to extending credit and periodically updates customer credit information. Payment terms are on a short-term basis and in accordance with industry standards. No single customer accounts for 10% or more of the Company's revenues. For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 the Company wrote off bad debts totaling $80,000, $330,000 and $116,000, respectively.

  Inventories

     Inventories are recorded at the lower of cost (first in first out FIFO method) or market (net realizable value). Some items of compression equipment are acquired and placed in inventories for subsequent sale or rental to others. Acquisitions of these assets are considered operating activities in the statement of cash flows.

  Properties and Equipment

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis beginning with the first rental, with salvage values of 20% for compression equipment, using estimated useful lives of:

Compression equipment...................................     15 years
Other properties and equipment..........................   2-25 years

     Maintenance and repairs are charged to expenses as incurred. Overhauls and major improvements that benefit future periods are capitalized and depreciated over the estimated period of benefits, generally three years. Depreciation expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was $1,366,226, $16,942,554 and
$23,368,262, respectively.

  Goodwill and Other Assets

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis primarily over 40 years. At the balance sheet date, the Company evaluated the recoverability of goodwill based on expectations of undiscounted cash flows from operations and determined that no impairment had occurred. Included in other assets are debt issuance costs, net of accumulated amortization, totaling approximately $8,287,000 and $7,125,000 at March 31, 1999 and 2000, respectively. Such costs are amortized over the period of the respective debt agreements on a straight-line method which approximates the effective interest method.

  Stock-Based Compensation

     Under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company elected to measure compensation cost using the intrinsic value-based method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

Employees." As such, the Company is required to make pro forma disclosures of net income and, if presented, earnings per share as if the fair value based method of accounting defined by SFAS No. 123 had been applied. See Note 7.

  Income Taxes

     The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments of changes in the tax law or rates.

  Foreign Currency Transactions

     Activities outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 were not significant.

  Fair Value of Financial Instruments

     The Company's financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value) and long-term debt. The fair values of the Company's term loan and revolving credit facility (see Note 4) are representative of their carrying values based upon variable rate terms. The fair value of the senior discount notes was approximately $172.0 million and $181.6 million, as compared to a carrying amount of $195.2 million and $215.5 million at March 31, 1999 and 2000, respectively. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies and information available to management as of March 31, 2000 based on the quoted market price from brokers of these notes.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. The Company is currently determining the impact of SFAS 133 on its consolidated results of operations and financial position. This statement should have no impact on consolidated cash flows.

  Earnings per Share

     The Company has disclosed earnings per share data; however, such amounts are not meaningful because the Company is beneficially owned by a single stockholder under the terms of voting agreements.

2. TCS ACQUISITION

     On February 20, 1998, Acquisition Corp. acquired 100% of the voting securities of TCS for approximately $350 million. The Acquisition was recorded using the purchase method of accounting and the purchase price was allocated to the assets and liabilities acquired based on their fair values. The excess cost of the Acquisition was recorded as goodwill which is being amortized on a straight-line basis over its 40 year useful life. The operations of TCS are included in the financial statements presented herein beginning February 20, 1998.

     The following table presents the unaudited pro forma revenue, gross profit and net income amounts as if the Acquisition occurred on December 12, 1997 (inception) (in thousands):

                                                          PERIOD FROM
                                                       DECEMBER 12, 1997
                                                      (INCEPTION) THROUGH
                                                        MARCH 31, 1998
                                                      -------------------
                                                          (UNAUDITED)
Revenues............................................        $32,630
                                                            -------
Gross profit........................................        $15,992
                                                            -------
Net loss............................................        $(1,427)

3. INVENTORIES

     Inventories at March 31 consisted of the following (in thousands):

                                                               1999      2000
                                                              -------   ------
Finished goods..............................................  $ 5,279   $5,551
Work-in-progress............................................    4,993    3,176
                                                              -------   ------
          Total.............................................  $10,272   $8,727
                                                              =======   ======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

4. LONG-TERM DEBT

     The Company's debt at March 31 consisted of the following (in thousands):

                                                                1999       2000
                                                              --------   --------
Term loan, bearing interest of LIBOR + 2.5%, due February
  2005 and collateralized by property of Universal..........  $ 74,063   $ 73,313
Revolving credit facility, bearing interest of LIBOR +
  2.25%, due February 2003 and collateralized by property of
  Universal.................................................    75,400     75,000
Senior discount notes, bearing interest of 9 7/8% per annum, due 2008, net of discount of $75,615 and $58,680 at March
  31, 1999 and 2000, respectively, unsecured................   166,885    183,820
Senior discount notes, bearing interest of 11 3/8% per
  annum, due 2009, net of discount of $15,171 and $11,847 at
  March 31, 1999 and 2000, respectively, unsecured..........    28,329     31,653
                                                              --------   --------
          Total debt........................................   344,677    363,786
Less current maturities.....................................       750        750
                                                              --------   --------
          Total long-term debt..............................  $343,927   $363,036
                                                              ========   ========

     The Company's senior secured credit agreement ("Credit Agreement") provides for $75 million under the term loan and $85 million under the revolving credit facility, which includes a sublimit for letters of credit. The available capacity on the revolving credit facility at March 31, 1999 and 2000 was approximately $8,143,000 and $7,701,000, respectively, after giving effect to outstanding letters of credit. The interest rates on the term loan and the revolving credit facility at March 31, 1999 were 7.44% and 7.19%, respectively. The interest rates on the term loan and the revolving credit facility at March 31, 2000 were 8.69% and 8.36%, respectively. Under the revolving credit facility, a commitment fee of 0.50% per annum on the average available commitment is payable quarterly.

     The Credit Agreement contains certain financial covenants and limitations on, among other things, acquisitions, sales, indebtedness and liens. The Credit Agreement also limits the payment of cash dividends related to Universal paying up to $1 million to the Company in any given fiscal year. In addition, the Company has substantial dividend payment restrictions under the indenture related to the senior discount notes. The Company was in compliance with all such covenants and limitations at March 31, 2000. As defined by the Credit Agreement, any "change of control" would result in an "Event of Default" and all amounts outstanding under the Credit Agreement would become due and payable. All principal amounts and accrued interest would become due without further notice.

     Interest related to both the 9 7/8% senior discount notes and the 11 3/8% senior discount notes is payable semi-annually on August 15 and February 15, commencing August 15, 2003.

     Maturities of long-term debt as of March 31, 2000, in thousands, are 2001 -- $750; 2002 -- $750; 2003 -- $82,125; 2004 -- $30,938; 2005 -- $33,750; and
$215,473 thereafter.

5. CAPITAL LEASES

     On July 21, 1999, a wholly owned subsidiary of the Company entered into a financing lease with Societe Generale Financial Corporation regarding certain compression equipment. The financing lease has a term of 5 years and bears interest at a rate of LIBOR plus 4.25%. The financing lease is related to the Colombian operations of the Company's subsidiary.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     On June 17, 1999, Universal signed a master lease agreement with GE Capital Fleet Services completing a sale and lease back of the majority of its service vehicle fleet. Under the agreement, the vehicles were sold and leased back by Universal at lease terms ranging from 20 months to 56 months and will continue to be deployed by Universal under its normal operating procedures.

     Principal amortization associated with both leases is recorded in the Consolidated Statements of Cash Flows. Property and equipment at March 31, 2000 include the following amounts for capitalized leases (in thousands):

Compression equipment......................................  $11,925
Service vehicles...........................................    4,363
                                                             -------
                                                              16,288
Less accumulated depreciation..............................   (2,365)
                                                             -------
          Net assets under capital leases..................  $13,923
                                                             =======

     Future minimum lease payments under non-cancelable capital leases as of March 31, 2000 are as follows (in thousands):

2001.......................................................  $ 3,456
2002.......................................................    3,302
2003.......................................................    3,171
2004.......................................................    2,774
2005.......................................................      996
Thereafter.................................................
                                                             -------
          Total............................................  $13,699
                                                             =======

6. INCOME TAXES

     For the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, substantially all of the Company's income and losses before income taxes were derived from its U.S. operations.

     Income tax expense (benefit) for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 consisted of the following (in thousands):

                                                          FOR THE
                                                        PERIOD FROM
                                                     DECEMBER 12, 1997
                                                    (INCEPTION) THROUGH
                                                      MARCH 31, 1998       1999      2000
                                                    -------------------   -------   -------
Current:
  Foreign.........................................         $ 71           $   145   $   889
Deferred:
  Federal.........................................          303            (1,055)   (2,655)
  State...........................................           35              (121)     (228)
                                                           ----           -------   -------
          Total...................................         $409           $(1,031)  $(1,994)
                                                           ====           =======   =======

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     A reconciliation of the provision (benefit) for income taxes and the amount computed by applying the federal statutory income tax rate to income before taxes for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 is as follows (in thousands):

                                                       FOR THEPERIOD
                                                           FROM
                                                     DECEMBER 12, 1997
                                                    (INCEPTION) THROUGH
                                                      MARCH 31, 1998       1999      2000
                                                    -------------------   -------   -------
Benefit for income taxes at statutory rate........          $294          $(1,187)  $(2,791)
State taxes.......................................            30             (121)     (228)
Foreign taxes.....................................            71              145       889
Non-deductible expenses and other.................            14              132       136
                                                            ----          -------   -------
          Total...................................          $409          $(1,031)  $(1,994)
                                                            ====          =======   =======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31 are (in thousands):

                                                               1999      2000
                                                              -------   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $24,235   $35,217
  Other.....................................................      630     1,172
                                                              -------   -------
          Total.............................................   24,865    36,389
Valuation allowance.........................................     (145)     (889)
                                                              -------   -------
          Total.............................................   24,720    35,500
                                                              -------   -------
Deferred tax liabilities:
  Depreciation differences on property and equipment........  (21,905)  (28,319)
  Other.....................................................   (1,931)   (3,376)
                                                              -------   -------
          Total.............................................  (23,836)  (31,695)
                                                              -------   -------
          Net deferred tax asset............................  $   884   $ 3,805
                                                              =======   =======

     A valuation allowance has been established against the Company's deferred tax assets related to foreign tax credits. The Company believes that it is probable that all other deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income through both profitable operations and future reversals of existing taxable temporary differences.

     As a result of the activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, the Company has net operating loss ("NOL") carryforwards available to offset future taxable income. The Company has NOL carryforwards of approximately $91,752,000 at March 31, 2000 which will expire, if not utilized, as follows:
2018 -- $4,185,000; 2019 -- $30,939,000 and 2020 -- $56,628,000. Utilization of
the carryforwards could be limited by Section 382 of the Internal Revenue Code of 1986, as amended, depending on future changes in ownership. See Note 13 for further information.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

7. STOCKHOLDERS' EQUITY

  Common Stock

     During March 1999, under the Employee Stock Purchase Plan, 46 employees of the Company purchased a total of 14,820 shares of common stock and 7,984 shares of Series A preferred stock (which preferred stock was subsequently split and converted into 18,567 shares of common stock at $21.50 per share on May 30, 2000 in connection with the Company's initial public offering). The Company received the cash proceeds from the stock purchase during April 1999. At March 31, 1999, a receivable of $499,000 has been recorded related to the employee stock purchases.

  Redeemable Preferred Stock

     At March 31, 2000, the Company had issued 1,320,128 shares of Series A preferred stock ("Preferred Stock"), which were converted into 3,070,174 shares of common stock issued and 3,067,309 shares outstanding. At March 31, 1999 the Company had issued 1,320,144 shares of Preferred Stock which were converted into 3,070,210 shares of common stock issued and 3,070,210 shares outstanding. These conversions were effective May 30, 2000, in connection with the Company's initial public offering.

  Class A non-voting Stock

     At March 31, 2000 the Company had issued 4,120 shares of Class A non-voting common stock ("Class A Stock"), which were converted into 30,590 shares of common stock issued and 23,833 outstanding. At March 31, 1999 the Company had issued 4,120 shares of Class A Stock were converted to 30,590 shares of common stock issued and 30,293 shares outstanding. These conversions were effective May 30, 2000, in connection with the Company's initial public offering.

  Stock Options

     In order to motivate and retain key employees, the Company established an incentive stock option plan. The Company measures compensation cost for this plan using the intrinsic value method of accounting prescribed by APB No. 25 "Accounting for Stock Issued to Employees." Given the terms of the plan, no compensation cost has been recognized for stock options granted under the plan. The incentive stock plan became effective on February 20, 1998, and on that date certain key employees were granted stock options. The options are exercisable over a ten-year period and generally vest over the following time period:

Year 1......................................................   33 1/3%
Year 2......................................................   33 1/3%
Year 3......................................................   33 1/3%

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following is a summary of stock option activity for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000:

                                                                           WEIGHTED
                                                                         AVERAGE PRICE
                                                               SHARES      PER SHARE
                                                               -------   -------------
Options outstanding, December 12, 1997 (inception)..........        --          --
  Options granted...........................................   223,821       $6.73
                                                               -------
Options outstanding, March 31, 1998.........................   223,821        6.73
                                                               =======
  Options granted...........................................    86,238        6.73
  Options cancelled.........................................   (46,697)       6.73
                                                               -------
Options outstanding, March 31, 1999.........................   263,362        6.73
                                                               =======
  Options granted...........................................    53,097        6.73
  Options cancelled.........................................   (43,252)       6.73
                                                               -------
Options outstanding, March 31, 2000.........................   273,207        6.73
                                                               =======

     As of March 31, 2000, under the incentive stock option plan the Company had 44,084 stock options available for grant.

     The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted-average assumptions:

Expected life..............................................   3 years
Interest rate..............................................      6.4%
Dividend yield.............................................        0%
Expected volatility of the Company's stock price...........        0%

     On a pro forma basis after giving effect to the fair value based method of accounting for employee stock compensation required by SFAS 123, compensation expense would have been approximately $8,000, $76,000 and $109,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

8. EMPLOYEE BENEFITS

     The Company has a defined contribution 401(k) plan covering substantially all employees. The Company makes matching contributions under this plan equal to 50% of each participant's contribution of up to 6% of the participant's compensation. Company contributions to the plan were approximately $159,000, $493,000 and $473,000 for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

9. RELATED-PARTY TRANSACTIONS

  Management Agreement

     Castle Harlan Inc., an affiliate of a major stockholder of the Company, entered into an agreement whereby, in exchange for certain management services rendered, the Company agreed to pay a fee to Castle Harlan Inc. totaling $3 million per year. The amount was paid in advance for the first year and quarterly in advance thereafter. The agreement is for a term of five years, renewable automatically from year to year thereafter unless Castle Harlan Inc. or its affiliates beneficially own less than 20% of the then outstanding stock of the Company. The Company paid Castle Harlan Inc. $3,000,000, $750,000 and $3,000,000 during the period from December 12, 1997 (inception) through March 31, 1998 and the years

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

ended March 31, 1999 and 2000, respectively. The fee is recorded at the rate of $750,000 per quarter in selling, general and administrative expenses.

     As of March 31, 2000, 33,560 shares of common stock and 18,080 shares of preferred stock (which shares of preferred stock were subsequently split and converted to 42,046 shares of common stock on May 30, 2000 in connection with the Company's initial public offering) held by certain officers of the Company were subject to certain repurchase requirements by the Company in the event of termination of the officer by the Company without "cause," disability or death as specified in the Stock Repurchase Agreement. The Company maintains an insurance policy to fund substantially all of its obligations in the event of disability or death.

  Finder's Fee/Consulting Arrangement

     The Company paid a member of its Board of Directors (the "Director") $1,750,000 (a "finders fee") related to services provided by the Director for the Acquisition. Upon consummation of the Acquisition, $1,100,000 of the finders fee was issued to the Director as capital stock of the Company at $50 per share par value. The Company paid the remaining $650,000 of the finders fee in cash to the Director on March 4, 1998. In addition, the Company will pay the Director an annual consulting fee of $150,000 for consulting services for a stated term of five years. The agreement will automatically extend for one-year periods unless the parties elect to terminate the agreement. The Company paid the Director $12,500, $165,523 and $140,264 during the period from December 12, 1997
(inception) through March 31, 1998 and the years ended March 31, 1999 and 2000, respectively.

     The Company also paid a closing bonus to an officer of the Company consisting of 7,424 shares of the Company's common stock, 4,000 shares of the Company's preferred stock, (which shares of preferred stock were subsequently split and converted into 9,302 shares of common stock on May 30, 2000 in connection with the Company's initial public offering) both valued at $21.50 per share, and $100,000 cash for services performed in conjunction with the Acquisition prior to his employment.

10. COMMITMENTS AND CONTINGENCIES

     Rent expense for the period from December 12, 1997 (inception) through March 31, 1998 and the years ended March 31, 1999 and 2000 was approximately $43,000, $427,000 and $415,000, respectively. Commitments for future lease payments were not significant at March 31, 2000.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results, or cash flows.

     An environmental assessment (the "Assessment") of the operations, physical premises and assets of the Company was completed in connection with the Acquisition. In the event that remediation is undertaken by the Company, then pursuant to the stock purchase agreement, costs of such remediation shall be paid as follows: Tidewater, Inc. shall pay 75% of the first $4 million, 83.33% of the next $6 million, and 100% of the costs in excess of $10 million, although not to exceed the upper limit of the range in the Assessment. Tidewater, Inc. has disputed certain aspects of the Assessment, but has not disputed its obligation to reimburse the Company for actual costs incurred in remediating environmental conditions identified in the Assessment. The Company has recorded a provision of approximately $1,100,000 at March 31, 2000 for environmental remediation costs. The Company continues to further evaluate the Company's remediation requirements under existing laws, rules and regulations. Considering Tidewater's obligations pursuant to the stock purchase agreement, the Company continues to believe that any unrecorded remediation obligations will not have a material impact on its financial condition, results of

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

operations and cash flows. Should the Company incur remediation costs, a receivable from Tidewater, Inc. for the expected reimbursement based on the terms of the stock purchase agreement will be recorded. The unreimbursed portion of any such remediation costs will be charged against the Company's environmental remediation liability.

     At the time of the Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater, Inc. The agreement provides for potential additional amounts to be paid to Tidewater, Inc. upon a liquidity event, as defined in the agreement. The potential amount is based upon a formula related to accreted growth on Castle Harlan's initial investment above a certain growth rate which is compounded quarterly.

     The Company has no other commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position or operating results.

11. INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     The Company has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance Segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products Segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer specifications. The International Rental and Maintenance Segment represents substantially all of the Company's foreign based operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest expense and income taxes.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately since each business requires different marketing strategies due to customer specifications. The business was acquired as a unit (see Note 1 -- Organization).

     The following table presents sales and other financial information by industry segment for the year ended March 31, 2000 (in thousands):

                                         DOMESTIC     INTERNATIONAL                CORPORATE
                                        RENTAL AND     RENTAL AND     ENGINEERED      AND
                                        MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                        -----------   -------------   ----------   ---------   --------
Revenues..............................   $ 83,577        $14,718       $25,258      $12,896    $136,449
Operating income (loss)...............     22,262          3,974           971       (1,049)     26,158
Depreciation and amortization.........     19,104          3,947           196        2,759      26,006
Capital expenditures..................     50,980          8,079           899           44      60,002
Identifiable assets...................    310,563         49,204        10,205       99,970     469,942

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following table presents sales and other financial information by industry segment for the year ended March 31, 1999 (in thousands):

                                         DOMESTIC     INTERNATIONAL                CORPORATE
                                        RENTAL AND     RENTAL AND     ENGINEERED      AND
                                        MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                        -----------   -------------   ----------   ---------   --------
Revenues..............................   $ 78,821        $ 6,778       $22,429      $21,470    $129,498
Operating income (loss)...............     22,394          2,483           949         (116)     25,710
Depreciation and amortization.........     15,626          1,020           161        2,507      19,314
Capital expenditures..................     48,428         17,293         2,123          237      68,081
Identifiable assets...................    311,490         16,093        11,421       98,987     437,991

     The following table presents sales and other financial information by industry segment for the period from December 12, 1997 (inception) through March 31, 1998 (in thousands):

                                         DOMESTIC     INTERNATIONAL                CORPORATE
                                        RENTAL AND     RENTAL AND     ENGINEERED      AND
                                        MAINTENANCE    MAINTENANCE     PRODUCTS    OTHER(A)     TOTAL
                                        -----------   -------------   ----------   ---------   --------
Revenues..............................   $  8,407        $   652       $ 3,165      $   895    $ 13,119
Operating income......................      3,373            298           189          166       4,026
Depreciation and amortization.........      1,461             83            10            6       1,560
Capital expenditures..................      1,465            529            --           44       2,038
Identifiable assets...................    262,218         14,752         7,865       95,391     380,226

---------------

(a) Corporate and Other segment represents primarily corporate activities, part sales and services and all other items that could not be allocated to an identifiable segment. The segment principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the service that the Company provides to customers' natural gas compression units.

     Revenues include sales to unaffiliated customers. Operating income is defined as income before income taxes less gain on asset sales and interest income plus interest expense. Identifiable assets are those tangible and intangible assets that are identified with the operations of a particular industry segment. Capital expenditures include fixed asset purchases.

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended March 31, 2000 is as follows (in thousands):

                                           JUNE 30   SEPTEMBER 30   DECEMBER 31   MARCH 31
                                           -------   ------------   -----------   --------
Revenues.................................  $33,808     $34,988        $33,729     $33,924
Operating income.........................    5,966       6,632          6,697       6,863
Net loss.................................   (1,238)     (1,578)        (1,276)     (1,890)

13. SUBSEQUENT EVENT

     During the quarter ended June 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's preferred and common stock were converted and split into common stock. Accordingly, all of the Company's common stock other than Class A non-voting have been restated in the

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

historical financial statements to give effect to such split. Also concurrently with the initial public offering, the Company entered into a new $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     On September 15, 2000, the Company completed the merger of Gas Compression Services, Inc. ("GCSI"), a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash, 1,400,726 shares of the Company's common stock, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. All of the assumed debt and operating leases, except for approximately $10 million, were paid off concurrent with the merger using proceeds received under the operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the 15 days from the date of the merger.

     On October 24, 2000, the Company and Universal announced the signing of a definitive merger agreement to acquire Weatherford Global Compression Services ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International will merge into Universal in exchange for 13.75 million shares of the Company's common stock, which will represent 48% of the outstanding shares of the combined company, and the assumption of approximately $300 million in debt and operating leases of WGC. The transaction will be accounted for under the purchase method of accounting. Weatherford International will acquire the interest of its minority partner in WGC as a condition to the closing of the transaction. Also, Weatherford International will retain approximately $40 million of WGC's assets, including its Singapore-based operations. The transaction is subject to various conditions, including approval of the Company's stockholders, the refinancing of the Company's and WGC's debt and leasing obligations, regulatory approvals and other customary conditions. Concurrent with the execution and delivery of the merger agreement, Weatherford, the Company and Castle Harlan and certain of its affiliates entered into a stockholders agreement that obligates the Castle Harlan parties to, among other things, vote in favor of the merger, which through their ownership and various voting agreements and voting trusts with several stockholders currently gives the Castle Harlan parties voting control of up to approximately 38% of the Company's voting stock. Although there can be no assurance the transaction will close, it is expected to be consummated by the end of December 2000 or in the first quarter of 2001.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Universal Compression, Inc.

     We have audited the accompanying statements of income, stockholder's equity and cash flows of Tidewater Compression Service, Inc. (the "Company") for the period from April 1, 1997 through February 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998, in conformity with generally accepted accounting principles in the United States of America.

                                            DELOITTE & TOUCHE LLP

Houston, Texas
June 1, 1998

                      TIDEWATER COMPRESSION SERVICE, INC.

                            STATEMENT OF OPERATIONS

                                                                  PERIOD FROM
                                                                 APRIL 1, 1997
                                                                    THROUGH
                                                               FEBRUARY 20, 1998
                                                               -----------------
                                                                (IN THOUSANDS)
Revenues:
  Rentals...................................................        $71,644
  Sales.....................................................         19,924
  Other.....................................................          3,024
  Gain on asset sales.......................................          1,094
                                                                    -------
          Total revenues....................................         95,686
                                                                    -------
Costs and expenses:
  Rentals...................................................         31,924
  Cost of sales.............................................         14,753
  Depreciation and amortization.............................         23,310
  General and administrative................................          8,669
  Interest expense..........................................             --
                                                                    -------
          Total costs and expenses..........................         78,656
                                                                    -------
Income before income taxes..................................         17,030
Income taxes................................................          6,271
                                                                    -------
          Net income........................................        $10,759
                                                                    =======

                See accompanying notes to financial statements.

                      TIDEWATER COMPRESSION SERVICE, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
          FOR THE PERIOD FROM APRIL 1, 1997 THROUGH FEBRUARY 20, 1998

                                                                 ADDITIONAL
                                                        COMMON    PAID-IN     RETAINED
                                                        STOCK     CAPITAL     EARNINGS    TOTAL
                                                        ------   ----------   --------   -------
                                                                     (IN THOUSANDS)
Balance, April 1, 1997................................   $49      $25,627     $31,871    $57,547
Net income............................................    --           --      10,759     10,759
                                                         ---      -------     -------    -------
Balance, February 20, 1998............................   $49      $25,627     $42,630    $68,306
                                                         ===      =======     =======    =======

                See accompanying notes to financial statements.

                      TIDEWATER COMPRESSION SERVICE, INC.

                            STATEMENT OF CASH FLOWS

                                                                  PERIOD FROM
                                                                 APRIL 1, 1997
                                                                    THROUGH
                                                               FEBRUARY 20, 1998
                                                               -----------------
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................       $ 10,759
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................         23,310
     Gain on asset sales....................................         (1,094)
     Deferred income tax benefit............................         (1,825)
     Decrease in receivables................................            700
     Increase in inventories................................           (610)
     Decrease in other current assets.......................             11
     Increase in accounts payable...........................          2,716
     Decrease in accrued expenses...........................           (476)
                                                                   --------
          Net cash provided by operating activities.........         33,491
                                                                   --------
Cash flows from investing activities:
  Proceeds from asset sales.................................          3,803
  Additions to properties and equipment.....................        (17,600)
                                                                   --------
          Net cash used in investing activities.............        (13,797)
                                                                   --------
Cash flows from financing activities:
  Net change in amount due to Tidewater Inc. ...............        (17,870)
  Repayments of long-term debt..............................             --
                                                                   --------
          Net cash used in financing activities.............        (17,870)
                                                                   --------
Net increase in cash........................................          1,824
Cash at beginning of period.................................             --
                                                                   --------
Cash at end of period.......................................       $  1,824
                                                                   ========
Supplemental cash flow information -- cash paid for
  interest..................................................             --

                See accompanying notes to financial statements.

                      TIDEWATER COMPRESSION SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS
          FOR THE PERIOD FROM APRIL 1, 1997 THROUGH FEBRUARY 20, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Tidewater Compression Service, Inc. ("TCS" or the "Company") is, and has been for all periods presented, a wholly owned subsidiary of Tidewater Inc. ("Tidewater"). The accompanying financial statements are presented as if TCS had been an entity separate from its parent during the periods presented and include the revenues and expenses that are directly related to TCS' operations. As a subsidiary of Tidewater, TCS was a participating employer in certain employee benefit plans and also received certain administrative services such as data processing, legal, insurance placement and claims handling from its parent. The costs associated with providing TCS with such employee benefit programs and administrative services, where significant, have been allocated to TCS based on management's estimate of the time involved in providing such services and are included in the accounts of TCS. Management believes the method used to allocate the cost of these services is reasonable.

  Nature of Operations

     TCS operates one of the largest rental fleets of natural gas compressors in the United States. The compressors are rented to oil and gas producers and processors and are used primarily to boost the pressure of natural gas from the wellhead into gas-gathering systems, into nearby gas-processing plants or into high-pressure pipelines. TCS also designs and fabricates compression packages for its own fleet as well as for sale to customers.

  Use of Estimates

     In preparing TCS' financial statements, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

  Revenue Recognition

     Revenue from equipment rentals and parts sales is recognized when earned. Compressor fabrication revenue is recognized using the completed-contract method. This method is used because the typical contract is completed within two months and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

  Income Taxes

     TCS' operations are included in the consolidated U.S. federal income tax returns of Tidewater Inc. The tax provisions presented in these financial statements have been determined as if TCS' operations were a stand-alone business filing a separate income tax return with the amount of current tax owed (refundable) charged or credited to the amounts due to Tidewater Inc. Deferred tax assets and liabilities which are also included in the amounts due to Tidewater Inc. are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled.

  Environmental Liabilities

     The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

                      TIDEWATER COMPRESSION SERVICE, INC.

  Pension, Postretirement and Other Benefit Plans

     TCS employees participate in Tidewater pension and other postretirement plans. TCS has accounted for its participation in the Tidewater plans as a participation in multiemployer plans. Accordingly, the statement of operations includes an allocation from Tidewater for the costs associated with the TCS employees who participate in these plans that is comparable to TCS' required contribution to the plans for the periods presented. Additionally, no assets and liabilities have been reflected in the balance sheet related to the overall Tidewater pension and other postretirement benefit plans since it is not practicable to segregate the amounts applicable to TCS. TCS employees also participate in the medical, dental, life and workers' compensation insurance plans sponsored by Tidewater. The costs of these plans are allocated to TCS based on the number of TCS employees participating in the plans.

  Foreign Currency Transactions

     Activities outside the United States, except those located in highly inflationary economies, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments for the period from April 1, 1997 through February 20, 1998 were not significant.

  Foreign Operations and Export Sales

     Foreign operations were not deemed significant for the period from April 1, 1997 through February 20, 1998. Export sales for the period from April 1, 1997 through February 20, 1998 were $15,528,000.

2. INCOME TAXES

     For the period from April 1, 1997 through February 20, 1998, substantially all of TCS' income before income taxes was derived from its U.S. operations.

     Income tax expense (benefit) consisted of the following (in thousands):

                                                          PERIOD FROM
                                                         APRIL 1, 1997
                                                            THROUGH
                                                       FEBRUARY 20, 1998
                                                       -----------------
Current:
  U.S. Federal......................................        $ 7,220
  State and foreign.................................            876
Deferred............................................         (1,825)
                                                            -------
          Total.....................................        $ 6,271
                                                            =======

     The actual income tax expense for each of the periods shown above differs from the amount computed by applying the U.S. federal tax rate of 35% to income before income taxes principally because of state income taxes.

3. EMPLOYEE BENEFITS

  Defined Benefit Pension Plans and Defined Contribution Retirement Plan

     Until January 1, 1996, substantially all of the TCS personnel participated in a defined benefit pension plan sponsored by Tidewater. Tidewater's pension benefits are based principally on years of service and

                      TIDEWATER COMPRESSION SERVICE, INC.

employee compensation. Beginning April 1996, TCS field service personnel, along with all new employees of TCS eligible for pension plan membership, were enrolled in a new, defined contribution retirement plan. Tidewater allocated pension expense to TCS of approximately $282,000 for the period from April 1, 1997 through February 20, 1998.

  Postretirement Benefits Other Than Pension

     Tidewater sponsors a program which provides limited health care and life insurance benefits to qualified retired employees. Costs of the program are based on actuarially determined amounts and are accrued over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits. Tidewater has allocated postretirement health care and life insurance expense to TCS of approximately $274,000 for the period from April 1, 1997 through February 20, 1998.

4. COMMITMENTS AND CONTINGENCIES

     Rent expense for the period from April 1, 1997 through February 20, 1998 was approximately $390,000. Commitments for future minimum lease payments were not significant at February 20, 1998.

5. SUBSEQUENT EVENTS

     On February 20, 1998, pursuant to the Stock Purchase Agreement, dated December 18, 1997, between Tidewater and TW Acquisition Corporation ("Acquisition Corp."), the Acquisition Corp. acquired 100% of the voting securities of TCS for a purchase price of approximately $350 million (the "Acquisition"). Immediately following the Acquisition, Acquisition Corp. was merged with and into TCS, which changed its name to Universal Compression, Inc.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  2000          2000
                                                              -------------   ---------
                                                                (IN THOUSANDS, EXCEPT
                                                                     SHARE DATA)
                                                               (UNAUDITED)
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................    $  1,535      $  1,403
  Accounts receivable, net..................................      23,760        14,615
  Current portion of notes receivable.......................       3,087         1,535
  Inventories...............................................      14,722         8,727
  Current deferred tax asset................................         227           227
  Other.....................................................       1,396         1,571
                                                                --------      --------
         Total current assets...............................      44,727        28,078
Property, plant and equipment
  Rental equipment..........................................     359,993       349,198
  Other.....................................................      26,525        19,617
  Accumulated depreciation..................................     (44,391)      (38,466)
                                                                --------      --------
         Net property, plant and equipment..................     342,127       330,349
Goodwill, net of accumulated amortization...................     131,557        99,250
Notes receivable............................................       4,929         1,117
Other non-current assets, net...............................       8,611         7,570
Non-current deferred tax asset..............................       7,509         3,578
                                                                --------      --------
         Total assets.......................................    $539,460      $469,942
                                                                ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade...................................    $ 15,694      $ 10,911
  Accrued liabilities.......................................      15,718         6,869
  Current portion of long-term debt and capital lease
    obligation..............................................       1,991         4,206
                                                                --------      --------
         Total current liabilities..........................      33,403        21,986
Capital lease obligation....................................       5,952        10,243
Long-term debt..............................................     196,429       363,036
Non-current deferred tax liability..........................       2,806            --
Other liabilities...........................................      39,192            --
                                                                --------      --------
         Total liabilities..................................     277,782       395,265
Commitments and Contingencies
Stockholders' equity:
  Series A preferred stock, $.01 par value, 50,000,000 and
    5,000,000 shares authorized,
    0 and 1,320,128 shares issued, 0 and 1,318,396 shares
    outstanding at September 30, 2000 and March 31, 2000,
    respectively (which were subsequently converted to
    3,070,174 shares of common stock issued and 3,067,309
    shares outstanding on May 30, 2000 in connection with
    the Company's initial public offering)..................          --            13
  Common stock, $.01 par value, 200,000,000 shares
    authorized, 14,674,741 and 5,550,956 shares issued,
    14,661,579 and 5,539,344 shares outstanding at September
    30, 2000 and March 31, 2000, respectively...............         147             3
  Class A non-voting common stock, $.01 par value, 0 and
    6,000 shares authorized, 0 and 4,120 shares issued, 0
    and 4,080 shares outstanding at September 30, 2000 and
    March 31, 2000, respectively (which were subsequently
    converted to 30,590 shares of common stock issued and
    23,833 shares outstanding on May 30, 2000 in connection
    with the Company's initial public offering).............          --            --
  Treasury stock, 13,162 and 11,908 shares at cost at
    September 30, 2000 and March 31, 2000, respectively.....        (132)         (123)
  Additional paid-in capital................................     278,751        82,697
  Retained deficit..........................................     (17,088)       (7,913)
                                                                --------      --------
         Total stockholders' equity.........................     261,678        74,677
                                                                --------      --------
         Total liabilities and stockholders' equity.........    $539,460      $469,942
                                                                ========      ========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          THREE MONTHS ENDED      SIX MONTHS ENDED
                                                             SEPTEMBER 30,          SEPTEMBER 30,
                                                         ---------------------   -------------------
                                                           2000        1999        2000       1999
                                                         ---------   ---------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Rentals..............................................   $28,681     $23,675    $54,955    $46,863
  Sales................................................    10,131      11,255     18,401     21,874
  Other................................................        41          58        257         59
                                                          -------     -------    -------    -------
          Total revenues...............................    38,853      34,988     73,613     68,796
Costs and expenses:
  Rentals, exclusive of depreciation and
     amortization......................................     9,903       8,502     18,873     17,104
  Cost of sales, exclusive of depreciation and
     amortization......................................     8,480       9,648     15,028     18,750
  Depreciation and amortization........................     6,679       6,061     14,177     11,678
  Selling, general and administrative..................     3,769       4,116      7,224      8,654
  Operating lease......................................     1,995          --      2,684         --
  Interest expense.....................................     5,221       8,500     13,225     16,446
  Non-recurring charges................................        --          --      7,059         --
                                                          -------     -------    -------    -------
          Total costs and expenses.....................    36,047      36,827     78,270     72,632
                                                          -------     -------    -------    -------
Income (loss) before income taxes and extraordinary
  items................................................     2,806      (1,839)    (4,657)    (3,836)
Income taxes (benefit).................................     1,053        (261)    (1,746)    (1,020)
                                                          -------     -------    -------    -------
  Income (loss) before extraordinary items.............   $ 1,753     $(1,578)   $(2,911)   $(2,816)
                                                          =======     =======    =======    =======
  Extraordinary loss, net of $3,759 income tax
     benefit...........................................        --          --     (6,264)        --
                                                          -------     -------    -------    -------
  Net income (loss)....................................   $ 1,753     $(1,578)   $(9,175)   $(2,816)
                                                          =======     =======    =======    =======
Weighted average common and common equivalent shares
  outstanding:
  Basic................................................    13,504          --     11,173         --
                                                          -------     -------    -------    -------
  Diluted..............................................    13,881          --     11,173         --
                                                          -------     -------    -------    -------
Earnings per share -- basic:
  Income (loss) before extraordinary items.............   $  0.13     $    --    $ (0.26)   $    --
  Extraordinary loss...................................        --          --      (0.56)        --
                                                          -------     -------    -------    -------
  Net income (loss)....................................   $  0.13     $    --    $ (0.82)   $    --
                                                          =======     =======    =======    =======
Earnings per share -- diluted:
  Income (loss) before extraordinary items.............   $  0.13     $    --    $ (0.26)   $    --
  Extraordinary loss...................................        --          --      (0.56)        --
                                                          -------     -------    -------    -------
  Net income (loss)....................................   $  0.13     $    --    $ (0.82)   $    --
                                                          =======     =======    =======    =======

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $  (9,175)  $ (2,816)
  Adjustments to reconcile net loss to cash provided from
     operating activities:
     Depreciation and amortization..........................     14,177     11,678
     Gain on asset sales....................................       (102)        (6)
     Amortization of debt issuance costs....................        732        581
     Accretion of discount notes............................      9,697      9,882
     Deferred income taxes..................................     (1,125)        --
     (Increase) decrease in receivables.....................    (14,509)     3,912
     (Increase) decrease in inventories.....................     (5,995)     1,774
     Increase (decrease) in accounts payable................      4,783     (1,032)
     Increase in accrued expenses...........................      6,578      3,631
     Other..................................................      3,722     (1,599)
                                                              ---------   --------
          Net cash provided by operating activities.........      8,783     26,005
Cash flows from investing activities:
  Additions to property, plant and equipment, net...........    (30,779)   (33,125)
  Capital leaseback of vehicles.............................       (713)    (4,062)
  Acquisitions..............................................   (124,852)        --
  Proceeds from sale of fixed assets........................    139,647         --
                                                              ---------   --------
          Net cash used in investing activities.............    (16,697)   (37,187)
Cash flows from financing activities:
  Principal repayments of long-term debt....................   (107,091)      (376)
  Net repayment under revolving line of credit..............    (75,000)    (1,100)
  Net proceeds (repayment) on sale-leaseback of vehicles....        (79)     3,689
  Net proceeds (repayment) of financing lease...............    (10,580)     7,406
  Common stock issuance.....................................    196,185         --
  Debt issuance costs.......................................     (5,320)        --
  Treasury stock............................................         (9)       (17)
  Debt assumed in acquisitions..............................      9,940         --
                                                              ---------   --------
          Net cash provided by financing activities.........      8,046      9,602
Net increase (decrease) in cash and cash equivalents........        132     (1,580)
Cash and cash equivalents at beginning of period............      1,403      2,927
                                                              ---------   --------
Cash and cash equivalents at end of period..................  $   1,535   $  1,347
                                                              =========   ========

     See accompanying notes to unaudited consolidated financial statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION

     Universal Compression Holdings, Inc. (the "Company") was formed on December 12, 1997 for the purpose of acquiring Tidewater Compression Service, Inc. ("TCS") from Tidewater Inc. ("Tidewater"). Upon completion of the acquisition on February 20, 1998 (the "Tidewater Acquisition"), TCS became the Company's wholly-owned subsidiary and changed its name to Universal Compression, Inc. ("Universal"). Through this subsidiary, the Company's gas compression service operations date back to 1954. The Company is a holding company which conducts its operations through its wholly-owned subsidiary, Universal. Accordingly, the Company is dependent upon the distribution of earnings from Universal, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. These consolidated financial statements should be read in conjunction with the consolidated financial statements presented in the Company's Annual Report on Form 10-K for the year ended March 31, 2000. That report contains a more comprehensive summary of the Company's major accounting policies. In the opinion of management, the accompanying unaudited consolidated financial statements contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of the Company and its consolidated subsidiaries and the results of operations and cash flows for the respective periods. Operating results for the three and six-month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2001.

     The Company is a leading provider of natural gas compressor rental, sales, operations, maintenance and fabrication services to the natural gas industry, with one of the largest gas compressor fleets in the United States, and has a growing presence in key international markets. As of September 30, 2000, the Company had a broad base of over 750 customers and maintained a fleet of over 3,400 compression rental units. In addition, the Company owns or services under contract a total of approximately 977,000 horsepower. The Company operates in every significant natural gas producing region in the United States through its 38 compression sales and service locations. As a complement to its rental operations, the Company designs and fabricates compression units for its own fleet as well as for its global customer base.

     During the quarter ended June 30, 2000, the Company completed an initial public offering of 7,275,000 shares of its common stock (which includes 275,000 shares of common stock issued pursuant to an over-allotment option granted to the underwriters), which provided the Company with net proceeds (after deducting underwriting discounts and commissions) of approximately $149.2 million. Concurrently with the initial public offering, the Company implemented a recapitalization pursuant to which all existing classes of the Company's stock were converted into common stock. Also concurrently with the initial public offering, the Company entered into a new $50 million revolving credit facility and $200 million operating lease facility. The proceeds of the offering and the $62.6 million in initial proceeds from the new operating lease facility were used to repay $192.7 million of indebtedness, and the remaining proceeds were used for working capital and to pay expenses associated with the offering and concurrent financing transactions.

     The Company completed the merger of Gas Compression Services, Inc. ("GCSI") into Universal on September 15, 2000. In the merger, the GCSI shareholders received cash and 1,400,726 shares of the Company's common stock and the Company assumed certain debt.

  Earnings Per Share

     Basic earnings per share is computed using the weighted average number of shares outstanding for the period. Diluted earnings per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. Included in diluted shares for the three-month period ended September 30, 2000 are common stock equivalents

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

relating to options of 377,000. Common stock equivalents are calculated using the treasury stock method. Diluted earnings per share for the six-month period ended September 30, 2000 is not adjusted for the incremental shares attributed to outstanding options to purchase common stock due to the anti-dilutive effect of such options. The Company completed its initial public offering of 7,000,000 shares of common stock on May 30, 2000, with an additional 275,000 shares issued on June 7, 2000 pursuant to the underwriters' over-allotment option. The Company completed the merger of GCSI into Universal on September 15, 2000 in exchange for the Company's issuance of 1,400,726 shares of its common stock to GCSI shareholders. Earnings per share information is not presented for the three and six-month periods ended September 30, 1999 as such information would not be meaningful because the Company was beneficially owned by a single stockholder under the terms of voting agreements during such period.

  Reclassifications

     Certain reclassifications have been made to the prior year amounts to conform to the current year classification.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest rate risk to reduce sources of ineffectiveness. SFAS 133 requires that an entity recognize all derivative instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction, or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We will adopt SFAS 133 and the corresponding amendments under SFAS 138 on April 1, 2001. We are currently determining the impact of SFAS 133 on our consolidated results of operations and financial position. This statement should have no impact on consolidated cash flows.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued an amendment to SAB 101, effectively delaying its implementation until the fourth quarter of fiscal years beginning after December 15, 1999. After careful study of SAB 101 and its amendment, management believes that its revenue recognition policy is appropriate and that any possible effects of SAB 101 and its amendment will be immaterial to the Company's results of operations.

3. BUSINESS COMBINATION

     On September 15, 2000, the Company completed the merger of Gas Compression Services, Inc. ("GCSI"), a supplier of natural gas compression equipment and services with fabrication and overhaul facilities in Michigan and Texas, into Universal for a combination of approximately $12 million in cash,

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

1,400,726 shares of the Company's common stock valued at approximately $39 million, the assumption of approximately $57 million in debt and operating leases of GCSI, and $6 million of debt related to GCSI customer equipment financing and associated customer notes receivable. All of the assumed debt and operating leases, except for approximately $10 million, were paid off concurrent with the merger using proceeds received under the operating lease facility. The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of approximately $33 million in goodwill. Results of operations for GCSI are included in the accompanying consolidated financial statements for the 15 days from the date of the merger.

4. INVENTORIES

     Inventories consisted of (in thousands):

                                                              SEPTEMBER 30,   MARCH 31,
                                                                  2000          2000
                                                              -------------   ---------
Finished goods..............................................     $ 7,930       $5,551
Work-in-progress............................................       6,792        3,176
                                                                 -------       ------
          Total.............................................     $14,722       $8,727
                                                                 =======       ======

5. OPERATING LEASE FACILITY

     In May 2000, the Company and Universal entered into a $200 million operating lease facility pursuant to which the Company may sell and lease back certain compression equipment from a Delaware business trust for a five-year term. The rental payments under the lease facility include an amount based on LIBOR plus a variable amount depending on the Company's operating results, applied to the funded amount of the lease. Under the lease facility, the Company has received an aggregate of approximately $140 million in proceeds from the sale of compression equipment in May 2000 and, in connection with the GCSI acquisition, in September 2000, and may sell up to an additional $60 million of compression equipment through November 2001. The equipment was sold and leased back by the Company for a five-year period and will continue to be deployed by the Company under its normal operating procedures. At any time, the Company has the option to repurchase the equipment. The equipment sold had a book value of approximately $97 million and the equipment sale resulted in a gain of approximately $43 million that is being deferred until the end of the lease. The Company has residual value guarantees on the equipment under the operating lease facility of approximately 85% of the funded amount that are due upon termination of the lease and which may be satisfied by a cash payment or the exercise of the purchase option. Pursuant to the facility, the Company is restricted by certain covenants relating to its operations, including its ability to enter into acquisition and sales transactions, incur additional indebtedness, permit additional liens on its assets and pay dividends. The Company's obligations under this facility are secured by liens on its compression equipment that is subject to the lease and certain related rights. Under the operating lease facility, Universal is the lessee and the Company guarantees certain of Universal's obligations thereunder.

6. EXTRAORDINARY LOSSES

     During the quarter ended June 30, 2000, the Company incurred extraordinary losses of $6.3 million, net of income taxes of $3.7 million, related to its debt restructuring that occurred concurrently with the Company's initial public offering of its common stock.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

7. NON-RECURRING CHARGES

     During the quarter ended June 30, 2000, the Company incurred non-recurring charges of $4.4 million, net of income taxes of $2.7 million, related to the early termination of a management agreement and a consulting agreement and other related fees in connection with the Company's initial public offering and concurrent financing transactions.

8. RELATED PARTY TRANSACTIONS

     In connection with the initial public offering in the quarter ended June 30, 2000, the Company terminated its Management Agreement with Castle Harlan, Inc. and its Finders and Consulting Agreement with Samuel Urcis, a director of the Company. In exchange for such terminations, the Company paid $3 million in cash and issued 136,364 shares of its common stock to Castle Harlan, and paid $150,000 in cash and issued 6,818 shares of common stock to Mr. Urcis.

9. INDUSTRY SEGMENTS

     The Company has three principal industry segments: Domestic Rental and Maintenance, International Rental and Maintenance and Engineered Products. The two Rental and Maintenance segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Engineered Products segment involves the design, fabrication and sale of natural gas and air compression packages to meet customer and the Company's own specifications. The International Rental and Maintenance segment represents substantially all of the Company's foreign based operations.

     The Company evaluates performance based on profit or loss from operations, which is defined as income before income taxes less gain on asset sales and interest income plus interest expense and operating lease expense. Revenues include sales to unaffiliated customers. Gross margin is defined as total revenue less rental expenses, cost of sales (exclusive of depreciation and amortization), gain on asset sales and interest income. The Corporate and Other segment, which represents primarily corporate activities, part sales and services and all other items that could not be allocated to an identifiable segment, principally serves the oil and gas market, including sales of parts and equipment utilized in the extraction of natural gas and the services that the Company provides to customers' natural gas compression units.

     The following table presents sales and other financial information by industry segment for the three months ended September 30, 2000 and 1999 (in thousands):

                                  DOMESTIC     INTERNATIONAL
                                 RENTAL AND     RENTAL AND     ENGINEERED   CORPORATE
                                 MAINTENANCE    MAINTENANCE     PRODUCTS    AND OTHER    TOTAL
                                 -----------   -------------   ----------   ---------   -------
September 30, 2000:
  Revenues.....................    $24,396         $4,286        $8,318      $1,853     $38,853
  Gross margin.................    $15,525         $3,254        $1,363      $  253     $20,395
  Operating income.............    $ 7,678         $1,290        $  796      $  183     $ 9,947
September 30, 1999:
  Revenues.....................    $20,351         $3,324        $8,909      $2,404     $34,988
  Gross margin.................    $12,816         $2,358        $1,157      $  479     $16,810
  Operating income.............    $ 5,080         $  805        $  563      $  185     $ 6,633

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

     The following table presents sales and other financial information by industry segment for the six months ended September 30, 2000 and 1999 (in thousands):

                                  DOMESTIC     INTERNATIONAL
                                 RENTAL AND     RENTAL AND     ENGINEERED   CORPORATE
                                 MAINTENANCE    MAINTENANCE     PRODUCTS    AND OTHER    TOTAL
                                 -----------   -------------   ----------   ---------   -------
September 30, 2000:
  Revenues.....................    $46,571        $8,385        $15,979      $2,678     $73,613
  Gross margin.................    $29,770        $6,313        $ 2,885      $  513     $39,481
  Operating income.............    $13,381        $2,598        $ 1,717      $  384     $18,080
September 30, 1999:
  Revenues.....................    $40,112        $6,751        $14,897      $7,036     $68,796
  Gross margin.................    $24,834        $4,926        $ 1,733      $1,437     $32,930
  Operating income.............    $ 9,326        $2,004        $   464      $  804     $12,598

10. COMMITMENTS AND CONTINGENCIES

     In February 1998, in connection with the Tidewater Acquisition, the Company entered into a Purchase Price Adjustment Agreement with Tidewater. The agreement provides for potential additional amounts to be paid to Tidewater upon a liquidity event, as defined in the agreement. If a liquidity event occurs and Castle Harlan Partners III and its affiliates receive an amount greater than its accreted investment (defined as its initial investment increased at a compounded rate of 6.25% each quarter, which equates to approximately 27.4% annually), the Company must make a payment to Tidewater equal to 10% of the amount, if any, that Castle Harlan receives in excess of its accreted investment. Any payment pursuant to this agreement would result in an increase in goodwill in the year of payment and a corresponding increase in goodwill and amortization expense in subsequent years. As of September 30, 2000, Castle Harlan's accreted investment was approximately $27.09 per share, which will continue to grow at a compounded rate of 6.25% per quarter. As of September 30, 2000, no liquidity event , as defined in the agreement, that required a payment had occurred.

     In the ordinary course of business, the Company is involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the Company's financial position, operating results or cash flows.

11. SUBSEQUENT EVENTS

     On October 24, 2000, the Company and Universal announced the signing of a definitive merger agreement to acquire Weatherford Global Compression Services ("WGC"), a supplier of natural gas compression equipment and services and a division of Weatherford International, Inc. Under the terms of the agreement, a subsidiary of Weatherford International will merge into Universal in exchange for 13.75 million shares of the Company's common stock, which will represent 48% of the outstanding shares of the combined company, and the assumption of approximately $300 million in debt and operating leases of WGC. The transaction will be accounted for as a purchase. Weatherford International will acquire the interest of its minority partner in WGC as a condition to the closing of the transaction. Also, Weatherford International will retain approximately $40 million of WGC's assets, including its Singapore-based operations. The transaction is subject to various conditions, including approval of the Company's stockholders, the refinancing of the Company's and WGC's debt and leasing obligations, regulatory approvals and other customary conditions. Concurrent with the execution and delivery of the merger agreement, Weatherford, the Company and Castle Harlan and certain of its affiliates entered into a stockholders agreement that obligates the Castle Harlan parties to, among other things, vote in favor of the merger, which through their ownership and various voting agreements and voting trusts with several

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

stockholders currently gives the Castle Harlan parties voting control of up to approximately 38% of the Company's voting stock. Although there can be no assurance the transaction will close, it is expected to be consummated by the end of December 2000 or in the first quarter of 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford International, Inc.:

     We have audited the accompanying consolidated balance sheet of Enterra Compression Company (a Delaware corporation and indirect wholly-owned subsidiary of Weatherford International, Inc.) and subsidiaries as of December 31, 1999, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enterra Compression Company and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
November 17, 2000

                          ENTERRA COMPRESSION COMPANY

                          CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS EXCEPT SHARE DATA AND PAR VALUE)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents.................................    $ 29,189       $  8,559
  Accounts Receivable, Net of Allowance for Uncollectible
     Accounts of $979 at December 31, 1999 and $1,169 at
     September 30, 2000 (unaudited).........................      31,276         56,068
  Inventories...............................................      78,803        100,207
  Current Deferred Tax Asset................................       2,414          2,414
  Other Current Assets......................................       9,669          9,385
                                                                --------       --------
                                                                 151,351        176,633
                                                                --------       --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................       3,323          2,351
  Buildings and Leasehold Improvements......................      14,927         17,167
  Rental and Service Equipment..............................     275,107        279,083
  Machinery and Other Equipment.............................      43,651         51,051
                                                                --------       --------
                                                                 337,008        349,652
          Less: Accumulated Depreciation....................     (57,537)       (71,467)
                                                                --------       --------
                                                                 279,471        278,185
                                                                --------       --------
GOODWILL, NET...............................................     224,941        238,280
OTHER ASSETS................................................      10,267         11,048
                                                                --------       --------
                                                                $666,030       $704,146
                                                                ========       ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-Term Borrowings and Current Portion of Long-Term
     Debt...................................................    $    982       $ 14,170
  Accounts Payable..........................................      18,837         26,445
  Accrued Liabilities.......................................      20,718         20,291
                                                                --------       --------
                                                                  40,537         60,906
                                                                --------       --------
LONG-TERM DEBT..............................................       2,157          1,945
UNEARNED INCOME.............................................      77,350         92,888
DEFERRED INCOME TAXES AND OTHER.............................      32,218         33,676
MINORITY INTEREST LIABILITY.................................     197,111        198,508
LONG-TERM PAYABLE DUE TO WEATHERFORD........................      99,033        100,751
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common Stock, $1 Par Value, 2,000 Shares Authorized,
     Issued and Outstanding.................................           2              2
  Capital in Excess of Par Value............................     198,221        198,221
  Retained Earnings.........................................      19,777         17,812
  Accumulated Other Comprehensive Loss......................        (376)          (563)
                                                                --------       --------
                                                                 217,624        215,472
                                                                --------       --------
                                                                $666,030       $704,146
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                               NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                            YEAR ENDED        -------------------
                                                         DECEMBER 31, 1999      2000       1999
                                                        -------------------   --------   --------
                                                                                  (UNAUDITED)
REVENUES:
  Products............................................       $ 73,183         $ 55,920   $ 53,349
  Services and Rentals................................        152,734          137,370    113,115
                                                             --------         --------   --------
                                                              225,917          193,290    166,464
                                                             --------         --------   --------
COSTS AND EXPENSES:
  Cost of Products....................................         70,439           52,059     54,856
  Cost of Services and Rentals........................         97,963          104,459     68,110
  Selling, General and Administrative.................         35,941           32,802     26,704
                                                             --------         --------   --------
                                                              204,343          189,320    149,670
                                                             --------         --------   --------
OPERATING INCOME......................................         21,574            3,970     16,794
                                                             --------         --------   --------
OTHER INCOME (EXPENSE):
  Interest Income.....................................            882              820        560
  Interest Expense....................................           (304)            (393)      (202)
  Interest Expense from Weatherford...................         (6,757)          (5,512)    (5,067)
  Other, Net..........................................          1,306             (634)        (5)
                                                             --------         --------   --------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
  INTEREST............................................         16,701           (1,749)    12,080
INCOME TAX (PROVISION) BENEFIT........................         (7,539)             632     (5,453)
                                                             --------         --------   --------
INCOME (LOSS) BEFORE MINORITY INTEREST................          9,162           (1,117)     6,627
MINORITY INTEREST EXPENSE, NET OF TAX.................         (4,623)            (848)    (3,557)
                                                             --------         --------   --------
NET INCOME (LOSS).....................................       $  4,539         $ (1,965)  $  3,070
                                                             ========         ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          (IN THOUSANDS EXCEPT SHARES)

                                         COMMON STOCK      CAPITAL IN               ACCUMULATED        TOTAL
                                      ------------------   EXCESS OF    RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                      SHARES   PAR VALUE   PAR VALUE    EARNINGS   INCOME (LOSS)      EQUITY
                                      ------   ---------   ----------   --------   -------------   -------------
Balance at January 1, 1999..........  2,000       $2        $173,609    $15,238       $(1,767)       $187,082
Comprehensive Income................     --       --              --      3,070         1,188           4,258
Contribution from Weatherford.......     --       --          24,612         --            --          24,612
                                      -----       --        --------    -------       -------        --------
Balance at September 30, 1999
  (Unaudited).......................  2,000        2         198,221     18,308          (579)        215,952
Comprehensive Income (Loss).........     --       --              --      1,469           203           1,672
                                      -----       --        --------    -------       -------        --------
Balance at December 31, 1999........  2,000        2         198,221     19,777          (376)        217,624
Comprehensive Loss (Unaudited)......     --       --              --     (1,965)         (187)         (2,152)
                                      -----       --        --------    -------       -------        --------
Balance at September 30, 2000
  (Unaudited).......................  2,000       $2        $198,221    $17,812       $  (563)       $215,472
                                      =====       ==        ========    =======       =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             NINE MONTHS ENDED
                                                             YEAR ENDED        SEPTEMBER 30,
                                                            DECEMBER 31,    -------------------
                                                                1999          2000       1999
                                                            -------------   --------   --------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss).......................................    $  4,539      $ (1,965)  $  3,070
  Adjustments to Reconcile Net Income (Loss) to Net Cash
     Provided by Operating Activities:
     Depreciation and Amortization........................      33,125        28,907     25,193
     Deferred Income Tax Provision........................       6,819            29      1,164
     Minority Interest Expense, Net of Tax................       4,623           848      3,557
     Gain on Sale of Property, Plant and Equipment........      (4,474)         (543)    (1,900)
     Provision for Uncollectible Accounts Receivable......         772           290        316
     Change in Assets and Liabilities:
       Accounts Receivable................................         186       (15,599)   (14,821)
       Inventories........................................     (18,241)       (8,246)   (20,131)
       Other Current Assets...............................      (4,342)        1,427    (17,088)
       Accounts Payable...................................        (561)        4,094       (757)
       Other Current Liabilities..........................        (769)       (8,941)    13,389
       Other..............................................     (15,098)          929    (13,889)
                                                              --------      --------   --------
          Net Cash Provided by (Used in) Operating
            Activities....................................       6,579         1,230    (21,897)
                                                              --------      --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of Businesses, Net of Cash Acquired........       1,354       (33,403)     1,354
  Capital Expenditures for Property, Plant and
     Equipment............................................     (94,755)      (61,361)   (79,732)
  Proceeds from Sales of Property, Plant and Equipment....       8,898         3,831      7,212
  Proceeds from Sale and Leaseback of Equipment...........     139,815        55,068    139,815
  Proceeds from Sale of Business..........................      14,620            --     14,620
                                                              --------      --------   --------
          Net Cash Provided by (Used in) Investing
            Activities....................................      69,932       (35,865)    83,269
                                                              --------      --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (Repayments) on Debt, Net....................        (910)       11,738       (681)
  Borrowings from Weatherford, Net........................      18,908         2,267      8,899
  Repayments to GE Capital................................     (65,350)           --    (65,350)
                                                              --------      --------   --------
          Net Cash Provided by (Used in) Financing
            Activities....................................     (47,352)       14,005    (57,132)
                                                              --------      --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      29,159       (20,630)     4,240
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........          30        29,189         30
                                                              --------      --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................    $ 29,189      $  8,559   $  4,270
                                                              ========      ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid...........................................    $    303      $    391   $    202
  Taxes Paid (Refunded)...................................    $   (307)     $  1,559   $    332

  The accompanying notes are an integral part of these consolidated financial statements.

                          ENTERRA COMPRESSION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  General

     Enterra Compression Company is an indirect wholly-owned subsidiary of Weatherford International, Inc. ("Weatherford") and is incorporated in the state of Delaware. These financial statements of Enterra Compression Company include the accounts of Enterra Compression Company and all its majority-owned subsidiaries (the "Company"). Weatherford contributed its predecessor compression businesses to the Company and in February 1999 formed a joint venture with GE Capital Corporation ("GE").

  Joint Venture

     The Company primarily is held and operates in a joint venture with GE where the Company owns 64% and GE owns 36% (See Note 4). The joint venture, which combined Weatherford's Compression Services division and GE's Global Compression Services operations, is the world's second largest provider of natural gas contract compression services and owns and manages over 4,000 compressor units worldwide having more that one million horsepower.

     During the formation of the joint venture Weatherford contributed all of its compression businesses, including those investments held in the legal entities of Weatherford Canada Ltd., Weatherford Venezuela S.A., Weatherford Australia Pty Ltd., Weatherford de Peru S.R.L., Weatherford Industria e Comercio Ltda. and Weatherford Enterra S.A., to the joint venture. The compression businesses of these entities became indirect wholly-owned subsidiaries of the Company, with the exception of the Canadian operations. The Canadian operations are a majority-owned subsidiary of the Company. In connection with the formation of the joint venture, Weatherford contributed non-cash capital through the forgiveness of certain long-term payables due to Weatherford.

  Nature of Operations

     The Company is engaged in the business of renting, selling and servicing natural gas compressor packages used in the oil and gas industry. Factors influencing compressor rental operations include the number and age of gas producing wells, the ownership of these properties and natural gas prices. The Company is headquartered in Houston, Texas. The Company also has service and rental operations in Canada, and rental contract management and service operations in Argentina, Venezuela, Brazil, Peru, Thailand, Singapore and Australia.

2. BASIS OF PRESENTATION

     The consolidated financial statements as of December 31, 1999 and for the year then ended are audited. The consolidated financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 are unaudited. The interim consolidated financial statements reflect all adjustments which the Company considers necessary for the fair presentation of such financial statements. Although the Company believes that the disclosures in these interim consolidated financial statements are adequate to make the interim information presented not misleading, certain information relating to the Company's organization and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to rules and regulations of interim reporting.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include all accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

                          ENTERRA COMPRESSION COMPANY

  Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash Flow Information

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     During the year ended December 31, 1999 and nine months ended September 30, 2000, the Company had noncash investing activities of $1.5 million and $1.2 million (unaudited), respectively, relating to the assumption of certain capital leases. There were no noncash capital lease investing activities during the nine months ended September 30, 1999.

     The following summarizes investing activities relating to acquisitions integrated into the Company's operations:

                                                        YEAR        NINE MONTHS ENDED
                                                       ENDED          SEPTEMBER 30,
                                                    DECEMBER 31,   --------------------
                                                        1999         2000       1999
                                                    ------------   --------   ---------
                                                                       (UNAUDITED)
Fair value of assets, net of cash acquired........   $ 224,662     $ 30,992   $ 224,662
Goodwill..........................................      52,197       20,364      52,197
Total liabilities.................................    (278,213)     (17,953)   (278,213)
                                                     ---------     --------   ---------
          Cash consideration, net of cash
            acquired..............................   $  (1,354)    $ 33,403   $  (1,354)
                                                     =========     ========   =========

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the moving average cost method for parts inventories or by using standards which approximate moving average cost.

     Inventories by category are summarized as follows (in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
Raw materials...............................................    $51,493        $ 57,747
Work in process.............................................     15,897          22,241
Finished goods..............................................     11,413          20,219
                                                                -------        --------
                                                                $78,803        $100,207
                                                                =======        ========

     Work in process includes the costs of materials, labor and overhead.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of refurbishment (i.e. renewals, replacements and betterments) are capitalized. Depreciation on

                          ENTERRA COMPRESSION COMPANY
fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                          USEFUL LIVES
                                                          ------------
Buildings and leasehold improvements...................   10-40 years
Rental and service equipment...........................    5-15 years
Machinery and other equipment..........................     3-7 years

     Depreciation expense for the year ended December 31, 1999 and the nine months ended September 30, 2000 and 1999 was $27.0 million, $23.2 million and $20.8 million, respectively.

     When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the statements of operations with the exception of gains related to the sale and leaseback arrangements (See Note 10).

  Goodwill

     The Company's goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. The Company periodically evaluates goodwill, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amounts of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. Amortization expense for goodwill for the year ended December 31, 1999, nine months ended September 30, 2000 and nine months ended September 30, 1999 was $6.2 million, $5.5 million (unaudited) and $4.4 million (unaudited), respectively. Accumulated amortization related to goodwill was $26.1 million and $31.6 million (unaudited) as of December 31, 1999 and September 30, 2000, respectively.

  Equipment Held for Lease

     The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to payout the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases, because by the end of the original lease term, the option price is expected to be lower than the equipment's fair market value.

  Equipment Under Operating Leases

     Equipment leased under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option are accounted for as operating leases and included in property, plant and equipment. This equipment had a net book value of $221.8 million at December 31, 1999 and $204.2 million (unaudited) at September 30, 2000. Rental fleet depreciation expense totaled approximately $23.0 million, $21.1 million (unaudited) and $17.1 million (unaudited) for the twelve months ended December 31, 1999, nine months ended September 30, 2000 and nine months ended September 30, 1999, respectively.

                          ENTERRA COMPRESSION COMPANY

  Accounting for Income Taxes

     Under Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  Foreign Currency Translation

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries for which the functional currencies are the applicable foreign currencies are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included as accumulated other comprehensive income (loss), a separate component of stockholders' equity. Currency transaction gains and losses are reflected in income for the period.

  Concentration of Credit Risk

     The Company sells, leases and rents gas compressors to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company maintains reserves for potential losses, and credit losses have historically been within management's expectations.

  Revenue Recognition

     Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. The Company provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience. The warranty expense for the year ended December 31, 1999, nine months ended September 30, 2000 and nine months ended September 30, 1999 was $1.3 million, $0.5 million and $0.7 million, respectively.

     The Company provides management services under various gas compressor system fleet rental agency agreements with four limited partnerships and four Subchapter S corporations. During the year ended December 31, 1999, nine months ended September 30, 2000 and nine months ended September 30, 1999, management fee income of $0.7 million, $0.4 million (unaudited) and $0.5 million (unaudited), respectively, was recognized under the agency agreements.

  Minority Interest

     The Company records minority interest expense which reflects the portion of earnings of majority-owned operations which are applicable to the minority interest partner.

  New Reporting Requirements

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. In March 2000, the SEC issued SAB 101A, which delayed the implementation date of SAB 101 until the second quarter after December 15, 1999 for companies with fiscal years beginning between December 16, 1999 and March 15,

                          ENTERRA COMPRESSION COMPANY

2000. The SEC staff issuance of SAB 101B on June 26, 2000 further extends the compliance requirement until the fourth quarter of fiscal years beginning after December 15, 1999, with an effective date of January 1, 2000. The Company has reviewed its revenue recognition policies and believes that they are in compliance with GAAP and the related interpretive guidance set forth in SAB 101 with the exception of its classification in the Consolidated Statements of Operations of certain pass-through costs. The anticipated restatements caused by the application of this bulletin are not expected to have a material impact on its financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, amending the effective date of SFAS No. 133 to years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, amending accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is evaluating the impact of SFAS No. 133 and SFAS No. 138 on its consolidated financial statements and does not anticipate that application of these statements will have a material impact on its financial position or results of operations.

4. ACQUISITIONS AND SALE OF BUSINESS

     On July 17, 2000, the Company acquired the Canadian compression parts and services division of Cooper Cameron Limited ("Cooper") for approximately $10.8 million cash (unaudited). The acquisition expands the Company's range of capabilities to provide field gas production solutions to the Canadian marketplace. Cooper's aftermarket services is dedicated to providing customers with maximum equipment availability at the lowest possible operating cost, along with being a single source for genuine replacement parts.

     The Company acquired Singapore-based Gas Services International Limited ("GSI") on January 12, 2000 for a total of approximately $20.2 million cash (unaudited). The acquisition is intended to expand this division's platform of full service capabilities in the Asia-Pacific and Middle Eastern markets. GSI's main business units include compressor package rental, maintenance and service, and floating production storage and offloading platforms. In addition to Singapore, GSI has service locations in Indonesia and the United Arab Emirates.

     On February 2, 1999, the Company completed a joint venture with GE in which the Company's operations were combined with GE's Global Compression Services operations. The joint venture is known as Weatherford Global Compression Services. The Company owns 64% of the joint venture and GE owns 36%. The Company has the right to acquire GE's interest at anytime at a price equal to a third party market-determined value that is not less than book value. GE also has the right to require the Company to purchase its interest at anytime after February 2001 at a market-determined third party valuation as well as request a public offering of its interest after that date, if the Company has not purchased its interest by that time.

     The Company also effected various other smaller acquisitions during the nine months ended September 30, 2000 for total consideration of approximately $7.4 million (unaudited). There were no acquisitions, other than the formation of the joint venture with GE, during the twelve months ended December 31, 1999 and the nine months ended September 30, 1999.

     The acquisitions discussed above were accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying

                          ENTERRA COMPRESSION COMPANY
consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair market values at the date of acquisition. The balances included in the Consolidated Balance Sheets related to the current year acquisitions are based upon preliminary information and are subject to change when final asset and liability valuations are obtained. Material changes in the preliminary allocations are not anticipated by management.

     The following presents the consolidated financial information for the Company on a pro forma basis assuming the joint venture with GE had occurred on January 1, 1999. All 2000 acquisitions are not material individually nor in the aggregate, therefore, pro forma information is not presented. The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of January 1, 1998, or that may be achieved in the future.

                                          YEAR ENDED       NINE MONTHS ENDED       YEAR ENDED
                                       DECEMBER 31, 1999   SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                       -----------------   ------------------   -----------------
                                                              (UNAUDITED)
Revenues.............................      $232,014             $172,561            $254,824
Net income (loss)....................         3,357                1,888              (4,528)

     The compressors marketed by the Company were historically manufactured by the Company at its facility located in Corpus Christi, Texas or purchased from third parties. In the fourth quarter of 1999, the Company sold its manufacturing facility in Corpus Christi to GE Power Systems for a total of $14.6 million and recorded a gain of $0.8 million. Under terms of the sale, the Company has agreed to make purchases from that facility for approximately $38.0 million for products over a five-year period and $3.0 million for parts over a three-year period.

5. ACCRUED LIABILITIES

     Accrued liabilities are summarized as follows (in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
Other taxes.................................................    $   944         $ 1,762
Customer deposits...........................................      2,215           1,427
Wages and benefits..........................................      5,559           7,179
Lease obligations...........................................      2,843           3,476
Accrued warranty............................................      2,388             328
Other.......................................................      6,769           6,119
                                                                -------         -------
                                                                $20,718         $20,291
                                                                =======         =======

6. SHORT-TERM DEBT (UNAUDITED)

     In July 2000, the Company put into place a $25.0 million uncommitted line of credit. Interest rates are at LIBOR plus 1.75% or the "Quoted Rate," defined as any rate of interest mutually agreed upon by the two parties. As of September 30, 2000, $12.0 million was available under this line of credit.

                          ENTERRA COMPRESSION COMPANY

7. LONG-TERM DEBT

     The Company had long-term debt obligations at December 31, 1999 as follows (in thousands):

Capital lease obligations under various agreements..........  $1,454
Bonds.......................................................   1,685
                                                              ------
                                                               3,139
Less: amounts due in one year...............................    (982)
                                                              ------
Long-term debt..............................................  $2,157
                                                              ======

     The Industrial Development Corporation of Port of Corpus Christi Variable/Fixed Rate Demand Industrial Development Revenue Refunding Bonds, Series 2002 (Lantana Corporation Project) (the "Bonds") require annual payment of principal and interest with the final payment due on July, 2002. The Bonds are secured by letters of credit outstanding of $1.7 million as of December 31, 1999. Interest is variable and determined to be the lowest rate which will permit the Bonds to be sold at par. The rate at December 31, 1999 was 3.5%. Accordingly, the estimated fair value of the Bonds approximates book value.

     Maturities of the Company's long-term debt at December 31, 1999 are as follows (in thousands):

2000........................................................  $  982
2001........................................................     885
2002........................................................     920
2003........................................................     310
2004........................................................      42
                                                              ------
                                                              $3,139
                                                              ======

8. STOCKHOLDERS' EQUITY

  Common Stock

     The Company has authorized and issued 2,000 shares of common stock, $1.00 par value as of December 31, 1999 and September 30, 2000 to WEUS Holding Inc., which is a wholly-owned subsidiary of Weatherford.

9. INCOME TAXES

     The domestic and foreign components of Income before Taxes and Minority Interest consisted of the following for the year ended December 31, 1999 (in thousands):

Domestic..................................................   $ 5,858
Foreign...................................................    10,843
                                                             -------
                                                             $16,701
                                                             =======

                          ENTERRA COMPRESSION COMPANY

     The Company's provision (benefit) for income taxes for the year ended December 31, 1999, consisted of the following (in thousands):

Current
  U.S. Federal and State..................................   $(2,728)
  Foreign.................................................     3,448
                                                             -------
                                                             $   720
                                                             =======
Deferred
  U.S. Federal and State..................................   $ 6,057
  Foreign.................................................       762
                                                             -------
                                                               6,819
                                                             -------
                                                             $ 7,539
                                                             =======

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income before income taxes for the year ended December 31, 1999 is analyzed below (in thousands).

Tax provision at statutory rate............................   $5,845
Increase in taxes resulting from:
  Nondeductible goodwill...................................    1,174
  Foreign tax rates greater than statutory rate............      415
  Other....................................................      105
                                                              ------
                                                              $7,539
                                                              ======

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

     Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax asset (liability) were as follows (in thousands):

                                                          DECEMBER 31,
                                                              1999
                                                          ------------
Net Current Deferred Tax Asset:
  Receivables...........................................    $    640
  Inventory.............................................       1,248
  Other accrued expenses................................         526
                                                            --------
                                                               2,414
                                                            --------
Net Noncurrent Deferred Tax Liability:
  Property, plant and equipment.........................     (29,172)
  Goodwill..............................................      (3,046)
                                                            --------
                                                             (32,218)
                                                            --------
Net Deferred Tax Liability..............................    $(29,804)
                                                            ========

                          ENTERRA COMPRESSION COMPANY

10. COMMITMENTS AND CONTINGENCIES

  Sales-Type Lease Receivables

     The Company provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

                                              DECEMBER 31,   SEPTEMBER 30,
                                                  1999           2000
                                              ------------   -------------
                                                              (UNAUDITED)
2000........................................     $  839         $  164
2001........................................        756            658
2002........................................        811            703
2003........................................        309            479
                                                 ------         ------
                                                 $2,715         $2,004
                                                 ======         ======

  Sale and Leaseback of Equipment

     The Company has entered into various sale and leaseback arrangements where it has sold $294.9 million (unaudited) of compression units through September 30, 2000 and has a right to sell up to another $55.1 million of compression units. Under these arrangements, legal title to the compression units are sold to third-parties and leased back to the Company under a five-year operating lease with a market-based purchase option.

     During the twelve months ended December 31, 1999, the Company sold compressors having an appraised value of $120.2 million and received cash of $139.8 million, of which $19.6 million related to 1998 sales. The sale and leaseback agreements resulted in a pretax deferred gain of approximately $34.6 million, classified as Unearned Income on the accompanying Consolidated Balance Sheets, which may be deferred until the end of the lease. During the nine months ended September 30, 2000, the Company sold additional compressors having an appraised value equal to the cash received of $55.1 million (unaudited). The sales resulted in an additional pretax deferred gain of approximately $15.5 million. As of December 31, 1998 the Company had sold compressors under this arrangement having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million. The net book value of the equipment sold was approximately $77.4 million, resulting in a pre-tax gain of $42.8 million. Weatherford has provided for a residual value guarantee at the end of the term of the lease for the assets sold prior to the formation of the joint venture.

     Of the proceeds received by the Company from the sale and leaseback of the compressor units $65.4 million was distributed to GE as part of the joint venture. The remaining proceeds from these sale and leaseback agreements were utilized by the Company for internal corporate purposes and growth. Weatherford has guaranteed certain of the obligations of the Company with respect to the sale of $200.0 million of the compression units, completed by Weatherford prior to the formation of the Company. Weatherford has guaranteed a minimum residual value of the leased equipment at the end of the lease. The Company has similarly agreed to guarantee a portion of the residual value of all of the leased equipment under these leases. The remaining sales by the Company were done on a non-recourse basis to Weatherford and the recourse is limited solely to the assets of the Company.

                          ENTERRA COMPRESSION COMPANY

     The lease agreement calls for quarterly rental payments. The following table provides future minimum lease payments (in thousands) under the aforementioned lease exclusive of any guarantee payments:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
2000........................................................    $16,856         $ 6,018
2001........................................................     16,856          24,072
2002........................................................     16,856          24,072
2003........................................................     16,156          23,273
2004........................................................      4,193           9,596
2005........................................................         --           1,493
                                                                -------         -------
                                                                $70,917         $88,524
                                                                =======         =======

  Operating Leases Payable

     The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year are as follows (in thousands):

                                                        DECEMBER 31,        SEPTEMBER 30,
                                                            1999                 2000
                                                      -----------------   ------------------
                                                                             (UNAUDITED)
2000................................................       $1,719              $   619
2001................................................        1,632                3,420
2002................................................        1,227                2,134
2003................................................        1,082                1,836
2004................................................          710                1,341
Thereafter..........................................        3,182                4,576
                                                           ------              -------
                                                           $9,552              $13,926
                                                           ======              =======

     Total rent expense incurred under operating leases was approximately $2.3 million, $3.2 million (unaudited) and $1.8 million (unaudited) for the year ended December 31, 1999, and the nine months ended September 30, 2000 and September 30, 1999, respectively.

  Claims and Litigation

     The Company is defending various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

11. RELATED PARTY TRANSACTIONS

  Overhead Allocation

     Weatherford provides certain administrative services for the Company, primarily including 1) management information systems services, 2) payroll services and 3) certain regional accounting services. The Company expensed approximately $0.6 million, $1.0 million (unaudited) and $0.5 million (unaudited) in overhead charges related to these services for the year ended December 31, 1999, nine months ended September 30, 2000 and September 30, 1999, respectively. Transactions with Weatherford are based on time devoted to and direct costs associated with services provided to the Company.

                          ENTERRA COMPRESSION COMPANY

  Insurance

     The Company participates with Weatherford for the partial self-insurance of its general, product, property, and workers' compensation liabilities. The Company expensed approximately $1.8 million, $1.3 million (unaudited) and $1.2 million (unaudited) related to such self-insurance during the year ended December 31, 1999, and the nine months ended September 30, 2000 and September 30, 1999, respectively.

  Benefit Plans

     The Company participates in Weatherford's 401(k) plan. The Company expensed $0.5 million, $0.4 million (unaudited) and $0.4 million (unaudited) related to the 401(k) plan in the year ended December 31, 1999, and the nine months ended September 30, 2000 and September 30, 1999, respectively.

  Long-term Payable Due to Weatherford

     Weatherford regularly transacts with and provides funding of certain activities of the Company. In accordance with a shared service agreement, certain current expenses are paid by the Company to Weatherford. Payment of the remaining liability occurs only when surplus cash is available. Amounts due to Weatherford are payable on demand and accrue interest, based on average balances, at a rate of 8.0% as of December 31, 1999 and 9.0% as of September 30, 2000.

12. SEGMENT INFORMATION

  Foreign Operations

     Financial information by geographic segment for the year ended December 31, 1999 is summarized below. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are long-term assets.

                                       UNITED               LATIN     ASIA-
                                       STATES    CANADA    AMERICA   PACIFIC    TOTAL
                                      --------   -------   -------   -------   --------
Revenues from unaffiliated
  customers.........................  $169,554   $41,001   $14,539   $  823    $225,917
Long-lived assets...................   423,759    28,643    60,209    2,068     514,679

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following sets forth unaudited quarterly financial data for 1999.

                                1ST         2ND         3RD         4TH
                              QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
                              -------     -------     -------     -------     --------
Revenues....................  $42,583     $55,950     $67,931     $59,453     $225,917
Gross profit................   12,750      13,294      17,454      14,017       57,515
Net income..................      832         813       1,425       1,469        4,539

14. SUBSEQUENT EVENT (UNAUDITED)

     On October 24, 2000, Weatherford announced the proposed acquisition of
13.75 million shares of common stock (a 48% interest) of Universal Compression Holdings, Inc. ("Universal") in exchange for the contribution of substantially all of the assets of the Company into a subsidiary of Universal. Weatherford will retain approximately $40 million of the assets of the Company, including Singapore-based GSI and the Company's Asia Pacific compressor rental operations, other than those in Thailand and Australia. Weatherford will, however, continue to operate compressor rentals in those regions either alone

                          ENTERRA COMPRESSION COMPANY
or in conjunction with Universal. Weatherford will value the transaction based on the stock price of Universal as of the closing date of the transaction. Closing of the transaction is conditioned upon the average closing price of Universal's common stock during the 20 consecutive trading days prior to the transaction being not less than $25 per share.

     In connection with this investment Weatherford has entered into an agreement to purchase GE Capital's 36% interest in the joint venture in which its Compression Division is operated for $206.5 million, subject to the concurrent closing of our investment in Universal. The transactions are subject to various conditions, including governmental approvals, approval of Universal's stockholders, and the refinancing of its joint venture's and Universal's debt and compressor sale leaseback arrangements. Although there can be no assurance the merger and purchase will close, Weatherford anticipates that the transactions will be consummated by the end of the year, or early in the first quarter of 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford International, Inc.:

     We have audited the accompanying combined balance sheet of Weatherford Compression as of December 31, 1998, and the related combined statements of operations, equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Weatherford Compression as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
November 17, 2000

                            WEATHERFORD COMPRESSION

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                  ASSETS

CURRENT ASSETS:
  Cash......................................................    $     36
  Accounts Receivable, Net of Allowance for Uncollectible
     Accounts of $207.......................................      22,514
  Inventories, Net..........................................      56,054
  Lease Receivable..........................................      19,608
  Deferred Tax Asset........................................       1,361
  Other Current Assets......................................       4,319
                                                                --------
                                                                 103,892
                                                                --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................       2,284
  Buildings and Leasehold Improvements......................      11,245
  Rental and Service Equipment..............................      85,606
  Machinery and Other Equipment.............................      46,178
                                                                --------
                                                                 145,313
          Less: Accumulated Depreciation....................      39,539
                                                                --------
                                                                 105,774
                                                                --------
GOODWILL, NET...............................................     178,553
OTHER ASSETS................................................         943
                                                                --------
                                                                $389,162
                                                                ========

                     LIABILITIES AND COMBINED EQUITY

CURRENT LIABILITIES:
  Current Portion of Long-Term Debt.........................    $    764
  Accounts Payable..........................................      11,525
  Accrued Liabilities.......................................       6,591
                                                                --------
                                                                  18,880
                                                                --------
LONG-TERM DEBT..............................................       1,831
UNEARNED INCOME.............................................      42,249
DEFERRED INCOME TAXES.......................................      27,457
LONG-TERM PAYABLE DUE TO PARENT COMPANY.....................     105,765
COMMITMENTS AND CONTINGENCIES
COMBINED EQUITY, Includes Accumulated Other Comprehensive
  Loss of $3,337............................................     192,980
                                                                --------
                                                                $389,162
                                                                ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
REVENUES:
  Products..................................................    $ 86,982
  Services and Rentals......................................      94,344
                                                                --------
                                                                 181,326
                                                                --------
COSTS AND EXPENSES:
  Cost of Products..........................................      83,305
  Cost of Services and Rentals..............................      56,338
  Selling, General and Administrative.......................      22,208
  Non-Recurring Charge......................................       1,500
                                                                --------
                                                                 163,351
                                                                --------
OPERATING INCOME............................................      17,975
                                                                --------
OTHER INCOME (EXPENSE):
  Interest Expense from Parent Company......................     (13,276)
  Interest Expense..........................................         (76)
  Other, Net................................................        (750)
                                                                --------
INCOME BEFORE INCOME TAXES..................................       3,873
INCOME TAX PROVISION........................................       2,289
                                                                --------
NET INCOME..................................................    $  1,584
                                                                ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                          COMBINED STATEMENT OF EQUITY
                                 (IN THOUSANDS)

Balance at December 31, 1997................................  $185,010
Comprehensive Income (Loss):
  Net Income................................................     1,584
  Cumulative Translation Adjustment.........................    (1,468)
                                                              --------
  Total Comprehensive Income................................       116
Contribution From Parent Company (see Note 3)...............     7,854
                                                              --------
Balance at December 31, 1998................................  $192,980
                                                              ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................    $  1,584
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................      23,256
     Deferred Income Tax Provision..........................       3,403
     Gain on Sale of Property, Plant and Equipment..........        (478)
     Provision for Uncollectible Accounts Receivable........          11
     Change in Assets and Liabilities:
       Accounts Receivable..................................       6,244
       Inventories..........................................       3,275
       Other Current Assets.................................      (2,596)
       Accounts Payable.....................................      (2,558)
       Other Current Liabilities............................      (4,298)
       Other Assets.........................................      (2,780)
                                                                --------
          Net Cash Provided by Operating Activities.........      25,063
                                                                --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures for Property, Plant and Equipment....     (30,780)
  Proceeds from Sales of Property, Plant and Equipment......       2,019
  Proceeds from Sale and Leaseback of Equipment.............     100,000
                                                                --------
          Net Cash Provided by Investing Activities.........      71,239
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments on Debt........................................      (1,054)
  Repayments to Parent Company, Net.........................     (95,212)
                                                                --------
          Net Cash Used by Financing Activities.............     (96,266)
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................          36
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................    $     36
                                                                ========
INTEREST PAID...............................................    $    150
INCOME TAXES PAID...........................................    $  1,348

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     The accompanying combined financial statements of Weatherford Compression (the "Company") include the accounts of Enterra Compression Company, Weatherford Compression Canada Ltd., as well as accounts related to compression product lines of Weatherford Canada Ltd., EVI Oil Tools Canada, Weatherford Venezuela S.A., Weatherford Australia Pty Ltd. and Weatherford Enterra S.A. These seven companies are wholly owned subsidiaries of Weatherford International, Inc. (the "Parent Company").

     The Company is engaged in the business of renting, fabricating, selling and servicing natural gas compressor packages used in the oil and gas industry. The Company is headquartered in Corpus Christi, Texas, and maintains approximately 15 service and sales offices in the surrounding four-state area. U.S. manufacturing is completed primarily in Texas. The Company also has fabrication, service, and rental operations in Canada, and rental operations in Argentina, Australia, and Venezuela. Compression equipment is utilized in the production and transportation of natural gas. Factors influencing compressor rental operations include the number and age of producing gas wells, the ownership of these properties and natural gas prices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The financial statements are presented on a combined basis because their business activities are performed as one entity. All significant intercompany accounts and transactions have been eliminated in combination.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the moving average method for parts inventories or by using standards which approximates moving average.

     Inventories at December 31, 1998, are summarized as follows (in thousands):

Raw materials..............................................  $20,332
Work in process............................................   10,497
Finished goods.............................................   25,225
                                                             -------
                                                             $56,054
                                                             =======

     Work in process includes the costs of materials, labor and overhead.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of refurbishment (i.e. renewals, replacements and betterments) are capitalized. Depreciation on

                            WEATHERFORD COMPRESSION
fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                          USEFUL LIVES
                                                          ------------
Buildings and leasehold improvements....................  10-40 years
Rental and service equipment............................   5-15 years
Machinery and other equipment...........................    3-7 years

     When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the combined statement of operations, with the exception of gains related to the sale and leaseback arrangements (see Note 8). The depreciation expense for the year ended December 31, 1998 was $17.9 million.

  Goodwill

     The Company's goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over the lesser of the estimated useful life or 40 years. The Company periodically evaluates goodwill and other intangible assets, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. Amortization expense for goodwill for the twelve months ended December 31, 1998 was $5.3 million. Accumulated amortization related to goodwill was $20.2 million at December 31, 1998.

  Equipment Held for Lease

     The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to payout the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases because, by the end of the original lease term, the option price is expected to be lower than the equipment's fair market value.

  Equipment Under Operating Leases

     The Company also leases equipment under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option. These types of leases are accounted for as operating leases and included in property, plant and equipment. This equipment has a net book value of $81.7 million at December 31, 1998. Rental fleet depreciation expense totaled $15.0 million in 1998.

  Accounting for Income Taxes

     Under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     The Parent Company filed consolidated federal tax returns for the years through December 31, 1998 and separate and consolidated state returns depending on the state in question for the Parent Company and each of its subsidiaries. The accompanying financial statements have been prepared in accordance with

                            WEATHERFORD COMPRESSION
the separate return methods of SFAS No. 109, whereby the allocation of tax expense is based on what the Company's current and deferred tax expense would have been had the Company filed a federal income tax return outside its consolidated group.

  Foreign Currency Translation

     The functional currency for most of the Company's international operations is the applicable local currency. Results of operations for foreign subsidiaries for which functional currencies are the applicable foreign currency are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of combined equity. Currency transaction gains and losses are reflected in income for the period.

  Concentration of Credit Risk

     The Company sells, leases and rents gas compressors to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company also bills for progress payments from time to time on large dollar, long-term construction projects. The Company maintains reserves for potential losses, and credit losses have been within management's expectations.

  Revenue Recognition

     Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. The Company provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience.

     The Company provides management services under various gas compressor system fleet rental agency agreements with four limited partnerships and two Subchapter S corporations. During the year ended December 31, 1998, management fee income of $0.6 million was recognized under the agency agreements.

  New Reporting Requirements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements and is effective for years beginning after December 15, 1997. The Company presents total comprehensive income in the accompanying Combined Statement of Stockholder's Equity. Comprehensive income as defined by SFAS No. 130 is net income plus direct adjustments to stockholder's equity. The cumulative translation adjustment of certain foreign entities is the only such direct adjustment applicable to the Company.

3. ACQUISITIONS

     In January 1998, the Parent Company acquired Taro Industries Limited ("Taro"). Taro was a Canadian provider of well automation, gas compression, and drilling equipment distribution. The compression division of Taro was contributed to the Company and the results of operations included in the accompanying Combined Statement of Operations from the date of acquisition.

                            WEATHERFORD COMPRESSION

     The acquisition discussed above was accounted for using the purchase method of accounting. Results of operations for acquisitions accounted for as purchases are included in the accompanying combined financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired based upon their estimated fair market values at the date of acquisition.

4. ACCRUED LIABILITIES

     Accrued liabilities as of December 31, 1998 are summarized as follows (in thousands):

Other taxes................................................   $1,127
Customer deposits..........................................    1,262
Wages and benefits.........................................    2,043
Accrued warranty...........................................      580
Other......................................................    1,579
                                                              ------
                                                              $6,591
                                                              ======

5. DEBT

     The components of debt as of December 31, 1998 are summarized as follows (in thousands):

Bonds......................................................   $2,595
                                                              ------
                                                               2,595
Less: amounts due in one year..............................     (764)
                                                              ------
Long-term debt.............................................   $1,831
                                                              ======

     The Industrial Development Corporation of Port of Corpus Christi Variable/Fixed Rate Demand Industrial Development Revenue Refunding Bonds, Series 2002 (Lantana Corporation Project) (the "Bonds") require annual payment of principal and interest with the final payment due on July, 2002. The Bonds are secured by a letter of credit. Interest is variable and determined to be the lowest rate which will permit the Bonds to be sold at par. The rate was 4.1% at December 31, 1998. Accordingly, the estimated fair value of the Bonds approximates book value.

     Maturities of the Company's long-term debt at December 31, 1998 are as follows (in thousands):

1999........................................................  $  764
2000........................................................     646
2001........................................................     575
2002........................................................     610
                                                              ------
                                                              $2,595
                                                              ======

6. COMBINED EQUITY

     Combined equity caption on the accompanying financial statements represents the Parent Company's interest in the Company. Changes represent net income
(loss) of the Company, net contributions from/to the Parent Company and accumulated other comprehensive income (loss). During 1998, the Parent Company contributed the compression division of Taro (see Note 3).

                            WEATHERFORD COMPRESSION

7. INCOME TAXES

     The domestic and foreign components of Income before Income Taxes consisted of the following for the year ended December 31, 1998 (in thousands):

Domestic....................................................  $  890
Foreign.....................................................   2,983
                                                              ------
                                                              $3,873
                                                              ======

     The Company's provision (benefit) for income taxes for the year ended December 31, 1998, consisted of (in thousands):

Current
  U.S. Federal and State...................................  $(1,814)
  Foreign..................................................      700
                                                             -------
                                                              (1,114)
                                                             -------
Deferred
  U.S. Federal and State...................................    2,831
  Foreign..................................................      572
                                                             -------
                                                               3,403
                                                             -------
                                                             $ 2,289
                                                             =======

     The actual income tax provision for the year ended December 31, 1998, differed from the income tax provision calculated using the statutory federal income rate of 35%, as follows (in thousands):

Tax provision at statutory rate.............................  $1,356
Increase (reduction) in taxes resulting from:
  Nondeductible goodwill....................................   1,188
  Other.....................................................    (255)
                                                              ------
                                                              $2,289
                                                              ======

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

                            WEATHERFORD COMPRESSION

     Generally, deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax (asset) liability were as follows as of December 31, 1998 (in thousands):

Net Current Deferred Tax Asset:
  Inventories.............................................   $  (801)
  Other...................................................      (560)
                                                             -------
                                                             $(1,361)
                                                             =======
Net Noncurrent Deferred Tax Liability (Asset):
  Property, plant and equipment...........................   $21,842
  Goodwill................................................     5,627
  Other...................................................       (12)
                                                             -------
                                                             $27,457
                                                             =======

8. COMMITMENTS AND CONTINGENCIES

  Sales-Type Lease Receivables

     The Company provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

1999........................................................   $302
2000........................................................    165
                                                               ----
                                                               $467
                                                               ====

  Sale and Leaseback of Equipment

     The Company entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units through December 1999 and lease them back over a five year period under an operating lease. Payments under the lease are calculated based on a rate of return on the purchase price and an agreed valuation of the leased compressors. Under the terms of the lease, the Company may repurchase the equipment for fair market value at any time. The Parent Company has provided for a residual value guarantee at the end of the term of the lease equal to approximately 85.5% of the appraised value of the compression units under lease.

     As of December 31, 1998, the Company had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million, which is due on demand. The net book value of the equipment sold was approximately $77.4 million, resulting in a pre-tax gain of $42.2 million, which may be deferred until the end of the lease.

     This arrangement calls for quarterly rental payments. The following table provides future minimum lease payments (in thousands) under the aforementioned lease exclusive of any guarantee payments:

1999......................................................   $ 7,491
2000......................................................     7,491
2001......................................................     7,491
2002......................................................     7,491
2003......................................................     6,867
                                                             -------
                                                             $36,831
                                                             =======

                            WEATHERFORD COMPRESSION

  Operating Leases Payable

     The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year as of December 31, 1998 are as follows (in thousands):

1999........................................................   $277
2000........................................................    252
2001........................................................    193
2002........................................................    151
2003........................................................     92
                                                               ----
                                                               $965
                                                               ====

     Rental expenses for operating leases were $0.4 million for the year ended December 31, 1998.

  Savings and Retirement Plan

     Weatherford Enterra Compression Company, L.P. Savings and Retirement Plan is a defined contribution benefit plan. Effective October 16, 1995, the plan was frozen and no additional contributions were made. When the plan was frozen participants had the option to cash out their accounts and receive payment over five years. As of December 31, 1998 all payments had been made.

  Claims and Litigation

     The Company is defending various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

9. RELATED PARTY TRANSACTIONS

  Overhead Allocation

     The Parent Company provides certain administrative services for the Company, primarily including 1) state, federal and property tax preparation and management, 2) legal services, 3) administration of employee benefit plans and risk management programs and 4) marketing services. The Parent Company determines the overhead allocation by multiplying the consolidated direct and indirect costs of providing these services to its subsidiaries by each subsidiary's percentage of consolidated revenues. For the year ended December 31, 1998, the Company expensed approximately $0.7 million related to these overhead charges.

  Insurance

     The Company participates with the Parent Company for the partial self-insurance of its general, product, property, and workers' compensation liabilities. During the year ended December 31, 1998, the Company expensed approximately $1.5 million related to such self-insurance.

  Benefit Plans

     The Company participates in the Parent Company's 401(k) and partial self-insured health and welfare plan. The Company expensed $0.5 million and $2.2 million related to the 401(k) and health and welfare plans, respectively, in 1998.

                            WEATHERFORD COMPRESSION

  Due to Parent Company

     The Parent Company provides funding of certain activities of the Company. Payment of the resulting liability occurs only when surplus cash is available. The balance accrues interest, based on average balances, at a variable rate based on prime, approximately 6% at December 31, 1998.

10. NON-RECURRING CHARGE

     The 1998 non-recurring charge of $1.5 million, caused by a downturn in market conditions, relates to the write-down of specific assets which are held for sale.

11. SEGMENT INFORMATION

  Foreign Operations

     Financial information by geographic segment for the year ended December 31, 1998 is summarized below. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are long-term assets.

                                        UNITED               LATIN     ASIA
                                        STATES    CANADA    AMERICA   PACIFIC    TOTAL
                                       --------   -------   -------   -------   --------
Revenues from Unaffiliated
  Customers..........................  $132,897   $46,225   $2,141    $   63    $181,326
Long-lived Assets....................   251,358    23,125    7,531     3,256     285,270

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following sets forth unaudited quarterly financial data for 1998.

                                    1ST        2ND        3RD        4TH
                                  QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                  -------    -------    -------    -------    --------
Revenues........................  $45,894    $47,948    $42,641    $44,843    $181,326
Gross Profit....................   11,577     10,280     10,232      9,594      41,683
Net Income (Loss)...............    1,148        378        307       (249)      1,584

13. SUBSEQUENT EVENTS (UNAUDITED)

     In February 1999, the Parent Company formed a joint venture with GE Capital Corporation ("GE Capital") in which the Company's compression services operations were combined with GE Capital's Global Compression's Services operations. The joint venture is known as Weatherford Global Compression. The Parent Company owns 64% of the joint venture and GE Capital owns 36%. The Company has the right to acquire GE Capital's interest at anytime at a price equal to the greater of a market determined third party valuation or book value. GE Capital also has the right to require the Company to purchase its interest anytime after February 2001 at a market determined third party valuation as well as request a public offering of its interest after that date, if the Parent Company has not purchased its interest by that date.

     On October 24, 2000, the Parent Company announced the proposed acquisition of 13.75 million shares of common stock (a 48% interest) of Universal Compression Holdings, Inc. ("Universal") in exchange for the contribution of substantially all of the Company into a subsidiary of Universal. The Parent Company will retain approximately $40 million of the assets of the Company, including Singapore-based GSI and its Asia-Pacific compressor rental operations, other than those in Thailand and Australia. The Parent Company will, however, continue to operate compressor rentals in those regions either alone or in conjunction with Universal. The Parent Company will value the transaction based on the stock price of Universal as of the closing date of the transaction. Closing of the transaction is conditioned upon the

                            WEATHERFORD COMPRESSION
average closing price of Universal's common stock during the 20 consecutive trading days prior to the transaction being not less than $25 per share.

     In connection with this investment the Parent Company has entered into an agreement to purchase GE Capital's 36% interest in the joint venture in which the Company operates for $206.5 million, subject to the concurrent closing of our investment in Universal. The transactions are subject to various conditions, including governmental approvals, approval of Universal's stockholders, and the refinancing of its joint venture's and Universal's debt and compressor sale leaseback arrangements. Although there can be no assurance the merger and purchase will close, the Parent Company anticipates that the transactions will be consummated by the end of the year, or early in the first quarter of 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Weatherford International, Inc.:

     We have audited the accompanying combined balance sheet of Weatherford Compression as of December 31, 1997 and the related combined statements of operations, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Weatherford Compression as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
November 17, 2000

                            WEATHERFORD COMPRESSION

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
                                  ASSETS

CURRENT ASSETS:
  Cash......................................................     $     --
  Accounts Receivable, Net of Allowance for Uncollectible
     Accounts of $88........................................       28,970
  Inventories...............................................       57,983
  Other Current Assets......................................        1,933
                                                                 --------
                                                                   88,886
                                                                 --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land......................................................        2,182
  Buildings and Leasehold Improvements......................       11,498
  Rental and Service Equipment..............................      192,140
  Machinery and Other Equipment.............................       12,221
                                                                 --------
                                                                  218,041
          Less: Accumulated Depreciation....................       46,898
                                                                 --------
                                                                  171,143
                                                                 --------
GOODWILL, NET...............................................      179,845
OTHER ASSETS................................................        1,153
                                                                 --------
                                                                 $441,027
                                                                 ========
                      LIABILITIES AND COMBINED EQUITY

CURRENT LIABILITIES:
  Current Portion of Long-Term Debt.........................     $  1,433
  Accounts Payable..........................................       13,696
  Accrued Liabilities.......................................        6,685
                                                                 --------
                                                                   21,814
                                                                 --------
LONG-TERM DEBT..............................................        2,216
DEFERRED INCOME TAXES.......................................       23,393
LONG-TERM PAYABLE DUE TO PARENT.............................      208,594

COMMITMENTS AND CONTINGENCIES

COMBINED EQUITY, Includes Accumulated Other Comprehensive
  Loss of $1,869............................................      185,010
                                                                 --------
                                                                 $441,027
                                                                 ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
REVENUES:
  Products..................................................     $ 78,225
  Services and Rentals......................................      100,671
                                                                 --------
                                                                  178,896
                                                                 --------
COSTS AND EXPENSES:
  Cost of Products..........................................       72,808
  Cost of Services and Rentals..............................       67,079
  Selling, General and Administrative.......................       26,351
  Asset Impairment..........................................          470
                                                                 --------
                                                                  166,708
                                                                 --------
OPERATING INCOME............................................       12,188
                                                                 --------
OTHER INCOME (EXPENSE):
  Interest Expense from Parent Company......................       (9,183)
  Interest Expense..........................................         (754)
  Interest Income...........................................          624
  Other Income, Net.........................................          228
                                                                 --------
INCOME BEFORE INCOME TAXES..................................        3,103
INCOME TAX PROVISION........................................        2,351
                                                                 --------
NET INCOME..................................................     $    752
                                                                 ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                          COMBINED STATEMENT OF EQUITY
                                 (IN THOUSANDS)

Balance at December 31, 1996................................    $184,710
Comprehensive Income (Loss):
  Net Income................................................         752
  Cumulative Translation Adjustment.........................        (452)
                                                                --------
  Total Comprehensive Income................................         300
                                                                --------
Balance at December 31, 1997................................    $185,010
                                                                ========

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................     $    752
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................       21,666
     Gain on Sale of Property, Plant and Equipment..........         (631)
     Asset Impairment.......................................          470
     Deferred Income Tax Provision..........................        3,449
     Provision for Uncollectible Accounts Receivable........          142
     Change in Assets and Liabilities:
       Accounts Receivable..................................       (4,681)
       Inventories..........................................      (16,606)
       Other Current Assets.................................        1,098
       Accounts Payable.....................................        1,997
       Other Current Liabilities............................       (2,949)
       Other Assets.........................................          671
                                                                 --------
          Net Cash Provided by Operating Activities.........        5,378
                                                                 --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures for Property, Plant and Equipment....      (35,611)
  Proceeds from Sales of Property, Plant and Equipment......        4,828
                                                                 --------
          Net Cash Used by Investing Activities.............      (30,783)
                                                                 --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on Debt........................................          120
  Repayments on Debt........................................       (3,463)
  Borrowings from Parent Company, Net.......................       28,748
                                                                 --------
          Net Cash Provided by Financing Activities.........       25,405
                                                                 --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................           --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............           --
                                                                 --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................     $     --
                                                                 ========
INTEREST PAID...............................................     $     22
INCOME TAX REFUNDS, NET OF TAXES PAID.......................     $   (106)

    The accompanying notes are an integral part of these combined financial statements.

                            WEATHERFORD COMPRESSION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     The accompanying financial statements of Weatherford Compression (the "Company") include the accounts of Enterra Compression Company, as well as accounts related to compression product lines of Weatherford Canada Ltd. and Weatherford Enterra S.A. These three companies are wholly owned subsidiaries of Weatherford International, Inc. (the "Parent Company").

     The Company is engaged in the business of renting, fabricating, selling, and servicing natural gas compressor packages used in the oil and gas industry. The Company is headquartered in Corpus Christi, Texas, and maintains approximately 15 service and sales offices in the surrounding four-state area. U.S. manufacturing is completed primarily in Texas. The Company also has fabrication, service, and rental operations in Calgary, Canada, and rental operations in Buenos Aires, Argentina. Compression equipment is utilized in the production and transportation of natural gas. Factors influencing compressor rental operations include the number and age of producing gas wells, the ownership of these properties and natural gas prices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The financial statements are presented on a combined basis because their business activities are performed as one entity. All significant intercompany accounts and transactions have been eliminated in combination.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the moving average method for parts inventories or by using standards which approximates moving average.

     Inventories at December 31, 1997 are summarized as follows (in thousands):

  Raw materials...........................................   $37,493
  Work in process.........................................    12,696
  Finished goods..........................................     7,794
                                                             -------
                                                             $57,983
                                                             =======

     Work in process includes the costs of materials, labor and overhead.

  Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Maintenance and repairs are expensed as incurred. The costs of refurbishment (i.e. renewals, replacements and betterments) are capitalized. Depreciation on

                            WEATHERFORD COMPRESSION
fixed assets is computed using the straight-line method over the estimated useful lives for the respective categories. The useful lives of the major classes of property, plant and equipment are as follows:

                                                          USEFUL LIVES
                                                          ------------
Buildings and leasehold improvements...................   10-40 years
Rental and service equipment...........................    5-15 years
Machinery and other equipment..........................     3-7 years

     When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the combined statement of operations. The depreciation expense for the year ended December 31, 1997 was $16.7 million.

  Goodwill

     The Company's goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net assets acquired. Goodwill is being amortized on a straight-line basis over 40 years. The Company periodically evaluates goodwill and other intangible assets, net of accumulated amortization, for impairment based on the undiscounted cash flows associated with the asset compared to the carrying amount of that asset. Management believes that there have been no events or circumstances which warrant revision to the remaining useful life or which affect the recoverability of goodwill. Amortization expense for the year ended December 31, 1997 was $4.5 million. Accumulated amortization as of December 31, 1997 was $15.0 million.

  Equipment Held for Lease

     The Company leases certain equipment to customers under agreements that contain an option to purchase the equipment at any time. The option amount is computed based on the original purchase price, less payments received, plus interest and insurance covering the period from the inception of the lease to the date the option is exercised. The lease payments are generally computed to payout the original purchase price plus interest over approximately 36 months. Leases with noncancelable lease terms greater than 18 months are considered sales-type leases because by the end of the original lease term, the option price is expected to be lower than the equipment's fair market value.

  Equipment Under Operating Leases

     The Company also leases equipment under agreements with noncancelable lease terms of less than 18 months and those which do not include a purchase option. These types of leases are accounted for as operating leases and included in property, plant and equipment. This equipment has a net book value of $152.5 million at December 31, 1997. Rental fleet depreciation expense totaled $14.2 million in 1997.

     In 1997, the Company identified certain idle compression rental units and, in accordance with Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, wrote the units down to their estimated fair market value and recognized an expense of $0.5 million. Fair market value was determined based on the Company's recent sales history.

  Accounting for Income Taxes

     Under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                            WEATHERFORD COMPRESSION

     The Parent Company filed consolidated federal tax returns for the years through December 31, 1997 and separate and consolidated state returns depending on the state in question for the company and each of its subsidiaries. The accompanying financial statements have been prepared in accordance with the separate return methods of SFAS No. 109, whereby the allocation of tax expense is based on what the Company's current and deferred tax expense would have been had the Company filed a federal income tax return outside its consolidated group.

  Foreign Currency Translation

     Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date and the resulting translation adjustments are included as a separate component of combined equity. Currency transaction gains and losses are reflected in income for the period.

  Concentration of Credit Risk

     The Company sells, leases, and rents gas compressors to customers in the oil and gas industry. The Company generally does not require collateral. However, cash prepayments and security deposits are required for accounts with indicated credit risks. The Company also bills for progress payments from time to time on large dollar, long-term construction projects. The Company maintains reserves for potential losses, and credit losses have historically been within management's expectations.

  Revenue Recognition

     Revenues are recognized as rental equipment is provided, as services are performed, or as parts or equipment deliveries are made. Most rental contracts have an initial contract term of six to twelve months and then continue on a month-to-month basis. The Company provides a limited warranty on certain equipment and services. The warranty period varies depending on the equipment sold or service performed. A liability for performance under warranty obligations is accrued based upon the nature of the warranty and historical experience.

     The Company provides management services under various gas compressor system fleet rental agency agreements with four limited partnerships and two Subchapter S corporations. An employee of the Company owns an interest in one of the limited partnerships and also serves as an officer in two of the Subchapter S Corporations. During the year ended December 31, 1997, management fee income of $0.7 million was recognized under the agency agreements.

  New Reporting Requirements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements and is effective for years beginning after December 15, 1997. Comprehensive income as defined by SFAS No. 130 is net income plus direct adjustments to stockholder's equity. The cumulative translation adjustment of certain foreign entities is the only such direct adjustment applicable to the Company.

                            WEATHERFORD COMPRESSION

3. ACCRUED LIABILITIES

     Accrued liabilities as of December 31, 1997 are summarized as follows (in thousands):

Income taxes...............................................  $(2,052)
Other taxes................................................    1,524
Customer deposits..........................................    2,114
Accrued freight............................................      174
Wages and benefits.........................................    3,042
Accrued warranty...........................................    1,208
Other accrued liabilities..................................      675
                                                             -------
                                                             $ 6,685
                                                             =======

4. DEBT

     The components of debt as of December 31, 1997 are summarized as follows (in thousands):

Bonds.......................................................  $2,485
Promissory notes with Caterpillar Financial Services
  Corporation, interest ranging from 8.5% to 9.25%..........     986
Savings and Retirement Plan promissory notes, interest
  ranging from 4.65% through 7.55%..........................     178
                                                              ------
                                                               3,649
Less: amounts due in one year...............................  (1,433)
                                                              ------
Long-term debt..............................................  $2,216
                                                              ======

     The Industrial Development Corporation of Port of Corpus Christi Variable/Fixed Rate Demand Industrial Development Revenue Refunding Bonds, Series 2002 (Lantana Corporation Project) (the "Bonds") require annual payment of principal and interest with the final payment due on July, 2002. The Bonds are secured by a letter of credit. Interest is variable and determined to be the lowest rate which will permit the Bonds to be sold at par. The rate was 3.5% at December 31, 1997. Accordingly, the estimated fair value of the Bonds approximates book value.

     Maturities of the Company's long-term debt at December 31, 1997 are as follows (in thousands):

1998........................................................  $1,433
1999........................................................     531
2000........................................................     500
2001........................................................     575
2002........................................................     610
                                                              ------
                                                              $3,649
                                                              ======

5. COMBINED EQUITY

     Combined equity caption on the accompanying financial statements represents the Parent Company's interest in the Company. Changes represent net income
(loss) of the Company, net contributions from/to the Parent Company and accumulated other comprehensive income (loss).

                            WEATHERFORD COMPRESSION

6. INCOME TAXES

     The domestic and foreign components of Income before Income Taxes consisted of the following for the year ended December 31, 1997 (in thousands):

Domestic....................................................  $  943
Foreign.....................................................   2,160
                                                              ------
                                                              $3,103
                                                              ======

     The Company's provision for income taxes for the year ended December 31, 1997, consisted of (in thousands):

Current
  U.S. Federal and State...................................  $(1,448)
  Foreign..................................................      350
                                                             -------
                                                              (1,098)
                                                             -------
Deferred
  U.S. Federal and State...................................    3,010
  Foreign..................................................      439
                                                             -------
                                                               3,449
                                                             -------
                                                             $ 2,351
                                                             =======

     The actual income tax provision for the year ended December 31, 1997, differed from the income tax provision calculated using the statutory federal income rate of 35%, as follows (in thousands):

Tax provision at statutory rate.............................  $1,086
Increase (reduction) in taxes resulting from:
  Nondeductible goodwill....................................   1,189
  Other.....................................................      76
                                                              ------
                                                              $2,351
                                                              ======

     Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which the Company has operations.

                            WEATHERFORD COMPRESSION

     Generally, deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability for financial reporting. The components of the net deferred tax (asset) liability were as follows as of December 31, 1997 (in thousands):

Net Current Deferred Tax Asset:
  Inventories..............................................  $   (31)
  Other....................................................     (334)
                                                             -------
                                                             $  (365)
                                                             =======
Net Noncurrent Deferred Tax Liability:
  Property, plant and equipment............................  $18,877
  Goodwill.................................................    1,306
  Other....................................................    3,004
                                                             -------
                                                             $23,187
                                                             =======

7. COMMITMENTS AND CONTINGENCIES

  Sales-Type Lease Receivables

     The Company provides a capital lease financing option to its customers. Future minimum lease payments receivable resulting from the sale of compression packages under sales-type leases are due as follows (in thousands):

1998........................................................  $  894
1999........................................................     558
2000........................................................     165
                                                              ------
                                                              $1,617
                                                              ======

  Operating Leases Payable

     The Company leases certain buildings and service equipment under noncancelable operating leases. Aggregate minimum rental commitments under noncancelable operating leases with lease terms in excess of one year as of December 31, 1997 are as follows (in thousands):

1998........................................................  $251
1999........................................................   176
2000........................................................    70
2001........................................................    36
                                                              ----
                                                              $533
                                                              ====

     Rental expenses for operating leases were $1.4 million for the year ended December 31, 1997.

  Savings and Retirement Plan

     Weatherford Enterra Compression Company, L.P. Savings and Retirement Plan is a defined contribution benefit plan. Effective October 16, 1995 the plan was frozen and no additional contributions were made. When the plan was frozen participants had the option to cash out their accounts and receive payment over five years. The liability due to participants is recorded as debt in the accompanying balance sheet (See Note 4).

                            WEATHERFORD COMPRESSION

  Claims and Litigation

     The Company is defending various claims and litigation arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on the Company's results of operations, financial position or liquidity.

8. RELATED PARTY TRANSACTIONS

  Overhead Allocation

     The Parent Company provides certain administrative services for the Company, primarily including 1) state, federal and property tax preparation and management 2) legal services 3) administration of employee benefit plans and risk management programs and 4) marketing services. The Parent Company determines the overhead allocation by multiplying the consolidated direct and indirect costs of providing these services to its subsidiaries by each subsidiary's percentage of consolidated revenues. For the year ended December 31, 1997, the Company expensed approximately $3.6 million related to these overhead charges.

  Insurance

     The Company participates with the Parent Company for the partial self-insurance of its general, product, property, and workers' compensation liabilities. During the year ended December 31, 1997 the Company expensed approximately $1.6 million related to such self-insurance.

  Benefit Plans

     The Company participates in the Parent Company's 401(k) and partial self-insured health and welfare plan. The Company expensed $0.5 million and $2.9 million related to the 401(k) and health and welfare plans, respectively, in 1997.

  Due to Parent Company

     The Parent Company provides funding of certain activities of the Company. Payment of the resulting liability occurs only when surplus cash is available. The balance accrues interest at a variable rate based on prime, approximately 6.5% at December 31, 1997.

9. SEGMENT INFORMATION

  Foreign Operation

     Financial information by geographic segment for the year ended December 31, 1997 is summarized below. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are long-term assets excluding deferred tax assets of $0.2 million.

                                                         UNITED
                                                         STATES    CANADA     TOTAL
                                                        --------   -------   --------
Revenues from Unaffiliated Customers..................  $137,017   $41,879   $178,896
Long-lived Assets.....................................   336,199    15,735    351,934

                            WEATHERFORD COMPRESSION

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following sets forth unaudited quarterly financial data for 1997.

                                     1ST        2ND        3RD        4TH
                                   QUARTER    QUARTER    QUARTER    QUARTER    TOTAL
                                   -------    -------    -------    -------   --------
Revenues.........................  $44,836    $37,992    $46,571    $49,497   $178,896
Gross Profit.....................    9,617      9,116      9,816     10,460     39,009
Net Income (Loss)................      317        275        516       (356)       752

11. SUBSEQUENT EVENTS (UNAUDITED)

  Sale and Lease Back of Equipment

     The Company entered into a sale and leaseback arrangement in December 1998 where it was provided with the right to sell up to $200.0 million of compression units through December 1999 and lease them back over a five year period under an operating lease. Payments under the lease are calculated based on a rate of return on the purchase price and an agreed valuation of the leased compressors. Under the terms of the lease, the Company may repurchase the equipment for fair market value at any time. The Parent Company has provided for a residual value guarantee at the end of the term of the lease equal to approximately 85.5% of the appraised value of the compression units under lease.

     As of December 31, 1998, the Company had sold compressors under this arrangement, having an appraised value of $119.6 million, and received cash of $100.0 million and a receivable of $19.6 million, which is due on demand. The net book value of the equipment sold was approximately $77.4 million, resulting in a pre-tax gain of $42.2 million, which may be deferred until the end of the lease.

     This arrangement calls for quarterly rental payments. The following table provides future minimum lease payments (in thousands) under the aforementioned lease exclusive of any guarantee payments:

1999......................................................   $ 7,491
2000......................................................     7,491
2001......................................................     7,491
2002......................................................     7,491
2003......................................................     6,867
                                                             -------
                                                             $36,831
                                                             =======

  Partnership Formation

     In February 1999, the Parent Company completed a joint venture with GE Capital Corporation ("GE Capital") in which the Company's compression services operations were combined with GE Capital's Global Compression's Services operations. The joint venture is known as Weatherford Global Compression. The Parent Company owns 64% of the joint venture and GE Capital owns 36%. The Company has the right to acquire GE Capital's interest at anytime at a price equal to the greater of a market determined third party valuation or book value. GE Capital also has the right to require the Company to purchase its interest anytime after February 2001 at a market determined third party valuation as well as request a public offering of its interest after that date, if the Parent Company has not purchased its interest by that date.

  Universal Compression

     On October 24, 2000, the Parent Company announced the proposed acquisition of 13.75 million shares of common stock (a 48% interest) of Universal Compression Holdings, Inc. ("Universal") in exchange for the contribution of substantially all of the assets of the Company into a subsidiary of

                            WEATHERFORD COMPRESSION

Universal. The Parent Company will retain approximately $40 million of the assets of the Company, including Singapore-based GSI and the Company's Asia Pacific compressor rental operations, other than those in Thailand and Australia. The Parent Company will, however, continue to operate compressor rentals in those regions either alone or in conjunction with Universal. The Parent Company will value the transaction based on the stock price of Universal as of the closing date of the transaction. Closing of the transaction is conditioned upon the average closing price of Universal's common stock during the 20 consecutive trading days prior to the transaction being not less than $25 per share.

     In connection with this investment the Parent Company has entered into an agreement to purchase GE Capital's 36% interest in the joint venture in which its Compression Division is operated for $206.5 million, subject to the concurrent closing of our investment in Universal. The transactions are subject to various conditions, including governmental approvals, approval of Universal's stockholders, and the refinancing of its joint venture's and Universal's debt and compressor sale leaseback arrangements. Although there can be no assurance the merger and purchase will close, the Parent Company anticipates that the transactions will be consummated by the end of the year, or early in the first quarter of 2001.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Global Compression Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and the related consolidated statements of operations, stockholder's equity and cash flows for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Compression Holdings, Inc. and subsidiaries as of February 2, 1999, and December 31, 1998 and 1997 and the results of their operations and their cash flows for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997 in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ KPMG LLP

Dallas, Texas
April 2, 1999

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1999       1998       1997
                                                              --------   --------   --------
                                           ASSETS

Current assets:
  Cash......................................................  $  1,538   $    578   $    256
  Trade accounts receivable, net of allowance of $3,810 in
     1999, $4,194 in 1998 and $2,526 in 1997................    12,363     16,581     11,732
  Other current assets......................................     1,261      1,161      1,323
                                                              --------   --------   --------
          Total current assets..............................    15,162     18,320     13,311
Property, plant and equipment, net (note 5).................   228,787    227,417    219,156
Goodwill and other intangibles, net.........................    30,426     30,581     33,459
Other assets................................................     3,608      3,604      2,093
                                                              --------   --------   --------
                                                              $277,983   $279,922   $268,019
                                                              ========   ========   ========

                            LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Trade accounts payable....................................  $  4,262   $  3,565   $  9,555
  Accrued liabilities.......................................     6,025      5,109      5,624
  Deferred revenue..........................................     4,866      4,907      4,059
                                                              --------   --------   --------
          Total current liabilities.........................    15,153     13,581     19,238
Due to Parent (note 6)......................................   201,525    204,309    191,362
Deferred income taxes (note 7)..............................    25,797     25,444     20,647
                                                              --------   --------   --------
          Total liabilities.................................   242,475    243,334    231,247
                                                              --------   --------   --------
Stockholder's equity:
  Common stock: $.01 par value. Authorized, issued and
     outstanding, 1,000 shares..............................        --         --         --
  Additional paid-in capital................................    70,518     69,871     62,020
  Accumulated other comprehensive income....................       286        299         --
  Accumulated deficit.......................................   (35,296)   (33,582)   (25,248)
                                                              --------   --------   --------
          Total stockholder's equity........................    35,508     36,588     36,772
Commitments (note 8)........................................
                                                              --------   --------   --------
                                                              $277,983   $279,922   $268,019
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   YEARS ENDED
                                                           PERIOD JANUARY 1,      DECEMBER 31,
                                                             1999 THROUGH      -------------------
                                                           FEBRUARY 2, 1999      1998       1997
                                                           -----------------   --------   --------
Revenues:
  Equipment rentals and services.........................       $ 4,491        $ 61,008   $ 46,168
  Unit sales.............................................         1,606          12,490     10,531
                                                                -------        --------   --------
          Total revenues.................................         6,097          73,498     56,699
                                                                -------        --------   --------
Costs and expenses:
  Cost of equipment rentals and services.................         2,060          27,378     21,813
  Cost of unit sales.....................................         1,220          10,909     11,005
  Depreciation and amortization..........................         1,686          19,916     15,910
  Selling, general and administrative expenses (note
     10).................................................         2,852          16,058     15,292
                                                                -------        --------   --------
          Total costs and expenses.......................         7,818          74,261     64,020
                                                                -------        --------   --------
          Loss from operations...........................        (1,721)           (763)    (7,321)
Interest expense (note 6)................................        (1,072)        (12,424)   (10,817)
                                                                -------        --------   --------
          Loss before income taxes.......................        (2,793)        (13,187)   (18,138)
Income tax benefit (note 7)..............................         1,079           4,853      6,737
                                                                -------        --------   --------
          Net loss.......................................       $(1,714)       $ (8,334)  $(11,401)
                                                                =======        ========   ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
            AND PERIOD FROM JANUARY 1, 1999 THROUGH FEBRUARY 2, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                ACCUMULATED
                                 COMMON STOCK     ADDITIONAL       OTHER
                                ---------------    PAID-IN     COMPREHENSIVE   ACCUMULATED              COMPREHENSIVE
                                SHARES   AMOUNT    CAPITAL     INCOME (LOSS)     DEFICIT      TOTAL     INCOME (LOSS)
                                ------   ------   ----------   -------------   -----------   --------   -------------
Balance, January 1, 1997......  1,000     $ --     $55,494         $ --         $(13,847)    $ 41,647     $     --
Capital
  contribution -- forgiveness
  of accrued interest, net of
  tax benefit ($4,291)(note
  6)..........................     --       --       6,526           --               --        6,526           --
Net loss......................     --       --          --           --          (11,401)     (11,401)     (11,401)
                                -----     ----     -------         ----         --------     --------     --------
Balance, December 31, 1997....  1,000       --      62,020           --          (25,248)      36,772      (11,401)
                                                                                                          ========
Capital
  contribution -- forgiveness
  of accrued interest, net of
  tax benefit ($4,989)(note
  6)..........................     --       --       7,435           --               --        7,435           --
Capital contribution -- GECC
  payment of certain employee
  severance costs, net of tax
  benefit ($273)(note 9)......     --       --         416           --               --          416           --
Net loss......................     --       --          --           --           (8,334)      (8,334)      (8,334)
Foreign currency translation
  adjustment..................     --       --          --          299               --          299          299
                                -----     ----     -------         ----         --------     --------     --------
Balance, December 31, 1998....  1,000       --      69,871          299          (33,582)      36,588       (8,035)
                                                                                                          ========
Capital
  contribution -- forgiveness
  of accrued interest, net of
  tax benefit ($425)(note
  6)..........................     --       --         647           --               --          647           --
Net loss......................     --       --          --           --           (1,714)      (1,714)      (1,714)
Foreign currency translation
  adjustment..................     --       --          --          (13)              --          (13)         (13)
                                -----     ----     -------         ----         --------     --------     --------
Balance, February 2, 1999.....  1,000     $ --     $70,518         $286         $(35,296)    $ 35,508     $ (1,727)
                                =====     ====     =======         ====         ========     ========     ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           PERIOD JANUARY 1,       YEARS ENDED
                                                             1999 THROUGH         DECEMBER 31,
                                                              FEBRUARY 2,      -------------------
                                                                 1999            1998       1997
                                                           -----------------   --------   --------
Cash flows from operating activities:
  Net loss...............................................       $(1,714)       $ (8,334)  $(11,401)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
     Depreciation and amortization.......................         1,686          19,916     15,910
     Deferred income taxes...............................           353           4,797      9,857
     Change in operating assets and liabilities:
       (Increase) decrease in accounts receivable........         4,218          (4,849)    (2,882)
       (Increase) decrease in other assets...............          (104)         (1,349)    (2,267)
       Increase (decrease) in accounts payable and
          accrued liabilities............................         1,613          (6,505)     5,676
       Increase (decrease) in deferred revenue...........           (41)            848        430
                                                                -------        --------   --------
          Net cash provided by operating activities......         6,011           4,524     15,323
Cash flows from investing activities -- net additions to
  property, plant and equipment..........................        (2,901)        (25,299)   (84,410)
Cash flows from financing activities -- net change in due
  to parent..............................................        (2,150)         21,097     69,094
                                                                -------        --------   --------
Net increase in cash.....................................           960             322          7
Cash at beginning of period..............................           578             256        249
                                                                -------        --------   --------
Cash at end of period....................................       $ 1,538        $    578   $    256
                                                                =======        ========   ========
Supplemental disclosure of noncash activities:
  Forgiveness of accrued interest (net of tax benefit)
     reflected as capital contribution...................       $   647        $  7,435   $  6,526
                                                                =======        ========   ========
  Payment of severance costs (net of tax benefit)
     reflected as capital contribution...................       $    --        $    416   $     --
                                                                =======        ========   ========

          See accompanying notes to consolidated financial statements.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

(1) GENERAL INFORMATION

     Global Compression Holdings, Inc. (the "Company") is a wholly owned subsidiary of General Electric Capital Corporation ("GECC" or "Parent"). The Company's primary business is the purchase, fabrication, sale, lease and maintenance of natural gas compressor units and related oil field equipment. Natural gas compressor units are leased at fixed monthly rentals over varying periods (see notes 5 and 8). The Company is headquartered in Dallas, Texas and primarily operates in North America, Argentina and Thailand.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Global Compression Holdings, Inc., its wholly-owned subsidiaries and the related compression business of GE Capital Thailand Ltd., a wholly-owned subsidiary of GECC. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At February 2, 1999, and December 31, 1998 and 1997, the Company had no cash equivalents.

  (c) Property, Plant, and Equipment

     Property, plant, and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                             ESTIMATED
                                                            USEFUL LIVES
                                                            ------------
Buildings and improvements................................    5-40
Rental equipment..........................................    5-15
Machinery and equipment...................................    3-10
Office equipment..........................................    3-10
Vehicles..................................................     3

     Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in operations.

  (d) Goodwill and Other Intangibles

     Goodwill represents the excess of the aggregate price paid by the Company for acquisitions accounted for as purchases over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over a period of 20 years.

     Amortization of goodwill and other intangible assets totaled $155, $2,877 and $2,541 for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Accumulated amortization was $9,390, $9,235, and $6,358 at February 2, 1999, and December 31, 1998, and December 31, 1997, respectively.

  (e) Impairment of Long-Lived Assets

     The Company evaluates potential impairment of property, plant and equipment and goodwill on an ongoing basis as necessary whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets or acquired business. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

     In April 1998, the Company closed a manufacturing and warehouse facility in Houston, Texas. The facility ($1,900 carrying value at February 2, 1999) is for sale and is currently being used for storage of certain inventory items. Based on a recent appraisal of the facility, the Company does not consider the facility to be impaired.

  (f) Income Taxes

     The Company is included in the consolidated federal income tax return of GECC. Under the tax sharing arrangement, GECC pays the Company for net operating losses utilized by GECC. The benefit is computed using enacted tax rates and is reflected as a reduction in due to Parent.

     The Company applies the asset and liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  (g) Revenue Recognition

     Lease billings in advance of services are recorded as deferred revenue in the accompanying consolidated balance sheets. Unit sales are recognized when the compressor is shipped to the customer.

  (h) Comprehensive Income

     On January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net loss and foreign currency translation adjustments and is presented in the consolidated statements of stockholder's equity.

  (i) Foreign Currency Translation

     The functional currency for the Company's international operations in Argentina and Thailand is the applicable local currency. Results of these foreign operations are translated from the functional currency to the U.S. Dollar using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet dates, and the resulting

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

translation adjustments are included in accumulated other comprehensive income
(loss), a component of stockholder's equity.

  (j) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

(3) CONCENTRATION OF CREDIT RISK

     The Company grants credit to its customers, which are primarily in the oil and gas industry. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base. During the period January 1, 1999 through February 2, 1999, one customer accounted for approximately 25% of total revenues. During 1998, two customers in the aggregate accounted for approximately 11% of total revenues, and during 1997 three customers in the aggregate accounted for approximately 14% of total revenues. At February 2, 1999, four customers in the aggregate accounted for approximately 18% of gross trade receivables. At both December 31, 1998 and 1997, four customers in the aggregate accounted for approximately 31% of gross trade receivables.

     The accompanying consolidated statements of operations include $-0-, $1,785, and $1,945 for bad debt expenses for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively.

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of due to Parent cannot be determined without incurring excessive costs due to the related party nature of the instrument.

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                        DECEMBER 31,
                                                       FEBRUARY 2,   -------------------
                                                          1999         1998       1997
                                                       -----------   --------   --------
Land.................................................   $    425     $    425   $    425
Buildings and improvements...........................      4,837        4,837      4,650
Rental equipment.....................................    224,446      223,171    195,285
Machinery and equipment..............................        775          775      1,190
Office equipment.....................................      6,024        6,028      5,679
Vehicles.............................................        524          549        946
Equipment and parts inventory........................     41,475       39,260     43,138
Reserve for obsolescence.............................     (4,738)      (4,319)    (3,802)
                                                        --------     --------   --------
                                                         273,768      270,726    247,511
Accumulated depreciation.............................    (44,981)     (43,309)   (28,355)
                                                        --------     --------   --------
                                                        $228,787     $227,417   $219,156
                                                        ========     ========   ========

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Rental equipment consists of natural gas compressor units which are generally leased under short-term operating leases ranging over periods from 6 to 60 months (see note 8). Equipment and parts inventory is primarily used in the construction and refurbishment of rental equipment.

(6) DUE TO PARENT

     Due to Parent represents advances from GECC. Advances bear interest at varying rates based on current market rates and GECC's cost of capital (5.24%, 5.41%, and 5.88% at February 2, 1999, and December 31, 1998 and December 31, 1997, respectively). Repayments are made only to the extent of excess operating cash flows (as defined) and no payments are required through February 2, 2000. Accordingly, amounts Due to Parent are reflected as a noncurrent liability in the accompanying consolidated balance sheets. Interest expense related to advances from GECC totaled $1,072, $12,424 and $10,817 for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively. Accrued interest resulting from this liability is forgiven on an annual basis by GECC and reflected as capital contributions, net of related tax benefits, in the accompanying consolidated statements of stockholder's equity.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997:

                                                           CURRENT    DEFERRED    TOTAL
                                                           --------   --------   -------
1999
U.S. federal.............................................  $ (1,263)   $  311    $  (952)
State and local..........................................      (169)       42       (127)
                                                           --------    ------    -------
                                                           $ (1,432)   $  353    $(1,079)
                                                           ========    ======    =======
1998
U.S. federal.............................................  $ (8,514)   $4,232    $(4,282)
State and local..........................................    (1,136)      565       (571)
                                                           --------    ------    -------
                                                           $ (9,650)   $4,797    $(4,853)
                                                           ========    ======    =======
1997
U.S. federal.............................................  $(14,641)   $8,697    $(5,944)
State and local..........................................    (1,953)    1,160       (793)
                                                           --------    ------    -------
                                                           $(16,594)   $9,857    $(6,737)
                                                           ========    ======    =======

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Income tax benefit differed from the amount computed by applying the U.S. federal income tax rate of 35 percent to loss before income taxes as a result of the following:

                                                           PERIOD
                                                         JANUARY 1,       YEARS ENDED
                                                        1999 THROUGH     DECEMBER 31,
                                                        FEBRUARY 2,    -----------------
                                                            1999        1998      1997
                                                        ------------   -------   -------
Computed "expected" tax benefit.......................    $  (977)     $(4,615)  $(6,348)
State tax benefit.....................................        (82)        (371)     (515)
Other.................................................        (20)         133       126
                                                          -------      -------   -------
                                                          $(1,079)     $(4,853)  $(6,737)
                                                          =======      =======   =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                         DECEMBER 31,
                                                         FEBRUARY 2,   -----------------
                                                            1999        1998      1997
                                                         -----------   -------   -------
Deferred tax assets:
  Allowance for doubtful accounts......................    $ 1,824     $ 1,976   $ 1,002
  Noncompete agreement.................................        813         799       619
  Other................................................      1,026         859       492
                                                           -------     -------   -------
          Gross deferred tax assets....................      3,663       3,634     2,113
                                                           -------     -------   -------
Deferred tax liabilities:
  Property, plant and equipment........................     27,832      27,461    22,338
  Other................................................      1,628       1,617       422
                                                           -------     -------   -------
          Gross deferred tax liabilities...............     29,460      29,078    22,760
                                                           -------     -------   -------
          Net deferred tax liability...................    $25,797     $25,444   $20,647
                                                           =======     =======   =======

(8) RENTAL COMMITMENTS

  As Lessee:

     The Company has noncancelable operating leases, primarily for warehouse and office space, that expire over the next 5 years. These leases generally contain renewal options for periods ranging from one to five years. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of February 2, 1999 are as follows:

Period from February 3, 1999 through December 31, 1999......  $1,275
Year ending December 31:
  2000......................................................   1,027
  2001......................................................     459
  2002......................................................      30
                                                              ------
                                                              $2,791
                                                              ======

     Operating lease expense for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997 was $328, $2,080 and $1,773,
respectively.

                       GLOBAL COMPRESSION HOLDINGS, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FEBRUARY 2, 1999, AND DECEMBER 31, 1998 AND 1997
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

  As Lessor:

     The Company leases compressor units to customers under agreements with varying terms. Typically, such leases are accounted for as operating leases. The lessee pays taxes, licenses, and insurance on such equipment. Future minimum lease rentals under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of February 2, 1999 are as follows:

Period from February 3, 1999 through December 31, 1999.....  $26,457
Year ending December 31:
  2000.....................................................   12,249
  2001.....................................................    8,152
  2002.....................................................    5,558
  2003.....................................................    1,236
  2004 and thereafter......................................    1,053
                                                             -------
                                                             $54,705
                                                             =======

(9) RELATED PARTY TRANSACTIONS

     Certain administrative services are provided to the Company by GECC. The accompanying consolidated statements of operations include $231, $2,169 and $1,452 for administrative services provided by GECC for the period January 1, 1999 through February 2, 1999 and years ended December 31, 1998 and 1997, respectively.

     The Company closed its Houston facility in April 1998. The accompanying 1998 consolidated statement of operations includes $1,195 for closing costs that were charged to operations and paid during 1998. Of this amount, GECC paid $416 (increase to additional paid in capital, net of tax benefit) on behalf of the Company related to severance costs associated with termination of 48 employees at the Houston facility.

(10) JOINT VENTURE AGREEMENT

     On February 2, 1999, GECC and the Company formed a joint venture with Weatherford International, Inc., in which the Company's compression services operations were combined with Weatherford's International Inc.'s compression services operations. The joint venture is known as Weatherford Global Compression. GECC owns 36% of the joint venture and Weatherford International, Inc. owns 64%. Weatherford International, Inc., has the right to acquire GECC's interest at any time at a price equal to the greater of a market value determined by a third party valuation or book value. GECC also has the right to require Weatherford International, Inc. to purchase its interest at any time after February 2001 based on a third party valuation or can request a public offering of its interest after that date, if Weatherford International, Inc. has not purchased the Company's interest by that date.

     Accrued liabilities on the accompanying consolidated balance sheet at February 2, 1999 includes a provision of $2,414 for transaction costs including investment banking fees, legal, accounting and other costs related to formation of the joint venture. The Company charged $1,750 and $880 of transaction costs to selling, general and administrative expenses for the period January 1, 1999 through February 2, 1999 and the year ended December 31, 1998, respectively.

                                   [ANNEX A]


                          AGREEMENT AND PLAN OF MERGER


                                   dated as of


                                October 23, 2000


                                      among


                        WEATHERFORD INTERNATIONAL, INC.,


                               WEUS HOLDING, INC.,


                          ENTERRA COMPRESSION COMPANY,


                      UNIVERSAL COMPRESSION HOLDINGS, INC.,


                                       AND


                           UNIVERSAL COMPRESSION, INC.

                                TABLE OF CONTENTS

ARTICLE I The Merger.............................................................................2

   SECTION 1.1    MERGER.........................................................................2
   SECTION 1.2    CONVERSION OF SHARES...........................................................2
   SECTION 1.3    TREATMENT OF OPTIONS...........................................................2
   SECTION 1.4    SURRENDER AND PAYMENT..........................................................2
   SECTION 1.5    LOST CERTIFICATES..............................................................3
   SECTION 1.6    ADJUSTMENTS....................................................................3

ARTICLE II The Surviving Corporation.............................................................3

   SECTION 2.1    ARTICLES OF INCORPORATION......................................................3
   SECTION 2.2    BYLAWS.........................................................................3
   SECTION 2.3    DIRECTORS AND OFFICERS.........................................................3

ARTICLE III Representations and Warranties of Weatherford, WEUS and the Company..................4

   SECTION 3.1    ORGANIZATION AND QUALIFICATION.................................................4
   SECTION 3.2    CAPITALIZATION.................................................................4
   SECTION 3.3    AUTHORIZATION..................................................................5
   SECTION 3.4    CONSENTS AND APPROVALS; NO VIOLATION...........................................6
   SECTION 3.5    FINANCIAL STATEMENTS...........................................................7
   SECTION 3.6    UNDISCLOSED LIABILITIES........................................................7
   SECTION 3.7    CONDUCT OF THE BUSINESS SINCE PARTNERSHIP UNAUDITED BALANCE SHEET DATE.........7
   SECTION 3.8    LITIGATION; ORDERS.............................................................8
   SECTION 3.9    LICENSES; APPROVALS............................................................8
   SECTION 3.10   LABOR MATTERS..................................................................9
   SECTION 3.11   COMPLIANCE WITH LAWS...........................................................9
   SECTION 3.12   INSURANCE......................................................................9
   SECTION 3.13   MATERIAL CONTRACTS.............................................................9
   SECTION 3.14   ENVIRONMENTAL MATTERS.........................................................11
   SECTION 3.15   TAXES.........................................................................12
   SECTION 3.16   EMPLOYEE BENEFIT PLANS........................................................14
   SECTION 3.17   BROKERAGE FEES AND COMMISSIONS................................................16
   SECTION 3.18   TAX TREATMENT.................................................................16
   SECTION 3.19   PROXY STATEMENT...............................................................16
   SECTION 3.20   NO EXCESS PARACHUTE PAYMENTS..................................................16
   SECTION 3.21   CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES................................16
   SECTION 3.22   TITLE; ASSETS.................................................................16
   SECTION 3.23   OWNERSHIP OF PARENT COMMON STOCK..............................................17

ARTICLE IV Representations and Warranties of Parent and Merger Subsidiary.......................17

   SECTION 4.1    ORGANIZATION AND QUALIFICATION................................................17
   SECTION 4.2    CAPITALIZATION................................................................17
   SECTION 4.3    AUTHORIZATION.................................................................19
   SECTION 4.4    CONSENTS AND APPROVAL; NO VIOLATION...........................................19
   SECTION 4.5    SEC FILINGS...................................................................20
   SECTION 4.6    FINANCIAL STATEMENTS..........................................................20
   SECTION 4.7    UNDISCLOSED LIABILITIES.......................................................21
   SECTION 4.8    CONDUCT OF THE BUSINESS SINCE PARENT UNAUDITED BALANCE SHEET DATE.............21
   SECTION 4.9    LITIGATION; ORDERS............................................................21
   SECTION 4.10   LICENSES; APPROVALS...........................................................21
   SECTION 4.11   LABOR MATTERS.................................................................22
   SECTION 4.12   COMPLIANCE WITH LAWS..........................................................22


   SECTION 4.13   MATERIAL CONTRACTS............................................................22
   SECTION 4.14   ENVIRONMENTAL MATTERS.........................................................24
   SECTION 4.15   TAXES.........................................................................25
   SECTION 4.16   EMPLOYEE BENEFIT PLANS........................................................26
   SECTION 4.17   TAX TREATMENT.................................................................27
   SECTION 4.18   PROXY STATEMENT...............................................................27
   SECTION 4.19   PARENT STOCKHOLDERS' APPROVAL.................................................28
   SECTION 4.20   OPINION OF FINANCIAL ADVISOR; BOARD FINDINGS AND RECOMMENDATIONS..............28
   SECTION 4.21   BROKERAGE FEES AND COMMISSIONS................................................28
   SECTION 4.22   INAPPLICABILITY OF DGCL SECTION 203...........................................28
   SECTION 4.23   NO EXCESS PARACHUTE PAYMENTS..................................................29
   SECTION 4.24   CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES................................29
   SECTION 4.25   TITLE; ASSETS.................................................................29

ARTICLE V Covenants of Weatherford, WEUS, and the Company.......................................29

   SECTION 5.1    CONDUCT OF BUSINESS...........................................................29
   SECTION 5.2    COMPRESSOR UNITS..............................................................32
   SECTION 5.3    PRE-CLOSING TRANSFERS AND RESIGNATIONS........................................32
   SECTION 5.4    RESTRICTED STOCK..............................................................33

ARTICLE VI Covenants of Parent and Merger Subsidiary............................................33

   SECTION 6.1    CONDUCT OF BUSINESS...........................................................33
   SECTION 6.2    PROXY STATEMENT...............................................................35
   SECTION 6.3    PARENT STOCKHOLDERS' APPROVALS................................................35
   SECTION 6.4    STOCK EXCHANGE LISTING........................................................35
   SECTION 6.5    EMPLOYEE BENEFITS.............................................................35
   SECTION 6.6    CORPORATE NAME; TRADEMARK RIGHTS..............................................38
   SECTION 6.7    REGISTRATION RIGHTS AGREEMENT.................................................38
   SECTION 6.8    TRANSITIONAL SERVICES AGREEMENT AND VOTING AGREEMENT..........................38
   SECTION 6.9    REPRESENTATION ON PARENT'S BOARD OF DIRECTORS.................................39
   SECTION 6.10   RETENTION BY WEUS.............................................................39
   SECTION 6.11   RECORD PRESERVATION BY PARENT AND SURVIVING CORPORATION.......................39
   SECTION 6.12   MERGER SUBSIDIARY.............................................................40
   SECTION 6.13   NO SOLICITATION...............................................................40
   SECTION 6.14   PARENT FINANCIAL STATEMENTS...................................................42

ARTICLE VII Covenants of Parent and the Company.................................................42

   SECTION 7.1    REASONABLE BEST EFFORTS.......................................................42
   SECTION 7.2    CERTAIN FILINGS...............................................................42
   SECTION 7.3    PUBLIC ANNOUNCEMENTS..........................................................43
   SECTION 7.4    FURTHER ASSURANCES............................................................43
   SECTION 7.5    NOTICES OF CERTAIN EVENTS.....................................................44
   SECTION 7.6    TAX-FREE REORGANIZATION.......................................................44
   SECTION 7.7    ACCESS TO INFORMATION; CONFIDENTIALITY........................................44
   SECTION 7.8    PROXY STATEMENT...............................................................46
   SECTION 7.9    COOPERATION AFTER THE EFFECTIVE TIME..........................................46
   SECTION 7.10   NON-SOLICITATION OF EMPLOYEES.................................................46

ARTICLE VIII Conditions to the Merger...........................................................47

   SECTION 8.1    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...................................47
   SECTION 8.2    CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY.................48
   SECTION 8.3    CONDITIONS TO THE OBLIGATIONS OF WEATHERFORD, WEUS, AND THE COMPANY...........49

ARTICLE IX Termination..........................................................................50

   SECTION 9.1    TERMINATION...................................................................50
   SECTION 9.2    EFFECT OF TERMINATION.........................................................51


ARTICLE X Indemnification.......................................................................51

   SECTION 10.1   INDEMNIFICATION...............................................................51
   SECTION 10.2   DEFENSE OF CLAIMS.............................................................53

ARTICLE XI Tax Matters..........................................................................55

   SECTION 11.1   TAX RETURN PREPARATION........................................................55
   SECTION 11.2   TRANSFER TAXES................................................................56
   SECTION 11.3   USE OF CONSISTENT TAX PRACTICES...............................................56
   SECTION 11.4   REFUNDS OR CREDITS............................................................56
   SECTION 11.5   FILING OF AMENDED RETURNS.....................................................56
   SECTION 11.6   ASSISTANCE AND COOPERATION....................................................57
   SECTION 11.7   CLOSING TAX CERTIFICATE.......................................................57
   SECTION 11.8   TAX ALLOCATION - WEUS'S OBLIGATIONS...........................................57
   SECTION 11.9   TAXES OF OTHER PERSONS........................................................58
   SECTION 11.10  TAX ALLOCATION - PARENT'S OBLIGATIONS.........................................58
   SECTION 11.11  TAX CLAIM NOTICES.............................................................58
   SECTION 11.12  PRE-CLOSING TAX PERIOD TAX CLAIMS.............................................58
   SECTION 11.13  SURVIVAL AND TIME LIMITATION..................................................58
   SECTION 11.14  SOLE AND EXCLUSIVE REMEDY.....................................................59

ARTICLE XII Miscellaneous.......................................................................59

   SECTION 12.1   REPRESENTATIONS, WARRANTIES AND AGREEMENTS....................................59
   SECTION 12.2   GOVERNING LAW.................................................................59
   SECTION 12.3   ENTIRE AGREEMENT..............................................................59
   SECTION 12.4   EXPENSES AND FEES.............................................................59
   SECTION 12.5   NOTICES.......................................................................60
   SECTION 12.6   SUCCESSORS AND ASSIGNS........................................................61
   SECTION 12.7   HEADINGS; DEFINITIONS.........................................................61
   SECTION 12.8   AMENDMENTS AND WAIVERS........................................................61
   SECTION 12.9   CONSTRUCTION OF CERTAIN PROVISIONS............................................61
   SECTION 12.10  AGREEMENT FOR THE PARTIES' BENEFIT............................................62
   SECTION 12.11  SEVERABILITY..................................................................62
   SECTION 12.12  JURISDICTION..................................................................62
   SECTION 12.13  WAIVER OF JURY TRIAL..........................................................62
   SECTION 12.14  SPECIFIC PERFORMANCE..........................................................62
   SECTION 12.15  PAYMENTS CONSTITUTE LIQUIDATED DAMAGES........................................62
   SECTION 12.16  COUNTERPARTS; EFFECTIVENESS...................................................63
   SECTION 12.17  DEFINITIONS AND USAGE.........................................................63

                             EXHIBITS AND SCHEDULES

Exhibit A              Form of Stockholders' Agreement
Exhibit B              Form of Registration Rights Agreement
Exhibit C              Form of Transitional Services Agreement
Exhibit D              Representations of Officers of Parent
Exhibit E              Representations of Officers of the Company
Exhibit F              Acknowledgment
Exhibit G              Form of Voting Agreement

                            COMPANY DISCLOSURE LETTER

Schedule I             Permitted Encumbrances
Schedule 1.3           Employee Options
Schedule 3.2(a)        Liens on Company Shares
Schedule 3.2(b)        Ownership Structure; Encumbrances and Limitations on Non-Assessability
Schedule 3.4           Company Consents and Approvals; No Violation
Schedule 3.5           Company Financial Statements
Schedule 3.6           Company Undisclosed Liabilities
Schedule 3.7           Conduct of Business
Schedule 3.8           Company Litigation; Orders
Schedule 3.9           Licenses; Approvals
Schedule 3.10          Labor Matters
Schedule 3.11          Compliance with Laws
Schedule 3.12          Company Insurance
Schedule 3.13          Company Material Contracts
Schedule 3.14          Environmental Matters
Schedule 3.15          Company Taxes
Schedule 3.16          Company Employee Benefit Plans
Schedule 3.20          Excess Parachute Payments
Schedule 3.21          Business Relationships With Affiliates
Schedule 3.22          Title; Assets
Schedule 5.1           Conduct of Business
Schedule 5.3           Pre-Closing Transfers

                            PARENT DISCLOSURE LETTER

Schedule 4.2(a)        Capitalization and Parent Benefit Plans
Schedule 4.2(b)        Subsidiaries of Parent
Schedule 4.2(c)        Parent Options
Schedule 4.4           Parent Consents and Approvals; No Violation
Schedule 4.8           Conduct of Business
Schedule 4.9           Parent Litigation; Orders
Schedule 4.10          Licenses; Approvals
Schedule 4.12          Compliance with Laws
Schedule 4.13          Parent Material Contracts


Schedule 4.14          Parent Environmental Matters
Schedule 4.15          Parent Taxes
Schedule 4.16          Parent Employee Benefit Plans
Schedule 4.24          Certain Business Relationships with Affiliates
Schedule 4.25          Title; Assets
Schedule 6.1           Conduct of Business
Schedule 7.11          (in definition of "Adjusted Payment")

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 23, 2000 among Enterra Compression Company, a Delaware corporation (the "Company"), WEUS Holding, Inc., a Delaware corporation and a stockholder of the Company ("WEUS"), Weatherford International, Inc., a Delaware corporation and the parent of WEUS ("Weatherford"), Universal Compression Holdings, Inc., a Delaware corporation ("Parent"), and Universal Compression, Inc., a Texas corporation and a direct wholly owned subsidiary of Parent ("Merger Subsidiary").

                                    RECITALS:

                  WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a Purchase Agreement (the "GC Agreement"), a copy of which has been delivered to Parent, pursuant to which, on the terms and subject to the conditions set forth therein, the Company will acquire from Global Compression Services, Inc., a Delaware corporation ("GC"), the common shares owned by GC in Weatherford Global Compression Services Ltd., a corporation organized under the laws of Alberta, Canada ("Canada"), and the partnership and membership interests owned by GC in the Partnership (as defined in Section 12.17) and the General Partner (as defined in Section 12.17);

                  WHEREAS, the Boards of Directors of WEUS, the Company, Parent, and Merger Subsidiary have determined that the merger of the Company with and into Merger Subsidiary is in the best interests of their respective stockholders;

                  WHEREAS, the consideration to be paid in the Merger (as defined herein) will consist of shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock");

                  WHEREAS, by consummation of the transactions contemplated by the Merger, the Partnership (as defined in Section 12.17) will become an indirect wholly owned subsidiary of Parent;

                  WHEREAS, as a condition to Weatherford's, WEUS's, and the Company's willingness to enter into this Agreement, Weatherford, WEUS, and the Company have required that certain stockholders of Parent enter into a Stockholder Agreement substantially in the form of Exhibit A hereto (the "Stockholders' Agreement"); and

                  WHEREAS, Weatherford, WEUS, and Parent intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger

         Section 1.1 Merger. (a) Upon the terms and subject to the conditions hereof, at the Effective Time (as hereinafter defined), the Company shall be merged (the "Merger") with and into Merger Subsidiary in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Texas Business Corporation Act (the "TBCA"), whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation").

               (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, the Company and Merger Subsidiary will file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and articles of merger with the Texas Secretary of State and make all other filings or recordings required by the DGCL and the TBCA in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger).

               (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, assets, powers, privileges, and franchises and, except as otherwise provided herein, be subject to all of the obligations, liabilities, restrictions, and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

         Section 1.2 Conversion of Shares. At the Effective Time:

               (a) the shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a total of 13,750,000 shares of Parent Common Stock, subject to adjustment as provided in
Section 1.5 (the "Merger Consideration"); and

               (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         Section 1.3 Surrender and Payment. At the Effective Time, WEUS, as the sole stockholder of the Company, will deliver to Parent certificates (the "Certificates") representing all of the outstanding shares of Company Common Stock, and Parent will deliver, in exchange therefor, certificates representing the Merger Consideration.

         Section 1.4 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by WEUS claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the posting by WEUS of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificates as contemplated by this Article I.

         Section 1.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be adjusted appropriately.

         Section 1.6 Amendment of Agreement. Notwithstanding any other provision of this Agreement, Parent agrees with Weatherford, WEUS, and the Company that, at the request of Weatherford at any time prior to the printing of the Proxy Statement for mailing to Parent's stockholders, this Agreement may be amended to reflect the purchase by an affiliate of Weatherford (other than the Company or one of its subsidiaries) of an interest in the capital stock of the Company, or such other structure that would reduce the transaction costs of the Merger to Weatherford, WEUS, or the Company; provided, however, that such amendment shall not adversely affect Parent or Merger Subsidiary or their transaction costs. If a revised structure is substituted, the parties shall execute an appropriate amendment to this Agreement in a form mutually acceptable to Parent and Merger Subsidiary, on the one hand, and Weatherford, WEUS, and the Company, on the other hand, to reflect the revised structure.

                                   ARTICLE II

                            The Surviving Corporation

         Section 2.1 Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation.

         Section 2.2 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the officers and directors of the Company shall resign, (ii) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (iii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

      Representations and Warranties of Weatherford, WEUS, and the Company


               Weatherford, WEUS, and the Company represent and warrant to Parent and the Merger Subsidiary as follows:

         Section 3.1 Organization and Qualification. (a) The Company and each subsidiary of the Company that is a corporation have been duly incorporated, are validly existing as corporations in good standing under the laws of the jurisdictions of their incorporation, with full corporate power and authority to own, lease, and operate their assets and properties and to conduct their businesses as they are now being conducted, and are duly registered or qualified to transact business and in good standing in each jurisdiction, domestic or foreign, in which the conduct of their businesses or their ownership or leasing of property requires such registration or qualification, except to the extent that the failure to be so qualified or to be in good standing is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 12.17). As used in this Agreement, the term "subsidiary" or "subsidiaries," when used in connection with or reference to the Company, shall mean the Persons (as defined in Section 12.17) in which the Company directly or indirectly holds an ownership interest (other than Gas Services International Limited, a British Virgin Islands corporation ("GSI"), and its subsidiaries and their respective branches (together with GSI, the "GSI Companies")), each of which is set forth in Schedule 3.2(b) of the Company Disclosure Letter (as defined in Section 12.17).

               (b) Each subsidiary of the Company that is not a corporation is duly organized, is validly existing in good standing in the jurisdiction of its organization, with full authority to own, lease, and operate its assets and properties and to conduct its business as it is now being conducted, and is duly registered or qualified to do business and is in good standing in each jurisdiction, domestic or foreign, in which such registration or qualification or good standing is required to conduct its business (whether by reason of the ownership or leasing of property, the conduct of its business or otherwise), except where the failure so to register or qualify or be in good standing would not have a Company Material Adverse Effect.

               (c) Weatherford, WEUS, or the Company has furnished to Parent true and correct copies of the certificates of incorporation, bylaws, charters, membership agreements, partnership agreements, operating agreements, joint venture agreements, and other organizational documents of the Company and each of its subsidiaries (the "Weatherford Organizational Documents").

         Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 2,000 shares of Company Common Stock and no shares of preferred stock, of which 2,000 shares of Company Common Stock and no shares of preferred stock are issued and outstanding (the "Company Shares"). The Company Shares are all of the issued and outstanding shares of capital stock of the Company and have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. There are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, phantom stock plans, stock appreciation rights, or any other agreements of any character (any of the foregoing, a


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

"Commitment") relating to the issued or unissued capital stock of the Company obligating the Company or any of its subsidiaries to issue or sell any additional shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in the Company or to pay any dividend or make any other distribution in respect thereof. Except as set forth on Schedule 3.2(a) of the Company Disclosure Letter, WEUS owns all of the Company Shares free and clear of any Lien (as defined in Section 12.17), option, right of first refusal, or limitation on voting rights.

               (b) Except as disclosed in Schedule 3.2(b) of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or ownership interests of each wholly owned subsidiary of the Company, and all of the issued and outstanding shares of capital stock or ownership interests held or owned by the Company of each subsidiary of the Company that is not a wholly owned subsidiary (including those shares and ownership interests that will be acquired by the Company prior to the Effective Time pursuant to the GC Agreement or pursuant to Section 5.3), have been duly authorized and validly issued, are fully paid and non-assessable (except as non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act, as amended, or the Delaware Limited Liability Company Act, as amended), and are owned by the Company as of the date hereof (or will be owned by the Company prior to the Effective Time pursuant to the GC Agreement or pursuant to Section 5.3), or indirectly through one of its subsidiaries, free and clear of any Lien, option, right of first refusal, and limitation on voting rights, except as may be provided in the Weatherford Organizational Documents and except for Liens, options, rights of first refusal, and limitations on voting rights, individually or in the aggregate that do not and would not have a Company Material Adverse Effect. Included in Schedule 3.2(b) of the Company Disclosure Letter is a list of each subsidiary of the Company and the ownership interest of the Company and each of its subsidiaries therein and, with respect to each subsidiary that is not wholly owned, of any other Person as of the date hereof and as of the Effective Time. There are not any Commitments relating to the issued or unissued capital stock or other equity interests of any of the Company's subsidiaries obligating the Company or any of its subsidiaries to issue or sell any additional shares of capital stock or other equity interests of any subsidiary of the Company, or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock or other equity interests of any subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in such subsidiary or to pay any dividend or make any other distribution in respect thereof, except as may be provided in the Weatherford Organizational Documents and pursuant to the GC Agreement. Other than the subsidiaries of the Company included in Schedule 3.2(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries holds any ownership interest in any other Person. As of the date hereof and immediately prior to the Effective Time, record owners of all of the issued and outstanding capital stock and other equity interests of all subsidiaries of the Company are and will be set forth on Schedule 3.2(b) of the Company Disclosure Letter.

         Section 3.3 Authorization. Weatherford, WEUS, and the Company have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. WEUS, as the sole stockholder of the Company,

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

and the Board of Directors of the Company have by unanimous written consent (a) determined that participating in the Merger is in the best interests of the Company and its stockholder and (b) approved this Agreement and the Merger. No other corporate, company, or partnership proceedings (as applicable) on the part of Weatherford, WEUS, the Company, or any of its subsidiaries are necessary to authorize the execution and delivery of this Agreement or the consummation by Weatherford, WEUS, and the Company of the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Weatherford, WEUS, and the Company and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

         Section 3.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Weatherford, WEUS, or the Company, nor the consummation by Weatherford, WEUS, or the Company of the transactions contemplated by this Agreement, will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined in Section 12.17), except (i) the filing of a certificate of merger in accordance with the DGCL and articles of merger in accordance with the TBCA, (ii) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) in connection with the filing of premerger notification information with the Canadian Competition Bureau and the expiration of the applicable waiting period(s) under Part IX of the Competition Act (Canada) and the filing with Industry Canada under the Investment Canada Act, (iv) any regulatory approvals or routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, or (v) where the failure to obtain such consent, approval, authorization, or permit, or to make such filing or notification, is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement; (b) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of, or "put" right with respect to, any obligation to or loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of the Company or any of its subsidiaries under or increase the amount or value of any payment under, any provision of (i) any of the Weatherford Organizational Documents, (ii) any material loan, credit agreement, bond, or indenture applicable to the Company or any of its subsidiaries or any of their respective properties or assets, (iii) any other note, mortgage, lease, agreement, instrument, permit, concession, franchise, or license, in each case that is material to the Company and its subsidiaries taken as a whole and that is applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) subject to the governmental filings and other matters referenced by clause (a) above, any law or arbitration award applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except for such violations or defaults (or rights of termination, cancellation, or acceleration) identified on Schedule 3.4 of the Company Disclosure Letter or (other than in clause (b)(ii)) that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement; or (c) assuming compliance with the matters referred to in clause (a) above, violate any order, writ, injunction,


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

decree, statute, rule, or regulation applicable to the Company, any of its subsidiaries, or any of their respective properties or assets, except for violations which are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

         Section 3.5 Financial Statements. In Schedule 3.5 of the Company Disclosure Letter are (a) the audited consolidated balance sheet, statement of income, and statement of cash flows of the Partnership and its subsidiaries as of and for the eleven months ended December 31, 1999 (the "Partnership Audited Financial Statements") and (b) the unaudited consolidated balance sheet and statement of income of the Partnership and its subsidiaries as of and for the six months ended June 30, 2000 (the "Partnership Unaudited Financial Statements"). The Partnership Audited Financial Statements, the audited balance sheets, statements of income, and statements of cash flows of the Weatherford Compression Business (as defined in the Formation Agreement (as defined in
Section 12.17)) as of and for the years ended December 31, 1997 and 1998 (the "Weatherford Compression Business Historical Financial Statements"), and the audited balance sheets, statements of income, and statements of cash flows of the Global Compression Business (as defined in the Formation Agreement) as of and for the years ended December 31, 1997 and 1998 (the "Global Compression Business Historical Financial Statements") present fairly the consolidated financial position, results of operations, and changes in financial position of the Partnership, the Weatherford Compression Business, or the Global Compression Business, as the case may be, and their respective subsidiaries as of the respective dates or for the respective periods to which they apply in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), it being understood that such financial statements include the ownership and results of operations of the Excluded Assets (as defined in Section 5.2). The Company has provided Parent and Merger Subsidiary separate financial information with respect to the GSI Companies, which was not prepared in accordance with GAAP. The Partnership Unaudited Financial Statements have been prepared in a manner consistent with the preparation of internal financial statements of a subsidiary of Weatherford and are consistent with the books and records of the Company and its subsidiaries. As of September 30, 2000, the total consolidated indebtedness of the Company and its subsidiaries, was $294,900,000 under the Synthetic Leases, $13,000,000 under the line of credit with ABN Amro and $1,915,000 under capital leases, aggregating $309,815,000.

         Section 3.6 Undisclosed Liabilities. Except as reflected, reserved against, or otherwise disclosed in the Partnership Unaudited Financial Statements or as disclosed in Schedule 3.6 or any of the other Schedules of the Company Disclosure Letter, neither the Company nor any of its subsidiaries had, at the date of the unaudited balance sheet included in the Partnership Unaudited Financial Statements (the "Partnership Unaudited Balance Sheet Date"), and, except as have been incurred in the ordinary course of business since the Partnership Unaudited Balance Sheet Date, none of them has, at the date hereof, any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable, or otherwise, that are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.7 Conduct of the Business Since Partnership Unaudited Balance Sheet Date. Except as expressly contemplated by this Agreement and except as set forth on Schedule 3.7 of the Company Disclosure Letter, since the Partnership Unaudited Balance Sheet Date, (a) the


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

business and operations of the Company and its subsidiaries have been conducted in the ordinary and usual course in all material respects in accordance with past practices; (b) neither the Company nor any of its subsidiaries has paid or declared any dividend on, or made any distribution with respect to, or purchased or redeemed any of its capital stock or ownership interests; (c) neither the Company nor any of its subsidiaries has (i) granted to any employee, independent contractor, or leased employee of the Company or any of its subsidiaries any increase in compensation (including salaries, fees, commissions, bonuses, profit sharing, incentive, pension, retirement, or other similar payments), except in the ordinary course of business consistent with prior practices, (ii) granted to any employee, independent contractor, or leased employee of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance, or termination agreements in effect as of the Partnership Unaudited Balance Sheet Date, or (iii) entered into any employment, severance, or termination agreement with any such employee, independent contractor, or leased employee; (d) there has been no damage, destruction, or loss, whether or not covered by insurance, that has had or could reasonably be expected to have a Company Material Adverse Effect; (e) there has been no declaration, setting aside, or payment of any dividend or any other distribution with respect to any of the capital stock or other equity interests of the Company or any of its subsidiaries; and (f) there has been no cancellation or waiver of any claims or rights of value that could reasonably be expected to have a Company Material Adverse Effect.

         Section 3.8 Litigation; Orders. Except as affects the oil and gas industry generally, the compression sales and rental business generally, or as set forth on Schedule 3.8 of the Company Disclosure Letter, as of the date hereof there are no Actions (as defined in Section 12.17) pending of which Weatherford, WEUS, the Company, or its subsidiaries have received actual notice or, to the Knowledge (as defined in Section 12.17) of the Weatherford Entities (as defined in Section 12.17), threatened against the Company or any of its subsidiaries that are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement. Except as affects the oil and gas industry generally, the compression sales and rental business generally, or as set forth on Schedule 3.8 of the Company Disclosure Letter, as of the date hereof there are, to the Knowledge of the Weatherford Entities, no outstanding judgments, orders, injunctions, decrees, stipulations, or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or any of its subsidiaries, other than those that do not involve amounts in excess of $1,000,000 in the aggregate or those for which adequate reserves have been established in the Partnership Unaudited Financial Statements.

         Section 3.9 Licenses; Approvals. Except as set forth on Schedule 3.9 of the Company Disclosure Letter, the Company and each of its subsidiaries, as applicable, possess, and have been and continue to be in compliance with, all governmental licenses, permits, franchises, and other authorizations of any Governmental Authority ("Licenses") that are necessary to the ownership or operation of the Business (as defined in Section 12.17) as currently conducted, and all such Licenses are in full force and effect, except where the failure to possess any License or the failure to be in full force and effect is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notice has been given, and no proceeding is pending or, to the Knowledge of the Weatherford Entities, is threatened seeking the revocation or


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


limitation of any such License that is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No License shall be modified, revoked, or shall lapse as a result of the Merger except where such modification, revocation, or lapse would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.10 Labor Matters. Except as set forth on Schedule 3.10 of the Company Disclosure Letter, or as may be required by local laws, there are no collective bargaining or similar agreements relating to the compensation or working conditions of any employees of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party or by which any of them is bound. Except as set forth on Schedule 3.10 of the Company Disclosure Letter, there is no obligation under any agreement for the Company or any of its subsidiaries to recognize or bargain with any labor organization or union on behalf of its employees. Neither the Company nor any of its subsidiaries is subject to any proceeding or, to the Knowledge of the Weatherford Entities, has been charged or threatened with a charge asserting that it or any subsidiary has committed an unfair labor practice, in any case that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation election petition has been filed by the employees of the Company or any of its subsidiaries, and no Weatherford Entity has any Knowledge of any union organizational or representational activity involving any of the employees. There are no picketing, strikes, or any material slowdowns, work stoppages, disturbances, other "concerted actions," lockouts, arbitrations, grievances, or other labor disputes involving the Company or any of its subsidiaries, pending, or to the Knowledge of the Weatherford Entities, threatened, in any case that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act or otherwise trigger notice requirements under any similar foreign, state, or local plant closing law.

         Section 3.11 Compliance with Laws. Except as set forth on Schedule 3.11 of the Company Disclosure Letter, the Company and its subsidiaries have conducted the Business in compliance with all arbitration awards, statutes, laws, executive orders, regulations, ordinances, rules, judgments, orders, or decrees applicable thereto (other than with respect to Environmental Laws (as hereinafter defined), which are governed solely by Section 3.14, and with respect to Tax matters, which are governed solely by Section 3.15), except for violations or failures so to comply, if any, that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.11 of the Company Disclosure Letter, to the Knowledge of the Weatherford Entities, no condition or state of facts exists that would reasonably be expected to provide a valid basis for any assertion that the Business has not been so conducted.

         Section 3.12 Insurance. Schedule 3.12 of the Company Disclosure Letter sets forth a list of all insurance policies issued in favor of the Company or its subsidiaries which relate to the Business, and all of such policies are currently in force and effect.

         Section 3.13 Material Contracts. (a) Except as set forth on Schedule
3.13 of the Company Disclosure Letter, as of the date hereof neither the Company nor any of its subsidiaries

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is a party to or bound by any lease, agreement, or other contract or legally binding contractual right or obligation of a type described below (collectively, "Company Material Contracts"):

               (i) any written employment agreement with any employee of the Company or any of its subsidiaries providing for annual base compensation in excess of $100,000 per year;

               (ii) any collective bargaining agreement with any labor union covering the employees of the Company or any of its subsidiaries;

               (iii) any contract that would be required to be filed by the Company or any of its subsidiaries with the Securities and Exchange Commission (the "SEC") as exhibits to an Annual Report on Form 10-K if the Company or any of its subsidiaries had securities registered under the 1934 Act;

               (iv) any agreement for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments outside the ordinary course of business in excess of $2,000,000, excluding expenditures for inventory and raw materials relating to the fabrication or sale of equipment and parts in the ordinary course of business;

               (v) any indenture, mortgage, loan, credit, sale-leaseback, guarantee, or other agreement under which the Company or any of its subsidiaries has borrowed money in excess of $2,500,000 or issued, or otherwise become obligated in connection with, any note, bond, indenture, security interest, or other evidence of indebtedness for borrowed money, sold and leased back assets, or guaranteed indebtedness for money in excess of $2,500,000 borrowed by others (excluding hedge, swap, exchange, or similar agreements entered into in the ordinary course of business);

               (vi) any agreement that constitutes a lease under which the Company or any of its subsidiaries is the lessor or lessee of real or personal property, that (A) cannot be terminated by the Company or a subsidiary, as the case may be, without penalty upon not more than 180 calendar day's notice and (B) involves an annual base rental in excess of $500,000, excluding leases under the Synthetic Leases and leases of compressors and related equipment to customers in the ordinary course of business; or

               (vii) any other agreement not referenced in subsections (i) through (vi) of this Section 3.13(a) that creates or imposes non-competition obligations on the Company or any of its subsidiaries.

              (b) Except as set forth on Schedule 3.13 of the Company Disclosure Letter, each Company Material Contract listed on Schedule 3.13 of the Company Disclosure Letter is a valid and binding obligation of the Company or a subsidiary, as the case may be, enforceable against the Company or the subsidiary, as the case may be, in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. Except as set forth on Schedule 3.13 of the Company Disclosure Letter, the Company and its subsidiaries


                                      A-16
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have, performed all obligations required to be performed by them through the date hereof under the Company Material Contracts listed on Schedule 3.13 of the Company Disclosure Letter, other than any such obligations the failure of which to perform are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except in any such case for such breaches or defaults that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.14 Environmental Matters. Except as set forth in Schedule
3.14 of the Company Disclosure Letter:

               (a) The Company and its subsidiaries possess, and are in compliance with, all permits (including air emission permits), licenses, and government authorizations and have filed all notices and registrations that are required under local, state, federal, and foreign laws relating to the protection of the environment, ecology, pollution control, product registration, workplace health and safety, and hazardous materials ("Environmental Laws") applicable to the Company or any of its subsidiaries, its compressors and other assets, and the Company and its subsidiaries are in compliance with, and the Business is being operated in compliance with, all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or contained in any other law, regulation, code, plan, order, decree, judgment, notice, permit, or demand letter issued, entered, promulgated, or approved thereunder, except where the failure to possess such licenses and authorizations or be or operate the Business in compliance therewith or to make such filings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (b) Neither the Company nor any of its subsidiaries has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar foreign, state, or local statute or ordinance from any Governmental Authority or any third party, and no Weatherford Entity has any Knowledge of facts or circumstances that would reasonably be expected to form the basis for the assertion of any claim against the Company or any of its subsidiaries under any Environmental Laws including, without limitation, CERCLA or any similar local, state, or foreign law with respect to any on-site or off-site location, which notice or claim would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (c) Neither the Company nor any of its subsidiaries has entered into or agreed to or contemplates entering into any consent decree or order, and none of such entities is subject to any judgment, decree, or judicial or administrative order, relating to compliance with, or the cleanup of hazardous materials under, or compliance with any applicable Environmental Laws compliance with which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (d) No Weatherford Entity has received notice that the Company or any of its subsidiaries or any of its or their owned or leased properties is subject to any claim, obligation, liability, loss, damage, or expense of whatever kind or nature, contingent or otherwise (except for those matters the consequences of which would not reasonably be expected to have, individually


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

or in the aggregate, a Company Material Adverse Effect), incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of any of the Weatherford Entities, any of their employees, agents, or representatives or, to the Knowledge of any of the Weatherford Entities, arising out of the ownership, use, control, or operation by any of the Weatherford Entities of any plant, facility, site, area, or property (including, without limitation, any plant, facility, site, area, or property currently or previously owned or leased by the Company, its subsidiaries, or their predecessors) from which any Hazardous Materials were released into the environment, except where the consequences of such release would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

               (e) To the Knowledge of any of the Weatherford Entities, none of the properties owned, leased, or used by the Company or any of its subsidiaries contains any friable asbestos, regulated PCBs, or underground storage tanks, except where the presence of such would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

               (f) None of the Company or its subsidiaries is, or to the Knowledge of any of the Weatherford Entities, has been, subject to any administrative or judicial proceeding pursuant to, and, to the Knowledge of any of the Weatherford Entities, none has been alleged to be in violation of, applicable Environmental Laws or regulations any time during the past five years, except where the consequences of any such proceeding, allegation, or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               As used in this Section 3.14, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling, disposal of, or exposure to which by the Company or any of its subsidiaries or any of their respective agents, contractors, and employees is governed by or subject to any applicable law, rule or regulation of any Governmental Authority.

         Section 3.15 Taxes. Except as set forth on Schedule 3.15 of the Company Disclosure Letter, (a) (i) the Company and each of its subsidiaries have filed or caused to be filed when due all material state, local, and foreign Tax Returns (as defined in Section 12.17) in connection with and in respect of the Business, and, except for Taxes (as defined herein) that are being contested in good faith and for which the Company and its subsidiaries have made adequate provision, the Company and each of its subsidiaries have timely paid and discharged all Tax obligations shown thereon; (ii) such Tax Returns in all material respects correctly and accurately reflect the facts regarding the income, business, and assets, operations, activities, status, or other matters of the Company and each of its subsidiaries, and any other information required to be shown thereon, and are not subject to accuracy-related penalties under any applicable state, local, or foreign Tax law or any predecessor provision of such law; (iii) neither the Company nor any of its subsidiaries has received any notice of any state, local, or foreign Tax deficiency outstanding, proposed, or assessed against or allocable to it, nor has any of them executed any waiver of any statute of limitations on the assessment or collection of any state, local, or foreign Tax, or executed or filed with any state, local, or foreign governmental body any agreement now in effect extending the period for assessment or collection of any state, local, or foreign Taxes against the Company or any of its subsidiaries; (iv) there are no liens for any state, local, or foreign Taxes payable upon the assets of the Company or any of its subsidiaries, other than statutory liens for Taxes not yet due and payable or being contested in good faith; (v) the Company and each of its subsidiaries have made provision for all state, local, or foreign Taxes payable by the Company and its subsidiaries for which no Tax Return has yet been filed; and (vi) there is no action, suit, proceeding, audit, or claim now proposed, pending or, to the Knowledge of the Weatherford Entities, threatened against or with respect to the Company or any of its subsidiaries in respect of any state, local, or foreign Tax where there is a reasonable possibility of an adverse determination. For purposes of this Agreement, "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges, or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer, and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return.

               (b) None of the assets of the Company or any subsidiary is property that the Company is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               (c) None of the assets of the Company or any subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

               (d) None of the assets of the Company or any subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (e) Neither the Company nor any subsidiary has agreed to make, nor is any of them required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (f) Neither the Company nor any subsidiary has participated in, nor will any of them participate in, an international boycott within the meaning of Section 999 of the Code.

               (g) Neither the Company nor any subsidiary has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by any of them.

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         Section 3.16 Employee Benefit Plans. (a) Schedule 3.16 of the Company
Disclosure Letter is a list of each of the following that is currently sponsored, maintained, or contributed to by the Company or any of its subsidiaries for the benefit of its or their employees:

               (i) each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) regardless of whether such plan is maintained outside of the U.S. or primarily for the benefit of persons substantially all of whom are non-resident aliens (sometimes collectively referred to herein as "Company Pension Plans");

               (ii) each "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) regardless of whether such plan is maintained outside of the U.S. or primarily for the benefit of persons substantially all of whom are non-resident aliens (hereinafter a "Company Welfare Plan");

               (iii) each stock option, stock purchase, incentive, deferred compensation plans or arrangements, vacation, change in control, stay-on bonus plans or arrangements, and other material employee compensation and fringe benefit plans or agreements, maintained, contributed to, or pursuant to which the Company or any of its subsidiaries have any current liability (all the foregoing in subparagraphs (i), (ii) and (iii) being herein called "Company Benefit Plans"), and each Company Benefit Plan currently enjoying any special tax status is noted as such. The Company has made available to Parent true, complete, and correct copies of (i) each Company Benefit Plan and any subsequently adopted amendments thereto (or, in the case of unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required (with all summaries of material modifications provided after the most recent summary plan description was distributed), (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, and (v) each favorable determination letter from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be qualified under
          Section 401(a) of the Code.

               (b) All Company Benefit Plans are and have been administered in compliance with their terms and all applicable laws, including, without limitation, ERISA, the Code, and any other applicable law, except where the failure to so administer the Company Benefit Plans or to comply with such laws is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Pension Plan intended to be qualified under Section 401(a) of the Code has received a determination letter (or will receive a determination letter within the applicable remedial amendment period) or is a standard prototype plan and continues to satisfy the requirements for such qualification. There are no pending or, to the Knowledge of the Weatherford Entities, threatened investigations by any governmental entity, termination proceedings, or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are reasonably expected to result in a liability in excess of $200,000 individually or $1,000,000 in the aggregate.

               (c) All contributions to, and payments from, the Company Benefit Plans required to be made in accordance with the Company Benefit Plans have been timely made in accordance with the terms of the Company Benefit Plans and applicable law, other than contributions or payments the failure of which to make are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (d) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

               (e) (i) No "prohibited transaction" (under Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Plan, (ii) there has been no breach of any fiduciary duty with respect to any Company Benefit Plan, and (iii) neither the Company nor any of its subsidiaries has incurred any excise taxes or penalties with respect to any violation of applicable law with respect to any Company Benefit Plan, other than, in the case of (i), (ii), and (iii) those that are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (f) Neither the Company nor any of its subsidiaries maintains or contributes to any Company Welfare Plan that could not be terminated by the Company or any of its subsidiaries without material liability, and neither the Company nor any of its subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title 1 of ERISA or any similar state or foreign law.

               (g) Except as set forth on Schedule 3.16 of the Company Disclosure Letter, or as otherwise provided or contemplated by the terms of this Agreement, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, independent contractor, or leased employee of the Company or any of its subsidiaries to severance pay or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due any such person.

               (h) Schedule 3.16 of the Company Disclosure Letter contains a list of the names of the employees (the "Employees") of the Company and its subsidiaries who own options to purchase common stock, par value $1.00 per share, of Weatherford ("Weatherford Common Stock"), the number of shares of Weatherford Common Stock subject to such options, and the vesting schedule and the exercise price applicable to such options. At the Effective Time, each then unvested option to purchase Weatherford Common Stock that is held by an Employee (the "Employee Options") shall be canceled. Except as set forth on Schedule 3.16 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and/or the Stockholders' Agreement will not accelerate the vesting or exercise date of any Employee Options.


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         Section 3.17 Brokerage Fees and Commissions. Except for Simmons &
Company International, no broker, finder, or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, any Weatherford, Entity in connection with this Agreement or the transactions contemplated hereby. Weatherford and WEUS will be solely responsible for the payment of any and all fees to Simmons & Company International, and Parent and the Company shall have no liability or responsibility therefor.

         Section 3.18 Tax Treatment. Neither the Company nor, to the Knowledge of the Weatherford Entities, any of its affiliates (as defined in Section 12.17) has taken, has agreed or failed to take, or intends to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization") if consummated in accordance with this Agreement.

         Section 3.19 Proxy Statement. None of the information to be supplied by Weatherford, WEUS or the Company for inclusion in the proxy statement to be distributed in connection with the Parent Stockholders' Meeting (as defined in Section 12.17) to vote upon the issuance of the Parent Common Stock to WEUS pursuant to this Agreement (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by any Weatherford Entity with respect to information supplied by Parent, Merger Subsidiary or their representatives for inclusion therein.

         Section 3.20 No Excess Parachute Payments. Except as disclosed in
Schedule 3.20 of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) or would be non-deductible by reason of Code Section 162(m).

         Section 3.21 Certain Business Relationships With Affiliates. Except as set forth on Schedule 3.21 of the Company Disclosure Letter, no affiliate of the Company or of any of its subsidiaries (a) owns any property or right, tangible or intangible, which is used in the Business, (b) to the Knowledge of the Weatherford Entities, has any claim or cause of action against the Company or any of its subsidiaries, or (c) owes any money to, or is owed any money by, the Company or any of its subsidiaries. Schedule 3.21 of the Company Disclosure Letter describes any material transactions or relationships between the Company, its subsidiaries, and any affiliate thereof which have occurred or existed since December 31, 1999.

         Section 3.22 Title; Assets. The Company and each of its subsidiaries has good and indefeasible title to, or a valid interest in, all of its real property, and good title to, or a valid interest in, all of its compressors and other material personal property and assets reflected on the Partnership Unaudited Financial Statements as owned or leased by it or otherwise used in the Business, in each case free and clear of all Liens, except for Permitted Encumbrances (as defined in Section 12.17) or as set forth on Schedule 3.22 of the Company Disclosure Letter. Except as


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set forth in Schedule 3.22 of the Company Disclosure Letter and except for obligations created after the date of this Agreement as permitted by this Agreement, neither the Company nor any of its subsidiaries has any legal obligation, absolute or contingent, to sell, lease, or otherwise dispose of any of its real property, compressors, or other material personal property and assets, other than pursuant to mortgages and security interests incurred in the ordinary course of business, Permitted Encumbrances, or as disclosed on Schedule
3.22 of the Company Disclosure Letter.

         Section 3.23 Ownership of Parent Common Stock. Immediately prior to the execution of this Agreement, none of Weatherford or its "affiliates" (as defined in Section 203 of the DGCL) or "associates" (as defined in Section 203 of the
DGCL) is an "interested stockholder" (as defined in Section 203 of the DGCL) of Parent.

                                   ARTICLE IV

         Representations and Warranties of Parent and Merger Subsidiary

               Parent and Merger Subsidiary represent and warrant to Weatherford, WEUS, Benstar and the Company as follows:

         Section 4.1 Organization and Qualification. Parent, Merger Subsidiary, and each subsidiary of Parent are corporations duly incorporated and validly existing as corporations in good standing under the laws of the jurisdictions of their incorporation, with full corporate power and authority to own, lease, and operate their assets and properties and to conduct their businesses as they are now conducted. Parent and each of its subsidiaries are duly registered or qualified to transact business and in good standing in each jurisdiction, domestic or foreign, in which the conduct of their respective business or their ownership or leasing of property requires such registration or qualification, except to the extent that the failure to be so qualified or to be in good standing is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in Section 12.17). Parent has heretofore furnished to the Company true and correct copies of the certificate of incorporation, bylaws, and other organizational documents (the "Parent Organizational Documents") of Parent and each of its subsidiaries as currently in effect. The Parent Organizational Documents are in full force and effect, and the Parent is not in violation thereof. As used in this Agreement, the terms, "subsidiary" or "subsidiaries" when used in connection with or reference to the Parent, shall mean the Persons in which the Parent directly or indirectly holds an ownership interest, each of which is set forth in Schedule 4.2(b) of the Parent Disclosure Letter (as defined in Section 12.17).

         Section 4.2 Capitalization. (a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of October 20, 2000, there were issued and outstanding 14,664,038 shares of Parent Common Stock (the "Parent Shares"), 13,242 shares of treasury stock and options to purchase an aggregate of 881,194 shares of Parent Common Stock, and a total of 1,906,361 shares reserved for issuance under the Parent's Benefit Plans listed on Schedule 4.2(a). The Parent Shares are all of the issued and outstanding shares of capital stock of Parent and have been duly authorized and validly issued and are fully paid and non-assessable and free


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of preemptive rights. Except as set forth in this Section 4.2 and except for changes since June 30, 2000 resulting from the exercise of stock options outstanding as of June 30, 2000, or the grant of stock based compensation to directors or employees, there are not any Commitments relating to the issued or unissued capital stock of Parent obligating Parent or any of its subsidiaries to issue or sell any additional shares of capital stock of Parent or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of Parent. There are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in Parent or to pay any dividend or make any other distribution in respect thereof.

               (b) All of the issued and outstanding shares of capital stock of each subsidiary of Parent have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by Parent, or indirectly through one of its subsidiaries, free and clear of any Lien, option, right of first refusal, and limitation on voting rights, except for Liens, options, rights of first refusal, and limitations on voting rights, individually or in the aggregate that do not and would not have a Parent Material Adverse Effect. Included in Schedule 4.2(b) of the Parent Disclosure Letter is a list of each subsidiary of Parent and the ownership interest of Parent and each of its subsidiaries therein and, with respect to each subsidiary that is not wholly owned, of any other Person. There are not any Commitments relating to the issued or unissued capital stock of any of Parent's subsidiaries obligating Parent or any of its subsidiaries to issue or sell any additional shares of capital stock of any subsidiary of Parent, or any other securities convertible into or evidencing the right to subscribe for any shares of capital stock of any subsidiary of Parent. There are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in such subsidiary or to pay any dividend or make any other distribution in respect thereof. Other than the subsidiaries of Parent included in Schedule 4.2(b) of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries holds any ownership interest in any other Person. As of the date hereof and immediately prior to the Effective Time, record owners of all of the issued and outstanding capital stock and other equity interests of all subsidiaries of Parent are and will be set forth on Schedule 4.2(b) of the Parent Disclosure Letter.

               (c) Except as set forth on Schedule 4.2(c) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement and/or the Stockholders' Agreement will not accelerate the vesting or exercise date of any outstanding options issued by Parent or any of its subsidiaries pursuant to any option plan or option agreement to purchase Parent Common Stock, and no director, independent contractor, or employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Parent Employee Plan (as hereinafter defined) or employment or severance agreement with any employee, director or officer of Parent or any of its subsidiaries as a result of the consummation of the transactions contemplated by this Agreement or the Stockholders' Agreement.

               (d) The shares of Parent Common Stock to be issued as the Merger Consideration and upon the exercise of any options granted pursuant to Section
1.3 have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the terms of this Agreement or the relevant option agreements, as applicable, will have been validly issued and will be fully paid and non-assessable (assuming, in the case of options, the payment

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of the exercise price), and the issuance thereof is not subject to any preemptive or other similar right.

         Section 4.3 Authorization. Parent and Merger Subsidiary have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Parent, as sole stockholder of Merger Subsidiary, and the Board of Directors of Parent have by unanimous written consent (a) determined that participating in the Merger is in the best interests of Parent and Merger Subsidiary and their stockholders,
(b) approved this Agreement and the Merger, and (c) authorized the issuance of the Parent Common Stock to be issued in connection with the Merger. Except for the Parent Stockholders' Approval (as defined in Section 12.17), no other corporate proceedings on the part of Parent, Merger Subsidiary, or any of Parent's subsidiaries are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by Parent and Merger Subsidiary and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

         Section 4.4 Consents and Approval; No Violation. Except as set forth in
Schedule 4.4 of the Parent Disclosure Letter and except for the Parent Stockholders' Approval, neither the execution and delivery of this Agreement by Parent or Merger Subsidiary, nor the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement, will: (a) require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of a certificate of merger in accordance with the DGCL and articles of merger in accordance with the TBCA,
(ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and foreign or state securities or Blue Sky laws, (iii) in connection with the HSR Act, (iv) in connection with the filing of premerger notification information with the Canadian Competition Bureau and the expiration of the applicable waiting period(s) under Part IX of the Competition Act (Canada) and the filing with Industry Canada under the Investment Canada Act,
(v) any regulatory approvals or routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, or (vi) where the failure to obtain such consent, approval, authorization, or permit, or to make such filing or notification, is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement;
(b) conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of, or "put" right with respect to, any obligation to or loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of Parent or any of its subsidiaries under any provision of (i) any of the Parent Organizational Documents, (ii) any material loan, credit agreement, bond, or indenture applicable to Parent or any of its subsidiaries or any of their respective properties or assets, (iii) any other note, mortgage, lease, agreement, instrument, permit, concession, franchise, or license, in each case that is material to Parent and its subsidiaries taken as a whole and that is applicable to Parent or any of its subsidiaries or any

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of their respective properties or assets, or (iv) subject to the governmental filings and other matters referenced by clause (a) above, any law or arbitration award applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except as identified in Schedule 4.4 of the Parent Disclosure Letter and except for such violations or defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or (other than in clause (b)(ii)) that are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement; or (c) assuming compliance with the matters referred to in clause (a) above and assuming Parent Stockholders' Approval is obtained, violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent or any of its subsidiaries, or any of their assets, except for violations which are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

         Section 4.5 SEC Filings. (a) Parent has furnished to the Company (i) Parent's annual report on Form 10-K for the fiscal year ended March 31, 2000 ("Parent 10-K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after March 31, 2000, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since March 31, 2000, and (iv) all of its other reports, statements, schedules, and registration statements filed with the SEC since March 31, 2000 (the documents referred to in this Section 4.5(a) being referred to collectively as the "Parent SEC Filings"). The Parent's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2000 is referred to herein as the "Parent 10-Q."

               (b) As of its filing date, each Parent SEC Filing complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

               (c) As of its filing date, each Parent SEC Filing filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 4.6 Financial Statements. (a) The audited consolidated financial statements and the unaudited interim consolidated financial statements of Parent included in the Parent SEC Filings comply in all material respects with applicable accounting requirements, present fairly the consolidated financial position, results of operations, and changes in financial position of Parent and its subsidiaries as of the respective dates or for the respective periods to which they apply in accordance with GAAP, and are consistent with the books and records of Parent and its subsidiaries. For purposes of this Agreement, "Parent Unaudited Balance Sheet" means the consolidated balance sheet of Parent as of June 30, 2000 set forth in the Parent 10-Q and "Parent Unaudited Balance Sheet Date" means June 30, 2000.

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

               (b) Parent has heretofore furnished to Weatherford the audited consolidated balance sheets of Gas Compression Services, Inc., a Michigan corporation ("GCSI"), as of July 31, 1999 and July 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flow for the years then ended, all certified by Follmer, Rudzewicz & Co., P.C., whose unqualified reports thereon are included therewith. To Parent's Knowledge, such financial statements (including the footnotes thereto) were prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, GCSI's consolidated financial condition, results of the operations and cash flows as of the dates and for the periods presented.

         Section 4.7 Undisclosed Liabilities. Except as set forth in the Parent SEC Filings or as reflected, reserved against, or otherwise disclosed in the Parent Unaudited Balance Sheet, Parent did not have, at the Parent Unaudited Balance Sheet Date, and, except as have been incurred in the ordinary course of business since the Parent Unaudited Balance Sheet Date, does not have, at the date hereof, any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable, or otherwise, that are reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         Section 4.8 Conduct of the Business Since Parent Unaudited Balance Sheet Date. Except as expressly contemplated by this Agreement and except as set forth on Schedule 4.8 of the Parent Disclosure Letter, since the Parent Unaudited Balance Sheet Date, (a) the business and operations of Parent and its subsidiaries have been conducted in the ordinary and usual course in all material respects in accordance with past practices, (b) Parent has not paid or declared any dividend on, or made any distribution with respect to, or purchased or redeemed any of its capital stock, (c) there has been no damage, destruction, or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Parent Material Adverse Effect; and (d) there has been no cancellation or waiver of any claims or rights of value that could reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.9 Litigation; Orders. Except as set forth in the Parent SEC Filings, as affects the oil and gas industry generally, the compression sales and rental business generally, or as set forth on Schedule 4.9 of the Parent Disclosure Letter, as of the date hereof, there are no Actions pending of which Parent or its subsidiaries have received actual notice or, to the Knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries that are reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement. Except as set forth in the Parent SEC Filings, as affects the oil and gas industry generally, the compression sales and rental business generally, or as set forth on Schedule 4.9 of the Parent Disclosure Letter, as of the date hereof, there are, to the Knowledge of Parent or any of its subsidiaries, no outstanding judgments, orders, injunctions, decrees, stipulations, or awards (whether rendered by a court or administrative agency or by arbitration) against Parent or any of its subsidiaries other than those that do not involve amounts in excess of $1,000,000 in the aggregate or those for which reserves have been established in the Parent Unaudited Financial Statements.

         Section 4.10 Licenses; Approvals. Except as set forth in Schedule 4.10 of the Parent Disclosure Letter, Parent and its subsidiaries possess, and have been and continue to be in compliance with, all Licenses that are necessary to the ownership or operation of their business

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as currently conducted, and all such Licenses are in full force and effect, except where the failure to possess any License or the failure to be in full force and effect is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Schedule
4.10 of the Parent Disclosure Letter, no notice has been given, and no proceeding is pending or, to the Knowledge of Parent or any of its subsidiaries, threatened seeking the revocation or limitation of any such License that is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Schedule 4.10 of the Parent Disclosure Letter, no License shall be modified, revoked, or shall lapse as a result of the Merger except where such modification, revocation, or lapse would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         Section 4.11 Labor Matters. Except as set forth in the Parent SEC Filings, or as may be required by local laws, there are no collective bargaining or similar agreements relating to the compensation or working conditions of any employees of Parent or any of its subsidiaries to which Parent or any of its subsidiaries is a party or by which any of them is bound. Neither Parent nor any of its subsidiaries is the subject of any proceeding or, to the Knowledge of Parent or its subsidiaries, has been charged or threatened with a charge asserting that it or any subsidiary has committed an unfair labor practice, in any case that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No material work stoppage against Parent or any of its subsidiaries is pending or, to Parent's Knowledge, threatened. Neither Parent nor any of its subsidiaries is involved in or, to Parent's Knowledge, is threatened with any picketing, strikes, or any material slowdowns, work stoppages, disturbances, other "concerted actions," lockouts, arbitrations, grievances, labor dispute, arbitration, lawsuit, or administrative proceeding relating to labor matters involving the employees of Parent or any of its subsidiaries (excluding routine workers' compensation claims) that is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         Section 4.12 Compliance with Laws. Except as set forth on Schedule 4.12 of the Parent Disclosure Letter, Parent and its subsidiaries have conducted their business in compliance with all arbitration awards, statutes, laws, executive orders, regulations, ordinances, rules, judgments, orders, or decrees applicable thereto (other than Environmental Laws which are governed solely by Section 4.14 and with respect to Tax matters, which are governed solely by
Section 4.15), except as set forth in the Parent SEC Filings and except for violations or failures so to comply, if any, that are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent or any of its subsidiaries, no condition or state of facts exists that would reasonably be expected to provide a valid basis for any assertion that the business of Parent and its subsidiaries has not been so conducted.

         Section 4.13 Material Contracts. (a) Except as set forth on Schedule
4.13 of the Parent Disclosure Letter, or as filed as exhibits to its SEC filings, as of the date hereof neither Parent nor any of its subsidiaries is a party to or bound by any lease, agreement, or other contract or legally binding contractual right or obligation of a type described below (collectively, "Parent Material Contracts"):

               (i) any written employment agreement with any employee of Parent or any of its subsidiaries providing for annual base compensation in excess of $100,000 per year;

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               (ii) any collective bargaining agreement with any labor union covering the employees of Parent or any of its subsidiaries;

               (iii) any contract required to be filed by Parent or any of its subsidiaries with the SEC as exhibits to its Annual Report on Form 10-K;

               (iv) any agreement for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments outside the ordinary course of business in excess of $2,000,000, excluding expenditures for inventory and raw materials relating to the fabrication or sale of equipment and parts in the ordinary course of business;

               (v) any indenture, mortgage, loan, credit, sale-leaseback, guarantee, or other agreement under which Parent or any of its subsidiaries has borrowed money in excess of $2,500,000 or issued, or otherwise become obligated in connection with, any note, bond, indenture, security interest, or other evidence of indebtedness for borrowed money, sold and leased back assets, or guaranteed indebtedness for money in excess of $2,500,000 borrowed by others (excluding hedge, swap, exchange, or similar agreements entered into in the ordinary course of business);

               (vi) any agreement that constitutes a lease under which Parent or any of its subsidiaries is the lessor or lessee of real or personal property, that (A) cannot be terminated by Parent or a subsidiary, as the case may be, without penalty upon not more than 180 calendar day's notice and (B) involves an annual base rental in excess of $500,000, excluding leases under the synthetic leases to which Parent or its subsidiaries is a party and leases of compressors to customers in the ordinary course of business; and

               (vii) any other agreement not referenced in subsections (i) through (vi) of this Section 4.13(a) that creates or imposes non-competition obligations on Parent or any of its subsidiaries.

               (b) Except as set forth on Schedule 4.13, each Parent Material Contract is a valid and binding obligation of Parent or a subsidiary of Parent, as the case may be, enforceable against Parent or the subsidiary, as the case may be, in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (ii) general principles of equity, and
(iii) the power of a court to deny enforcement of remedies generally based upon public policy. Except as set forth on Schedule 4.13, Parent and its subsidiaries have performed all obligations required to be performed by them through the date hereof under the Parent Material Contracts, other than any such obligations the failure of which to perform are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except in any such case for such breaches or defaults that are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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         Section 4.14 Environmental Matters. Except as set forth in Schedule
4.14 of the Parent Disclosure Letter:

               (a) Parent and its subsidiaries possess, and are in compliance with, all permits (including air emission permits), licenses, and government authorizations and have filed all notices and registrations that are required under Environmental Laws applicable to Parent or any of its subsidiaries, its compressors and other assets, and Parent and its subsidiaries are in compliance with, and are operating their respective businesses in compliance with, all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or contained in any other law, regulation, code, plan, order, decree, judgment, notice, permit, or demand letter issued, entered, promulgated, or approved thereunder, except where the failure to possess such licenses and authorizations or be or operate in compliance therewith or to make such filings would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

               (b) Neither Parent nor any of its subsidiaries has received notice of actual or threatened liability under CERCLA or any similar foreign, state, or local statute or ordinance from any Governmental Authority or any third party, and neither Parent nor any of its subsidiaries has any Knowledge of facts or circumstances that would reasonably be expected to form the basis for the assertion of any claim against Parent or any of its subsidiaries under any Environmental Laws including, without limitation, CERCLA or any similar local, state, or foreign law with respect to any on-site or off-site location, which notice or claim would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

               (c) Neither Parent nor any of its subsidiaries has entered into or agreed to or contemplates entering into any consent decree or order, and none of such entities is subject to any judgment, decree, or judicial or administrative order, relating to compliance with, or the cleanup of hazardous materials under, or compliance with any applicable Environmental Laws compliance with which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

               (d) Neither Parent nor any of its subsidiaries has received notice that Parent or any of its subsidiaries or any of its or their owned or leased properties is subject to any claim, obligation, liability, loss, damage, or expense of whatever kind or nature, contingent or otherwise (except for those matters the consequences of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect), incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Parent, any of its subsidiaries, any of their employees, agents, or representatives or, to the Knowledge of Parent or any of its subsidiaries, arising out of the ownership, use, control, or operation by Parent or any of its subsidiaries of any plant, facility, site, area, or property (including, without limitation, any plant, facility, site, area, or property currently or previously owned or leased by Parent, its subsidiaries, or their predecessors) from which any Hazardous Materials were released into the environment, except where the consequences of such release would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

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               (e) To the Knowledge of Parent or any of its subsidiaries, none of the properties owned, leased, or used by Parent or any of its subsidiaries contains any friable asbestos, regulated PCBs, or underground storage tanks, except where the presence of such would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

               (f) None of Parent or its subsidiaries is, or to the Knowledge of Parent or any of its subsidiaries has been, subject to any administrative or judicial proceeding pursuant to, and, to the Knowledge of Parent or any of its subsidiaries, none has been alleged to be in violation of, applicable Environmental Laws or regulations any time during the past five years, except where the consequences of any such proceeding, allegation, or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

               As used in this Section 4.14, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling, disposal of, or exposure to which by Parent or any of its subsidiaries or any of their respective agents, contractors, and employees is governed by or subject to any applicable law, rule or regulation of any Governmental Authority.

         Section 4.15 Taxes. (a) (i) Except as set forth on Schedule 4.15 of the Parent Disclosure Letter, Parent and its subsidiaries have filed when due all material Parent Returns (as defined in Section 12.17) in connection with and in respect of their business, and have, except for Taxes that are being contested in good faith, that have corresponding reserves established on the Parent Unaudited Financial Statements (as defined in Section 12.17), and that are set forth on Schedule 4.15, timely paid and discharged all Tax obligations shown thereon; (ii) the Parent Returns in all material respects correctly and accurately reflect the facts regarding the income, business and assets, operations, activities, status, or other matters of Parent and its subsidiaries, and any other information required to be shown thereon, and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local, or foreign Tax law or any predecessor provision of law; (iii) neither Parent nor any of its subsidiaries has received any notice of any federal, state, local, or foreign Tax deficiency outstanding, proposed, or assessed against or allocable to it, nor has Parent nor any of its subsidiaries executed any waiver of any statute of limitations on the assessment or collection of any federal, state, local, or foreign Tax, or executed or filed with any federal, state, local, or foreign governmental body any agreement now in effect extending the period for assessment or collection of any federal, state, local, or foreign Taxes against Parent; (iv) there are no liens for any federal, state, local, or foreign Taxes payable upon the assets of Parent or any of its subsidiaries, other than statutory liens for Taxes not yet due and payable or being contested in good faith; (v) Parent and its subsidiaries have made provision for all Taxes payable by Parent and its subsidiaries for which no Parent Return has yet been filed; and (vi) there is no action, suit, proceeding, audit, or claim now proposed, pending or, to the Knowledge of Parent, threatened against or with respect to Parent or any of its subsidiaries in respect of any federal, state, local, or foreign Tax where there is a reasonable possibility of an adverse determination.

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               (b) Except for the "affiliated group" (within the meaning of
Section 1504(a) of the Code) of which Parent is currently the "common parent," neither Parent nor any of its subsidiaries has ever been a member of an affiliated group of corporations.

         Section 4.16 Employee Benefit Plans. (a) Set forth in Schedule 4.16 of the Parent Disclosure Letter is a list of each of the following that is currently sponsored, maintained, or contributed to by Parent or any of its subsidiaries for the benefit of its or their employees: (i) each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) regardless of whether such plan is maintained outside of the U.S. or primarily for the benefit of persons substantially all of whom are non-resident aliens (sometimes collectively referred to herein as "Parent Pension Plans"); (ii) each "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) regardless of whether such plan is maintained outside of the U.S. or primarily for the benefit of persons substantially all of whom are non-resident aliens (hereinafter a "Parent Welfare Plan"); and (iii) each stock option, stock purchase, incentive, deferred compensation plans or arrangements, vacation, change in control, stay-on bonus plans or arrangements, and other material employee compensation and fringe benefit plans or agreements, maintained, contributed to, or pursuant to which Parent or any of its subsidiaries have any current liability (all the foregoing in subparagraphs (i), (ii), and (iii) being herein called "Parent Employee Plans"), and each Parent Employee Plan currently enjoying any special tax status is noted as such. Parent has made available to WEUS true, complete, and correct copies of (i) each Parent Employee Plan and any subsequently adopted amendments thereto (or, in the case of unwritten Parent Employee Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with respect to each Parent Employee Plan (if any such report was required),
(iii) the most recent summary plan description for each Parent Employee Plan for which such a summary plan description is required (with all summaries of material modifications provided after the most recent summary plan description was distributed), (iv) each trust agreement and group annuity contract relating to any Parent Employee Plan and (v) each favorable determination letter from the Internal Revenue Service with respect to each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code.

               (b) All Parent Employee Plans are and have been administered in material compliance with their terms and all applicable laws, including, without limitation, ERISA, the Code, and any other applicable law, except where the failure to so administer the Parent Employee Plans or to comply with such laws is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Schedule 4.16 of the Parent Disclosure Letter, each Parent Pension Plan intended to be qualified under
Section 401(a) of the Code has received a determination letter (or will receive a determination letter within the applicable remedial amendment period) or is a standard prototype plan and continues to satisfy the requirements for such qualification. Except as set forth in Schedule 4.16 of the Parent Disclosure Letter, there are no pending or, to Parent's Knowledge, threatened investigations by any governmental entity, termination proceedings, or other claims (except claims for benefits payable in the normal operation of the Parent Employee Plans), suits or proceedings against or involving any Parent Employee Plan or asserting any rights or claims to benefits under any Parent Employee Plan that are reasonably expected to result in a liability in excess of $200,000 individually or $1,000,000 in the aggregate.

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

               (c) All contributions to, and payments from, the Parent Employee Plans required to be made in accordance with the Parent Employee Plans have been timely made in accordance with the terms of the Parent Employee Plans and applicable law; other than contributions or payments the failure of which to make are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (d) No Parent Employee Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

               (e) (i) No "prohibited transaction" (under Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Parent Employee Plan, (ii) there has been no breach of any fiduciary duty with respect to any Parent Employee Plan, and (iii) neither Parent nor any of its subsidiaries has incurred any excise taxes or penalties with respect to any violation of applicable law with respect to any Parent Employee Plans, other than, in the case of (i), (ii), and (iii) those that are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (f) Neither Parent nor any of its subsidiaries maintains or contributes to any Parent Employee Plan that could not be terminated by Parent or any of its subsidiaries without material liability, and neither Parent nor any of its subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title 1 of ERISA or any similar state law.

               (g) Except as set forth on Schedule 4.16 of the Parent Disclosure Letter or as otherwise provided or contemplated by the terms of this Agreement, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, independent contractor, or leased employee of the Company or any of its subsidiaries to severance pay or any other payment, or
(ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due any such person.

                (h) The consummation of the transactions contemplated by this Agreement and/or the Stockholders' Agreement will not accelerate the vesting or exercise date of any options held by employees of Parent or its subsidiaries.

         Section 4.17 Tax Treatment. Neither Parent nor, to Parent's Knowledge, any of its affiliates has taken, has agreed or failed to take, or intends to take any action or has any Knowledge of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization if consummated in accordance with this Agreement.

         Section 4.18 Proxy Statement. None of the information to be supplied by Parent for inclusion in the Proxy Statement or any amendments thereof or supplements thereto will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Parent Stockholders' Meeting (as hereinafter defined), contain any untrue

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statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the 1934 Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Subsidiary with respect to information supplied by Weatherford, WEUS, the Company, or any of their representatives for inclusion therein.

         Section 4.19 Parent Stockholders' Approval. The only vote of the holders of any class or series of Parent's capital stock necessary to approve and adopt this Agreement, the Merger, the issuance to WEUS of Parent Common Stock at the Effective Time, and the other transactions contemplated by this Agreement is (i) the approval of the issuance to WEUS and Venstar or their affiliates of Parent Common Stock by the affirmative vote of a majority of the votes cast at a meeting of such stockholders, provided that the total votes cast on such proposals represents over 50% in interest of all securities entitled to vote on such proposals, as required by the regulations of the NYSE and (ii) approval of any amendments to Parent's stock option plan that may be required in connection with the issuance of the New Options.

         Section 4.20 Opinion of Financial Advisor; Board Findings and Recommendations. The financial advisor of Parent, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), has rendered a written opinion to Parent to the effect that, as of the date of this Agreement, the consideration to be received by Parent in the Merger is fair from a financial point of view to Parent. A copy of such opinion has heretofore been delivered to WEUS. Parent has been authorized by Merrill Lynch to include such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Merrill Lynch and its counsel. Parent's Board of Directors (i) has unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock contemplated hereby, (ii) has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock contemplated hereby, are advisable, fair to and in the best interests of the stockholders of Parent and (iii) unanimously recommended (subject to Section 6.13) that the stockholders of Parent approve the issuance of Parent Common Stock contemplated hereby.

         Section 4.21 Brokerage Fees and Commissions. Except for Merrill Lynch, no broker, finder, or financial advisor has acted directly or indirectly as such for, or is entitled to compensation from Parent or Merger Subsidiary in connection with this Agreement or the transactions contemplated hereby. Parent will be solely responsible for the payment of any and all fees to Merrill Lynch, and Weatherford and WEUS shall have no liability or responsibility therefor.

         Section 4.22 Inapplicability of DGCL Section 203. Parent's Board of Directors has taken all actions necessary and appropriate to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable, as of the date hereof and at all times hereafter, to this Agreement, the Stockholders' Agreement, the consummation of the Merger, the issuance to WEUS of Parent Common Stock at the Effective Time, and the other transactions contemplated hereby and thereby.

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         Section 4.23 No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of Parent or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) or would be non-deductible by reason of Code Section 162(m).

         Section 4.24 Certain Business Relationships With Affiliates. No affiliate of Parent or of any of its subsidiaries (a) owns any property or right, tangible or intangible, which is used in the businesses of Parent or its subsidiaries, (b) to the Knowledge of Parent or any of its subsidiaries, has any claim or cause of action against Parent or any of its subsidiaries, or (c) owes any money to, or is owed any money by, Parent or any of its subsidiaries.
Schedule 4.24 of the Parent Disclosure Letter describes any material transactions or relationships between Parent, its subsidiaries, and any affiliate thereof which have occurred or existed since December 31, 1999.

         Section 4.25 Title; Assets. Parent and each of its subsidiaries has good and indefeasible title to, or a valid interest in, all of its real property, and good title to, or a valid interest in, all of its compressors and other material personal property and assets reflected on the Parent Unaudited Financial Statements as owned or leased by it or otherwise used in its business, in each case free and clear of all Liens, except for Permitted Encumbrances or as set forth on Schedule 4.25 of the Parent Disclosure Letter. Except as set forth in Schedule 4.25 of the Parent Disclosure Letter and except for obligations created after the date of this Agreement as permitted by this Agreement, neither Parent nor any of its subsidiaries has any legal obligation, absolute or contingent, to sell, lease, or otherwise dispose of any of its real property, compressors, or other material personal property and assets, other than pursuant to mortgages and security interests incurred in the ordinary course of business, Permitted Encumbrances, or as disclosed on Schedule 4.25 of the Parent Disclosure Letter.

                                   ARTICLE V

                 Covenants of Weatherford, WEUS, and the Company

         Section 5.1 Conduct of Business. From the date hereof until the Effective Time, except as set forth on Schedule 5.1 and Schedule 5.3 of the Company Disclosure Letter and except as expressly contemplated by this Agreement, or, except as consented to or approved by Parent in writing (which consent or approval will not be unreasonably withheld), the Company (and Weatherford and WEUS solely with respect to paragraph (g)) covenants and agrees that it will and will cause each of its subsidiaries to:

               (a) operate the Business (including the making of capital expenditures) in the ordinary and usual course of business in all material respects in accordance with its current business plan and budget delivered to Parent, including, but not limited to, using its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, and preserve its relationships with customers, suppliers, and others having business dealings with it to attempt to retain its goodwill and ongoing business in all material respects;

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               (b) not make any change or amendment in the certificate of incorporation or bylaws of the Company or any of its subsidiaries (or similar constituent documents of any non-corporate subsidiary including, without limitation, the Partnership) that would have a material adverse effect on Parent or Merger Subsidiary;

               (c) not issue, sell, or agree to issue or sell (i) any shares of its capital stock or other ownership interests or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or other ownership interests;

               (d) except in the ordinary course of business and consistent with past practices, or as required by this Agreement, by law or contractual obligations, agreements, or arrangements existing on the date hereof, not (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, managers, officers, or other employees, independent contractors, or temporary or leased employees; (ii) pay or agree to pay any pension, retirement allowance, or other employee benefit to any such director, manager, officer, employee, independent contractor, or temporary or leased employee, whether past or present; (iii) enter into any new, or amend any existing, employment, severance, consulting, or other compensation agreement with any existing director, manager, officer, employee, independent contractor, or temporary or leased employee; (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, equity compensation, bonus, incentive, retirement, or other employee benefit plan, fund, or similar arrangement or amend or commit itself to amend any of such plans, funds, or similar arrangements in existence on the date hereof; or (v) except (A) as permitted in Section 5.3 or (B) at the express written request of an employee after providing a copy of such written request to Parent, transfer the employment of any employees to any employer that is not the Company or one of its subsidiaries;

               (e) except as provided in Section 5.3, not (i) sell, transfer, or otherwise dispose of any of its material assets (other than pursuant to purchase options existing on the date hereof), (ii) create or permit to exist any new material Lien on its assets, other than Permitted Encumbrances, (iii) enter into any material joint venture, partnership, or other similar arrangement, or form any other new material arrangement for the conduct of the Business, (iv) purchase, or agree to purchase, any material assets or securities of any Person, or (v) enter into any other material agreement (excluding inventory held for sale and assets manufactured or packaged for sale pursuant to purchase orders or contracts);

              (f) except as provided in Section 5.3, not pay or declare any dividend on, or make any distribution with respect to, or purchase or redeem any of, its capital stock or other ownership interests or split, combine, or reclassify any shares of its capital stock or other ownership interests, other than dividends or distributions to Weatherford or its subsidiaries in an amount equal to (i) the undistributed earnings of the GSI Companies prior to the Effective Time and (ii) the amount of expenses of the Company and its subsidiaries paid by Weatherford or its subsidiaries (other than the Company or its subsidiaries), consistent with past practices as previously disclosed to Parent;

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               (g) not take any action that would cause any of the conditions set forth in Section 8.2(a)(i) not to be satisfied at, or as of any time prior to, the Effective Time;

               (h) not change in any material respect its accounting methods, principles, or practices, except insofar as may be required by a generally applicable change in GAAP;

               (i) not institute or settle any material claim, suit, or action involving an amount in excess of $2,000,000 in each case; provided, however, that this clause shall in no way limit or be deemed to restrict the right of any Weatherford Entity to institute a claim, suit, or action against Parent or Merger Subsidiary relating to or arising out of this Agreement or the transactions contemplated hereby;

               (j) not make any payments to, transfer any assets to, or otherwise enter into any material arrangements with, any affiliate that is not consistent with past practices;

               (k) not amend or terminate the GC Agreement, the Formation Agreement or the Limited Partnership Agreement or modify or waive any material condition therein without the prior written consent of Parent, which consent will not be unreasonably withheld;

               (l) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) borrowings under the Partnership's existing working capital facility, (B) short-term borrowings or trade obligations incurred in the ordinary course of business consistent with past practice, or
(C) sale leaseback transactions under the Synthetic Leases as long as the total principal equivalent obligations under the Synthetic Leases is not more than $320 million at any time and the proceeds from any future sale leaseback transaction is used for the purchase, improvements, or acquisition of a capital asset to be used in the Business that result in a net increase in compression horsepower of the Company and its subsidiaries or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

               (m) make or agree to make any new capital expenditure or expenditures in excess of $20,000,000 in the aggregate;

               (n) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms or the terms of this Agreement, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company delivered to Parent or incurred in the ordinary course of business consistent with past practice, (B) cancel any material (individually or in the aggregate) indebtedness owed to the Company or any of its subsidiaries or waive any claims or rights of substantial value; and

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               (o) not agree or commit, in writing or otherwise, to take any of the actions set forth in (b) through (n) above;

               provided, however, that nothing in this Section 5.1 shall prohibit the Company or any of its subsidiaries from consummating, or entering into any agreements to consummate, (i) acquisitions of assets or businesses of less than $20,000,000 in the aggregate and (ii) sale leaseback transactions of less than $20,000,000 in the aggregate.

         Section 5.2 Compressor Units. Within seven days from the date hereof, WEUS shall deliver to Parent a true and complete list as of a recent date of all compressor units owned or leased by the Company or any of its subsidiaries, indicating the type of each such compressor and its current location.

         Section 5.3 Pre-Closing Transfers and Resignations. (a) Prior to the Effective Time, (i) the capital stock of the GSI Companies, and all debt of the GSI Companies owed to the Company and its subsidiaries, the amount of which is set forth on Schedule 5.3 of the Company Disclosure as of September 30, 2000, including, without limitation, the assets, business and related employees associated with the GSI Companies' and the Company and its subsidiaries' compression sales and rental operations in Malaysia, Vietnam, Oman, Dubai, Ivory Coast, and Indonesia (excluding, with respect to Australia and Thailand, the assets physically located in such countries, the contracts related specifically to work performed in such countries, any accounts receivables for such contracts, and the employees who are located in such countries or whose dedicated job is for performance under such contracts, all of which will be transferred to entities directed by Parent), (ii) all intercompany or other debt owed by the GSI Companies or by any of the GSI Companies to the Company or any of its subsidiaries that is in an amount less than $15.9 million (the long-term intercompany and interdivision balance at September 30, 2000) in the aggregate, and (iii) such assets as the parties shall mutually agree as described in
Schedule 5.3 of the Company Disclosure Letter ((i), (ii), and (iii) collectively the "Excluded Assets") shall be transferred or distributed to WEUS or one or more of its affiliates (other than the Company or its subsidiaries, such transfers being referred to collectively as the "Transferee") in a manner reasonably satisfactory to WEUS and Parent, including by purchase at or below current book value with any cash purchase consideration paid by the Transferee to be distributed to WEUS. For purposes of this Agreement, any reference to the Company, the Partnership, the Business or any subsidiaries of the Company shall not apply to the Excluded Assets. All costs in effecting the above transfers of the Excluded Assets shall be paid in accordance with Section 12.4(c).

               (b) Weatherford shall, at its sole cost and expense:

                    (i) cause Weatherford Canada Ltd., to transfer 1,100 shares of Class A capital stock of Weatherford Global Compression Services, Ltd., to Enterra Compression Investment Company, a Delaware corporation and a wholly-owned subsidiary of the Company ("Investment");

                    (ii) transfer one share of Weatherford Global Compression (Thailand) Ltd. as directed by Parent;

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                    (iii) cause PhlipCo, Inc. to transfer one share of
          Weatherford Global Compression (Thailand) Ltd. as directed by Parent;

                    (iv) cause Ron Lawrence to transfer one share of Weatherford Global Compression Services de Venezuela, C.A. as directed by Parent;

                    (v) cause the other transfers set forth on Schedule 5.1 of the Company Disclosure Letter to occur; and

                    (vi) cause all officers and directors of the Company and its subsidiaries to submit their resignations from such positions effective as of the Effective Time.

         Section 5.4 Restricted Stock. WEUS understands and acknowledges that the shares of Parent Common Stock to be issued as the Merger Consideration have not been registered under the 1933 Act, or any similar state laws, and that the certificate or certificates representing such shares will bear a legend substantially as follows, as well as any appropriate state "blue sky" legends:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                                   ARTICLE VI

                    Covenants of Parent and Merger Subsidiary

         Section 6.1 Conduct of Business. From the date hereof until the Effective Time, except as set forth in Schedule 6.1 of the Parent Disclosure Letter and except as provided for in, or contemplated by, this Agreement, or, except as consented to or approved by Weatherford in writing (which consent or approval will not be unreasonably withheld), Parent covenants and agrees that it will and will cause each of its subsidiaries to:

               (a) operate their businesses (including the making of capital expenditures) in the ordinary and usual course of business in all material respects in accordance with its current business plan and budget delivered to WEUS, including, but not limited to, using its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, and preserve its relationships with customers, suppliers, and others having business dealings with it to attempt to retain its goodwill and ongoing business in all material respects;

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               (b) not make any change or amendment in their respective
certificate of incorporation or articles of incorporation, as the case may be, or bylaws that would have a material adverse effect on WEUS;

               (c) not issue, sell, or agree to issue or sell (i) any shares of their capital stock or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of their capital stock, except that (A) Parent may issue shares upon conversion of presently outstanding convertible securities and exercise of presently outstanding options and as otherwise described in Section 4.2 and (B) Parent may issue options with an exercise price per share of Parent Common Stock no less than the fair market value of a share of Parent Common Stock on the effective date of the grant thereof (and issue shares upon exercise of such options) pursuant to its employee stock option plans in effect on the date hereof; provided that the effective date of any option grant shall not be a date prior to the date of this Agreement;

               (d) not (i) sell, transfer, or otherwise dispose of any material assets (other than pursuant to ordinary course purchase options existing on the date hereof), (ii) create or permit to exist any new material Lien on its assets, other than Permitted Encumbrances, (iii) enter into any material joint venture, partnership, or other similar arrangement, or form any other new material arrangement for the conduct of their businesses, (iv) purchase, or agree to purchase, any material assets or securities of any Person, or (v) enter into any other material agreement, in each case in excess of $20 million (excluding for purposes of clauses (i) and (iv) only inventory held for sale and assets manufactured or packaged for sale pursuant to purchase orders or contracts);

               (e) not pay or declare any dividend on, or make any distribution with respect to, or purchase or redeem any of their capital stock or split, combine, or reclassify any shares of their capital stock or adopt any rights plan;

               (f) not take any action that would cause any of the conditions set forth in Section 8.3(a)(i) not to be satisfied at, or as of any time prior to, the Effective Time;

               (g) not change in any material respect its accounting methods, principles, or practices, except insofar as may be required by a generally applicable change in GAAP;

               (h) not institute or settle any material claim, suit, or action involving an amount in excess of $2,000,000 in each case; provided, however, that this clause shall in no way limit or be deemed to restrict the right of Parent, Merger Subsidiary, or any of their subsidiaries to institute a claim, suit, or action against Weatherford, WEUS, the Company, or any of its subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby; and

               (i) not agree or commit, in writing or otherwise, to take any of the actions set forth in (b) through (h) above;

provided, however, that nothing in this Section 6.1 shall prohibit Parent or any of its subsidiaries from consummating, or entering into any agreements to consummate, (i) acquisitions of assets or businesses of less than $20,000,000 in the aggregate and (ii) sale leaseback transactions of less than $20,000,000 in the aggregate.

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         Section 6.2 Proxy Statement. Parent shall promptly prepare and file with the SEC the Proxy Statement. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in the Merger.

         Section 6.3 Parent Stockholders' Approvals. Parent shall, as promptly as practicable, taking into consideration, if applicable, Section 15 of the Stockholders' Agreement, submit the issuance of Parent Common Stock in the Merger as required by the NYSE for the approval of its stockholders at a meeting of its stockholders (the "Parent Stockholders' Meeting") and shall, subject to
Section 6.13, use its reasonable best efforts to obtain stockholder approval thereof (the "Parent Stockholders' Approval"), it being understood that Parent's obligations hereunder shall remain unless and until this Agreement has been terminated and, if required by the terms hereof, the amounts, if any, payable by Parent pursuant to Section 12.4(c) have been paid to Weatherford or WEUS. Parent shall, through its Board of Directors subject to Section 6.13, recommend to its stockholders approval of the issuance of Parent Common Stock in the Merger as required by the NYSE and shall take all additional actions as the sole stockholder of the Merger Subsidiary necessary to approve and adopt this Agreement and the transactions contemplated hereby.

         Section 6.4 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger and pursuant to the New Options to be listed on the NYSE, subject to official notice of issuance.

         Section 6.5 Employee Benefits. (a) As of the Effective Time, Parent and Merger Subsidiary shall (or shall cause the Surviving Corporation to) provide to each individual who was an employee of the Company or its subsidiaries immediately before the Effective Time (other than the President of the Company and employees associated with the Excluded Assets (but including employees wholly associated with the GSI Companies' assets and operations in Australia and Thailand)) and who becomes an employee of the Surviving Corporation or its subsidiaries as of the Effective Time (a "Transferred Employee") with a level of employee benefits that is substantially comparable in the aggregate (i) to the benefits provided to employees of Parent and its subsidiaries in comparable positions or (ii) to the benefits provided to such Transferred Employees immediately prior to the Effective Time.

               (b) From and after the Effective Time and for all purposes (including without limitation, eligibility, vesting, and benefit accrual) under all Parent Employee Plans (including without limitation the Company Benefit Plans that become Parent Employee Plans at the Effective Time), each Transferred Employee shall receive full credit from Parent, Merger Subsidiary, in which the Transferred Employee is eligible to participate, the Surviving Corporation, and any other affiliates of Parent for all prior service properly credited under the Company Benefit Plans; provided, however, that Parent, Merger Subsidiary, the Surviving Corporation, and any other affiliates of Parent shall not be required to credit any Transferred Employee with prior service for purposes of benefit accrual or contributions under any Parent Employee Plan that is a defined benefit pension plan.

               (c) The Company and its subsidiaries shall cease to participate in the Weatherford International, Inc. 401(k) Savings Plan (the "Weatherford 401(k) Plan")

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immediately prior to the Effective Time. If WEUS determines (in its sole discretion) that a distribution is permissible from the Weatherford 401(k) Plan under Section 401(k) of the Code in connection with the transactions contemplated by this Agreement, Parent and Merger Subsidiary shall cause a Parent Employee Plan that is a tax-qualified defined contribution plan that is a Parent Employee Plan or that is maintained by the Surviving Corporation or a subsidiary thereof (the "Parent 401(k) Plan") to accept a direct rollover of the portion of a Transferred Employee's distribution which Parent determines (in its sole discretion) constitutes an eligible rollover distribution, including without limitation, an in-kind rollover of any outstanding loans and related promissory notes. If WEUS determines in accordance with the foregoing that a distribution is not permissible under Section 401(k) of the Code, then WEUS and Parent agree to effect a plan-to-plan transfer of the account balances and related liabilities of the Transferred Employees from the Weatherford 401(k) Plan to the Parent 401(k) Plan, except to the extent permitted by Treasury Regulation Section 1.411(d)-4, Q&A-3(b), Transferred Employees are eligible to choose to retain their account balances in the Weatherford 401(k) Plan (and to the extent Transferred Employees elect to so retain their account balances). Such a transfer (if any) shall occur, on or as soon as reasonably practicable after the Effective Time. To implement such a transfer (if any), WEUS shall direct the trustee of the Weatherford 401(k) Plan to transfer to the trustee or funding agent of the Parent 401(k) Plan an amount in cash equal in value to the account balances of the Transferred Employees as of the date of the transfer (other than any such employees who are permitted in accordance with the foregoing by WEUS to elect, and who so elect, to retain such account balances in the Weatherford 401(k) Plan); provided that to the extent the account balances to be transferred consist in whole or in part of outstanding participant loans, WEUS shall direct the trustee of the Weatherford 401(k) Plan to transfer to the trustee or funding agent of the Parent 401(k) Plan, in lieu of cash, the promissory notes and related documents evidencing such loans. Such plan-to-plan transfers shall be conditioned upon the receipt by each party of customary representations and warranties as to the tax-qualified status of each relevant plan and trust. In connection with such transfers, WEUS and Parent shall take all action reasonably necessary to effect any required governmental filings.

               (d) Subject to the following sentence, Parent shall amend or cause to be amended each Parent Welfare Plan (including without limitation the Partnership Benefit Plans that become Parent Welfare Plans at the Effective
Time) so that from and after the Effective Time (i) no such plan contains any restrictions for pre-existing conditions or requirements for evidence of insurability with respect to the Transferred Employees and (ii) for purposes of determining satisfaction of deductibles, out-of-pocket maximums, and similar limitations under such Parent Welfare Plans, Transferred Employees shall receive credit under each such plan for payments under a deductible limit made by them and for out-of-pocket maximums and similar limits applicable to them for the relevant plan year in which the Effective Time occurs under the applicable Company Welfare Plans in which they participated immediately prior to the Effective Time. Parent shall not be required to amend or cause to be amended a Parent Welfare Plan with respect to (i) above to remove restrictions for pre-existing conditions or requirements for evidence of insurability with respect to Transferred Employees not provided such coverage under Company Benefit Plans due to restrictions for pre-existing conditions or requirements for evidence of insurability under Company Benefit Plans; in addition, in the case of an insured Parent Welfare Plan, Parent shall have met its obligation under (i) above with respect to such plan if Parent uses its reasonable best efforts to (x) amend or cause to be amended such plan accordingly, (y) obtain a waiver of such restrictions for pre-existing conditions or requirements

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for evidence of insurability, or (z) retain such coverage under a Company
Benefit Plan that becomes a Parent Welfare Plan, regardless of whether such amendment, waiver or coverage is obtained.

               (e) To the extent a Transferred Employee becomes eligible for severance benefits under an existing written plan or agreement on or after the Effective Time or as a result of the transactions contemplated by this Agreement (whether under a Company Benefit Plan or a Parent Employee Plan), such benefits shall be paid by Parent, an affiliate of Parent, or a Parent Employee Plan, and WEUS and its affiliates shall have no liability for any such severance benefits.

               (f) The shares of Parent Common Stock to be issued pursuant to the options issued pursuant to Section 6.5(k) shall be covered by an effective registration statement on Form S-8 or Form S-4 as of the date of issuance.

               (g) In the event Parent or Merger Subsidiary or any successors and assigns of either (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets relating to the Surviving Corporation to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Parent or Merger Subsidiary honor the obligations of Parent and Merger Subsidiary set forth in this Section 6.5.

               (h) Nothing in this Agreement, express or implied, shall confer upon any Transferred Employee or any other employee of the Company or an affiliate thereof or upon any representative of such employee, or upon any person claiming through such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Agreement, express or implied, shall be deemed to confer upon any individual (or any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each individual (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder. Nothing in this Agreement, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices, or agreements (including any Company Benefit Plan).

               (i) References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice, or agreement.

               (j) Weatherford, WEUS, the Company, and Parent shall provide each other with such information, notices, and schedules as may be reasonably requested to effect the

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matters set forth in this Section 6.5. All such information and notices and schedules to be provided hereunder shall be true, correct and complete as of the date provided.

               (k) As of the Effective Time, Parent shall grant stock options for shares of Parent Common Stock pursuant to Parent's Incentive Stock Option Plan to each individual listed on Schedule 3.16 of the Company Disclosure Letter who is a Transferred Employee in an amount equal to the number of unvested Employee Options as of the Effective Time based upon the information set forth opposite such Transferred Employee's name on Schedule 3.16 of the Company Disclosure Letter, at an option price per share equal to Fair Market Value (as determined under Parent's Incentive Stock Option Plan) and subject to such other standard option terms called for under Parent's Incentive Stock Option Plan and otherwise generally applicable to stock option grants pursuant to Parent's Incentive Stock Option Plan. If an individual is listed on Schedule 3.16 of the Company Disclosure Letter but is not a Transferred Employee, such individual will not be entitled to any stock option grant pursuant to the preceding sentence.

         Section 6.6 Corporate Name; Trademark Rights. (a) Within 30 days following the Effective Time, Parent will use its best efforts to cause the Surviving Corporation and each of its subsidiaries to cease to use the name "WEUS" or "Weatherford" or any similar names (except as permitted under the Transitional Services Agreement), and Parent will take all action, including causing the Surviving Corporation and each of its subsidiaries to file all documents, necessary to change the name of the Surviving Corporation and each of its subsidiaries to a name that does not use the name "WEUS" or "Weatherford."

               (b) Parent understands and agrees that nothing in this Agreement confers upon Parent or the Surviving Corporation any rights to or under any trademarks, service marks, logos, or trade names of the Weatherford Entities, or any of their affiliates ("Marks"). Parent agrees that, upon the Effective Time, Parent will cause the Surviving Corporation and each of its subsidiaries to cease all use of the Marks, including, without limitation, any name including the word "WEUS" or "Weatherford," the "WEUS logo" or the "Weatherford logo," and all marks, names, and trade styles confusingly similar to such word and symbol. Parent further agrees that it will, as promptly as practicable and in any event within 180 calendar days following the Effective Time, cause the Surviving Corporation and its subsidiaries to remove all references to and representations of any of the Marks from the properties of the Surviving Corporation and its subsidiaries.

         Section 6.7 Registration Rights Agreement. Parent will enter into a Registration Rights Agreement with WEUS at the Effective Time in the form attached hereto as Exhibit B (the "Registration Rights Agreement").

         Section 6.8 Transitional Services Agreement and Voting Agreement. The Partnership will enter into a Transitional Services Agreement with Weatherford at the Effective Time substantially in a form attached hereto as Exhibit C, which will include such reasonable services and fees as shall be mutually agreed by Parent and Weatherford, and WEUS will enter into a Voting Agreement with Parent at the Effective Time in the form attached hereto as Exhibit G (the "Voting Agreement").

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         Section 6.9 Representation on Parent's Board of Directors. (a) The
Board of Directors of Parent shall take such action as may be necessary to increase the size of Parent's Board of Directors immediately following the Effective Time from eight members to eleven members and shall cause to be appointed to the Board of Directors of Parent immediately after the Effective Time three nominees (together, the "Weatherford Nominees") selected by WEUS. One Weatherford Nominee shall be appointed as a Class A director with a term of office expiring in 2001, one Weatherford Nominee shall be appointed as a Class B director with a term of office expiring in 2002, and one Weatherford Nominee shall be appointed as a Class C director with a term of office expiring in 2003. After such appointments, the Board of Directors shall cause the Weatherford Nominees, or any other Persons nominated by WEUS in place of the Weatherford Nominees, to stand for election to the Board of Directors of Parent at Parent's next succeeding Annual Meeting of Stockholders following the expiration of their respective terms of office. At each Annual Meeting of Stockholders of Parent, the Board of Directors shall nominate the Weatherford Nominees whose term of office is then expiring (or such other Weatherford Nominees as are nominated by WEUS) to stand for election to the Board of Directors of Parent, and Parent shall support the election of such Person.

               (b) Notwithstanding anything to the contrary contained herein, if WEUS ever directly or indirectly beneficially owns (including ownership by any affiliate of WEUS) in the aggregate less than 20% of the shares of outstanding Parent Common Stock, Parent's obligations under this Section 6.9 shall only apply with respect to two nominees selected by WEUS for Parent's Board of Directors.

               (c) Notwithstanding anything to the contrary contained herein, if WEUS ever directly or indirectly beneficially owns (including ownership by any affiliate of WEUS) in the aggregate less than 10% of the shares of outstanding Parent Common Stock, the obligations of Parent and the rights of WEUS under this Section 6.9 shall terminate.

         Section 6.10 Retention by WEUS. Parent agrees that WEUS and its affiliates may retain (a) copies of all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Company, its subsidiaries or any of their affiliates; provided that WEUS and its affiliates shall keep all of such information strictly confidential but only to the extent required to be kept confidential under Section 7.7, and (b) all Retained E-mail (as defined in Section 12.17).

         Section 6.11 Record Preservation by Parent and Surviving Corporation. Parent agrees that it shall, and shall cause the Surviving Corporation to, preserve and keep all books and records relating to the Business and operations of the Company and its subsidiaries on or before the Effective Time in Parent's or the Surviving Corporation's possession for a period of at least six years from the Effective Time. After such six-year period, before Parent or the Surviving Corporation may dispose of any such books and records, at least 30 calendar days' prior notice to such effect shall be given by Parent or the Surviving Corporation to WEUS or any other affiliate designated by WEUS, and WEUS or its designee shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records of which Parent or the Surviving Corporation elects to dispose. Notwithstanding the foregoing, Parent agrees that it shall, and shall cause the Surviving Corporation to, preserve and keep all books and records of the Company and its subsidiaries relating to any Action of which Parent has Knowledge if it is

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reasonably likely that such Action may relate to matters occurring prior to the
Effective Time, without regard to the six-year period set forth in this Section 6.11.

         Section 6.12 Merger Subsidiary. Parent has provided the Company with separate financial information regarding Merger Subsidiary.

         Section 6.13 No Solicitation. (a) From the date hereof until the Effective Time, Parent shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers, or employees, or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its subsidiaries (the "Representatives") to, directly or indirectly through another Person, (i) solicit or initiate (including by way of furnishing information), or take any other action designed and intended to facilitate or encourage, any inquiries or the making of any proposal that constitutes any Takeover Proposal (as defined below), (ii) participate or engage in any discussions or negotiations regarding any Takeover Proposal, or (iii) disclose any nonpublic information relating to Parent or any of its subsidiaries to any Person in connection with any Takeover Proposal; provided, however, that in the case of (ii) and (iii) only, if, at any time prior to obtaining the Parent Stockholders' Approval, the Board of Directors of Parent determines in good faith, (i) after consulting with and receiving the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Parent's stockholders under applicable law and (ii) based on the advice of Parent's financial advisors, that a Takeover Proposal is a Superior Proposal (as defined below), then Parent may, in response to a bona fide written Takeover Proposal that was not solicited by it, and subject to compliance with Section 6.13(c), (x) furnish information with respect to Parent and its subsidiaries to any Person submitting such Takeover Proposal, provided such information is furnished pursuant to an existing confidentiality agreement or a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement (as hereinafter defined) (which agreement Parent is hereby permitted to enter into) and (y) participate in discussions or negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal, or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Parent and its subsidiaries or 15% or more of any class of equity securities of Parent or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Parent or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Parent or any of its subsidiaries, in all cases other than the transactions contemplated by this Agreement.

               (b) Except as expressly permitted by this Section 6.13, neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Weatherford, WEUS, or the Company, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Merger, the issuance of the shares of Parent Common Stock called for hereby, or the other transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause Parent or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, or other similar agreement, or fee arrangement, or other agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, if prior to receiving the Parent Stockholders'

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Approval, the Board of Directors of Parent receives an unsolicited Takeover
Proposal and the Board of Directors determines in good faith (i) after receiving the advice of Parent's financial advisors, that such Takeover Proposal constitutes a Superior Proposal, and (ii) after consulting with and receiving the advice of outside counsel, that it is consistent with its fiduciary duties to Parent's stockholders under applicable law to do so, the Board of Directors of Parent may (x) withdraw or modify its approval or recommendation of the issuance of the shares of Parent Common Stock called for hereby, (y) approve or recommend such Superior Proposal, or (z) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause Parent to enter into any Acquisition Agreement with respect to any Superior Proposal subject to payment of the amounts set forth in Section 12.4(c) prior to or concurrently with the termination hereof, but only (as to (x), (y), and (z)) (i) if Parent has complied with all of the provisions of this Section 6.13 and (ii) if such action is taken at a time that is after the third Business Day following Weatherford's receipt of written notice from Parent advising Weatherford that the Board of Directors of Parent has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide written Takeover Proposal (provided that for purposes of this definition the references to 15% in the definition of the term "Takeover Proposal" shall be deemed to be references to "50%") made by a Third Party on terms that, taking into account all the terms and conditions of such proposal (including price and expected timing of consummation), would, if consummated, result in a transaction that is more favorable to Parent's stockholders (in their capacity as stockholders) from a financial point of view, than the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or reasonably likely to be committed.

               (c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 6.13, Parent shall immediately (within 24 hours) advise Weatherford of any Takeover Proposal, including the material terms and conditions known to Parent of such Takeover Proposal, a copy of any offer or other written communications, and the identity of the Person making such request or Takeover Proposal. Parent shall keep Weatherford reasonably informed of the status of any such request or proposal and of any discussions and negotiations in relation thereto.

               (d) Nothing contained in this Section 6.13 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent's stockholders if, in the good faith judgment of the Board of Directors of Parent, based upon the advice of outside counsel, failure to make such disclosure would be a breach of its fiduciary duties to Parent's stockholders under applicable law.

               Without the prior consent of Weatherford, Parent shall not, except to the extent contemplated by this Agreement, release any Person from any confidentiality or standstill agreement to which Parent is a party if such action would have the purpose or effect of permitting or facilitating the submission of a Takeover Proposal by such Person. Immediately upon the execution of this Agreement, Parent shall, and Parent shall cause its subsidiaries and Representatives to, cease and cause to be terminated all activities, discussions, and negotiations, if any, with any Person conducted prior to the date hereof with respect to, or seeking to obtain, any Takeover Proposal.

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               (e) Notwithstanding anything in this Agreement to the contrary,
Parent's Board of Directors shall be permitted, at any time prior to obtaining the Parent Stockholders' Approval, to withdraw, modify, or change, or propose to withdraw, modify, or change, the recommendation by the Board of Directors of the issuance of Parent Common Stock in the Merger if, after consulting with and receiving the advice of outside counsel, Parent's Board of Directors concludes in good faith that failure to take such action would result in a breach by Parent's Board of Directors of its fiduciary obligations under applicable law.

         Section 6.14 Parent Financial Statements. (a) Until the earlier of (i) that date that Weatherford is no longer required to include Parent's financial results in Weatherford's consolidated financial statements or SEC filings or
(ii) such time as Weatherford agrees otherwise, Parent covenants and agrees to annually provide to Weatherford the audited financial statements of Parent on or before 75 days after Parent's fiscal year end.

               (b) Parent covenants and agrees for so long as Weatherford is required to include Parent's financial results in Weatherford's consolidated financial statements or SEC filings to cause its independent public accountants to provide Weatherford with any and all assistance reasonably requested by Weatherford in connection with the inclusion of Parent's financial statements in any of Weatherford's filings with the SEC, including, without limitation, providing of written consents, opinion letters, and comfort letters.

                                  ARTICLE VII

                       Covenants of Parent and the Company

         Section 7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         Section 7.2 Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement,
(ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material agreements, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain such actions, consents, approvals, or waivers.

               (b) If not previously filed by Parent and the Company, within ten Business Days after the date hereof Parent and the Company will make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement, will request early termination of any waiting period under the HSR Act, and will use all reasonable efforts to obtain early termination of any such waiting period. Parent and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") any supplemental information which may be requested pursuant to the HSR Act. All filings

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referred to in this Section 7.2(b) will comply in all material respects with the requirements of the respective laws pursuant to which they are made. Each party shall pay its own fees in connection with the filing(s) by such party under the HSR Act.

               (c) Without limiting the generality or effect of Section 7.2(b), and notwithstanding any provision herein to the contrary, each of the parties will (i) use reasonable commercial efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authorities not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and Justice Department, including, without limitation, (A) entering into negotiations, providing information, making proposals, entering into reasonable agreements and performing such agreements to divest of assets or properties, hold separate (through the establishment of a trust or otherwise) particular assets, categories of assets, or businesses, or agreeing to dispose of one or more assets or properties, in each case as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act,
(B) use commercially reasonable efforts, but not beyond complying with a second request for information from the Department of Justice (including taking the steps contemplated under clause (A)) to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Authority or any other party for a permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation, (C) take promptly any and all commercially reasonable steps, including filing an appeal, the posting of a bond, or the steps contemplated by clause (A), necessary to obtain the removal, dissolution, stay, or dismissal of any temporary restraining order, preliminary injunction, or other judicial or administrative order which prevents the consummation of the transactions contemplated by this Agreement or requires as a condition thereto that all or any part of the Business be held separate, or (D) pursuing any necessary litigation or administrative proceedings (including, if necessary, participation in proceedings through the trial court level).

         Section 7.3 Public Announcements. Without the prior consent of the other, which consent shall not be unreasonably withheld, neither Parent nor the Company nor their affiliates will issue, or permit any agent or affiliate to issue, any press releases or otherwise make or permit any agent or affiliate to make, any public statements with respect to this Agreement or the transactions contemplated by this Agreement, in each case except as maybe required by law.

         Section 7.4 Further Assurances. (a) At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect, or confirm of record or otherwise (i) in the Surviving Corporation any and all right, title, and interest in, to, and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and (ii) in WEUS or its affiliates any and all right, title, and interest in, to, and under any of the Excluded Assets.

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               (b) In case at any time after the Effective Time any further action is necessary to carry out the purposes and intent of this Agreement and the transactions contemplated hereby, or to transfer to the Surviving Corporation any assets of the Business (excluding the Excluded Assets, and the assets that have been transferred as disclosed on Schedule 3.7 and Schedule 5.1 of the Company Disclosure Letter) that are both (i) either (A) reflected on the balance sheet included in the Partnership Unaudited Financial Statements or (B) paid for by the Company or its subsidiaries since the Partnership Unaudited Balance Sheet Date and (ii) held in the name and control of Weatherford, WEUS, or their affiliates after the Effective Time, WEUS and Parent each agree, on behalf of itself and its affiliates, to take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) as the other reasonable may request.

         Section 7.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party hereto of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

               (c) any actions, suits, claims, investigations, or proceedings commenced or, to its Knowledge, threatened against, relating to, or involving, or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.8, 3.11, 3.14, 3.15, 4.9, 4.12, 4.14, or 4.15 (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement;
and

               (d) (i) the discovery by such party that any representation or warranty contained in this Agreement is untrue or inaccurate in any material respect, (ii) the occurrence or failure to occur of any event which occurrence or failure to occur would be reasonably likely to cause any of the representations or warranties in this Agreement to be untrue or incorrect in any material respect at the Effective Time, except for representations and warranties that speak as of a specified date, which need only be true and correct as of the specified date, and (iii) any material failure on its part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 7.6 Tax-Free Reorganization. Prior to, through, and subsequent to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization and will not take or fail to take any action reasonably likely to cause the Merger not to so qualify.

         Section 7.7 Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company and its subsidiaries, on the one hand, and Parent, on the other hand, (i) will give to the other party, its counsel, financial advisors, auditors, and other


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authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the employees, offices, properties, books, and records of such party, in each case as the other party may reasonably request and (ii) furnish to the other party and its representatives such financial and other data and information as the other party and its representatives may reasonably request. The foregoing shall not include information that is not germane to the transactions contemplated hereby, information regarding any sale or merger or combination of WEUS, the Company, or any of its subsidiaries (whether as a sale of assets or ownership interests) to or with any Person other than Parent or Merger Subsidiary, or information prepared by Weatherford, WEUS, the Company or any of its subsidiaries (or any of their respective representatives) relating to this Agreement or the transactions contemplated hereby. A party shall have the right to have a representative present at all times of any inspections, interviews, or examinations conducted at the offices or facilities or on the properties of such party. The Company and its subsidiaries, on the one hand, and Parent, on the other hand, will instruct their respective employees and representatives to cooperate with the other party in its investigations; provided, however, that any access or disclosure of the type contemplated in this Section 7.7 which, in the reasonable judgment of the party asserting such denial, would operate to cause the waiver of any attorney-client, work product, or other privilege or result in the violation of an obligation or agreement of confidentiality may be denied. Each party further agrees that if the other party inadvertently furnishes such party with information or access not required in accordance with the preceding sentence, such party will, upon the other party's request, promptly return same to the other party together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format). In addition, Parent shall only have access to, and the Company and its subsidiaries shall only be required to provide Parent with access to, Retained E-mail to the extent set forth in
Section 7.9. Any investigation pursuant to this Section 7.7 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries, on the one hand, and Parent, on the other hand, as the case may be, and no investigation pursuant to this Section 7.7 shall affect any representation or warranty made by any party hereunder. Each party shall indemnify, defend, and hold harmless the other (including its affiliates) from and against any losses asserted against or suffered by the other party relating to, resulting from, or arising out of examinations or inspections made by such party or its authorized representatives pursuant to this Section 7.7.

               (b) All information obtained by Parent, on the one hand, or the Company and its subsidiaries, on the other hand, pursuant to this Section 7.7 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated June 15, 2000 between Parent and Weatherford (the "Confidentiality Agreement"). In addition, Parent agrees that if the information (whether in electronic mail format, on computer hard drives, or otherwise) held by the Company and its subsidiaries at the Effective Time includes information that relates to the business operations or other strategic matters of WEUS or its affiliates (other than the Company or its subsidiaries), such information shall be held in confidence on the terms and subject to the conditions contained in the Confidentiality Agreement, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of two years from the Effective Time; provided, however, this sentence shall not apply to information relating solely to the business operations or strategic matters of the Company and its subsidiaries.


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         Section 7.8 Proxy Statement. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preparation and filing of the Proxy Statement. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made.

         Section 7.9 Cooperation After the Effective Time. WEUS and Parent each agree that it will cooperate with and make available to the other, during normal business hours, all books and records, information, and employees (without substantial disruption of employment) retained and remaining in existence after the Effective Time which are necessary or useful in connection with (a) any Tax inquiry, audit, investigation or dispute, (b) any litigation or investigation, or (c) any other matter requiring any such books and records, information, or employees for any reasonable business purpose, provided that (i) with respect to providing Parent access to Retained E-Mail, WEUS shall provide access to Parent upon Parent's request and shall furnish Parent with copies of only those portions of the Retained E-Mail that pertain or relate to the Company and its subsidiaries and the Business and (ii) neither party shall be required by this
Section 7.9 to make available to the other any information referred to in the third sentence of Section 7.7(a). The party requesting any such books and records, information, or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees) reasonably incurred in connection with providing such books and records, information, or employees. WEUS may require certain financial information relating to the Company and its subsidiaries or the Business for periods prior to the Effective Time for the purpose of filing federal, state, local, and foreign Tax Returns, and other governmental reports, and Parent agrees to furnish, and to cause the Surviving Corporation to furnish, such information to WEUS at WEUS's request and expense.

         Section 7.10 Non-Solicitation of Employees.

               (a) For a period of 12 months after the Effective Time, Weatherford, WEUS and their affiliates shall not, without the prior written consent of Parent, directly or indirectly, solicit (other than pursuant to general solicitations of employees not directed specifically at an employee of Parent or its subsidiaries), encourage, induce, or permit any employee of Parent or its subsidiaries to become an employee, contractor, or consultant of Weatherford, WEUS or any of their affiliates; provided, however, that the foregoing shall not prohibit Weatherford, WEUS, and their affiliates from employing or contracting with any employee of Parent or its subsidiaries who contacts Weatherford, WEUS, or their affiliates for employment.

               (b) For a period of 12 months after the Effective Time, Parent and its subsidiaries shall not, without the prior written consent of Weatherford, directly or indirectly, solicit (other than pursuant to general solicitations of employees not directed specifically at an employee of Weatherford, WEUS or their affiliates), encourage, induce, or permit any employee of Weatherford, WEUS or their affiliates to become an employee, contractor, or consultant of Parent or any of its subsidiaries; provided, however, that the foregoing shall not prohibit Parent and its subsidiaries from employing or contracting with any employee of Weatherford, WEUS, or their affiliates who contacts Parent or its subsidiaries for employment.


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         Section 7.11 Adjustment Payments. Parent and the Company agree that as of the Effective Time, they shall prepare a schedule of the individuals listed on Schedule 3.16 of the Company Disclosure Letter who are Transferred Employees. Promptly after the special retention date for each Transferred Employee specified opposite his or her name on Schedule 3.16, Weatherford will pay each Transferred Employee his or her applicable Adjustment Payment. For each Transferred Employee who remains continuously employed with the Parent or one of its subsidiaries through his or her applicable special retention date, Parent shall make an Adjustment Payment to Weatherford within 10 days after such special retention date. For any such Transferred Employee whose employment with Parent or one of its subsidiaries is terminated by Parent or one of its subsidiaries prior to his or her applicable special retention date other than for cause, Parent shall make a payment to Weatherford equal to 50% of the applicable Adjustment Payment for such Transferred Employee. There shall be no Adjustment Payment with respect to a special retention date for any Transferred Employee who voluntarily terminates his or her employment with Parent or one of its subsidiaries prior to such special retention date.

                                  ARTICLE VIII

                            Conditions to the Merger

         Section 8.1 Conditions to the Obligations of Each Party. The obligations of WEUS, the Company, Parent, and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) the Parent Stockholders' Approval of the issuance of the shares of Parent Common Stock as contemplated hereby shall have been received in accordance with applicable NYSE listing requirements and all applicable legal requirements;

               (b) any applicable waiting periods under the HSR Act and the Competition Act (Canada) relating to this Agreement, the Merger, and the other transactions contemplated hereby shall have expired or been terminated;

               (c) no provision of any applicable law or regulation and no judgment, injunction, order, or decree shall prohibit the consummation of the Merger;

               (d) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

               (e) all conditions to the GC Acquisition, as set forth in the GC Agreement, shall have been satisfied or waived, and such transaction shall close contemporaneously with the Merger;

               (f) the issuance of the Parent Common Stock in the Merger shall be exempt from the registration requirements of the 1933 Act, it being understood and acknowledged by WEUS that the certificates representing such stock shall bear a restrictive legend stating that such stock was not received in a transaction registered under the 1933 Act;


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

               (g) Parent shall have consummated financing reasonably acceptable to both Parent and Weatherford sufficient to amend or refinance (i) Parent's and Merger Subsidiary's 9 7/8% Senior Discount Notes, revolving credit facility and operating lease facility, (ii) the Partnership's current working capital facility and Master Letter of Credit Agreement with ABN Amro and the Synthetic Leases and (iii) such other indebtedness as Parent and Weatherford shall reasonably agree;

               (h) the Services Agreement (as defined in Section 12.17) shall have been terminated and replaced by the Transitional Services Agreement, in a form to be mutually agreed upon by WEUS and Parent; and

               (i) the Parent Average Price shall not be less than $25.00.

         Section 8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

               (a) (i) all representations and warranties of Weatherford, WEUS, and the Company contained in Article III and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Effective Time, in each case that are qualified as to materiality or make reference to Company Material Adverse Effect, shall be true and correct as of date hereof and as of the Effective Time as if made on such date, and each of the representations and warranties of Weatherford, WEUS, and the Company herein and therein that is not so qualified as to materiality or as to Company Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Time as if made on and as of such date, except for representations and warranties that speak as of a specified date, which need only be true and correct as set forth above as of the specified date, and (ii) all covenants and agreements of the Company contained in this Agreement to be performed on or before the Effective Time in accordance with this Agreement shall have been duly performed in all material respects; provided, however, that the conditions of this Section 8.2(a) shall be deemed to have been satisfied as long as (x) the failure of any representation and warranty to be true and correct (without giving effect for these purposes to any Company Material Adverse Effect qualifiers) and (y) the failure to perform any covenant or agreement as provided in (ii) would not, aggregating clauses (x) and
(y), result in, or reasonably be expected to result in, a Company Material Adverse Effect; and Parent shall have received at the Effective Time a certificate(s), dated the day of the Effective Time and validly executed by or on behalf of Weatherford, WEUS, and the Company, to the effect that the conditions set forth in clauses (i) and (ii) above have been so satisfied;

               (b) Parent shall have received an opinion of King & Spalding in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations, and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of the officers of the Parent, Merger Subsidiary, and the Company substantially in the form of Exhibits D and E hereto;


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               (c) the Limited Partnership (as defined in Section 12.17) shall have been released from any indemnification obligations under the Formation Agreement (as defined in Section 12.17) only in respect of any Excluded Liability (as defined in Section 12.17), and WEUS shall have executed an acknowledgment substantially in the form of Exhibit F hereto to that effect and to the change of ownership of the Partnership effected by the Merger and

               (d) WEUS shall have entered into the Voting Agreement.

         Section 8.3 Conditions to the Obligations of Weatherford, WEUS, and the Company. The obligations of Weatherford, WEUS, and the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

               (a) (i) all representations and warranties of Parent and Merger Subsidiary contained in Article IV, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Effective Time, in each case that are qualified as to materiality or makes reference to Parent Material Adverse Effect, shall be true and correct as of the date hereof and as of the Effective Time as if made on such date, and each of the representations and warranties of Parent and Merger Subsidiary herein and therein that is not so qualified as to materiality or as to Parent Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Time as if made on and as of such date, except for representations and warranties that speak as of a specified date, which need only be true and correct as of the specified date, and (ii) all covenants and agreements of Parent and Merger Subsidiary contained in this Agreement to be performed on or before the Effective Time in accordance with this Agreement shall have been duly performed in all material respects; provided, however, that the conditions of this Section 8.3(a) shall be deemed to have been satisfied as long as (x) the failure of any representation and warranty to be true and correct (without giving effect for these purposes to any Parent Material Adverse Effect qualifiers) and (y) the failure to perform any covenant or agreement as provided in (ii) would not, aggregating clauses (x) and
(y), result in, or reasonably be expected to result in, a Parent Material Adverse Effect; and Parent shall have received at the Effective Time a certificate(s), dated the day of the Effective Time and validly executed by or on behalf of Parent and Merger Subsidiary, to the effect that the conditions set forth in clauses (i) and (ii) above have been so satisfied; and

               (b) the Company shall have received an opinion of Andrews & Kurth L.L.P., in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations, and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of the officers of Parent, Merger Subsidiary, and the Company substantially in the form of Exhibits D and E hereto; and

               (c) Parent shall have entered into the Registration Rights Agreement.

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                                   ARTICLE IX

                                   Termination

         Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Board of Directors of the Company or Parent or the stockholders of the Company or Parent):

               (a) by mutual written agreement of the Company and Parent;

               (b) by either the Company or Parent, if

                    (i) the Merger has not been consummated on or before March 31, 2001; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any covenant, agreement, or other obligation contained in this Agreement results in the failure of the Merger to be consummated by such time;

                    (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order, or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order, or decree shall have become final and non-appealable;

                    (iii) the Parent Stockholders' Meeting has been duly convened but the Parent Stockholders' Approval shall not have been obtained at such Parent Stockholders' Meeting (or any adjournment thereof); or

                    (iv) the other party breaches any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of such party to satisfy any condition set forth in Section 8.2(a) or Section 8.3(a), as applicable, and (B) cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in breach in any material respect of any obligation, covenant or other agreement contained in this Agreement or in Material Breach of any representation or warranty contained in this Agreement);

               (c) by Parent in accordance with Section 6.13(b), provided that it has complied with all provisions thereof and that it complies with the requirements, if then applicable, of Section 12.4;

               (d) by the Company if (i) the Board of Directors of Parent or any committee thereof shall have failed to recommend, withdrawn, or modified in a manner adverse to the Company, its approval or recommendation of the issuance of Parent Common Stock as contemplated hereby, or approved or recommended any Superior Proposal, (ii) the Board of Directors of Parent or any committee thereof shall have resolved to take any of the foregoing actions, or (iii) the Board of Directors of Parent or any committee thereof shall have failed to


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affirm its recommendation of the issuance of Parent Common Stock as contemplated hereby within six (6) Business Days of a request to do so by the Company;

               (e) by the Company, if Parent shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Takeover Proposal or a Superior Proposal; or

               (f) by Parent or the Company if the GC Agreement is terminated; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if the GC Agreement is terminated as a result of the breach by the Company of any material covenant, agreement or other obligation contained in the GC Agreement.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party.

         Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 7.7(b), 12.2, 12.4, 12.9 12.12, 12.13, and
12.15 shall survive the termination of this Agreement and (ii) such termination shall not relieve any party hereto of any liability for any breach by that party of its covenants, agreements, or other obligations under this Agreement occurring prior to such termination.

                                   ARTICLE X

                                 Indemnification

         Section 10.1 Indemnification.

               (a) Weatherford and WEUS's Indemnity. From and after the Effective Time, subject to the other terms and limitations in this Article X, Weatherford and WEUS shall, jointly and severally indemnify, defend, reimburse, and hold harmless the Parent Indemnitees (as defined in Section 12.17) from and against any and all Losses (as defined in Section 12.17) actually incurred by any of the Parent Indemnitees or asserted by a Third Party (as defined in Section 12.17) against any of the Parent Indemnitees for or arising out of (i) any breach of the representations or warranties of Weatherford, WEUS, or the Company contained in Section 3.2 hereof, (ii) any breach of the covenants or obligations of Weatherford, WEUS, or the Company under this Agreement (other than a breach of any covenant or obligation in Article XI), (iii) the Retained Liabilities (as defined in Section 12.17), or (iv) any Third Party Claim in which it is ultimately determined by a final and non-appealable judgment (or settled with Weatherford's consent, which consent will not be unreasonably withheld) that the written information supplied to Parent or its representatives by Weatherford, WEUS, or the Company, specifically for inclusion in the Proxy Statement contained a material misstatement.

               (b) Parent's Indemnity. From and after the Effective Time, subject to the other terms and limitations in this Article X, Parent shall indemnify, defend, reimburse, and hold harmless the Company Indemnitees (as defined in Section 12.17) from and against any and all


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Losses actually incurred by any of the Company Indemnitees or asserted by a
Third Party against any of the Company Indemnitees for or arising out of (i) any breach of the representations or warranties of Parent or Merger Subsidiary contained in Section 4.2 hereof, (ii) any breach of the covenants or obligations of Parent or Merger Subsidiary under this Agreement (other than a breach of any covenant or obligation in Article XI), (iii) any agreement (other than the Formation Agreement (except to the extent the Partnership shall have expressly assumed liabilities and obligations under the Formation Agreement), the GC Agreement and agreements entered into in violation of Article V of this Agreement) to which any Weatherford Entity or their affiliates (other than the Company and its subsidiaries) is a party (and to which the Company or any of its subsidiaries may also be a party) and which relates to the Business (other than the Retained Liabilities), (iv) any Third Party Claim alleging that the proxy statement used in connection with the Parent Stockholders' Meeting contains a material misstatement or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than information provided to Parent in writing by Weatherford, WEUS, or the Company specifically for inclusion in such proxy statement), or (v) the use of the name "WEUS" or "Weatherford" or the Marks following the Effective Time. Parent acknowledges and agrees that the Losses described in clause (iii) of the preceding sentence shall be retained by and transfer with the Company and its subsidiaries and shall continue to be the responsibility of the Surviving Corporation.

               (c) Parent's Waiver. Notwithstanding anything to the contrary in this Agreement, Parent shall not be liable to the Company's Indemnitees for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any action by a Third Party against a Company Indemnitee for which such Company Indemnitee is entitled to indemnification under this Agreement.

               (d) Weatherford and WEUS's Waiver. Notwithstanding anything to the contrary in this Agreement, neither Weatherford nor WEUS shall be liable to Parent Indemnitees for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any action by a Third Party against a Parent Indemnitee for which such Parent Indemnitee is entitled to indemnification under this Agreement.

               (e) Limitations on Indemnity.

                    (i) No Parent Indemnitees shall be entitled to assert any right to indemnification under Section 10.1(a)(i) or Section 10.1(a)(iv) until the aggregate amount of all Losses actually suffered by Parent Indemnitees for matters covered thereby exceeds $2,500,000, and then only to the extent such Losses exceed, in the aggregate, such amount; provided, however, in no event shall Parent Indemnitees be entitled to recover in the aggregate in excess of the market value as of the Effective Time of the Merger Consideration for all Losses actually suffered by Parent Indemnitees related to matters covered by Section 10.1(a)(i) and Section 10.1(a)(iv).

                    (ii) No Company Indemnitees shall be entitled to assert any right to indemnification under Section 10.1(b)(i) or Section 10.1(b)(iv) until the aggregate amount of all Losses actually suffered by Company Indemnitees for matters covered

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     thereby exceeds $2,500,000, and then only to the extent such Losses exceed, in the aggregate, such amount; provided, however, in no event shall Company Indemnitees be entitled to recover in the aggregate in excess of the market value as of the Effective Time of the Merger Consideration for all Losses actually suffered by Company Indemnitees related to matters covered by
     Section 10.1(b)(i) and Section 10.1(b)(iv).

               (f) Survival and Time Limitation. The representations and warranties set forth in Sections 3.2 and 4.2 and all of the covenants, obligations, and agreements of the parties set forth in this Agreement, (including, but not limited to, those obligations set forth in Article VII, this Article X and Article XI), shall survive the Effective Time. Notwithstanding the foregoing sentence, except as provided in Section 11.13, after the Effective Time, any assertion by a party or an Indemnitee that an Indemnifying Party is liable to such party or Indemnitee for indemnification under the terms of
Section 10.1(a)(i), (ii) or (iv) or Section 10.1(b)(i), (ii) or (iv) of this Agreement must be made in writing and must be given to the Indemnifying Party on or prior to the date that is 12 months after the Effective Time (or not at all). Nothing contained in this Section 10.1(f) or elsewhere in this Agreement shall be construed to limit or restrict any rights to indemnity or other rights that the Company, Weatherford, WEUS or the Partnership (or their successors) may have under the Formation Agreement.

               (g) COMPLIANCE WITH EXPRESS NEGLIGENCE RULE. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 10.1, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

               (h) Further Indemnity Limitations. The amount of any Loss shall be reduced (i) to the extent any Person entitled to receive indemnification under this Agreement receives any insurance proceeds with respect to a Loss and
(ii) to take into account any payment or payments actually received by a Person entitled to receive indemnification under this Article X with respect to a Loss.

               (i) Sole and Exclusive Remedy. From and after the Effective Time, except as provided in Section 11.8 and Section 11.10, the indemnification provisions of this Article X and the provisions of Section 12.4(c) shall be the sole and exclusive remedies of each party (including the Company Indemnitees and Parent Indemnitees) (i) for any breach of the other party's representations and warranties contained in this Agreement and (ii) otherwise with respect to this Agreement and the transactions contemplated hereby or thereby (including the Company and its subsidiaries).

         Section 10.2 Defense of Claims.

               (a) Notice. If an Indemnitee (as defined in Section 12.17) receives notice of the assertion of any claim or of the commencement of any Third Party Claim (as defined in Section 12.17) with respect to which indemnification is to be sought from the Indemnifying Party (as defined in Section 12.17), the Indemnitee will give such Indemnifying Party reasonably prompt notice thereof, but in any event not later than seven Business Days after the Indemnitee's receipt of notice of such Third Party Claim, but the failure to give timely notice will not affect

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the rights of the Indemnitee or the obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was substantially disadvantaged. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee.

               (b) Defense. The Indemnifying Party will have the right to participate in or, by giving notice to the Indemnitee within seven Business Days after receipt of notice of the Third Party Claim, jointly with any other Indemnifying Party similarly notified, to elect to assume the defense of, any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably acceptable to Indemnitee), and assume the defense of the action and after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnitee in connection with the defense. The Indemnitee will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnitee unless (1) the employment of counsel by the Indemnitee has been authorized in writing by the Indemnifying Party, (2) the Indemnitee has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Indemnifying Party, (3) a conflict or potential conflict exists (based on advice of counsel to the Indemnitee) between the Indemnitee and the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnitee) or (4) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Party or Parties. It is understood that the Indemnifying Party or Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm (in addition to local counsel) admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the Indemnifying Party promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld). No Indemnifying Party shall, without the prior written consent of each Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceedings (whether or not any Indemnified Party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising or that may arise out of such claim, action or proceeding.

               (c) Direct Claim. Any Direct Claim (as defined in Section 12.17) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim (but the obligations of the Indemnifying Party and the rights of the Indemnitee shall not be affected by the failure to give such notice, except and only to the extent that, as a result of such failure, the Indemnifying Party is substantially disadvantaged). The Indemnifying Party will

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have a period of 30 calendar days within which to respond to such Direct Claim.
If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

               (d) Subrogation. If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other entity, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any Third Party in respect of the Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is in compliance with its obligations under this Agreement in respect of such Loss, (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such Third Party on account of said indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such Third Party and (iii) under no circumstance shall Parent or its affiliates (including the Surviving Corporation and its subsidiaries) have any right to pursue recovery under the Company Insurance Policies (as defined in Section 12.17). Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 10.2(d) shall be construed to require a party to obtain or maintain any insurance coverage.

                                   ARTICLE XI

                                   Tax Matters

         Section 11.1 Tax Return Preparation. Each Pre-Closing Tax Return (as defined in Section 12.17) shall be prepared by WEUS and delivered to and filed by (or shall be the responsibility of) WEUS, with respect only to any US federal income Tax Returns for all Pre-Closing Tax Periods, or by Parent, with respect to all other Tax Returns. All such Pre-Closing Tax Returns shall be filed on a basis consistent with prior Tax Returns (as defined in Section 12.17) filed with respect to the Company and its subsidiaries. Parent shall cause the Company to furnish Tax information to Weatherford for inclusion in the federal and state consolidated or combined income or franchise Tax Returns in accordance with the past custom and practice of the Company. All Post-Closing Tax Returns (as defined in Section 12.17), which are required to be filed by or with respect to the Company and its subsidiaries shall be prepared and filed by Parent. Weatherford will include the income of the Company and its subsidiaries on the Weatherford Group consolidated US federal income Tax Returns for all Pre-Closing Tax Periods and shall pay and be responsible for, and be entitled to all Tax benefits with respect to, all US federal income taxes of the Company and its subsidiaries for only the Pre-Closing Tax Periods. Except as provided in the immediately preceding sentence, Parent shall timely pay or cause to be paid all Taxes shown on all Pre-Closing and Post-Closing Tax Returns.

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         Section 11.2 Transfer Taxes. All sales, transfer, filing, recordation, registration, and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Parent, WEUS, the Company, any of its subsidiaries, or the Surviving Corporation, shall be borne by Parent, and Parent shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis and, if required by applicable law, WEUS shall and shall cause its affiliates to join the execution of any such documentation.

         Section 11.3 Use of Consistent Tax Practices. Any Tax Return which includes or is based on the operations, ownership, assets or activities of the Company and its subsidiaries for any Pre-Closing Tax Period (as defined in Section 12.17), and any Tax Return which includes or is based on the operations, ownership, assets, or activities of the Company or any of its subsidiaries for any Post-Closing Tax Period (as defined in Section 12.17) to the extent the items reported on such Tax Return might reasonably be expected to increase any Tax liability of the Company, WEUS, or Weatherford for any Pre-Closing Tax Period, shall be prepared in accordance with past Tax accounting practices used by the Company, WEUS, or Weatherford with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under applicable Tax law), in accordance with reasonable Tax accounting practices selected by the party responsible for filing such Tax Return hereunder with the consent, not to be unreasonably withheld or delayed, of the other party.

         Section 11.4 Refunds or Credits. Except as otherwise set forth in this Agreement, (i) to the extent any refunds or credits with respect to Taxes paid by or on behalf of the Company and its subsidiaries are attributable to a Pre-Closing Tax Period, such refunds or credits shall be for the account of WEUS, and (ii) to the extent that any refunds or credits with respect to Taxes paid by or on behalf of the Company and its subsidiaries are attributable to a Post-Closing Tax Period, such refunds or credits shall be for the account of Parent. Parent shall cause the Company to forward to WEUS or to reimburse WEUS for any such refunds or credits for the account of WEUS within 10 business days from receipt thereof by any of Parent, any of its affiliates or the Company. WEUS shall forward to Parent or reimburse Parent for any refunds or credits for the account of Parent within 10 business days from receipt thereof by WEUS. Any refunds or reimbursements not made within the 10 business day period specified above shall bear interest from the date received by the refunding or reimbursing party at the prime interest rate published in the Wall Street Journal on the tenth business day of the period specified above.

         Section 11.5 Filing of Amended Returns. Any amended Tax Return or claim for Tax refund for any Pre-Closing Tax Period shall be filed, or caused to be filed, by WEUS or Weatherford, with respect only to any US federal income Tax Returns for all Pre-Closing Tax Periods, or by Parent, with respect to all other Tax Returns. Neither party shall, without the prior written consent of the other party, make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might be expected to increase by more than an immaterial amount the Tax liability of the non-filing party for any Tax period. Any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period shall be filed, or caused to be filed, only by Parent. Parent shall not, without the prior written consent of WEUS, file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period to the extent

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that such filing, if accepted, reasonably might be expected to increase by more than an immaterial amount the Tax liability of Weatherford, WEUS, or any affiliate for any Pre-Closing Tax Period.

         Section 11.6 Assistance and Cooperation. WEUS, Parent, their respective affiliates, and the Company shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due and the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each party shall (i) retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate or until the final determination of any controversy with respect to such Tax period and until the final determination of any payments that may be required with respect to such Tax period under this Agreement, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such Tax Returns, records, and documents and, if the other party so requests, the Parent or WEUS, as the case may be, shall allow the other party to take possession of such Tax Returns, records and documents. Each of the parties shall also make available to the other parties, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

         Section 11.7 Closing Tax Certificate. At the Closing, WEUS shall deliver to Parent a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and
(iii) providing its address, all pursuant to Section 1445 of the Code.

         Section 11.8 Tax Allocation - WEUS's Obligations. WEUS shall be solely liable for, shall pay, and shall indemnify the Parent Indemnitees against, (i) all United States federal income Taxes of the Company and its subsidiaries and all Losses arising therefrom (including any Losses arising from the failure to pay such Taxes), relating to any Pre-Closing Tax Period and (ii) all United States federal income Taxes of the Company and its subsidiaries or any Parent Indemnitee and any Losses arising therefrom to the extent such Taxes or Losses are attributable to income recognized by any foreign subsidiaries of the Company that are described in Treasury Regulation ss.1.1502-76(b)(2)(vi)(C) and that are included on a Tax Return of the Company, any of its subsidiaries or a Parent Indemnitee for a taxable period that ends after the Effective Time but that are properly allocable to the portion of such period ending on the day that includes the Effective Time ("Deemed Income"); provided, however, any such Taxes or Losses shall be reduced by any foreign Taxes paid by such foreign subsidiaries of the Company prior to the Effective Time which are attributable to the Deemed Income. Such United States federal income Taxes properly allocable to the portion of such period ending on the day that includes the Effective Time shall be computed on the basis of the taxable income or loss of any foreign subsidiary of the Company for such partial period as determined from the books and records of the foreign subsidiaries of the Company as if the taxable period of the foreign subsidiaries had

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ended as of the Effective Time. WEUS shall not be responsible or liable for and shall not indemnify the Parent Indemnitees against any state, local or foreign Taxes of the Company and its subsidiaries, whether any of such Taxes relate to or arise from Pre-Closing Tax Periods or Post-Closing Tax Periods. WEUS shall be entitled to reduce its obligation to pay Taxes for which it is liable pursuant to this Section 11.8 to the extent such Taxes are paid by or on behalf of the Company or its subsidiaries on or before the Effective Time or are accrued as a liability on the Partnership Unaudited Financial Statements.

         Section 11.9 Taxes of Other Persons. WEUS agrees to indemnify the Parent from and against the liability of the Company or its subsidiaries (i) under Treasury Regulation Section 1.1502-6 by reason of the Company's having been a member of any consolidated group at any time on or prior to the Effective Time, or (ii) for United States federal income Taxes with respect to any Pre-Closing Tax Period as a transferee or successor.

         Section 11.10 Tax Allocation - Parent's Obligations. Parent shall be solely liable for, shall pay, and shall indemnify the Company Indemnitees against, (a) all federal income Taxes of the Company and its subsidiaries and all Losses arising therefrom, relating to any Post-Closing Tax Period, (b) all state, local and foreign Taxes of the Company and its subsidiaries and all Losses arising therefrom, whether any of such Taxes relate to or arise from Pre-Closing Tax Periods or Post-Closing Tax Periods, and (c) all Taxes and Losses arising therefrom relating to the obligations of Parent and its subsidiaries under Section 11.2.

         Section 11.11 Tax Claim Notices. Each party shall promptly notify the other party of (i) the commencement of any demand, claim, audit, examination, action, or other proposed change or adjustment by any Taxing Authority (as defined in Section 12.17) concerning any Tax and (ii) any other adjustment or claim which could give rise to a liability for Taxes of the other party or other payment pursuant to this Article XI, as the case may be (each a "Tax Claim"). Such notice shall contain factual information describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority or other Person in respect of any such asserted Tax Claim.

         Section 11.12 Pre-Closing Tax Period Tax Claims. WEUS, or an affiliate of WEUS, at its own expense, shall have the sole right to represent the Company's interests in any Tax Claim relating to United States federal income Taxes relating to any Pre-Closing Tax Period and to employ counsel of its choice. Parent shall have the right to participate in such Tax Claim at its own expense. None of WEUS or its affiliates shall consent to any settlement of issues relating to the Company that reasonably would be expected to have an adverse effect on the Taxes of the Company in any period after the Effective Time without Parent's consent, which consent shall not be unreasonably withheld. If WEUS elects to control the defense, compromise, or settlement of any Tax Claim relating to United States federal income Taxes, WEUS shall keep Parent informed of the progress and disposition of such Tax Claim. Parent shall handle any Tax Claim relating to any Tax period of the Company included in a Pre-Closing Tax Period which WEUS elects in writing not to control, and Parent shall be entitled to defend, compromise or settle such Tax Claim in its sole discretion.

         Section 11.13 Survival and Time Limitation. All of the covenants, obligations and agreements of the parties set forth in this Article XI shall survive the Effective Time.

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Notwithstanding the foregoing sentence, after the Effective Time, any assertion by Parent or any Parent Indemnitee that WEUS is liable to Parent or any Parent Indemnitee, or any assertion by WEUS or any Company Indemnitee that Parent is liable to WEUS or any Company Indemnitee, under this Article XI must be made in writing and must be given to the indemnifying party on or prior to the date that is 90 days after the date on which the applicable statute of limitations expires with respect to such matters (or not at all).

         Section 11.14 Sole and Exclusive Remedy. From and after the Effective Time, the provisions of this Article XI shall be the exclusive agreement among the parties (including the Company Indemnitees and the Parent Indemnitees) with respect to Tax matters, including indemnification for Tax matters.

                                  ARTICLE XII

                                  Miscellaneous

         Section 12.1 Representations, Warranties and Agreements. Except as set forth in Section 10.1(f) hereof, all representations and warranties of the parties, or any authorized representative thereof, contained in this Agreement, or in any certificate, document or other instrument delivered in connection herewith, shall terminate and cease to be of further force and effect as of the Effective Time. Each of Parent and the Company covenant never to institute, directly or indirectly, any action or proceeding of any kind against the other based on or arising out of, or in any manner related to, the breach of such representations or warranties contained in this Agreement (other than as set forth in Section 10.1(f) hereof). The agreements contained herein and in any certificate or other writing delivered pursuant hereto (other than the Stockholders' Agreement, the Registration Rights Agreement, the Voting Agreement, the Acknowledgement, the GC Purchase Agreement, and the Transitional Services Agreement) shall not survive the Effective Time except for the agreements set forth in Sections 6.5, 6.6, 6.9, 6.10, 6.11, 6.14, 7.3, 7.4, 7.6,
7.9, and Articles X, XI and XII.

         Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without reference to the choice of law principles thereof.

         Section 12.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and any other agreements to be entered into as contemplated herein, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         Section 12.4 Expenses and Fees. (a) Except as otherwise provided in this Section 12.4, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               (b) With respect to litigation in connection with Section 7.2(c)(iii), all expenses incurred by Parent and WEUS in connection with such litigation will be shared equally between Parent and WEUS.

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               (c) Parent agrees that if this Agreement is terminated by (i)
either Parent or the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and prior to the termination hereof a bonafide Takeover Proposal has been made by any Person or any Person publicly announces its intent to make a Takeover Proposal, and in the case of a determination pursuant to Section 9.1(b)(i) such Takeover Proposal has not been withdrawn or such public announcement of intent to make a Takeover Proposal has not been withdrawn or revoked and in the case of a determination pursuant to Section 9.1(b)(iii) such Takeover Proposal has not been withdrawn or such public announcement of intent to make a Takeover Proposal has not been withdrawn or revoked at least 10 Business Days prior to the closing of the polls at the Parent Stockholders' Meeting, unless, in the case of a termination by Parent, the failure to consummate the Merger is the result of a material breach of any covenant or agreement by WEUS or the Company under this Agreement, or, unless in the case of a termination by the Company or Parent, the failure to consummate the Merger is the result of the failure of the conditions in Section 8.1(b), (c), (e), (g),
(h), or (i) or Section 8.2(c) or (d), (ii) the Company pursuant to Sections 9.1(b)(iv), 9.1(d) or 9.1(e), or (iii) Parent pursuant to Section 9.1(c), then Parent shall pay to WEUS $15,000,000. The Company and WEUS agree that if this Agreement is terminated by Parent in accordance with the terms of Section 9.1(b)(iv), WEUS shall pay to Parent $15,000,000. The amounts payable as provided in this Section 12.4(c) shall be paid as liquidated damages, and such payment (x) shall constitute the exclusive monetary remedy available to the payee at law or in equity in respect of any such termination or any breach of this Agreement by the payor (other than for specific performance and for indemnification after the Effective Time in accordance with the provisions of this Agreement), (y) shall constitute payment for all claims, damages, out-of-pocket expenses and fees arising out of or incurred by the payee in connection with this transaction and (z) shall be payable by wire transfer of same day funds not later than the day following the date of termination of this Agreement.

               (d) Parent and Weatherford agree that the Company and its subsidiaries shall only be responsible for up to $500,000 for the costs and expenses (including any transfer taxes) paid or incurred (including reimbursement of Weatherford) in distributing the Excluded Assets pursuant to
Section 5.3, with any costs or expenses in excess of $500,000 to be borne by Weatherford.

         Section 12.5 Notices. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below.

                  If to Parent or Merger Subsidiary, to:

                           Parent

                           Universal Compression Holdings, Inc.
                           4440 Brittmoore Road
                           Houston, Texas 77041
                           Attention: Stephen A. Snider

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                  with a copy to:

                           King & Spalding
                           1100 Louisiana
                           Houston, Texas 77002-5219
                           Attention: Mark Zvonkovic and Chris LaFollette

                  if to any of the Weatherford Entities, to:

                           Weatherford International, Inc.
                           515 Post Oak Boulevard, Suite 600
                           Houston, Texas 77027
                           Attention: Curtis W. Huff

                  with a copy to:

                           Andrews & Kurth L.L.P.
                           4200 Chase Tower
                           600 Travis
                           Houston, Texas  77002-3090
                           Attention: Robert V. Jewell

         Section 12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except (i) Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder and (ii) the Company may assign to Weatherford or one of its subsidiaries the rights and obligations of the Company under the GC Agreement, but any such assignment will not relieve the Company of its obligations hereunder.

         Section 12.7 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         Section 12.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         Section 12.9 Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to

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imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule or
Exhibit is or is not material for purposes of this Agreement.

         Section 12.10 Agreement for the Parties' Benefit. This Agreement is not intended to confer upon any Person not a party hereto (other than the Merger Subsidiary and WEUS) any rights or remedies hereunder, and no Person other than the parties hereto or such Persons described above is entitled to rely on any representation, warranty, or covenant contained herein.

         Section 12.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

         Section 12.12 Jurisdiction. Any legal action, suit, or proceeding in law or equity arising out of or relating to this Agreement and transactions contemplated by this Agreement may be instituted in any state or federal court in Harris County, Houston, Texas, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding. Any and all service of process and any other notice in any such action, suit, or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 10.5.

         Section 12.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 12.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its terms or were otherwise breached, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

         Section 12.15 Payments Constitute Liquidated Damages. The parties agree that the dollar amounts provided in Section 12.4(c) payable upon the occurrence of the events specified therein have been determined by negotiation and reflect their best estimate and judgment of the monetary value of the losses and damages to be incurred in connection with, and the time,

                                      A-68

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efforts, expense and cost of opportunity associated with, the transactions contemplated in this Agreement, and the parties agree to accept payment of such amount as liquidated damages in full and complete satisfaction of all claims and expenses arising from the occurrence of such events (including, but not limited to, claims for specific performance).

         Section 12.16 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         Section 12.17 Definitions and Usage For the purposes of this Agreement:

               "368 Reorganization" shall have the meaning specified in Section 3.18.

               "1933 Act" shall have the meaning specified in Section 4.4.

               "1934 Act" shall have the meaning specified in Section 4.4.

               "Acquisition Agreement" shall have the meaning specified in
Section 6.13(b).

               "Action" shall mean any action, suit, arbitration, inquiry, proceeding, or investigation by or before any Governmental Authority.

               "Adjustment Payment" shall mean a cash payment determined with respect to a Transferred Employee subject to Section 7.11, determined by multiplying the number of shares subject to options specified for such retained Transferred Employee on Schedule 3.16 by the excess of the closing price of a share of Weatherford Common Stock on the NYSE on the Business Day immediately prior to the Effective Time over the exercise price or prices for the options specified for such Transferred Employee on Schedule 7.11.

               "affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

               "Agreement" shall have the meaning specified in the introductory paragraph of this Agreement and Plan of Merger.

               "Business" shall mean all compression services business conducted by the Company and its subsidiaries, and all operations conducted by them and related thereto, including, without limitation, (a) the sale and rental of natural gas compressors, (b) the packaging, fabrication, and sales of natural gas compressors, (c) the design of compression systems, (d) providing compression related services, including full service turnkey compression management, (e) maintenance, reconditioning, and repair services, and (f) offshore platform installation and management of compression equipment and excluding any business conducted by, and operations related to, the Excluded Assets.

               "Business Day" shall mean any day other than a Saturday, Sunday, or legal holiday recognized by banking institutions in the State of Texas.

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               "Canada" shall have the meaning specified in the recitals to this
Agreement.

               "CERCLA" shall have the meaning specified in Section 3.14.

               "Certificates" shall have the meaning specified in Section 1.4.

               "Certificate of Merger" shall have the meaning specified in
Section 1.1(b).

               "Code" shall have the meaning specified in the recitals of this Agreement.

               "Commitment" shall have the meaning specified in Section 3.2(a).

               "Company" shall have the meaning specified in the introductory paragraph of this Agreement.

               "Company Benefit Plans" shall have the meaning specified in
Section 3.16(a).

               "Company Common Stock" shall have the meaning specified in
Section 1.2(a).

               "Company Disclosure Letter" shall mean the schedules referred to in Article III delivered by the Company to Parent in connection with this Agreement.

               "Company Indemnitees" shall mean, collectively, Weatherford, WEUS, and their affiliates (other than the Company and its subsidiaries) and its and their officers, directors, employees, agents, and representatives.

               "Company Insurance Policies" shall mean the insurance policies maintained by WEUS or its affiliates (other than the Company or its subsidiaries), including those relating to the Business.

               "Company Material Adverse Effect" shall mean any fact, circumstance, event, or condition which has or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), assets, or liabilities of the Company and its subsidiaries, taken as a whole (after taking into account insurance recoveries in respect thereof); provided, however, that any actual or prospective change or changes relating to or resulting from any change or changes in the prices of oil, gas, natural gas liquids, or other hydrocarbon products, general economic conditions, local, regional, national, or international industry conditions (including, without limitation, changes in applicable laws or regulations, and changes in financial or market conditions) or changes in the compressor manufacturing, sales, rental, or services businesses of a general nature shall be deemed not to constitute a "Company Material Adverse Effect."

               "Company Material Contracts" shall have the meaning specified in Section 3.13(a).

               "Company Pension Plans" shall have the meaning specified in
Section 3.16(a).

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               "Company Returns" shall mean all Tax Returns required to be filed by the Company or any of its subsidiaries, and the term "Company Return" means any one of the foregoing Company Returns.

               "Company Shares" shall have the meaning specified in Section 3.2(a).

               "Company Welfare Plan" shall have the meaning specified in
Section 3.16(a).

               "Confidentiality Agreement" shall have the meaning specified in Section 7.7(b).

               "Deemed Income" shall have the meaning specified in Section
11.8.

               "DGCL" shall have the meaning specified in Section 1.1(a).

               "Direct Claim" shall mean any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim.

               "Effective Time" shall have the meaning specified in Section 1.1(b).

               "Employee Options" shall have the meaning specified in Section 7.11.

               "Employees" shall have the meaning specified in Section 7.11.

               "Environmental Laws" shall have the meaning specified in
Section 3.14.

               "ERISA" shall have the meaning specified in Section 3.16(a).

               "Excluded Assets" shall have the meaning specified in Section
5.3.

               "Excluded Liability" shall have the meaning given to the term "Excluded Weatherford Liabilities" in the Formation Agreement.

               "Formation Agreement" shall mean the Formation Agreement, dated as of February 2, 1999, among Weatherford, the Limited Partnership, GC, General Electric Capital Corporation, a New York corporation.

               "FTC" shall have the meaning specified in Section 7.2(b).

               "GAAP" shall have the meaning specified in Section 3.5.

               "GC" shall have the meaning specified in the recitals to this Agreement.

               "GC Agreement" shall have the meaning specified in the recitals to this Agreement.

               "General Partner" shall mean Weatherford Global Compression Holding, L.L.C., a Delaware limited liability company.

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               "Global Compression Business Historical Financial Statements"
shall have the meaning specified in Section 3.5.

               "Governmental Authority" shall mean (a) the United States of America and any foreign nation, (b) any state, county, municipality, or other governmental subdivision within or outside the United States of America, and (c) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or any foreign nation or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within or outside the United States of America.

               "GSI" shall have the meaning specified in Section 3.1(a).

               "GSI Companies" shall have the meaning specified in Section
3.1(a).

               "HSR Act" shall have the meaning specified in Section 3.4.

               "Indemnifying Party" shall mean a party required to provide indemnification under Section 10.1.

               "Indemnitee" shall mean a Company Indemnitee or a Parent Indemnitee.

               "Investment" shall have the meaning specified in Section
5.3(b).

               "Justice Department" shall have the meaning specified in
Section 7.2(b).

               "Knowledge" when used in relation to any Person shall mean the knowledge of such Person's officers, directors, and key employees.

               "Licenses" shall have the meaning specified in Section 3.9.

               "Liens" shall mean all liens, mortgages, security interests, pledges, claims, options, and other encumbrances of any kind.

               "Limited Partnership" shall mean Weatherford Enterra Compression Company, L.P., a Delaware limited partnership and a subsidiary of the Company.

               "Losses" shall mean, collectively, any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, damages, fines, penalties, interest obligations, costs, and expenses, including amounts paid in settlement, reasonable attorneys' fees and expenses, court costs, costs of investigators, experts, accountants and financial advisors, and other costs of suit.

               "Marks" shall have the meaning specified in Section 6.6(b).

               "Material Breach" shall have the meaning specified in Section 9.1(b).

               "Merger" shall have the meaning specified in Section 1.1(a).

               "Merger Consideration" shall have the meaning specified in
Section 1.2(a).


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               "Merger Subsidiary" shall have the meaning specified in the introductory paragraph of this Agreement.

               "Merrill Lynch" shall have the meaning specified in Section
4.20.

               "New Option" shall have the meaning specified in Section 7.11.

               "NYSE" shall have the meaning specified in Section 7.11.

               "officer" means in the case of Parent and the Company, any executive officer of Parent, Merger Subsidiary, WEUS, or the Company, as applicable, within the meaning of Rule 3b-7 of the 1934 Act.

               "Parent" shall have the meaning specified in the introductory paragraph of this Agreement.

               "Parent 10-K" shall have the meaning specified in Section
4.5(a).

               "Parent 10-Q" shall have the meaning specified in Section
4.5(a).

               "Parent 401(k) Plan" shall have the meaning specified in
Section 6.5(c).

               "Parent Average Price" shall mean the average closing price of a share of Parent Common Stock on the NYSE for the twenty (20) consecutive trading days ending on the Business Day prior to the Effective Time.

               "Parent Common Stock" shall have the meaning specified in the recitals to this Agreement.

               "Parent Disclosure Letter" shall mean the schedules referred to in Article IV delivered by Parent to the Company in connection with this Agreement.

               "Parent Employee Plan" shall have the meaning specified in
Section 4.16(a).

               "Parent Indemnitees" shall mean, collectively, Parent and its affiliates and its and their officers, directors, employees, agents, and representatives.

               "Parent Material Adverse Effect" shall mean any fact, circumstance, event, or condition which has or would reasonably be expected to have a materially adverse effect on the business, condition (financial or otherwise), assets, or liabilities of Parent and its subsidiaries, taken as a whole (after taking into account insurance recoveries in respect thereof); provided, however, that any actual or prospective change or changes relating to or resulting from any change or changes in the prices of oil, gas, natural gas liquids, or other hydrocarbon products, general economic conditions, local, regional, national, or international industry conditions (including, without limitation, changes in applicable laws or regulations, and changes in financial or market conditions), or changes in the compressor manufacturing, sales, rental, or services businesses of a general nature shall be deemed not to constitute a "Parent Material Adverse Effect."

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               "Parent Material Contracts" shall have the meaning specified in Section 4.13.

               "Parent Organizational Documents" shall have the meaning specified in Section 4.1.

               "Parent Returns" shall mean all Tax Returns required to be filed by Parent or any of its subsidiaries, and the term "Parent Return" means any one of the foregoing Parent Returns.

               "Parent SEC Filings" shall have the meaning specified in
Section 4.5(a).

               "Parent Shares" shall have the meaning specified in Section
4.2(a).

               "Parent Stockholders' Approval" shall have the meaning specified in Section 6.3.

               "Parent Stockholders' Meeting" shall have the meaning specified in Section 6.3.

               "Parent Unaudited Balance Sheet" shall have the meaning specified in Section 4.6.

               "Parent Unaudited Balance Sheet Date" shall have the meaning specified in Section 4.6.

               "Parent Unaudited Financial Statements" shall mean Parent's unaudited financial statements included in its Quarterly Report on Form 10-Q for the three months ended June 30, 2000, as filed with the SEC.

               "Partnership" shall mean Weatherford Global Compression Services, L.P., a Delaware limited partnership.

               "Partnership Audited Financial Statements" shall have the meaning specified in Section 3.5.

               "Partnership Unaudited Balance Sheet Date" shall have the meaning specified in Section 3.6.

               "Partnership Unaudited Financial Statements" shall have the meaning specified in Section 3.5.

               "Permitted Encumbrances" shall mean:

               (a) easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other easements and rights-of-way on, over, or in respect of any property which will not materially interfere with the operation or use of any of the affected properties;

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               (b)  Liens for taxes or assessments, to the extent not yet delinquent or, if delinquent, to the extent being contested in good faith by appropriate proceedings;

               (c) any materialman's, landlord's, carrier's, warehouseman's, mechanics', repairman's, employees', contractors', operators', or other similar liens, security interests, or charges for liquidated amounts arising in the ordinary course of business that are not delinquent or, if delinquent, are being contested in good faith by appropriate proceedings;

               (d) rights of parties under contracts entered into in the ordinary course of business, including, but not limited to, leasehold and purchase rights;

               (e) Liens on the assets of any entity or asset as a result of an agreement relating to the acquisition of such entity or asset;

               (f) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

               (g) Any interest or title of a lessor in property subject to any Capitalized Lease Obligation (as defined in the Synthetic Leases) or operating lease which Capital Lease Obligation or operating lease is not prohibited under the Participation Agreement;

               (h)  Liens arising under the Synthetic Leases; and

               (i) all agreements, instruments, documents, Liens, and other matters described or referred to in Schedule I hereto, or which are waived by Parent.

Further, with respect to Parent, "Permitted Encumbrances" shall include Liens arising under Parent's or its subsidiaries' revolving credit facility, operating lease facility and such financial agreements referred to on Schedule 4.13 of the Parent Disclosure Letter.

               "Person" shall mean an individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other legal entity of any kind.

               "Post-Closing Tax Period" shall mean any Tax period ending after the Effective Time.

               "Post-Closing Tax Return" shall mean any Company Return that is required to be filed with respect to a Post-Closing Tax Period.

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               "Pre-Closing Tax Period" shall mean any Tax periods ending on or before the Effective Time.

               "Pre-Closing Tax Return" shall mean any Company Return that is required to be filed after the Effective Time with respect to a Pre-Closing Tax Period.

               "Proxy Statement" shall have the meaning specified in Section
3.19.

               "Registration Rights Agreement" shall have the meaning specified in Section 6.7.

               "release" shall have the meaning specified in Section 3.14.

               "Representatives" shall have the meaning specified in Section 6.13(a).

               "Retained E-mail" shall mean all electronic mail and other computer based communications stored on any electronic, digital, or other storage or back up media and retained in the ordinary course of Weatherford, WEUS's, the Company's, any of the Company's subsidiaries', or any of their respective affiliates' business.

               "Retained Liabilities" shall mean (a) the Excluded Liabilities to the extent, and only to the extent, that Weatherford or WEUS has a continuing obligation for such liabilities under the Formation Agreement and then only upon the terms and conditions and for the amounts and time periods provided for in the Formation Agreement, (b) the amounts payable by the Company or its affiliates in connection with the termination of the Company's President, and
(c) any liabilities related to or arising out of the Excluded Assets.

               "SEC" shall have the meaning specified in Section 3.13.

               "Services Agreement" shall mean the Shared Services Agreement between Weatherford and the Limited Partnership dated February 2, 1999.

               "Stockholder Agreement" shall have the meaning specified in the recitals of this Agreement.

               "subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person and shall include, with respect to the Company, the Partnership and the Limited Partnership.

               "Superior Proposal" shall have the meaning specified in
Section 6.13(b).

               "Surviving Corporation" shall have the meaning specified in
Section 1.1(a).

               "Synthetic Leases" shall mean, collectively, (i) the Participation Agreement, dated as of July 9, 1999, among the Partnership, as lessee, ABN Amro Bank N.V., agent for the lessors, and the lessors listed on
Schedule I thereto, (ii) the First Amendment, dated as of February 2, 1999, to the Participation Agreement, dated as of December 8, 1998, among the

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Partnership, ABN Amro Bank N.V., as agent for the lessors, and the lessors listed on Schedule I thereto, (iii) the Participation Agreement, dated as of December 8, 1998, among the Partnership, as lessee, and the lessors listed on Scheduled I thereto, and (iv) all documents relating thereto, including any guaranty in connection therewith.

               "Takeover Proposal" shall have the meaning specified in
Section 6.13(a).

               "Tax" or "Taxes" shall have the meaning specified in Section 3.15(a).

               "Taxing Authority" shall mean any Governmental Authority responsible for the imposition or collection of any Tax.

               "Tax Benefit" shall mean any decreases in Tax actually realized.

               "Tax Claim" shall have the meaning specified in Section 11.11.

               "Tax Return" shall mean any return or report, declaration, report, claim for refund, information return, or statement relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes, and including any amendment thereto.

               "TBCA" shall have the meaning specified in Section 1.1.

               "Third Party" shall mean any Person other than (i) WEUS or any of its affiliates (including the Company and its subsidiaries) or (ii) Parent and its affiliates.

               "Third Party Claim" shall mean any claim or the commencement of any claim, action or proceeding brought by a Third Party.

               "Transferred Employee" shall have the meaning specified in
Section 6.5(a).

               "Voting Agreement" shall have the meaning specified in Section
6.8.

               "Weatherford" shall have the meaning specified in the introductory paragraph of this Agreement.

               "Weatherford 401(k) Plan" shall have the meaning specified in
Section 6.5(c).

               "Weatherford Average Price" shall have the meaning specified in Section 7.11.

               "Weatherford Common Stock" shall have the meaning specified in
Section 7.11.

               "Weatherford Compression Business Historical Financial Statements" shall have the meaning specified in Section 3.5.

               "Weatherford Entities" shall mean collectively Weatherford, WEUS, the Company, and its subsidiaries, and any of such entities shall individually be a "Weatherford Entity."

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               "Weatherford Nominees" shall have the meaning specified in
Section 6.9.

               "Weatherford Organizational Documents" shall have the meaning specified in Section 3.1(c).

               "WEUS" shall have the meaning specified in the introductory paragraph of this Agreement.

               A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.





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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Weatherford International, Inc.


                                          By:  /s/ CURTIS W. HUFF
                                             ----------------------------------
                                          Name:  Curtis W. Huff
                                               --------------------------------
                                          Title:  Executive Vice President
                                                -------------------------------


                                          WEUS Holdings, Inc.


                                          By:  /s/ CURTIS W. HUFF
                                             ----------------------------------
                                          Name:  Curtis W. Huff
                                               --------------------------------
                                          Title:  Executive Vice President
                                                -------------------------------


                                          Enterra Compression Company


                                          By:  /s/ CURTIS W. HUFF
                                             ----------------------------------
                                          Name:  Curtis W. Huff
                                               --------------------------------
                                          Title:  Executive Vice President
                                                -------------------------------


                                          Universal Compression Holdings, Inc.


                                          By:  /s/ ERNIE L. DANNER
                                             ----------------------------------
                                          Name:  Ernie L. Danner
                                               --------------------------------
                                          Title:  Executive Vice President
                                                -------------------------------


                                          Universal Compression, Inc.


                                          By:  /s/ ERNIE L. DANNER
                                             ----------------------------------
                                          Name:  Ernie L. Danner
                                               --------------------------------
                                          Title:  Executive Vice President
                                                -------------------------------

                                   [ANNEX B]

                           [MERRILL LYNCH LETTERHEAD]

                                October 23, 2000

Board of Directors
Universal Compression Holdings, Inc.
4440 Brittmoore Road
Houston, TX 770441

Members of the Board of Directors:

     Enterra Compression Company (the "Company"), a subsidiary of Weatherford International Incorporated (the "Parent"); the Parent; Benstar, Inc., a wholly owned subsidiary of the Parent; WEUS Holding, Inc., a wholly owned subsidiary of the Parent; Universal Compression Holdings, Inc. (the "Acquiror") and Universal Compression, Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into the Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will be merged with and into the Acquisition Sub in a transaction (the "Merger") in which the outstanding shares of the Company's common stock, par value $1.00 per share (the "Company Shares"), will be converted into the right to receive 13,750,000 shares (the "Merger Consideration") of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares").

     You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company, the Parent and the Acquiror that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company, the Parent and the Acquiror.

     (3) Conducted discussions with members of senior management of the Company, the Parent and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies.

     (4) Reviewed the market prices and valuation multiples for the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company, the Parent and the Acquiror and their financial and legal advisors;

     (8)  Reviewed the potential pro forma impact of the Merger;

     (9)  Reviewed a draft of the Agreement dated October 23, 2000;

     (10) Reviewed forms of a Voting Agreement, a Registration Rights Agreement and a Stockholder Agreement, in each case related to the Agreement (collectively, the "Ancillary Agreements"); and

     (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us the Company, the Parent and the Acquiror, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company, the Parent or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's, the Parent's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have made no independent investigation of any legal matters and accounting advice give to such parties and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the merger. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the terms and provisions contained in the final form of each of the Agreement and the Ancillary Agreements will not differ from the last draft reviewed by us in any matter material to our opinion expressed herein.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the issuance of the Acquiror Shares in the proposed Merger or any matter related thereto. We also are not expressing any opinion as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

     We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror, the Parent and their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. We also participated as a lead manager for the Acquiror's initial public offering of common stock that closed in May 2000. In addition, in the ordinary course of our business, we may actively trade the Company Shares, as well as shares of the common stock of the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the issuance of the Acquiror Shares in the proposed Merger or any matter related thereto. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting, or which may affect, this opinion of which we became aware after the date hereof.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the Acquiror.

                                        Very truly yours,

                                        /s/ MERRILL LYNCH, PIERCE, FENNER
                                                     & SMITH INCORPORATED
                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                                   [ANNEX C]

                             STOCKHOLDERS' AGREEMENT


         This STOCKHOLDERS' AGREEMENT (the "Agreement"), dated as of October 23, 2000, is among WEUS Holdings, Inc., a Delaware corporation ("WEUS"), Universal Compression Holdings, Inc., a Delaware corporation ("Universal"), Castle Harlan Partners III, L.P., a Delaware limited partnership ("CHPIII"), Castle Harlan Offshore Partners III, L.P., a Delaware limited partnership ("Offshore"), Castle Harlan Affiliates III, L.P., a Delaware limited partnership ("CH Affiliates"), and John K. Castle, an individual ("Castle" and, together with CHPIII, Offshore, and CH Affiliates, the "Stockholders").

                                   WITNESSETH:

         WHEREAS, WEUS owns all of the outstanding capital stock of Enterra Compression Company, a Delaware corporation (the "Company"); and

         WHEREAS, the Company owns a 1% general partner interest in Weatherford Enterra Compression Company, L.P., a Delaware limited partnership (the "Limited Partnership"), and Enterra Compression Investment Company, a Delaware corporation and a wholly owned subsidiary of the Company ("ECIC"), owns a 99% limited partner interest in the Limited Partnership; and

         WHEREAS, the Limited Partnership owns 64% of the outstanding member interests of Weatherford Global Compression Holding, L.L.C., a Delaware limited liability company (the "General Partner"); and

         WHEREAS, ECIC owns 64% of the outstanding capital stock of Weatherford Global Compression Services Ltd., an Alberta, Canada corporation ("WGCS"); and

         WHEREAS, Global Compression Services, Inc. ("GC"), an indirect wholly owned subsidiary of General Electric Capital Corporation, a New York corporation ("GE Capital"), owns the remaining (i) 36% of the outstanding capital stock of WGCS and (ii) 36% of the outstanding member interests of the General Partner; and

         WHEREAS, the General Partner is the sole general partner, and the Limited Partnership and GC are the sole limited partners, of Weatherford Global Compression Services, L.P., a Delaware limited partnership (the "Partnership"), and the partner interests of the General Partner, the Limited Partnership and GC as partners of the Partnership are 1%, 63.36%, and 35.64%, respectively; and

         WHEREAS, Weatherford (defined below), WEUS, the Company, GC, and GE Capital have entered into a Purchase Agreement (the "GC Purchase Agreement") pursuant to which the Company will purchase the interests of GC in the General Partner, the Partnership, and WGCS immediately prior to the Merger (as hereinafter defined); and

         WHEREAS, Weatherford International, Inc., a Delaware corporation and the parent of WEUS ("Weatherford"), WEUS, the Company, Universal, and Universal Compression, Inc. ("UCI") have entered into an Agreement and Plan of Merger, dated of even date herewith (the "Merger Agreement"), pursuant to which the Company will be merged with and into UCI with UCI as the surviving corporation of the merger (the "Merger"); and

         WHEREAS, pursuant to the Merger, all of the outstanding capital stock of the Company owned by WEUS will be converted into the right to receive a total of 13,750,000 newly issued shares of common stock, par value $0.01 per share, of Universal ("Universal Common Stock"), subject to adjustment as provided in the Merger Agreement; and

         WHEREAS, the Merger is to be effected after the conditions to consummation thereof set forth in the Merger Agreement have been satisfied or waived, which conditions include, among other things, approval by Universal's stockholders of the issuance by Universal of the Universal Common Stock to be issued in the Merger, as required by the applicable rules of the New York Stock Exchange; and

         WHEREAS, the Stockholders (i) are the record owners of 3,124,848 shares of Universal Common Stock, (ii) have the power to vote an additional 195,497 shares of Universal Common Stock pursuant to the Voting Trust (as hereinafter defined), and (iii) have the power to cause other holders of 2,174,529 shares of Universal Common Stock to vote pursuant to the Voting Agreement (as hereinafter defined (collectively, (i), (ii), and (iii) represent 5,494,874 shares of Universal Common Stock, hereinafter referred to as the "Existing Shares"); and

         WHEREAS, in order to induce Weatherford, WEUS, and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Stockholders are willing to enter into this Agreement in order to provide for, among other things, (i) the obligations of the Stockholders to vote, or cause the record or beneficial owner of the Shares (as defined in Section 1(a)) to vote, the Shares (other than Shares subject to unexercised options) (the "Voting Shares") in the manner specified herein and, in connection therewith, to grant a proxy with respect to the Voting Shares, and (ii) certain restrictions on the sale, conveyance, or transfer of the Shares by the Stockholders;

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Defined Terms.

         (a) As used herein, the terms set forth below shall have the following respective meanings:

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "beneficial owner" has the meaning set forth in Rule 13d-3 under the 1934 Act, and the term "beneficial ownership" shall have a correlative meaning.

         "Co-Investors" shall mean those stockholders of Universal whose shares are subject to the Voting Agreement or the Voting Trust and shall include Castle Harlan Partners III, L.P., Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P. and their affiliates, and any person or entity whose manner of voting shares of capital stock or voting securities of Universal the Stockholders can influence or determine pursuant to a written agreement.

         "Shares" means the Existing Shares, together with all other shares of capital stock or voting securities of Universal of which the Stockholder (a) is a direct or indirect beneficial owner as of the date of this Agreement, (b) becomes the direct or indirect beneficial owner after the date hereof, including, but not limited to, shares or voting securities received pursuant to any stock splits, stock dividends, or distributions, shares or voting securities acquired by purchase or upon the exercise, conversion, or exchange of any option, warrant, or convertible security or otherwise, and shares or voting securities received pursuant to any change in the capital stock of Universal by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares, or any transaction with like purpose or effect, and (c) becomes able to vote, direct the vote of, or cause in any manner the voting of, which shares or other securities are not owned beneficially or of record solely by the Stockholders.

         "Voting Arrangements" means (a) those documents filed as Exhibits 1 and 2 to the Schedule 13D, dated May 30, 2000 (the "13D"), and filed with the Securities and Exchange Commission on June 9, 2000 by Castle Harlan Partners III, L.P. et al. (together, the "Voting Trust") and (b) those documents filed as Exhibits 3 and 4 to the 13D and as Exhibit 9.6 to Amendment No. 2 to the Registration Statement on Form S-1, dated May 22, 2000, (together, the "Voting Agreement").

         (b) Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

         SECTION 2. Agreement to Vote.

         (a) For so long as this Agreement remains in effect (the "Term"), the Stockholders shall, and shall take any and all actions necessary to cause the Co-Investors to, at any meeting of the stockholders of Universal (including, but not limited to, the Parent Stockholders' Meeting (as defined in the Merger Agreement)), and in any action by written consent of the stockholders of Universal in lieu of a meeting, vote all of the Voting Shares (a) in favor of all matters requiring the approval of the stockholders of Universal to consummate the Merger, including, but not limited to, the issuance of the shares of Universal Common Stock pursuant to the Merger, and the other transactions contemplated by the Merger Agreement and (b) against any Takeover Proposal or any agreement, arrangement, or transaction relating to any Takeover Proposal or required in order to implement the same or any action or agreement that, directly or indirectly, is inconsistent with the Merger Agreement or the transactions contemplated thereby or that is reasonably likely (i) to impede, interfere with, delay, or postpone the Merger or the other transactions contemplated by the Merger Agreement, (ii) to result in a breach of any covenant, representation, warranty, or any other obligation of Universal or UCI under the Merger Agreement, or (iii) to cause any conditions to the obligations of the parties under the Merger Agreement not to be fulfilled.

         SECTION 3. [INTENTIONALLY OMITTED]

         SECTION 4. Agreement to Take Action. During the term of this Agreement, without the prior written consent of WEUS, none of the Stockholders shall agree to amend or waive any right under the Voting Arrangements and each of them shall take all actions necessary and use their best efforts to enforce the terms of such Voting Arrangements in order to effectuate the transactions contemplated by this Agreement, including, but not limited to, the delivery of specific instructions if so requested; provided however, nothing herein shall prevent any Stockholder from agreeing to transfer shares subject to an existing Voting Trust to a Voting Agreement so long as such transfer results in the Shares so transferred being Voting Shares subject to this Agreement.

         SECTION 5. Representations and Warranties.

         (a) The Stockholders hereby represent and warrant to WEUS as follows:

                  (i) The Stockholders have all necessary power and authority to enter into and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholders and constitutes a legal, valid, and binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with the terms hereof subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (ii) The execution and delivery by the Stockholders of this Agreement, the performance by each of them of their obligations hereunder, and the consummation by them of the transactions contemplated hereby will not (i) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract, or other instrument or document to which any Stockholder is a party by which its properties or assets are bound, including, but not limited to, any of the Voting Arrangements or (ii) subject to filing of reports as may be required under Section 13(d) and Section 16 of the 1934 Act, conflict with, or result in any violation of, any law, ordinance, statute, rule, or regulation of any Governmental Entity or of any order, writ, injunction, judgment, or decree of any court, arbitrator, or Governmental Authority applicable to any of the Stockholders, or their respective properties or assets.

                  (iii) There is no requirement applicable to any Stockholder to obtain any consent of, or to make or effect any declaration, filing, or registration with, any Governmental Authority for the valid execution and delivery by each Stockholder of this Agreement, the due performance by each of them of their respective obligations hereunder, or the lawful consummation by each of them of the transactions contemplated hereby, except for any filings required to be made by any Stockholder in connection with this Agreement pursuant to Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

                  (iv) As of the date hereof, each Stockholder is the record owner of the number of Existing Shares set forth opposite the name of such Stockholder on Exhibit A and presently has, and following the execution and delivery of the Merger Agreement by the parties thereto, will continue to have, the power and right to vote all of the Existing Shares, including, but not limited to, in each case, the power and right to vote all of the Existing Shares with respect to the proposals to be presented at the Parent Stockholders' Meeting relating to the issuance of the shares of Universal Common Stock in connection with the Merger, except as the right to vote shares subject to the Voting Arrangements may expire upon the transfer thereof. Nothing herein shall restrict the right of any Stockholder to transfer any Voting Shares so long as the transferee agrees to be bound by the terms of this Agreement and executes and delivers a copy of this Agreement as a condition to such transfer. The Existing Shares set forth opposite the name of the Stockholder on such exhibit are the only shares of capital stock or voting securities of Universal of which the Stockholder is the record owner. Except as described on Exhibit A, the Shares held of record by each Stockholder are, or, if acquired after the date hereof, will be, owned by the Stockholder free and clear of all liens, claims, charges, and encumbrances, except for those provided for under the express terms of this Agreement, the Voting Arrangements, and the Merger Agreement. The Stockholders have not entered into any voting trust or other agreement with respect to any of the Shares other than the Voting Arrangements and this Agreement and has not appointed or granted any proxy, unless such appointment or grant is no longer effective, with respect to any of the Shares.

                  (v) The Voting Agreements and the Voting Trust have been duly authorized, executed, and delivered by each of the Stockholders that is a party thereto and constitute valid and binding obligations of each such Stockholder, enforceable against each of them in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (vi) There is no suit, action, investigation, or proceeding pending or, to the knowledge of any of the Stockholders, threatened against any Stockholder at law or in equity before or by any Governmental Authority that could impair the ability of any Stockholder to perform its obligations hereunder on a timely basis, and there is no agreement, commitment or, to the Knowledge of such Stockholder, law to which any Stockholder is subject that could impair the ability of any Stockholder to perform its obligations hereunder on a timely basis.

         (b) Universal hereby represents and warrants to WEUS and further covenants as follows:

                  (i) Universal has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Universal and constitutes a legal, valid, and binding obligation of Universal, enforceable against Universal in accordance with the terms hereof subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application with respect to creditors, (y) general principles of equity, and (z) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (ii) The execution and delivery by Universal of this Agreement, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated hereby will not (i) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, contract, or other instrument or document to which Universal is a party or by which its properties or assets are bound or (ii) conflict with, or result in any violation of, any law, ordinance, statute, rule, or regulation of any Governmental Authority or of any order, writ, injunction, judgment, or decree of any court, arbitrator, or Governmental Authority applicable to Universal or its properties or assets.

                  (iii) There is no requirement applicable to Universal to obtain any consent of, or to make or effect any declaration, filing, or registration with, any Governmental Authority for the valid execution and delivery by Universal of this Agreement, the due performance by it of its obligations hereunder, or the lawful consummation by it of the transactions contemplated hereby.

                  (iv) All of the Existing Shares have been duly authorized and validly issued and are fully paid and non-assessable.

                  (v) Universal will not, and will cause its stock transfer agent not to, register the transfer of any of the Shares of the Stockholders on the stock transfer ledger of Universal at any time prior to the termination of this Agreement pursuant to Section 14 unless the transferee agrees to be bound by the terms of this Agreement and executes and delivers a copy of this Agreement as a condition to such transfer.

         SECTION 6. No Encumbrances on or Transfer of Shares. Except pursuant to the terms of this Agreement or the Merger Agreement, for so long as this Agreement remains in effect, none of the Stockholders shall directly or indirectly sell, convey, or transfer record or beneficial ownership of any Shares, including the right to vote, cause the voting of, or influence the manner in which are voted, the Voting Shares, by any means whatsoever to any person or entity, without the prior written consent of WEUS unless such transferee agrees to be bound by the terms hereof and executes and delivers this agreement to WEUS. Without limiting the generality of the foregoing, for so long as this Agreement remains in effect, none of the Stockholders shall, directly or indirectly, (i) except pursuant to the terms of this Agreement, grant any proxy or enter into any voting trust or other agreement or arrangement with respect to the Shares or (ii) except pursuant to the terms of the Merger Agreement and unless such transferee agrees to be bound by the terms hereof and executes and delivers this agreement to WEUS, sell, assign, transfer, encumber, or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, or other disposition of, any Shares, in each case without the prior written consent of WEUS. If requested by WEUS, the Stockholders shall cause an appropriate legend referring to the restrictions provided for in this Section 6 to be placed on the certificates evidencing the Shares.

         SECTION 7. No Solicitation. For so long as this Agreement remains in effect, and subject to Section 14 hereof, none of the Stockholders shall, and none of them shall permit any affiliates or, if applicable, any director, officer, employee, consultant, agent, advisor, or representative of any of them or any of their affiliates to, take or participate in any actions that, if taken by Universal, would be prohibited under the terms of Section 6.13 of the Merger Agreement.

         SECTION 8. Additional Shares. For so long as this Agreement remains in effect, each Stockholder shall notify WEUS promptly of the number of any additional shares of Universal Common Stock and the number and type of any other Shares acquired by such Stockholder, if any, after the date hereof.

         SECTION 9. Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements, or restrictions of any kind to which it is a party or by which it is or may be bound, in order to effectuate the transactions contemplated by this Agreement, to obtain all necessary waivers, consents, and approvals from, and effect all necessary registrations and filings with, any Governmental Authority, and to rectify any event or circumstances which could impede the effectuation of the transactions contemplated hereby; provided, however, that Universal shall only be required to use its reasonable best efforts to take such actions or do such things in pursuant to Section 5(b)(v) hereof.

         SECTION 10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

         SECTION 11. Severability. If any provision contained herein shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of any such provision in every other respect and the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, such term or provision shall be modified, without any further action by any of the parties, so as to effect the original intent of the parties as closely as possible in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         SECTION 12. Expenses. All fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

         SECTION 13. Further Assurances. Each Stockholder shall execute and deliver, or cause to be executed and delivered, at the expense of WEUS, all such other and further documents and instruments and take all such further actions as may be reasonably necessary in order to effectuate the transactions contemplated by this Agreement.

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         SECTION 14. Action in Stockholder Capacity Only. It is expressly understood and agreed that each Stockholder makes no agreement or understanding under this Agreement in its, his or her capacity as a director of Universal. Each Stockholder is entering into this Agreement solely in its, his or her capacity as a record and beneficial owner of Shares, and nothing contained herein shall limit or affect, or impose any obligations with respect to, any actions taken by the Stockholder in its, his or her capacity as a director of Universal.

         SECTION 15. Termination. This Agreement shall terminate and be of no further force or effect (a) by the written mutual consent of all the parties hereto or (b) automatically and without any required action by the parties on the earliest of (i) the Effective Time of the Merger, (ii) the date upon which the Merger Agreement has been terminated, or (iii) April 1, 2001. In addition, any Stockholder may terminate this Agreement if Weatherford, WEUS, or the Company breaches any representation, warranty, covenant or other agreement contained in the Merger Agreement that (A) would give rise to the failure of Weatherford, WEUS, or the Company to satisfy any condition set forth in Section 8.2(a) thereof, and (B) cannot be or has not been cured within 45 days after the giving of written notice to Weatherford, WEUS, or the Company of such breach (a "Material Breach") (provided that such Stockholder is not then in breach in any material respect of any obligation, covenant, or other agreement contained in this Agreement or in Material Breach of any representation or warranty contained in this Agreement. If, however, the Parent Stockholders' Meeting is scheduled to occur after the giving of notice of a Material Breach but before (i) the determination that such breach cannot be cured or (ii) expiration of the 45-day cure period, as applicable (the dates in (i) and (ii), the "Cure Deadline"), if necessary Universal will adjourn the Parent Stockholders' Meeting for such time as may be necessary so that such meeting shall not occur prior to the applicable Cure Deadline.

         SECTION 16. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex, or facsimile transmission to (i) in the case of WEUS, the address set forth in Section 12.5 of the Merger Agreement and (ii) in the case of each Stockholder, the address set forth in Exhibit A hereto (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 16). All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 16 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails, and (c) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate answerback or confirmation.

         SECTION 17. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege granted hereunder.

         SECTION 18. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

         SECTION 19. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits, or remedies of any kind or character on any other person under or by reason of this Agreement). No party may delegate any of its obligations or assign or otherwise transfer any its rights under this Agreement without the prior written consent of each of the other parties. Any attempted or purported assignment, delegation, or other transfer by any party in violation of this Section 19 shall be null and void.

         SECTION 20. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any of the Stockholders in accordance with the terms hereof. Accordingly, the parties agree that WEUS shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

         SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                             WEUS Holdings, Inc.


                                   By: /s/ CURTIS W. HUFF
                                      --------------------------------
                                   Name:   Curtis W. Huff
                                   Title:  Executive Vice President

                             Universal Compression Holdings, Inc.


                                   By: /s/ ERNIE L. DANNER
                                      --------------------------------
                                   Name:   Ernie L. Danner
                                   Title:  Executive Vice President

                             Castle Harlan Partners III, LP
                                   By: Castle Harlan Associates, III,
                                       L.P., as its general partner


                                   By: /s/ JOHN K. CASTLE
                                      --------------------------------
                                   Name:   John K. Castle
                                   Title:

                             Castle Harlan Offshore Partners III, LP
                                   By: Castle Harlan Associates, III,
                                       L.P., as its general partner


                                   By: /s/ JOHN K. CASTLE
                                      --------------------------------
                                   Name:   John K. Castle
                                   Title:

                             Castle Harlan Affiliates, L.P.
                                   By: Castle Harlan Associates, III,
                                       L.P., as its general partner


                                   By: /s/ JOHN K. CASTLE
                                      --------------------------------
                                   Name:   John K. Castle
                                   Title:

                             Castle Harlan Associates III, L.P.


                                   By: /s/ JOHN K. CASTLE
                                      --------------------------------
                                   Name:   John K. Castle
                                   Title:

                             John K. Castle


                                   By: /s/ JOHN K. CASTLE
                                      -----------------------------------------
                                       In his capacity as Trustee for the First
                                       Voting Trust and the Second Voting Trust

                             /s/ JOHN K. CASTLE
                             ----------------------------
                             John K. Castle, individually

                                                                       EXHIBIT A

                                 EXISTING SHARES
                            OWNED BY THE STOCKHOLDERS

                                              NUMBER        NUMBER OF SHARES         NAME AND
                NAME AND ADDRESS            OF SHARES            PLEDGED        ADDRESS OF PLEDGEE
                ----------------            ---------      ----------------     ------------------
STOCKHOLDERS:

Castle Harlan Partners III, L.P.            2,936,718           2,936,718       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Castle Harlan Offshore Partners III, L.P.      48,142              48,142       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Castle Harlan Affiliates III, L.P.             49,079              49,079       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

John K. Castle                                 90,909              90,909       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155


VOTING TRUST:

Branford Castle Holding, Inc.                  19,449              19,449       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Frogmore Forum Family Fund, LLC                11,177              11,177       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Samuel Urcis                                   80,417              80,417       WEUS Holding, Inc.
1160 Marilyn Drive                                                              515 Post Oak Park, Suite 600
Beverly Hills, CA 90210                                                         Houston, Texas  77027-3415

William M. Pruellage                              167                 167       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

                                              NUMBER        NUMBER OF SHARES         NAME AND
                NAME AND ADDRESS             OF SHARES           PLEDGED        ADDRESS OF PLEDGEE
                ----------------             ---------      ----------------    ------------------
Howard Weiss                                    1,337               1,337       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Marc A. Weiss 1994 Trust                          334                 334       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Michael D. Weiss 1994 Trust                       334                 334       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

William J. Lovejoy                                334                 334       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Marcel Fournier                                 1,337               1,337       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Jeffrey M. Siegal                               3,344               3,344       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

David H. Chow                                  10,035               10,035      WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

Sylvia B. Rosen                                   334                 334       WEUS Holding, Inc.
c/o Castle Harlan, Inc.                                                         515 Post Oak Park, Suite 600
150 East 58th Street, 37th Floor                                                Houston, Texas  77027-3415
New York, NY  10155

John Peter Laborde                             33,453              33,453       WEUS Holding, Inc.
601 Poydras Street, Suite 1637                                                  515 Post Oak Park, Suite 600
New Orleans, LA  70136                                                          Houston, Texas  77027-3415

John Tracy Laborde                              6,689               6,689       WEUS Holding, Inc.
c/o John Peter Laborde                                                          515 Post Oak Park, Suite 600
601 Poydras Street, Suite 1637                                                  Houston, Texas  77027-3415
New Orleans, LA  70136

                                              NUMBER        NUMBER OF SHARES         NAME AND
                NAME AND ADDRESS             OF SHARES           PLEDGED        ADDRESS OF PLEDGEE
                ----------------             ---------      ----------------    ------------------
Cliffe Floyd Laborde                            6,689               6,689       WEUS Holding, Inc.
c/o John Peter Laborde                                                          515 Post Oak Park, Suite 600
601 Poydras Street, Suite 1637                                                  Houston, Texas  77027-3415
New Orleans, LA  70136

Gary Lee Laborde                                6,689               6,689       WEUS Holding, Inc.
c/o John Peter Laborde                                                          515 Post Oak Park, Suite 600
601 Poydras Street, Suite 1637                                                  Houston, Texas  77027-3415
New Orleans, LA  70136

John Peter Laborde, Jr.                         6,689               6,689       WEUS Holding, Inc.
c/o John Peter Laborde                                                          515 Post Oak Park, Suite 600
601 Poydras Street, Suite 1637                                                  Houston, Texas  77027-3415
New Orleans, LA  70136

Marion Adrianne Laborde Parsons                 6,689               6,689       WEUS Holding, Inc.
c/o John Peter Laborde                                                          515 Post Oak Park, Suite 600
601 Poydras Street, Suite 1637                                                  Houston, Texas  77027-3415
New Orleans, LA  70136


VOTING AGREEMENT:

Bell Atlantic Master Trust                    535,269             535,269       WEUS Holding, Inc.
c/o Bell Atlantic Management Company                                            515 Post Oak Park, Suite 600
200 Park Avenue                                                                 Houston, Texas  77027-3415
New York, NY  10166

  Mellon Bank, N.A.
  Trustee of Bell Atlantic Master Trust
  One Mellon Bank Center
  Pittsburgh, PA  15248-0001

First Union Capital Partners, Inc.            535,269             535,269       WEUS Holding, Inc.
One First Union Center                                                          515 Post Oak Park, Suite 600
301 South College Street, 5th Floor                                             Houston, Texas  77027-3415
Charlotte, NC  28288-0732

DB Capital Partners SBIC, L.P.                535,269             535,269       WEUS Holding, Inc.
Mail Stop 2255                                                                  515 Post Oak Park, Suite 600
130 Liberty Street                                                              Houston, Texas  77027-3415
New York, NY  10006

                                              NUMBER        NUMBER OF SHARES         NAME AND
                NAME AND ADDRESS             OF SHARES           PLEDGED        ADDRESS OF PLEDGEE
                ----------------             ---------      ----------------    ------------------
Du Pont Pension Trust                         535,269             535,269       WEUS Holding, Inc.
c/o Du Pont Capital Management Corp.                                            515 Post Oak Park, Suite 600
Delaware Corporate Center                                                       Houston, Texas  77027-3415
One Righter Parkway
Wilmington, DE  19803

Brown University Third Century Fund            33,453              33,453       WEUS Holding, Inc.
Attn:  Christopher Longee                                                       515 Post Oak Park, Suite 600
164 Angell Street                                                                       Houston, Texas  77027-3415
Box C
Providence, RI  02912

         Grand Total:                       5,494,874           5,494,874

                                   [ANNEX D]

                          REGISTRATION RIGHTS AGREEMENT

         This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of _____________, ____, is by and between WEUS Holding, Inc. ("WEUS") and Universal Compression Holdings, Inc., a Delaware corporation ("Parent"). Certain capitalized terms used herein are defined in Section 6 below. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Merger Agreement (as hereinafter defined).

                                    RECITALS:

         WHEREAS, Weatherford International, Inc., a Delaware corporation and the parent of WEUS ("Weatherford"), WEUS, Enterra Compression Company, a Delaware corporation and a wholly owned subsidiary of WEUS (the "Company"), Parent and Universal Compression, Inc., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated as of October 23, 2000 (the "Merger Agreement"), that provides, subject to the terms and conditions thereof, for the merger (the "Merger") of the Company with and into Merger Subsidiary;

         WHEREAS, as consideration to be paid in the Merger, WEUS will acquire 13,750,000 shares (the "Acquired Shares") of Common Stock, par value $.01 per share, of Parent (the "Common Stock"); and

         WHEREAS, in order to induce Weatherford and WEUS to enter into the Merger Agreement, Parent has agreed to provide certain registration rights on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         Section 1. Registration Under The Securities Act.

         1.1 Demand Registrations.

                  (a) Requests for Registration. Subject to Section 1.1(b) hereof, WEUS may at any time request registration under the Securities Act of all or any portion of its Registrable Securities on Form S-l or, if available, on Form S-2 or S-3, or any similar short-form registration. All registrations requested pursuant to this Section l.1(a) are referred to herein as "Demand Registrations." Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered; provided, however, that a request for an offering shall not qualify for a Demand Registration unless the market value of the Registrable Securities to be included is at least $5 million in the case of a non-underwritten offering and $20 million in the case of an underwritten offering. Following receipt of the request from WEUS for a Demand Registration, Parent will file a registration statement on the appropriate form to cover the Registrable Securities to be included.

                  (b) Determination of Demand Registration. WEUS shall be entitled to receive three Demand Registrations. A registration shall not count as one of the Demand Registrations until it has become effective (unless such Demand Registration has not become effective due solely to the fault of WEUS), and unless at least 75% of the Registrable Securities requested to be included in such registration are registered; provided, however, that if, after such registration has become effective, the offering of the Registrable Securities included therein is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission (the "SEC") or other governmental agency or court, such registration will be deemed not to have been effective (and it shall not count as one of the three Demand Registrations); and provided further that in any event Parent shall pay all Registration Expenses in connection with any registration initiated as a Demand Registration whether or not it has become effective.

                  (c) Priority on Demand Registrations. Parent shall not include in any Demand Registration any securities other than the Registrable Securities without the prior written consent of WEUS. If a Demand Registration is an underwritten offering and the managing underwriters advise Parent and WEUS in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, Parent shall include in such registration prior to the inclusion of any securities which are not Registrable Securities such Registrable Securities requested to be included by WEUS which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering.

                  (d) Restrictions on Demand Registrations. Parent shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration. Parent may postpone for up to 180 consecutive days in any two-year period the filing or the effectiveness of a registration statement for a Demand Registration if Parent determines that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by Parent or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization, or similar transaction; provided that in such event, WEUS shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and Parent shall pay all Registration Expenses in connection with such registration.

                  (e) Selection of Underwriters. WEUS shall select the investment banker(s) and manager(s) to administer each Demand Registration, which banker(s) or manager(s), to the extent that Parent will sell securities therein, shall be subject to the reasonable approval of Parent.

         1.2.     Piggyback Registrations.

                  (a) Right to Piggyback. Whenever Parent proposes to register any of its securities under the Securities Act (whether or not such registration relates to a primary offering of securities by Parent or a secondary sale of securities by a selling securityholder) and the registration form to be used may be used for the registration of Registrable Securities (a

"Piggyback Registration"), Parent shall give prompt written notice to WEUS of its intention to effect such a registration and shall include, subject to Sections 1.2(b) and 1.2(c), in such registration all Registrable Securities with respect to which Parent has received a written request for inclusion therein within twenty (20) days after Parent's notice, provided that the foregoing shall not apply to a registration on Form S-4 or S-8 or an effective registration statement as of the date of this Agreement.

                  (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of Parent, and the managing underwriters advise Parent and WEUS in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, Parent shall include in such registration (i) first, the securities Parent proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata with holders entitled to registration rights under the Registration Rights Agreement, dated as of February 20, 1998, by and among Parent, Castle Harlan Partners III, L.P. and the other persons or entities signatory thereto, and
(iii) third, other securities requested to be included in such registration, pro rata among other holders of such securities.

                  (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders (other than WEUS) of Parent securities, and the managing underwriters advise Parent and WEUS in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, Parent shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration,
(ii) second, the securities Parent proposes to sell, (iii) third, the Registrable Securities requested to be included in such registration, pro rata with holders entitled to registration rights under the Registration Rights Agreement, dated as of February 20, 1998, by and among Parent, Castle Harlan Partners III, L.P. and the other persons or entities signatory thereto, and (iv) fourth, other securities requested to be included in such registration, pro rata among other holders of such securities.

                  (d) Selection of Underwriters. Parent shall select the investment banker(s) and manager(s) to administer each Piggyback Registration.

         1.3 Registration Procedures. Whenever WEUS has requested that any Registrable Securities be registered pursuant to this Agreement, Parent shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto Parent shall as expeditiously as possible:

                  (a) promptly prepare and file with the SEC a registration statement with respect to such Registrable Securities (and any amendment, including any post-effective amendment, to such registration statement Parent deems to be necessary) and use its reasonable best efforts to cause such registration statement to become effective and to comply with the provisions of the Securities Act applicable to it (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, Parent shall furnish to counsel for WEUS copies of all such documents proposed to be filed so as to provide WEUS and its counsel a reasonable opportunity to review and comment on such documents, and such documents shall be subject to the review and comment of WEUS and its counsel);

                  (b) furnish to WEUS such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as WEUS may reasonably request in order to facilitate the disposition of the Registrable Securities owned by WEUS (including, without limitation, the documentation referred to in Section 1.3(o) below);

                  (c) make such filings of the preliminary and final prospectus, and any amended or supplemented prospectus, as may be required under Rule 424 and keep the registration statement with respect to such Registrable Securities continuously effective in order to permit the prospectus forming a part thereof to be usable for the offer and sale of the Registrable Securities for a period of time not less than the earlier of: (i) 180 days after the date such registration statement is declared effective; and (ii) the date that all of the Registrable Securities covered by such registration statement have been sold pursuant to such registration statement;

                  (d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as WEUS (or any other holder whose securities are undivided in a registration statement on which Registrable Securities are requested) reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable WEUS to consummate the disposition in such jurisdictions of the Registrable Securities owned by WEUS (provided that Parent shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

                  (e) notify WEUS and any underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act
(i) when a registration statement or any post-effective amendment has become effective under the Securities Act, (ii) of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of WEUS, Parent shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any of the Registrable Securities included in such registration statement for sale in any jurisdiction;

                  (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Parent are then listed and, if not so listed, to be listed on a securities exchange or on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its reasonable best efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities;

                  (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

                  (h) enter into such customary agreements (including underwriting agreements in customary form and with customary provisions relating to indemnification from Parent and WEUS) and take all such other actions as WEUS or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

                  (i) make available for inspection by WEUS, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by WEUS or any such underwriter, all financial and other records, pertinent corporate documents, and properties of Parent, and cause Parent's officers, directors, employees, and independent accountants to supply all information reasonably requested by WEUS and any such underwriter, attorney, accountant, or agent in connection with such registration statement;

                  (j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of Parent's first full fiscal quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                  (k) permit WEUS, if WEUS is an underwriter or controlling person of Parent, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to Parent in writing, which in the reasonable judgment of WEUS and its counsel should be included;
                  (l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, Parent shall use its reasonable best efforts promptly to obtain the withdrawal of such order and shall prepare and file an amended or supplemented prospectus, if required;

                  (m) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable WEUS and the underwriters, if any to consummate the disposition of such Registrable Securities;

                  (n) obtain a cold comfort letter addressed to Parent, WEUS, and the underwriters from Parent's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

                  (o) use reasonable efforts to cause certificates for the Registrable Securities covered by such registration statement to be delivered by WEUS to the underwriters in such denominations and registered in such names as the underwriters may request; and

                  (p) in the case of a Demand Registration which is an underwritten offering, participate in customary "roadshow" and similar marketing presentations as reasonably requested by the underwriters.

         Section 2. Holdback Agreements.

         2.1 WEUS hereby agrees to not effect any public sale or distribution (including sales pursuant to Rule 144 other than Rule 144(k)) of equity securities of Parent, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten registered public offering of equity securities of Parent or securities convertible or exchangeable into or exercisable for equity securities of Parent (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree, and WEUS will deliver an undertaking to the managing underwriters (if requested) consistent with this covenant. WEUS shall not be obligated to comply the provisions of this Section 2.1 more than two times in any 12-month period.

         2.2 Parent (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4 or S-8 or any successor forms), unless the underwriters managing the registered public offering otherwise agree, and (ii) shall use reasonable efforts to cause each holder of at least 5% of the outstanding Common Stock purchased from Parent at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144 other than Rule 144(k)) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree. Parent shall not be obligated to comply the provisions of this
Section 2.2 more than two times in any 12-month period.

         Section 3. Registration Expenses.

         3.1 All Registration Expenses shall be borne by Parent. Also, Parent shall be responsible for its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual or special audit or quarterly review, the expense of any liability insurance, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Parent are then listed or on the NASD automated quotation system.

         3.2 In connection with each Demand Registration and each Piggyback Registration, Parent shall reimburse WEUS for the reasonable fees and disbursements of its counsel.




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         Section 4. Indemnification.

         4.1 Parent agrees to indemnify, to the extent permitted by law, WEUS, its officers and directors and each Person who controls WEUS (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Parent by WEUS expressly for use therein or by WEUS's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished WEUS with a sufficient number of copies of the same. In connection with an underwritten offering, Parent shall indemnify the underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of WEUS.

         4.2 In connection with any registration statement in which WEUS is participating, WEUS shall furnish to Parent in writing such information as Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify Parent, its directors and officers, and each Person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, or preliminary prospectus, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any information or affidavit so furnished in writing by WEUS contains such untrue statement or omits a material fact required to be stated therein necessary to make the statements therein not misleading; provided that the obligation to indemnify shall be limited to the net amount of proceeds received by WEUS from the sale of Registrable Securities pursuant to such registration statement.

         4.3 Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

         4.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and shall survive the transfer of securities. If the indemnification provided under
Section 4.1 or Section 4.2 this Agreement (other than as it relates to underwriters) is for any reason unavailable to, or insufficient to hold harmless, an indemnified party, then each indemnifying party shall contribute to the amount paid or payable to the indemnified party or parties an amount that is proportionate to reflect the relative fault of such indemnifying party on the one hand and the indemnified party or parties on the other.

         Section 5. Participation in Underwritten Registrations.

         No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person's securities on the basis provided in any customary underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (which shall be on the same terms for all holders of securities participating in such registration) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents customarily required under the terms of such underwriting arrangements.

         Section 6. Definitions.

         "Person" means any individual, firm, partnership, corporation, trust, joint venture, limited liability company, association, joint stock company, unincorporated organization, or any other entity or organization, including a governmental entity or any department, agency, or political subdivision thereof.

         "Public Sale" means any sale of equity interests of Parent to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer, or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

         "Registrable Securities" means (i) the Acquired Shares, (ii) any other shares of Common Stock issued as a dividend or other distribution on or as a result of a subdivision, combination, or reclassification of any such shares of Common Stock; (iii) any other shares of Common Stock acquired by WEUS at any time; and (iv) any Common Stock issued to WEUS in any merger, consolidation, or business combination involving Parent.

         "Registration Expenses" means all expenses incident to Parent's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, fees with respect to filings required to be made with the NASD, roadshow expenses, printing expenses, messenger and delivery and mailing expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Parent and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by Parent, and such other expenses payable by Parent as provided herein.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any successor statute.

         "Subsidiary" means, with respect to any Person, any company, partnership, limited liability company, association, or other business entity of which at the time of such determination (i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association, or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association, or other business entity gains or losses or shall be or control any managing director or general partner of such partnership, limited liability company, association, or other business entity.

         Section 7.        Miscellaneous.

         7.1 No Inconsistent Agreements. Parent shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to WEUS in this Agreement. Parent shall also not grant more favorable registration rights to any party than those granted to WEUS in this Agreement. At the date hereof, Parent is not party to any registration rights agreement (other than this Agreement and the Registration Rights Agreement, dated February 28, 2000, among Parent and the co-investors party thereto, and the accessions to such agreement by Messrs. Banner and Fitzgerald and the Registration Agreement, dated September 15, 2000, among Parent, The Reuben James Helton Trust dated January 24, 2000, and Michael Pahl) relating to the capital stock of Parent.

         7.2 Adjustments Affecting Registrable Securities. Parent shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of WEUS to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including, without, effecting a stock split or a combination of shares).

         7.3 Specific Performance. The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the non-breaching parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the Supreme Court of the State of Texas or the United States District Court for the Southern District of Texas, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

         7.4 Amendments and Waivers. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No modification, amendment, or waiver of any provision of this Agreement shall be effective against Parent or WEUS except by a written agreement signed by Parent and WEUS.

         7.5 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not including, without limitation, any Person which is the successor to Parent or an affiliate of WEUS, it being understood that WEUS shall have the right to assign any of its rights in whole or in part, hereunder to any Person.

         7.6 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign federal, state, county, or local government or any other governmental, regulatory, or administrative agency or authority to be invalid, void, unenforceable, or against public policy for any reason, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         7.7 Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         7.9 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

         7.10 Governing Law; Consent of Jurisdiction; Waiver of Jury Trial. This Registration Rights Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law or choice of law, except to the extent that the laws of Delaware regulate Parent's issuance of securities. The parties hereto hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Registration Rights Agreement shall be litigated only in the Supreme Court of the State of Texas or the United States District Court for the Southern District of Texas. To the extent permitted by applicable law, the parties hereto consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to such party at its address set forth in this Registration Rights Agreement (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under



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


the rules of said courts. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Registration Rights Agreement.

         7.11 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied with confirmed receipt, sent by certified, registered, or express mail, postage prepaid, or sent by a national next-day delivery service. Such notice or other communication shall be sent to WEUS at the address indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party and shall be deemed given when so delivered personally or telecopied, or if mailed, 5 days after the date of mailing, or, if by national next-day delivery service, on the day after delivery to such service.

         IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the day and year first above written.


                                  WEUS HOLDING, INC.


                                  By:
                                     ----------------------------------------
                                        Name:
                                        Title:
                                        Address: 515 Post Oak Park, Suite 600
                                                 Houston, Texas 77027
                                                 Attn:  Curtis W. Huff


                                  UNIVERSAL COMPRESSION HOLDINGS, INC.


                                  By:
                                     ----------------------------------------
                                        Name:
                                        Title:
                                        Address: 4430 Brittmoore Road
                                                 Houston, Texas 77041
                                                 Attn:  Ernie L. Danner

                                   [ANNEX E]

                                VOTING AGREEMENT


         This VOTING AGREEMENT (the "Agreement"), dated as of _______________, 2000, is among Weatherford International, Inc., a Delaware corporation ("Weatherford"), WEUS Holding, Inc., a Delaware corporation (the "Stockholder"), and Universal Compression Holdings, Inc., a Delaware corporation ("Universal").

                                   WITNESSETH:

         WHEREAS, as a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated October 23, 2000 (the "Merger Agreement"), pursuant to which Enterra Compression Company, a Delaware corporation, will be merged with and into Universal Compression, Inc., a Texas corporation and a wholly owned subsidiary of Universal ("UCI"), Stockholder (directly or through one or more of its affiliates) owns 13,750,000 shares of common stock, par value $0.01 per share ("Common Stock"), of Universal issued pursuant to the Merger Agreement (the "Acquired Shares"); and

         WHEREAS, in order to induce Universal and UCI to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Weatherford and the Stockholder agreed to enter into this Agreement relating to the manner in which the Stockholder will vote certain shares of Common Stock owned by it.

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Defined Terms.

         (a) As used herein, the terms set forth below shall have the following respective meanings:

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "beneficial owner" has the meaning set forth in Rule 13d-3 under the 1934 Act, and the term "beneficial ownership" shall have a correlative meaning.

         "Castle Harlan" means Castle Harlan, Inc., Castle Harlan Partners III, L.P., Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P. and their affiliates, including without limitation any voting trusts for which John K. Castle serves as trustee or voting agreements pursuant to which other stockholders of the Company are obligated to vote their shares of Common Stock as voted by Mr. Castle or any of the foregoing persons or entities.

         "Public Shares" means, with respect to any record date, all issued and outstanding shares of Common Stock on such record date, other than shares directly or indirectly beneficially owned by Castle Harlan (including any shares subject to voting trusts, voting agreements or similar agreements to which Castle Harlan or any of its affiliates is a party or of which any of them is a beneficiary) and other than shares directly or indirectly beneficially owned by Weatherford, the Stockholder, or Weatherford's subsidiaries.

         "Voting Shares" means, as of any record date, all shares of Common Stock in excess of 33 1/3% of the total shares of Common Stock issued and outstanding (excluding any shares of Common Stock owned by any subsidiary of Universal) as of such record date that the Stockholder has the right to vote, direct the vote of, or cause in any manner the voting of.

         (b) Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

         SECTION 2. Agreement to Vote. For so long as this Agreement remains in effect (the "Term"), the Stockholder shall, and Weatherford shall cause the Stockholder to, on each matter presented for a vote at any duly convened meeting of the stockholders of Universal, and in any action by written consent of the stockholders of Universal in lieu of a meeting, vote the Voting Shares in the same proportions as the Public Shares are voted. Certificates representing shares of Common Stock that are covered by this Agreement will bear an appropriate legend to reflect the existence of this Agreement.

         SECTION 3. Proxy. If requested by Universal, the Stockholder shall, and Weatherford shall cause the Stockholder to, execute and deliver a proxy (in a form to be mutually agreed upon by Parent and the Stockholder) in favor of Universal with respect to the Voting Shares in connection with each stockholders' meeting or action by written consent.

         SECTION 4. Representations and Warranties.

         (a) The Stockholder and Weatherford hereby represent and warrant to Universal as follows:

                  (i) The Stockholder and Weatherford have all necessary power and authority to enter into and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and Weatherford and constitutes a legal, valid, and binding obligation of the Stockholder and Weatherford, enforceable against each of them in accordance with the terms hereof.

                  (ii) The execution and delivery by the Stockholder and Weatherford of this Agreement, the performance by each of them of their obligations hereunder, and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, contract, or other instrument or document to which the Stockholder or Weatherford is a party or by which their respective properties or assets are bound or (ii) conflict with, or result in any violation of, any law, ordinance, statute, rule, or regulation of any Governmental Authority (as defined in the Merger Agreement) or of any order, writ, injunction, judgment, or decree of any court, arbitrator, or Governmental Authority applicable to the Stockholder or Weatherford or their respective properties or assets.

                  (iii) There is no requirement applicable to the Stockholder or Weatherford to obtain any consent of, or to make or effect any declaration, filing, or registration with, any Governmental Authority for the valid execution and delivery by the Stockholder and Weatherford of this Agreement, the due performance by them of their obligations hereunder, or the lawful consummation by them of the transactions contemplated hereby, except for any filings required to be made by the Stockholder and Weatherford in connection with this Agreement pursuant to Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

                  (iv) As of the date hereof, the Stockholder is the record or beneficial owner of 13,750,000 shares of Common Stock and has the power and right to vote all of such shares. Neither the Stockholder nor Weatherford has entered into any voting trust or other voting agreement with respect to any of the Voting Shares other than this Agreement and the Registration Rights Agreement and neither of them has appointed or granted any proxy with respect to any of the Voting Shares.

                  (v) There is no suit, action, investigation, or proceeding pending or, to the knowledge of the Stockholder or Weatherford, threatened against the Stockholder or Weatherford, at law or in equity, before or by any Governmental Authority that could impair the ability of the Stockholder or Weatherford to perform their obligations hereunder on a timely basis, and there is no agreement, commitment, or law to which the Stockholder or Weatherford is subject that could impair the ability of the Stockholder or Weatherford to perform their respective obligations hereunder on a timely basis.

         (b) Universal hereby represents and warrants to the Stockholder and Weatherford as follows:

                  (i) Universal has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Universal and constitutes a legal, valid, and binding obligation of Universal, enforceable against Universal in accordance with the terms hereof.

                  (ii) The execution and delivery by Universal of this Agreement, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated hereby will not (i) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any material note, bond, mortgage, indenture, lease, franchise, permit, license, contract, or other instrument or document to which Universal is a party or by which its properties or assets are bound or (ii) conflict with, or result in any violation of, any law, ordinance, statute, rule, or regulation of any Governmental Authority or of any order, writ, injunction, judgment, or decree of any court, arbitrator, or Governmental Authority applicable to Universal or its properties or assets.

                  (iii) There is no requirement applicable to Universal to obtain any consent of, or to make or effect any declaration, filing, or registration with, any Governmental Authority for the valid execution and delivery by Universal of this Agreement, the due performance by it of its obligations hereunder, or the lawful consummation by it of the transactions contemplated hereby.

         SECTION 5. Affliliates Bound. During the Term of this Agreement, if the Stockholder transfers any shares of Common Stock to a controlled affiliate of Weatherford, or any holding company or other successor to Weatherford (a "Weatherford Controlled Affiliate"), such Weatherford Controlled Affiliate (and any other subsequent transferee that is a Weatherford Controlled Affiliate) will agree to be bound by the terms of this Agreement as a condition to such transfer and any purported transfer to any such Person who does not agree by executing a counterpart to this Agreement shall be null and void and of no effect.

         SECTION 6. Information. During the Term of this Agreement, upon Universal's written request, the Stockholder shall, and Weatherford shall cause the Stockholder to, notify Universal of the number of shares of Common Stock then owned by the Stockholder as of such date, and Universal shall notify the Stockholder promptly after any fixing of any record date of the number of shares of Common Stock issued and outstanding with respect to such record date.

         SECTION 7. Reasonable Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements, or restrictions of any kind to which it is a party or by which it is or may be bound, in order to effectuate the provisions of this Agreement, to obtain all necessary waivers, consents, and approvals from, and effect all necessary registrations and filings with, any Governmental Authorities, and to rectify any event or circumstances which could impede the provisions hereof.

         SECTION 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

         SECTION 9. Severability. If any provision contained herein shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of any such provision in every other respect and the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, such term or provision shall be modified, without any further action by any of the parties, so as to effect the original intent of the parties as closely as possible in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         SECTION 10. Expenses. Unless otherwise provided herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the provisions hereof shall be borne and paid solely by the party incurring such fees and expenses.

         SECTION 11. Further Assurances. The Stockholder shall execute and deliver, or cause to be executed and delivered, at the expense of Universal, all such other and further documents and instruments and take all such further actions as may be reasonably necessary in order to effectuate the provisions of this Agreement.

         SECTION 12. Action in Stockholder Capacity Only. It is expressly understood and agreed that the Stockholder makes no agreement or understanding under this Agreement other than in the Stockholder's capacity as a stockholder of Universal. The Stockholder is entering into this Agreement solely in its capacity as a record and beneficial owner of Common Stock, and nothing contained herein shall limit or affect, or impose any obligations with respect to, any actions taken by the nominees of Stockholder or Weatherford who serve in the capacity of a director of Universal.

         SECTION 13. Termination. This Agreement shall terminate and be of no further force or effect (a) by the written mutual consent of all the parties hereto, (b) automatically and without any required action by the parties on the earlier of (i) the second anniversary of the Effective Time (as defined in the Merger Agreement) or (ii) that date that Castle Harlan, Inc., Castle Harlan Partners III, L.P., Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., and their affiliates collectively own less than 5% of the issued and outstanding Common Stock, or (c) on such earlier date that the Acquired Shares represent less than 33 1/3% of the then outstanding shares of Common Stock. The representations and warranties set forth in Section 3 and
Section 4 hereof shall not survive the termination of this Agreement.

         SECTION 14. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex, or facsimile transmission to the addresses set forth in Section
12.5 of the Merger Agreement (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 14). All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 14 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails, and (c) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate answerback or confirmation.

         SECTION 15. Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege granted hereunder.

         SECTION 16. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.

         SECTION 17. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits, or remedies of any kind or character on any other person under or by reason of this Agreement).

         SECTION 18. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with the terms hereof. Accordingly, the parties agree that Universal shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

         SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                   WEATHERFORD INTERNATIONAL, INC.


                                   By:
                                       -----------------------------------------
                                   Name:
                                   Its:


                                   WEUS HOLDING, INC.


                                   By:
                                       -----------------------------------------
                                   Name:
                                   Its:


                                   UNIVERSAL COMPRESSION HOLDINGS, INC.


                                   By:
                                       -----------------------------------------
                                   Name:
                                   Its:

                                    [Annex F]

                             AMENDMENT NUMBER THREE
                                     TO THE
                      UNIVERSAL COMPRESSION HOLDINGS, INC.
                          INCENTIVE STOCK OPTION PLAN

         WHEREAS, Universal Compression Holdings, Inc., a Delaware corporation (the "Corporation"), previously adopted the Universal Compression Holdings, Inc. Incentive Stock Option Plan (the "Plan");

         WHEREAS, Section 17 of the Plan reserves to the Corporation the right to amend the Plan by action of its Board of Directors (the "Board"); and

         WHEREAS, the Corporation desires to amend the Plan, subject to the approval of the shareholders of the Corporation, to increase the maximum aggregate number of shares available to be granted under the Plan.

         NOW, THEREFORE, pursuant to the power of amendment reserved in Section 17 of the Plan, the Board hereby amends Section 6 of the Plan in its entirety, as of the date of adoption of this Amendment to provide as follows:

                  6. Maximum Shares Available. The maximum aggregate number of shares available to be granted under the Plan is 3,012,421 shares of Common Stock, and such shares shall be reserved for Options granted under the Plan (subject to adjustment as provided in Section 10(h)).

         IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation certifies that the Board adopted this Amendment Number Three on _______________, 2000.


                                                   _____________________________
                                                   Name: _______________________
                                                   Title: ______________________

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ___________ __, ____

         I have received the Notice of Special Meeting of Shareholders and Proxy Statement dated ____________ ___, ____ of Universal Compression Holdings, Inc. and hereby appoint Stephen A. Snider, Ernie L. Danner and Richard W. FitzGerald, and each of them, as my proxies, with full power of substitution, to represent me at the Special Meeting of Shareholders of Universal Compression to be held on ___________ ___, ____ (and at any adjournments or postponements of the special meeting), and to vote all shares of common stock that I would be entitled to vote if I were personally present at the special meeting in the manner specified below (or, if I do not specify how to vote, to vote all of my shares "FOR" all proposals described below and to vote in the discretion of the proxies as to any other matters coming before the special meeting).

         Universal Compression Holdings, Inc. encourages all shareholders to vote their proxies. We now provide three convenient methods of voting:

1. PROXY CARD: Complete, sign, date and return the proxy card attached below in the enclosed envelope (no postage required); or

2. TELEPHONE: Call toll-free on a touch-tone phone ___-________, 7 days a week, 24 hours a day; or

3.       INTERNET: Log on the website http:// www._________.

         If you choose to vote via telephone or the Internet, you will be given instructions and asked to enter your control number, located on this Proxy Card. Telephone and Internet voting access will close at midnight, Houston time, on the day prior to the special meeting. IF YOU VOTE VIA TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

         If you choose not to vote by telephone or the Internet, please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS REFERRED TO BELOW.

         PROPOSAL 1.   PROPOSAL TO ISSUE 13,750,000 SHARES OF UNIVERSAL
                       COMPRESSION COMMON STOCK IN CONNECTION WITH THE
                       ACQUISITION OF WEATHERFORD GLOBAL COMPRESSION SERVICES
                       L.P. AND CERTAIN RELATED ENTITIES, AS DESCRIBED IN THE
                       PROXY STATEMENT.

                       [ ] FOR              [ ] AGAINST           [ ]   ABSTAIN

         PROPOSAL 2.   PROPOSAL TO AMEND UNIVERSAL COMPRESSION'S INCENTIVE
                       STOCK OPTION PLAN TO INCREASE BY 1,100,000 SHARES THE
                       NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE
                       UNDER THE PLAN TO A TOTAL OF 3,021,421 SHARES, AS
                       DESCRIBED IN THE PROXY STATEMENT.

                       [ ] FOR              [ ] AGAINST           [ ]   ABSTAIN

         In addition, I hereby authorize such proxies to vote my shares in their discretion as to any other matters that may come before the special meeting.

         IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES "FOR" ALL OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE MEETING.

Dated:                        ,
      -------------------- ---  ------    --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                                (Signature if held jointly)

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If signed by a partnership, please sign in the partnership name by authorized persons.